Registration Statement No. 333-

Filed June 29, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Riverview Financial Corporation

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	38-3917371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3901 North Front Street

Harrisburg, Pennsylvania 17110

(717) 957-2196

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kirk D. Fox

Chief Executive Officer

Riverview Financial Corporation

3901 North Front Street

Harrisburg, Pennsylvania 17110

(717) 957-2196

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Kimberly J. Decker, Esq. Barley Snyder LLP 126 East King Street Lancaster, PA 17602 (717) 299-5201	Marc P. Levy, Esq. Benjamin M. Azoff, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, D.C. 20015

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transaction described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging Growth Company ☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, no par value	4,134,056	$13.425	$55,499,701.80	$6,432.42

(1)	Based on the maximum number of shares of common stock of Riverview Financial Corporation (“Riverview Financial”) that may be issued in connection with the proposed merger of CBT Financial Corp. (“CBT Financial”) and Riverview Financial. In accordance with Rule 416, this Registration Statement shall also register any additional shares of Riverview Financial’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.
(2)	Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(1), on the basis of the average of the closing bid and asked price of the common stock of Riverview Financial on June 26, 2017 of $13.425 and based on a maximum of 1,445,474 shares of CBT Financial common stock to be exchanged in the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

Proxy Statement/Prospectus

PRELIMINARY—SUBJECT TO COMPLETION—DATED [●], 2017

Proxy Statement/ Prospectus

CBT FINANCIAL CORP.

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

[Meeting Date]

OTCPINK: CBTC

RIVERVIEW FINANCIAL CORPORATION

PROSPECTUS FOR UP TO 4,134,056 SHARES OF RIVERVIEW FINANCIAL CORPORATION COMMON STOCK OTCQX: RIVE

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On April 19, 2017, Riverview Financial Corporation, or Riverview Financial, and CBT Financial Corp., or CBT Financial, agreed to a merger of equals. The merger agreement provides for the merger of CBT Financial with and into Riverview Financial, with Riverview Financial surviving and for each of them to appoint eight directors to the Riverview Financial board of directors. If the merger is consummated, CBT Financial shareholders will own approximately 46% of the outstanding common stock of the combined companies. Before CBT Financial and Riverview Financial can complete the merger, the shareholders of CBT Financial must adopt the merger agreement. CBT Financial’s shareholders will vote to adopt the merger agreement, and on the other matters described below, at a special meeting of shareholders to be held on [Meeting Date]. If the merger is completed, CBT Financial’s shareholders will receive, for each share of CBT Financial common stock they own immediately prior to completion of the merger, 2.86 shares of Riverview Financial common stock, which we refer to as the exchange ratio. The merger has been structured to qualify as a tax-free reorganization. If the ratio of the average price of Riverview Financial’s common stock, as measured over the 10 trading day period ending on the trading day prior to the latest of (i) the date all regulatory approvals are received and all waiting periods have expired and (ii) the date on which CBT’s shareholders have approved the merger, is (a) less than 80% when compared to its price on April 19, 2017 and also (b) more than 20% less than the Average NASDAQ Bank Index Value measured over the same 10 day period compared to that value on April 19, 2017, CBT Financial’s board of directors may elect to terminate the merger agreement unless Riverview Financial increases the exchange ratio in an amount sufficient to cause at least one of the two financial termination measures to no longer be met. The closing price of Riverview Financial common stock on April 19, 2017 (the day before the announcement of the merger) was $11.90, and the closing price was $[●] on [LPD].

CBT Financial’s board of directors has determined that the combination of CBT Financial and Riverview Financial is advisable and in the best interests of CBT Financial based upon its analysis, investigation and deliberation, and CBT Financial’s board of directors unanimously recommends that CBT Financial shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 26.

The shares of Riverview Financial common stock to be issued to CBT Financial’s shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither CBT Financial’s nor Riverview Financial’s common stock is listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the Riverview Financial common stock to be issued in the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [●], and it is first being mailed or otherwise delivered to shareholders of CBT Financial on or about [Mail Date].

CBT FINANCIAL CORP.

11 North Second Street

Clearfield, Pennsylvania 16830

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [Meeting Day], [Meeting Date]

TO THE SHAREHOLDERS OF CBT FINANCIAL CORP:

NOTICE IS HEREBY GIVEN that the special meeting of shareholders of CBT Financial Corp. will be held at [Meeting Time], local time, on [Meeting Date], at [Meeting Place], to consider and vote upon the following proposals:

1. Adoption of the Agreement and Plan of Merger, dated April 19, 2017, by and between Riverview Financial Corporation and CBT Financial Corp., which provides for, among other things, the merger of CBT Financial with and into Riverview Financial, with Riverview Financial surviving;

2. Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

3. Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to adopt the merger agreement and the merger, are described in more detail in the accompanying proxy statement/prospectus. You should read that document, including all Annexes, in its entirety, before voting. Only shareholders of record at the close of business on [Record Date], the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of CBT Financial and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. In addition, your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each of the directors and certain executive officers of CBT Financial have executed a letter agreement in favor of Riverview Financial pursuant to which he or she has agreed to vote all shares of CBT Financial common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

William A. Shiner

Secretary

Clearfield, Pennsylvania

[Mail Date]

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend CBT Financial’s special meeting in person. Even if you plan to be present, you are encouraged to return the enclosed proxy card at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. If you attend CBT Financial’s special meeting, you may vote either in person or by your proxy. If you fail to return your proxy card your shares will not be counted for the purposes of determining whether a quorum is present at CBT Financial’s special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETING

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the CBT Financial shareholder meeting. They may not include all the information that is important to the shareholders of CBT Financial. Shareholders of CBT Financial should read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	Riverview Financial and CBT Financial have entered into an Agreement and Plan of Merger, dated April 19, 2017, referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this proxy statement/prospectus. The merger agreement contains the terms and conditions of a proposed merger of equals of Riverview Financial and CBT Financial. Under the merger agreement, CBT Financial will merge with and into Riverview Financial, with Riverview Financial surviving the merger, and the separate corporate existence of CBT Financial will cease. We refer to this transaction as the “merger.”

Q:	What makes this transaction a “merger of equals”?

A:	We consider this transaction a merger of equals due to the nearly equal shareholder ownership and board representation from each party, the neutral location chosen for the headquarters of the combined companies, and the commitment to continue using CBT Bank’s name following the merger, all of which is provided for in the merger agreement. Specifically:

•	CBT Financial shareholders will own approximately 46% of the combined company, while Riverview Financial shareholders will own the remaining 54% of the combined company;

•	The board of directors of the combined company will consist of 16 members, and each of CBT Financial and Riverview Financial will be able to designate half (8) of the members of the board subject to the mutual agreement by CBT Financial and Riverview Financial, and provided all such directors (other than employee directors) are independent under applicable standards. In addition, for three years following the completion of this merger, the director designees of each party may nominate the successor of any of their respective director designees who resign, retire or otherwise cease to be a director;

•	For a period of three years following the completion of the merger, CBT Financial will select the Chairman of the board from among the CBT Financial director designees and Riverview Financial will select the Vice Chairman of the board from among the Riverview Financial director designees;

•	Riverview’s current Chief Executive Officer, Kirk Fox, and President, Brett Fulk, will remain in those positions following completion of the merger, and CBT Financial’s current President and Chief Executive Officer, Michael Bibak, has been offered the position of Chief Operating Officer of Riverview Financial following completion of the merger;

•	For a period of five years following the merger, the headquarters of Riverview Financial will be moved to State College, Pennsylvania, and the headquarters of Riverview Bank will be moved to Harrisburg, Pennsylvania;

•	Riverview will amend its bylaws by board action, to become effective upon the closing of the merger, to provide that the following actions require the approval of 60% of all members of the board: approval of mergers, dividends, termination or nonrenewal of employment agreements, sale or closure of any branch, opening any full service branch or limited purpose office, and moving the legal headquarters of Riverview Financial or Riverview Bank; and

•	For a period of five years following the merger, CBT Bank’s branches will continue to bear a form of CBT Bank’s name that is mutually agreeable to both CBT Financial and Riverview Financial.

Q:	Why am I receiving these materials?

A:	This document constitutes both a proxy statement of CBT Financial and a prospectus of Riverview Financial. CBT Financial is sending these materials to its shareholders to help them decide how to vote their shares of CBT Financial common stock with respect to the proposed merger and the other matters to be considered at CBT Financial’s special meeting.

The merger cannot be completed unless CBT Financial’s shareholders adopt the merger agreement. CBT Financial is holding its special meeting of shareholders to vote on the merger, as well as the other proposals described in “CBT Financial Special Meeting,” beginning on page 139. Information about the meeting, the merger and the other business to be considered at the meeting is contained in this proxy statement/prospectus.

Q:	Why is CBT Financial proposing the merger?

A:	CBT Financial’s board of directors, in unanimously determining that the merger is in the best interests of CBT Financial, considered a number of factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—CBT Financial’s Reasons for the Merger,” beginning on pages 38 and 44, respectively.

Q:	What will CBT Financial shareholders receive as a result of the merger?

A:	Each share of CBT Financial common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive 2.86 shares of Riverview Financial common stock (which we refer to as the exchange ratio). As a result of the merger, CBT Financial shareholders will own approximately 46% of the outstanding common stock of the combined companies.

Q:	Will the merger consideration fluctuate with changes in the market value of Riverview Financial common stock?

A:	The exchange ratio is fixed. However, if the ratio of the average price of Riverview Financial’s common stock, as measured over the 10 trading day period ending on the trading day prior to the latest of (i) the date all regulatory approvals are received and all waiting periods have expired and (ii) the date on which CBT’s shareholders have approved the merger, is (a) less than 80% when compared to its price on April 19, 2017 and also (b) more than 20% less than Average NASDAQ Bank Index Value measured over the same 10 day period compared to that value on April 19, 2017, CBT Financial’s board of directors may elect to terminate the merger agreement unless Riverview Financial increases the exchange ratio in an amount sufficient to cause at least one of the two financial termination measures to no longer be met.

Q:	Should I send in my CBT Financial stock certificates with my proxy?

A:	DO NOT SEND IN YOUR CERTIFICATES OF CBT FINANCIAL COMMON STOCK NOW. If CBT Financial’s shareholders approve and adopt the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your CBT Financial stock certificates for the merger consideration. Please do not send in any CBT Financial stock certificates until you receive these written instructions and the letter of transmittal.

Q:	Who will be the directors and executive officers of Riverview Financial and Riverview Bank following the merger?

A:	Following the merger, Riverview Financial and Riverview Bank’s respective boards of directors will have 16 total directors; 8 directors will be selected by each of Riverview Financial and CBT Financial. A CBT Financial director will serve as chairman of the board for a period of three years, and a Riverview Financial director will serve as vice chairman of the board for a period of three years. In addition, Riverview Financial’s current Chief Executive Officer, Kirk Fox, and President, Brett Fulk, will continue in those positions, and Michael Bibak, current President and Chief Executive Officer of CBT Financial, has been offered the position of Chief Operating Officer.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approval at the special meeting of CBT Financial, and receipt of regulatory approvals. We currently expect to complete the merger in the fourth quarter of 2017. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing the merger at all.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that Riverview Financial receive a written opinion from Barley Snyder LLP, counsel to Riverview Financial, and CBT Financial receive a written opinion from Luse Gorman, PC, counsel to CBT Financial, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For further discussion of the material U.S. federal income tax consequences of the merger, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” beginning on page 74.

We recommend that holders of CBT Financial common stock consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.

Questions about CBT Financial Special Meeting

Q:	What are the matters on which I am being asked to vote at CBT Financial special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	Adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	Adjournment of CBT Financial special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	How does CBT Financial board of directors recommend that I vote my shares?

A:	CBT Financial board of directors recommends that CBT Financial shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of CBT Financial special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

As of the record date, directors and executive officers of CBT Financial and their affiliates had the right to vote [●] shares of CBT Financial common stock, or [●]% of the outstanding shares of CBT Financial common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and certain executive officers of CBT Financial have executed a letter agreement in favor of Riverview Financial pursuant to which he or she has agreed to vote all shares of CBT Financial common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your proxy as soon as possible so that your shares will be represented at CBT Financial’s special meeting. Please follow the instructions stated on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at CBT Financial special meeting?

A:	Only shareholders of record as of the close of business on [Record Date], which is referred to as the “record date”, are entitled to notice of, and to vote at, CBT Financial’s special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of CBT Financial common stock is entitled to one vote.

Q:	How do I vote my CBT Financial shares?

A:	You may vote your CBT Financial shares by completing and returning the enclosed proxy card via mail, using the internet address provided on your proxy card, using the automated telephone number provided on your proxy card or by voting in person at CBT Financial’s special meeting. Should you have any questions on the procedure for voting your shares, please contact CBT Financial Corp., 11 North Second Street, P.O. Box 171, Clearfield, Pennsylvania 16830, Attention: Richard W. Ogden, Treasurer, (814) 762-8809.

Voting by Proxy. You may vote your CBT Financial shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR CBT FINANCIAL PROXY CARD:

•	Mark your selections;

•	Date and sign your name exactly as it appears on your card; and

•	Return your completed proxy card in the enclosed postage-paid envelope.

Voting in Person. If you attend CBT Financial’s special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot, which will be available at CBT Financial special meeting.

Voting by Internet. You may vote your CBT Financial shares over the Internet by directing your Internet browser to [●] and following the on-screen instructions. You will need the control number that appears on your proxy card to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for CBT Financial’s shareholders of record will close at [●] Eastern Time on [●], 2017. You may also choose to vote by telephone, by using your proxy card, or by attending the meeting and voting in person.

Voting by Telephone. You may vote your CBT Financial shares by telephone by accessing the telephone voting system toll-free at [●] and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for CBT Financial’s shareholders of record will close at [●] Eastern Time on [●], 2017. You may also choose to vote over the Internet, by using your proxy card, or by attending the meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you may vote your shares by telephone by following the telephone voting instructions, if any, provided on the voting instruction form that you receive from such broker, bank or nominee.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of a majority of the votes cast at the CBT Financial special meeting, and because a majority of the outstanding shares of CBT Financial common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:	If my shares of CBT Financial common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT automatically vote your shares on any proposal at CBT Financial special meeting, other than the proposal to adjourn the meeting if necessary to solicit additional proxies, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at CBT Financial special meeting, other than the proposal to adjourn the meeting. Broker non-votes will not be counted as votes “for” or “against” any proposal, but they will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the special meeting on another matter other than a procedural motion. It is important for you to instruct your broker on how to vote so that your shares are counted in determining whether or not we have a quorum to conduct business. However, because the merger requires the affirmative vote of holders of a majority of the votes cast, and because broker non-votes are not votes that are considered votes “cast” under Pennsylvania law, broker non-votes will effectively have no impact on the outcome of the adoption of the merger agreement.

Q:	What constitutes a quorum for CBT Financial’s special meeting?

A:	As of the record date, 1,445,474 shares of CBT Financial common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under CBT Financial’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. Both abstentions and broker non-votes that are voted on at least one non-procedural item are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at CBT Financial’s special meeting?

A:	The affirmative vote at the meeting of the holders of a majority of the votes cast, in person or by proxy, is required to adopt the merger agreement. With respect to the proposal to adjourn CBT Financial’s meeting if necessary to solicit additional votes in favor of the proposal to adopt the merger agreement, and on any other matter properly presented at the special meeting, such matters require the approval of the holders of a majority of the votes cast at the special meeting. Abstentions and broker non-votes included for purposes of determining the presence of a quorum are not votes “cast” and, as a result, will have no impact on the outcome of the approval of the merger or on any other matter being voted on at the meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. You have the right to dissent from the merger and seek payment of the fair value of your shares in cash if you: (i) send a written demand for the fair value of your shares to CBT Financial Corp., 11 North Second Street, P.O. Box 171, Clearfield, Pennsylvania 16830, Attention: Corporate Secretary prior to the vote on the merger, (ii) make no change in beneficial ownership of your CBT Financial Common Stock, (iii) do not vote in favor of the merger; and (iv) file a written demand for payment and deposit your share certificates when requested to do so by Riverview Financial after completion of the Merger. See “The Merger—Shareholders Have Dissenters’ Rights in the Merger,” on page 60 and the information at Annex C. The appraised fair value of your shares of CBT Financial stock may be more or less than the value of the Riverview Financial common stock being paid in the merger. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures stated in Annex C.

Q:	Can I attend CBT Financial’s special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only holders of record of CBT Financial common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your proxy at any time before it is voted at the special meeting by (1) submitting a later-dated proxy through any of the voting means available, (2) delivering a written revocation letter to CBT Financial’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. CBT Financial’s Secretary’s mailing address is 11 North Second Street, P.O. Box 171, Clearfield, Pennsylvania 16830. CBT Financial will honor the latest vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy if notification of such revocation has been given to CBT Financial’s Secretary, but the mere presence (without notifying CBT Financial’s Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for CBT Financial’s special meeting?

A:	CBT Financial will bear the cost of printing, mailing and distributing these proxy materials and all costs of solicitation. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for CBT Financial’s special meeting may be made in person, by telephone, or by electronic communication by CBT Financial’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. CBT Financial may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at CBT Financial’s special meeting?

A:	Other than the proposals described in this proxy statement/prospectus, CBT Financial does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the special meeting at the direction of CBT Financial’s board of directors.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

Q:	Whom should I contact if I have additional questions?

A:	If you have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact: Michael Bibak, President and Chief Executive Officer, (814) 762-8858.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 186. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

Riverview Financial Corporation and Riverview Bank (page 65)

Riverview Financial was formed on November 1, 2013 upon the consummation of the consolidation of a predecessor entity of the same name (as incorporated on December 31, 2008) and Union Bancorp, Inc. Riverview Financial is headquartered in Harrisburg, Pennsylvania. Riverview Financial is a registered bank holding company, and currently, its sole business is to act as a holding company for Riverview Bank. At [LPD], Riverview Financial had $[●] million in assets. The common stock of Riverview Financial is currently quoted on the OTCQX under the symbol “RIVE”. Riverview Financial’s website can be accessed at www.riverviewbankpa.com. The principal executive offices of Riverview Financial are located at 3901 North Front Street, Harrisburg, Pennsylvania 17110, and its telephone number is (717) 957-2197.

Riverview Bank is a state chartered, FDIC insured, full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Dauphin, Perry, Schuylkill, Berks, Somerset, Northumberland, Lycoming, and Lebanon Counties, Pennsylvania.

CBT Financial Corp. and CBT Bank (page 119)

CBT Financial was formed in February 2003 as the holding company for CBT Bank. CBT Financial is headquartered in Clearfield, Pennsylvania. CBT Financial is a registered bank holding company, and currently, its sole business is to act as a holding company for CBT Bank. At [LPD], CBT Financial had $[●] million in assets. The common stock of CBT Financial is currently quoted on the OTC PINK under the symbol “CBTC”. CBT Financial’s website can be accessed at www.cbtbank.bank. The principal executive offices of CBT Financial are located at 11 North Second Street, Clearfield, Pennsylvania 16830 and its telephone number is (814) 765-7551.

CBT Bank is a state chartered, FDIC insured, full service commercial bank providing a variety of deposit accounts, loans, online banking, trust & investment services to consumers and businesses through its offices in Clearfield, Huntingdon, Blair, and Centre Counties, Pennsylvania.

Trading Market (page 51)

Currently, neither the common stock of Riverview Financial nor the common stock of CBT Financial is traded on a national securities exchange, but are quoted on the OTCQX and OTC PINK, respectively. There is currently a very limited public trading market for the common stock of both Riverview Financial and CBT Financial. The most recent trading price for Riverview Financial’s common stock known to Riverview Financial’s management was $[●] per share on [LPD], and the most recent trading price for CBT Financial’s common stock known to CBT Financial’s management was $[●] per share on [LPD]. Given the absence of an established trading market and publicly available trading information for Riverview Financial and CBT Financial shares, such prices may not reflect actual current market values.

The Merger Agreement (page 38)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger. The merger agreement is not intended to provide any other factual information about Riverview Financial, CBT Financial, or any of their respective subsidiaries and affiliates. Investors may want to note that the representations, warranties and covenants contained in the merger agreement were made as of specific dates, are subject to limitations agreed upon by the parties as stated in the agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made by either party.

CBT Financial and Riverview Financial will Merge (page 38)

We are proposing a merger of equals structured as the merger of CBT Financial and Riverview Financial, with Riverview Financial surviving. As a result of the merger, the corporate existence of CBT Financial will end. We refer to this event as the “merger” in this document.

CBT Financial Will Hold Its Special Meeting on [Meeting Date] (page 179)

CBT Financial’s special meeting will be held on [Meeting Day], [Meeting Date] at [Meeting time], local time, at [Meeting Place]. At the special meeting, CBT Financial shareholders will be asked to:

1.	Adopt the merger agreement; and

2.	Approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of CBT Financial common stock at the close of business on [Record Date] will be entitled to vote at the special meeting. Each share of CBT Financial common stock is entitled to one vote. As of CBT Financial’s record date, there were [●] shares of CBT Financial common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote of the holders of a majority of the votes cast by CBT Financial shareholders entitled to vote is required to adopt the merger agreement. Approval of each other proposal requires approval of the holders of a majority of the votes cast at the meeting. A majority of the outstanding CBT Financial common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of CBT Financial and their affiliates had the right to vote [●] shares of CBT Financial common stock, or [●]% of the outstanding CBT Financial common stock entitled to be voted at the special meeting. Riverview Financial does not own any shares of CBT Financial common stock. In accordance with the terms of the merger agreement, each of the directors and certain executive officers of CBT Financial have executed a letter agreement in favor of Riverview Financial pursuant to which he or she has agreed to vote all shares of CBT Financial common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

CBT Financial Shareholders Will Receive Shares of Riverview Financial Common Stock in the Merger (page 38)

In the proposed merger, CBT Financial shareholders will receive, in exchange for each share of CBT

Financial common stock they own immediately prior to completion of the merger, 2.86 shares of Riverview

Financial common stock. Fractional shares of Riverview Financial common stock resulting from the application of the exchange ratio to a shareholder’s holdings of CBT Financial common stock will be converted into the right to receive a cash payment for each such fractional share. The cash payment will equal an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average market price of Riverview common stock over a ten trading day period ending three business days before the closing. On April 19, 2017, the day prior to public announcement of the Merger, the closing price of Riverview Financial common stock was $11.90. The closing price of Riverview Financial common stock on [LPD] was $[●].

The Exchange Ratio Is Fixed, but CBT Financial May Terminate the Merger Unless Riverview Financial Increases the Exchange Ratio in Certain Circumstances.

The exchange ratio is fixed. However, if the ratio of the average price of Riverview Financial’s common stock, as measured over the 10 trading day period ending on the trading day prior to the latest of (i) the date all regulatory approvals are received and all waiting periods have expired and (ii) the date on which CBT’s shareholders have approved the merger, is (a) less than 80% when compared to its price on April 19, 2017 and also (b) more than 20% less than Average NASDAQ Bank Index Value measured over the same 10 day period compared to that value on April 19, 2017, CBT Financial’s board of directors may elect to terminate the merger agreement unless Riverview Financial increases the exchange ratio in an amount sufficient to cause at least one of the two financial termination measures to no longer be met.

Expected Material United States Federal Income Tax Treatment as a Result of the Merger

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that Riverview Financial receive a written opinion from Barley, Snyder LLP, counsel to Riverview Financial, and CBT Financial receive a written opinion from Luse Gorman, PC, counsel to CBT Financial, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, holders of CBT Financial common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their CBT Financial common stock for Riverview Financial common stock pursuant to the merger, but will recognize gain or loss on any cash received in lieu of fractional shares. For further discussion of the material U.S. federal income tax consequences of the merger, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” beginning on page 74.

Holders of CBT Financial common stock are urged to consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.

Accounting Treatment of the Merger (page 63)

The merger will be treated as a business combination to be accounted for using the acquisition method of accounting with Riverview Financial as the acquirer under U.S. generally accepted accounting principles (“GAAP”). Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of CBT Financial will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under GAAP, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded, and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity will include the results of CBT Financial’s operations only after completion of the merger.

Boenning & Scattergood Has Provided an Opinion to CBT Financial’s Board of Directors Regarding the Fairness of the Merger Consideration (page 47)

CBT Financial’s financial advisor, Boenning & Scattergood, Inc., or Boenning & Scattergood, has conducted financial analyses and delivered an opinion to CBT Financial’s board of directors that, as of April 19, 2017, the merger consideration was fair, from a financial point of view, to CBT Financial’s shareholders.

The full text of Boenning & Scattergood’s opinion is attached as Annex B to this proxy statement/prospectus. CBT Financial shareholders should read that opinion and the summary description of Boenning & Scattergood’s opinion contained in this proxy statement/prospectus in their entirety. The opinion of Boenning & Scattergood does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. CBT Financial does not expect that it will request an updated opinion from Boenning & Scattergood.

CBT Financial paid Boenning & Scattergood a fee of $125,000 upon rendering their opinion to CBT Financial board of directors. In addition, CBT Financial has agreed to pay Boenning & Scattergood a fee equal to 1.25% of the merger consideration, or approximately $613,000, upon completion of the merger, against which a retainer of $25,000 and the $125,000 opinion fee shall be credited, as well as to reimburse Boenning & Scattergood for all out-of-pocket expenses up to $12,500.

Boenning & Scattergood, received customary fees and expense reimbursement from CBT Financial in September 2015 for providing investment banking services related to a private placement of CBT Financial common stock.

Board of Directors and Executive Officers of Riverview Financial and Riverview Bank after the Merger (page 58)

Following the merger, the Riverview Financial and Riverview Bank boards of directors will consist of sixteen directors, eight of whom shall be appointed by CBT Financial and eight of whom shall be appointed by Riverview Financial, subject to mutual agreement and subject to such persons (other than employee directors) meeting applicable independence requirements. Each party’s director appointees will have the right to nominate their successors for a period of three years following consummation of the merger. The Riverview Financial board is divided into three classes serving staggered terms, and the parties will assign directors to those classes as mutually agreed. In addition, CBT Financial will have the right to appoint the Chairman of the board from among its director designees for a period of three years following closing, and Riverview Financial will have the right to appoint the Vice Chairman of the board from among its director designees for a period of three years following closing. Following completion of the merger, current non-employee directors of Riverview Financial and CBT Financial who are not appointed to the Riverview Financial board will be paid a lump sum of $60,000 if they agree not to compete with Riverview Financial for a period of three years following closing. Kirk Fox, the current Chief Executive Officer of Riverview Financial and Riverview Bank, and Brett Fulk, the current President of Riverview Financial and Riverview Bank, will continue in those positions following the merger, and the current President and Chief Executive Officer of CBT Financial, Michael Bibak, has been offered the position of Chief Operating Officer of Riverview Financial and Riverview Bank following the merger.

CBT Financial’s Board of Directors Recommends That CBT Financial Shareholders Vote “FOR” Adoption of the Merger Agreement (page 47)

CBT Financial’s board of directors believes that the merger is in the best interests of CBT Financial and has unanimously approved the merger and the merger agreement. CBT Financial’s board of directors recommends that CBT Financial shareholders vote “FOR” adoption of the merger agreement. CBT Financial’s board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

CBT Financial’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 54)

In addition to their interests as CBT Financial shareholders, the directors and executive officers of CBT Financial may have interests in the merger that are different from or in addition to interests of other CBT Financial shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, non-compete payments, employment agreements, indemnification and insurance. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a CBT Financial shareholder.

The financial interests of CBT Financial’s executive officers and directors in the merger include the following:

•	the continued indemnification of current directors and officers of CBT Financial and its subsidiaries pursuant to the terms of the merger agreement and provision to these individuals of director’s and officer’s liability insurance;

•	the appointment, effective at the completion of the merger, of eight directors of CBT Financial to the board of directors of Riverview Financial and Riverview Bank, and the payment of compensation to such individuals in accordance with the policies of Riverview Financial, which are described on page 93 under the heading “Compensation of Directors”;

•	Riverview Bank has offered an Employment Agreement to Michael Bibak, President and Chief Executive Officer of CBT Financial, which, if accepted, will become effective when the merger is completed; and

•	Non-employee directors of CBT Financial who are not appointed to the Board of Riverview Financial will be paid a lump sum of $60,000 in exchange for agreeing not to compete with Riverview for a period of three years following closing.

CBT Financial’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

Holders of CBT Financial Common Stock Have Dissenters’ Rights (page 51)

As a shareholder of CBT Financial, under the Pennsylvania Business Corporation Law of 1988, as amended, you have the right to dissent from the merger and have the fair value of your shares of CBT Financial common stock paid to you in cash. The fair value may be more or less than the value of the shares of Riverview Financial common stock being issued in the merger. Persons having beneficial interests in CBT Financial common stock held of record in the name of another person, such as a broker or CBT Financial, must act promptly to cause the record holder to take the actions required under Pennsylvania law to exercise your dissenter’s rights. The text of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which sets forth the process for obtaining dissenters’ rights, is attached to this proxy statement/prospectus as Annex C.

In order to assert dissenters’ rights, you must:

•	File a written notice stating that you intend to dissent and demand the fair value of your shares with CBT Financial prior to the shareholder vote at the special meeting of shareholders of CBT Financial. The notice should be mailed to CBT Financial Corp., 11 North Second Street, P.O. Box 171, Clearfield, Pennsylvania 16830, Attention: Corporate Secretary;

•	Make no change in your beneficial ownership of CBT Financial common stock after you give notice of your intention to demand fair value of your shares of CBT Financial common stock;

•	Not vote to adopt the merger agreement at the special meeting;

•	File a written demand for payment and deposit any certificates representing the CBT Financial shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Riverview Financial after the completion of the merger; and

•	Comply with other statutory procedures set forth in Pennsylvania law.

If you intend to exercise dissenters’ rights, we recommend that you read the statute carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of CBT Financial common stock are to be voted, you will be considered to have voted in favor for the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result. We recommend that you consult with your own tax advisor if you intend to dissent. See “The Merger — Shareholders Have Dissenters Rights in the Merger”.

The Rights of CBT Financial Shareholders Will Be Governed by Pennsylvania Law and Riverview Financial’s Articles of Incorporation and Bylaws after the Merger (page 125)

The rights of CBT Financial shareholders will change as a result of the merger due to differences in Riverview Financial’s and CBT Financial’s governing documents. A description of shareholder rights under each of the Riverview Financial’s and CBT Financial’s current governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 178. The merger agreement requires Riverview Financial to amend its bylaws to require a vote of 60% of all directors to approve certain actions. Upon consummation of the merger, those bylaw changes will be effective. See “The Merger Agreement—Closing and Effective Time of the Merger” on page 65.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 61)

Currently, we expect to complete the merger in the fourth quarter of 2017. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others: approval of the merger by the requisite vote of CBT Financial’s shareholders; approval by Riverview Financial’s shareholders of an increase in the number of shares of authorized common stock of Riverview Financial; the receipt of all required regulatory approvals from the Board of Governors of the Federal Reserve System (“FRB”), Federal Deposit Insurance Corporation (“FDIC”), and the Pennsylvania Department of Banking and Securities (“PDB”); the holders of no more than 10% of the outstanding shares of common stock of CBT Financial exercising dissenters rights; and the receipt of a legal opinion from each of Barley Snyder LLP and Luse Gorman, PC, counsel to Riverview Financial and CBT Financial, respectively, regarding the tax treatment of the merger. Applications seeking such approval of the FRB, PDB and FDIC are anticipated to be filed in July 2017. Riverview Financial’s shareholders approved the increase in its authorized shares of common stock at its Annual Meeting on June 21, 2017.

We cannot be certain when, or if, all conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page 60)

CBT Financial has agreed that it, its subsidiaries, its directors and officers and its representatives and advisors will not, between the date of the merger agreement and the date of the special meeting of CBT Financial’s shareholders, directly or indirectly:

•	Initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to an alternative acquisition proposal;

•	Respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	Recommend or endorse an alternative acquisition transaction;

•	Participate in any discussions or negotiations, or furnish information or data to any person, that may relate to an alternative acquisition proposal;

•	Release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CBT Financial is a party; or

•	Enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit CBT Financial from taking such actions prior to its shareholders’ meeting if its board of directors determines, in good faith, that such discussions or consideration of an alternative acquisition proposal are required for its board of directors to fulfill its fiduciary duties.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 69.

Termination of the Merger Agreement (page 62)

We may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval has been obtained. In addition, either Riverview Financial or CBT Financial may decide to terminate the merger agreement if (i) a governmental entity issues a final order that is not appealable prohibiting the merger, (ii) the shareholders of CBT Financial fail to adopt the merger agreement at its shareholder meeting, or if Riverview Financial’s shareholders fail to approve an increase to the number of Riverview’s authorized shares of common stock (such approval was obtained on June 21, 2017), (iii) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice; or (iv) if the merger has not been completed by April 30, 2018, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Riverview Financial may terminate the merger agreement if CBT Financial’s board of directors, in connection with the receipt of a superior acquisition proposal, (1) enters into an acquisition agreement with respect to the superior acquisition proposal, or (2) withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Riverview Financial.

Either party may terminate the merger agreement if CBT Financial receives an acquisition proposal and delivers a written notice to Riverview Financial of its determination to accept the alternative acquisition proposal.

If the ratio of the average price of Riverview Financial’s common stock, as measured over the 10 trading day period ending on the trading day prior to the latest of (i) the date all regulatory approvals are received and all waiting periods have expired and (ii) the date on which CBT’s shareholders have approved the merger is (a) less than 80% when compared to its price on April 19, 2017 and also (b) more than 20% less than Average NASDAQ Bank Index Value measured over the same 10 day period compared to that value on April 19, 2017, CBT Financial’s board of directors may elect to terminate the merger agreement unless Riverview Financial increases the exchange ratio in an amount sufficient to cause at least one of the two financial termination measures to no longer be met.

Termination Fee (page 63)

CBT Financial will pay Riverview Financial a termination fee of $2.2 million in the event that the merger agreement is terminated:

•	By Riverview Financial because CBT Financial’s shareholders fail to approve the merger at the special meeting of CBT Financial and, prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for CBT Financial, and an alternative transaction is agreed to or consummated within 12 months following termination; or

•	By Riverview Financial because CBT Financial has received a superior acquisition proposal, and CBT Financial (1) enters into an acquisition agreement with respect to the superior acquisition proposal, or (2) withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Riverview Financial, or (3) delivers a written notice to Riverview Financial of its determination to accept the superior acquisition proposal; or

•	By CBT Financial, if CBT Financial receives a superior acquisition proposal and delivers a written notice to Riverview Financial of its determination to accept the superior acquisition proposal in compliance with all requirements of the merger agreement.

Riverview Financial will pay CBT Financial a termination fee of $2.2 million if Riverview Financial’s shareholders fail to approve an increase in the number of Riverview Financial’s authorized common stock. However, Riverview Financial’s shareholders have already approved the necessary amendment as of June 21, 2017.

Regulatory Approvals Required for the Merger and the Bank Merger (page 53)

The merger is subject to certain regulatory approvals, including approval of the FRB, FDIC and PDB. As of the date hereof, applications seeking such approvals with the FRB, FDIC and PDB have not been filed, but are anticipated to be filed in July 2017.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RIVERVIEW FINANCIAL

The following table provides historical consolidated summary financial data for Riverview Financial. The data for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Riverview Financial’s audited financial statements for the periods then ended. The unaudited results of operations for the three months ended March 31, 2017 and 2016 are not necessarily indicative of the results of operations for the full year or any other interim period.

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
(In thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Selected Financial Data:
Total assets	$600,373	$540,915	$543,048	$549,449	$436,146	$432,882	$319,197
Investment securities available-for-sale	72,741	73,317	73,113	75,850	48,818	57,246	45,101
Loans, net	464,481	401,482	409,343	409,845	342,693	323,337	237,848
Allowance for loan losses	4,329	3,717	3,732	4,365	3,792	3,663	3,736
Deposits	496,507	455,504	452,560	448,342	372,262	382,315	269,445
Short-term borrowings	30,000	25,000	31,500	42,575	12,500		11,000
Long-term borrowings	11,073	11,400	11,154	9,350	7,000	10,000	9,550
Shareholders’ equity	57,091	42,978	41,920	42,303	38,208	36,228	26,737
Selected Operating Data:
Net interest income	4,407	4,504	18,164	15,182	15,602	11,143	9,837
Provision for loan losses	605	99	453	1,472	526	640	1,140
Net interest income after provision for loan losses	3,802	4,405	17,711	13,710	15,076	10,503	8,697
Non-interest income	779	637	3,647	2,457	2,824	1,980	2,350
Non-interest expense	5,163	4,115	17,329	18,071	14,452	11,270	9,066
Income (loss) before income taxes	(582)	927	4,029	(1,904)	3,448	1,213	1,981
Income tax expense (benefit)	(15)	174	962	(1,150)	727	(250)	318
Net income (loss)	(567)	753	3,067	(754)	2,721	1,463	1,663
Dividends on preferred stock	(185)
Net income (loss) available to common stockholders	(752)	753	3,067	(754)	2,721	1,463	1,663
Undistributed loss allocated to preferred stockholders	347
Distributed and undistributed earnings (loss) allocated to common stockholders	(405)	753	3,067	(754)	2,721	1,463	1,663
Per Common Share:
Basic earnings	($0.12)	$0.23	$0.95	($0.28)	$1.01	$0.78	$0.97
Diluted earnings	($0.12)	$0.23	$0.95	($0.28)	$1.00	$0.78	$0.97
Dividends declared	$0.14	$0.14	$0.55	$0.55	$0.55	$0.55	$0.55
Book value	$12.45	$13.40	$12.95	$13.20	$14.10	$13.40	$15.58
Earnings Performance Ratios:
Return on average assets	(0.41%)	0.56%	0.57%	(0.17%)	0.63%	0.43%	0.56%
Return on average equity	(4.20%)	7.08%	7.06%	(2.01%)	7.15%	4.89%	6.20%
Net interest margin (FTE basis)	3.57%	3.79%	3.83%	3.79%	4.04%	3.78%	3.73%
Asset Quality Ratios:
Nonperforming loans to total loans	1.62%	2.19%	1.84%	2.42%	3.35%	4.71%	2.30%
Nonperforming loans to total assets	1.25%	1.62%	1.39%	1.81%	2.63%	3.52%	1.71%
Allowance for loans losses to nonperforming loans	57.64%	42.36%	49.43%	43.93%	33.02%	24.05%	68.29%

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Dollars in thousands, except per share data)

The following unaudited pro forma combined balance sheet as of March 31, 2017 and income statements for March 31, 2017 and December 31, 2016 illustrate the effect of the proposed Merger. As required by FASB ASC Topic 805-Business Combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of CBT Financial to fair value as of the balance sheet date. Under this method, we will record CBT Financial assets and liabilities as of the date of the acquisition at their respective fair values and add them to those of Riverview Financial. We will record in goodwill any difference between the purchase price for CBT Financial and the fair value of the identifiable net assets acquired (including core deposit intangibles). We will not amortize the goodwill that results from the acquisition, if any, but will review it for impairment at least annually. To the extent there is an impairment of the goodwill, we will expense the impairment. We will amortize to expense core deposit and other intangibles with determinable useful lives that we record in conjunction with the merger. Financial statements that Riverview Financial issues after the merger will reflect the results attributable to the acquired operations of CBT Financial beginning on the date of completion of the merger.

The following unaudited pro forma combined financial statements as of March 31, 2017 and December 31, 2016 combine the historical financial statements of Riverview Financial and CBT Financial. The unaudited pro forma combined financial statements give effect to the proposed merger as if the merger occurred on March 31, 2017 with respect to the combined balance sheet, and at the beginning of the applicable period, for the three months ended March 31, 2017 and for the year ended December 31, 2016, with respect to the combined income statement.

Utilizing the exchange ratio of 2.86, it is anticipated that CBT Financial common shareholders will own approximately 46% of the voting stock of Riverview Financial after the Merger.

The unaudited pro forma combined financial information is based upon the assumption that the total number of shares of CBT Financial common stock will be 1,445,474 immediately prior to the completion of the Merger, and utilizes the CBT Financial exchange ratio of 2.86 for 100% of common stock, which will result in 4,134,056 shares of Riverview Financial common stock being issued in the transaction.

The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger and integration expenses which will be expensed against income. Riverview Financial and CBT Financial are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either company and certain service providers. The pro forma combined balance sheet and book value per share data does include the impact of merger expenses on the balance sheet with CBT Financial’s after-tax charges currently estimated at $891, illustrated as a pro forma fair value liability accrual, and Riverview Financial’s after-tax estimated charges of $1,969, illustrated as a pro forma adjustment to retained earnings and liability accrual.

The notes to the unaudited pro forma combined financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT RIVERVIEW FINANCIAL WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined financial information presented below is based on, and should be read together with, the historical financial information that Riverview Financial and CBT Financial have included in this proxy statement/prospectus as of and for the indicated periods.

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share data)

	As of or for the Three Months Ended March 31, 2017	As of or for the Twelve Months Ended December 31, 2016
Combined consolidated statement of income:
Total interest income	$10,079	$39,743
Total interest expense	1,161	4,079

Net interest income	8,918	35,664
Provision for loan losses	1,145	1,135

Net interest income after provision for loan losses	7,773	34,529
Total non-interest income	1,880	8,369
Total non-interest expense	8,988	32,422

Income before income taxes	665	10,476
Income tax expense	317	2,782

Net income	348	7,694
Dividends on preferred stock	(185)

Net income available to common stockholders	163	7,694
Undistributed losses allocated to preferred stock	347

Distributed and undistributed earnings allocated to common stockholders	$510	$7,694

Net income per share: basic	$0.07	$1.05
Net income per share: diluted	$0.07	$1.05
Selected combined consolidated balance sheet items:
Investment securities available-for-sale	$124,619
Loan, net	840,094
Total assets	1,090,413
Total deposits	920,920
Borrowings	47,719
Equity	104,524

PRO FORMA COMBINED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2017 Unaudited (In thousands, except share and per share data)

	Riverview Financial	CBT Financial	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$10,852	$5,758			$16,610
Interest bearing deposits with other banks	11,552	13,716			25,268
Investment securities available-for-sale	72,741	51,878			124,619
Mortgage loans held for sale	522				522
Loans, net of unearned income	464,481	385,174	$(9,561	)(2)	840,094
Less: allowance for loan losses	4,329	3,776	(3,776	)(3)	4,329

Net loans	460,152	381,398	(5,785)		835,765
Bank premises and equipment, net	12,116	10,353	(2,000	)(4)	20,469
Accrued interest receivable	1,881	837			2,718
Goodwill	5,079	9,760	3,442	(1)	18,281
Other intangible assets	1,241		3,954	(5)	5,195
Other assets	24,237	14,360	2,369	(6)(10)	40,966

Total Assets	$600,373	$488,060	$1,980		$1,090,413

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Deposits:
Noninterest-bearing	$79,127	$67,814			$146,941
Interest-bearing	417,380	355,439	$1,160	(7)	773,979

Total deposits	496,507	423,253	1,160		920,920
Short-term borrowings	30,000				30,000
Long-term debt	11,073	9,000	(2,354	)(9)	17,719
Accrued interest payable	203	219			422
Other liabilities	5,499	6,995	4,334	(10)	16,828

Total Liabilities	543,282	439,467	3,140		985,889

SHAREHOLDERS’ EQUITY
Preferred stock	13,283				13,283
Common stock	31,833	15,081	34,321	(1)(8)	81,235
Capital surplus	224				224
Retained earnings	13,609	34,769	(36,738	)(8)(10)	11,640
Accumulated other comprehensive income (loss)	(1,858)	310	(310	)(8)	(1,858)
Less: Treasury stock		1,567	(1,567	)(8)

Total Shareholders’ Equity	57,091	48,593	(1,160)		104,524

Total Liabilities and Shareholders’ Equity	$600,373	$488,060	$1,980		$1,090,413

Per Share Data:
Common shares outstanding	3,518,351	1,445,474	2,688,582	(1)(8)	7,652,407
Book value per common share	$12.45	$33.62			$11.92
Tangible book value per common share	$10.65	$26.87			$8.86

PRO FORMA COMBINED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2017

Unaudited (In thousands, except share and per share data)

	Riverview Financial	CBT Financial	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Interest and fees on loans:
Taxable	$4,285	$4,126	$582	(2)	$8,993
Tax-exempt	108	80			188
Interest and dividends on investments:
Taxable	564	137	(29	)(11)	672
Tax exempt	47	126			173
Dividends	3	13			16
Interest on interest-bearing deposits	23	8			31
Interest on federal funds sold	6				6

Total interest income	5,036	4,490	553		10,079

Interest expense:
Interest on deposits	532	561	(137	)(7)	956
Interest on short-term borrowings	22	14			36
Interest on long-term debt	75	75	19	(9)	169

Total interest expense	629	650	(118)		1,161

Net interest income	4,407	3,840	671		8,918
Provision for loan losses	605	540			1,145

Net interest income after provision for loan losses	3,802	3,300	671		7,773

Noninterest income:
Service charges on deposit accounts	337	767			1,104
Commissions and fees and fiduciary activities	30	17			47
Wealth management income	258	200			458
Mortgage banking income	82	36			118
Bank-owned life insurance income	73	81			154
Net losses on sale of investment securities	(1)				(1)

Total noninterest income	779	1,101			1,880

Noninterest expense:
Salaries and employee benefits expense	2,836	2,158			4,994
Net occupancy and equipment	646	476	(13	)(4)	1,109
Amortization of intangible assets	164		180	(5)	344
Net cost (benefit) of operation of other real estate owned	36	(37)			(1)
All other operating expenses	1,481	1,061			2,542

Total noninterest expense	5,163	3,658	167		8,988

Income (loss) before income taxes	(582)	743	504		665
Federal income tax expense (benefit)	(15)	160	172	(12)	317

Net income (loss)	(567)	583	332		348
Dividends on preferred stock	(185)				(185)

Net income (loss) available to common stockholders	(752)	583	332		163
Undistributed losses allocated to preferred stock	347		(299)		48

Distributed and undistributed earnings allocated to common stockholders	$(405)	$583	$33		$211

Per share data:
Net income (loss):
Basic	$(0.12)	$0.40			$0.03
Diluted	$(0.12)	$0.40			$0.03
Average common shares outstanding:
Basic	3,454,704	1,445,474	2,688,582	(1)	7,588,760
Diluted	3,454,704	1,445,474	2,714,692	(1)	7,614,870

PRO FORMA COMBINED STATEMENTS OF INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016

Unaudited (In thousands, except share and per share data)

	Riverview Financial	CBT Financial	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Interest and fees on loans:
Taxable	$17,565	$15,625	$2,328	(2)	$35,518
Tax-exempt	451	307			758
Interest and dividends on investments:
Taxable	1,931	635	(116	)(11)	2,450
Tax exempt	326	547			873
Dividends	8	75			83
Interest on interest-bearing deposits	53	6			59
Interest on federal funds sold	2				2

Total interest income	20,336	17,195	2,212		39,743

Interest expense:
Interest on deposits	1,793	1,974	(549	)(7)	3,218
Interest on short-term borrowings	84	132			216
Interest on long-term debt	295	275	75	(9)	645

Total interest expense	2,172	2,381	(474)		4,079

Net interest income	18,164	14,814	2,686		35,664
Provision for loan losses	453	682			1,135

Net interest income after provision for loan losses	17,711	14,132	2,686		34,529

Noninterest income:
Service charges on deposit accounts	1,278	3,168			4,446
Commissions and fees and fiduciary activities	118	356			474
Wealth management income	825	743			1,568
Mortgage banking income	597	170			767
Bank-owned life insurance income	345	285			630
Net losses on sale of investment securities	484				484

Total noninterest income	3,647	4,722			8,369

Noninterest expense:
Salaries and employee benefits expense	9,261	8,694			17,955
Net occupancy and equipment	2,165	1,914	(50	)(4)	4,029
Amortization of intangible assets	340		719	(5)	1,059
Net cost of operation of other real estate owned	331	37			368
All other operating expenses	5,232	3,779			9,011

Total noninterest expense	17,329	14,424	669		32,422

Income before income taxes	4,029	4,430	2,017		10,476
Federal income tax expense	962	1,134	686	(12)	2,782

Net income	$3,067	$3,296	$1,331		$7,694

Per share data:
Net income:
Basic	$0.95	$2.28			$1.05
Diluted	$0.95	$2.28			$1.05
Average common shares outstanding:
Basic	3,219,339	1,445,474	2,688,582	(1)	7,353,395
Diluted	3,241,869	1,445,474	2,688,582	(1)	7,375,925

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(1)	The merger will be effected by the issuance of shares of Riverview Financial common stock to CBT Financial’s shareholders. The pro forma information is based upon the assumption that the total number of shares outstanding of CBT Financial prior to the completion of the merger will be 1,445,474, the number of shares outstanding as of March 31, 2017. Pursuant to the terms of the merger agreement, shareholders of CBT Financial will receive 2.86 shares of Riverview Financial common stock for each share of CBT Financial common stock.

The final accounting purchase price assigned to record the shares issued in the merger will be based on the closing price of Riverview Financial common stock on the closing date of the merger. Riverview Financial and CBT Financial cannot predict the what the value or price of Riverview Financial common stock will be at the closing of the transaction or how the value or price of Riverview Financial common stock may trade at any time. The pro forma calculations, shown herein, assume a closing price for Riverview Financial common stock of $11.95, which represents the closing price of Riverview Financial common stock on March 31, 2017.

Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired, which for purposes of this analysis is as of March 31, 2017, creating goodwill of $13,202. Riverview Financial will determine the final allocation of the purchase price after we have completed additional analysis to determine the fair values of CBT Financial’s tangible and identifiable intangible assets and liabilities as of the date of merger. Changes in the fair value of the net assets of CBT Financial as of the date of the merger will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs, changes in CBT Financial’s shareholders’ equity including net income between March 31, 2017 and the date of the merger will likely change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. Riverview Financial has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of CBT Financial at their respective fair values and represents management’s best estimate based upon the information available at this time.

SUMMARY OF PURCHASE PRICE CALCULATION AND RESULTING GOODWILL AND RECONCILIATION OF PRO FORMA SHARES OUTSTANDING AT MARCH 31, 2017

Purchase Price Consideration in Common Stock
CBT Financial shares outstanding to be exchanged	1,445,474
Exchange ratio	2.86

Riverview Financial shares to be issued	4,134,056
Value assigned to Riverview Financial shares	$11.95

Total purchase price		$49,402
Net Assets Acquired
CBT Financial shareholders’ equity	$48,593
CBT Financial goodwill	(9,760)

CBT Financial tangible equity	38,833
Impact to Goodwill:
Estimated adjustments to reflect assets acquired at fair value:
Loans
Impaired loan credit mark	(4,489)
Non-impaired loan credit mark	(5,146)
Non-impaired yield adjustment mark, net	74
Allowance for loan losses	3,776
Bank premises and equipment, net	(2,000)
Core deposit intangibles	3,211
Asset management customer list intangibles	743
Deferred tax assets	1,354
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(1,160)
Borrowings	2,354
Transaction merger expenses to be incurred by CBT Financial	(1,350)

		36,200

Goodwill Resulting from the Merger		$13,202

Reconcilement of Pro Forma Shares Outstanding:
Riverview Financial common shares outstanding		3,518,351
CBT Financial shares outstanding	1,445,474
Exchange ratio	2.86

Estimated CBT Financial shares exchanged for Riverview Financial shares		4,134,056

Total pro forma common shares		7,652,407
Riverview Financial convertible preferred outstanding		1,348,809

Total pro forma shares outstanding		9,001,216
Percentage ownership for Riverview Financial		54%
Percentage ownership for CBT Financial		46%

(2)

CBT Financial’s loan receivable adjustments include: (a) a fair value premium on non-impaired loans of $1,100 to reflect fair value of loans based on current interest rates of similar loans to be recognized over approximately the expected life of the loans using a level yield amortization method based upon the expected life of the loans and is expected to increase pro forma pre-tax interest income by $280 in the first year following consummation of the merger; and (b) loan credit mark-downs on impaired and non-impaired loans of $4,489 and $5,146, respectively, and is expected to increase pro forma pre-tax income by $695 and $1,353, in the first year following consummation of the merger, respectively. The adjustment contains an additional reversal of CBT Financial’s deferred loan fees of $1,026 in accordance with the acquisition method of accounting for the merger.
(3)	Reversal of CBT Financial’s allowance for loan losses of $3,776 in accordance with the acquisition method of accounting for the merger.
(4)	Adjustment of $2,000 to reflect the decrease in fair value for CBT Financial’s premises and equipment. Pro forma occupancy and equipment expense reflects the reduced depreciation of the fair value adjustment over an estimated life of 40 years. The amortization of the occupancy and equipment expense is expected to decrease pro forma pre-tax noninterest expense by $50 in the first year following consummation.
(5)	A premium adjustment of $3,211 to record a core deposit intangible of acquired CBT Financial’s deposit liabilities to reflect the fair value of and the related amortization using an accelerated method based upon an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $584 in the first year following consummation. An additional premium adjustment of $743 to record a customer list intangible for CBT Financial’s asset management customers to reflect the fair value of and the related amortization using an accelerated method upon an expected life of 10 years. The amortization of the customer list intangible is expected to increase pro forma pre-tax noninterest expense by $135 in the first year following consummation.
(6)	Adjustment to reflect the net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and an effective tax rate of 34% for book tax expense. It is noted that a tax benefit was not taken for certain acquisition obligations and costs that were considered to be not tax deductible.
(7)	A fair value premium of $1,160 to reflect the fair value of certain CBT Financial’s interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. The adjustment is expected to decrease pro forma pre-tax interest expense by $549 in the first year following consummation of the merger.
(8)	Adjustment to reflect the issuance of shares of Riverview Financial no par common stock in connection with the merger and the adjustments to shareholders’ equity for the reclassification of CBT Financial’s historical equity accounts (common stock, accumulated other comprehensive income, cost of treasury stock, and retained earnings) into common stock and adjustment for goodwill created in the transaction.
(9)	Balance sheet adjustment of $2,354 to reflect the fair value of long term debt based on market interest rates for similar instruments. The income statement adjustments include prospective level-yield amortization and will result in an increase to pro forma pre-tax interest expense of $75 in the first year following consummation of the merger.
(10)	Balance sheet adjustment to reflect the accrual of one-time estimated merger charges for Riverview Financial and CBT Financial: a) Riverview Financial pre-tax charge of $2,984 ($1,969 after tax) included as a pro forma liability with the after tax costs as a reduction of retained earnings; and b) CBT Financial’s pre-tax charge of $1,350 ($891 after tax) included as a pro forma liability accrual. There were no significant merger expenses included in the historical financial statements of either Riverview Financial or CBT Financial.
(11)	Securities available-for-sale were recorded at fair value at March 31, 2017, therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life. The investment adjustment is expected to decrease pro forma pre-tax income by $116 in the first year following consummation of the merger.
(12)	Tax adjustments are calculated at Riverview Financial statutory tax rate of 34%.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical Riverview Financial and CBT Financial per share data. This data should be read together with Riverview Financial’s and CBT Financial’s historical financial statements and notes thereto, included elsewhere in this document. Please see “Information About Riverview Financial Corporation” beginning on page 87, “Information about CBT Financial” beginning on page 143, and “Where You Can Find More Information” beginning on page 186. The per share data is not necessarily indicative of the operating results that Riverview Financial would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

(In dollars)	As of and for the Three Months Ended March 31, 2017	As of and for the Twelve Months Ended December 31, 2016
Comparative Per Share Data:
Basic and diluted net income (loss) per common share:
Riverview Financial historical	$(0.12)	$0.95
CBT Financial historical	$0.40	$2.28
Pro forma combined(1)(2)	$0.07	$1.05
Pro forma equivalent for one share of Riverview Financial common stock(3)	$0.20	$3.00
Book value per common share:
Riverview Financial historical	$12.45	$12.95
CBT Financial historical	$33.62	$33.51
Pro forma combined(1)(2)	$11.92	$12.10
Pro forma equivalent for one share of Riverview Financial common stock(3)	$34.10	$34.60
Tangible book value per common share:
Riverview Financial historical	$10.65	$10.84
CBT Financial historical	$26.87	$26.76
Pro forma combined(1)(2)	$8.86	$8.83
Pro forma equivalent for one share of Riverview Financial common stock(3)	$25.34	$25.25
Dividends declared per share:
Riverview Financial historical	$0.14	$0.55
CBT Financial historical	$0.30	$1.20
Pro forma combined(1)(2)	$0.14	$0.55
Pro forma equivalent for one share of Riverview Financial common stock(3)	$0.40	$1.57
(1)	The pro forma combined basic earnings and diluted earnings per share of CBT Financial common stock is based on the pro forma combined net income for Riverview Financial and CBT Financial divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of CBT Financial and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma earnings per share information does not include anticipated cost savings or revenue enhancements.
(2)	The pro forma combined book value and tangible book value per share of CBT Financial common stock is based on the pro forma combined common stockholders’ equity of Riverview Financial and CBT Financial divided by total pro forma common shares of the combined entities. The pro forma book value and tangible book value information does not include anticipated cost savings or revenue enhancements.
(3)	Pro forma equivalent CBT Financial per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 2.86 in accordance with the merger agreement.

RISK FACTORS

In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

Shares of Riverview Financial common stock will lack a significant trading market.

Shares of Riverview Financial common stock will not be traded on any national securities exchange, and therefore its common stock will be highly illiquid. We may decide to apply for listing of Riverview Financial common-stock on an exchange in 2018, but no formal plan to do so has been approved. There is no assurance that an active trading market in Riverview Financial’s common stock will develop or, if such a market develops, that it will be sustained. As a result, a shareholder may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, Riverview may not attract significant news or analyst coverage, and the common stock may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or other purposes.

The market price of Riverview Financial common stock after the merger may be affected by factors different from those affecting the shares of Riverview Financial or CBT Financial currently.

The geographic markets of Riverview Financial and CBT Financial differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of Riverview Financial and CBT Financial. For a discussion of the business and markets of Riverview Financial and CBT Financial, see “Information About Riverview Financial Corporation” beginning on page 87 and “Information About CBT Financial” beginning on page 143.

Shareholders of both Riverview Financial and CBT Financial will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

When the merger occurs, the percentage ownership of every shareholder in the combined organization will be smaller than the shareholder’s percentage ownership of Riverview Financial or CBT Financial, respectively, prior to the merger. Upon completion of the merger, current CBT Financial shareholders will own approximately 46% of the outstanding shares of Riverview Financial common stock, and current Riverview Financial shareholders will own approximately 54%.

The exchange ratio for the conversion of CBT Financial stock into Riverview Financial stock will not be adjusted in the event that the price of Riverview Financial common stock declines before the merger is completed, except in certain limited circumstances. As a result, the value of the shares of Riverview Financial common stock at the time CBT Financial shareholders receive them could be less than the equivalent value (taking into consideration the applicable exchange ratio) of those shares today and on the date of the shareholder meeting.

In the merger, shareholders of CBT Financial will be entitled to exchange each share of CBT Financial stock for 2.86 shares of Riverview Financial common stock. The exchange ratio is fixed. However, if the ratio of the average price of Riverview Financial’s common stock, as measured over the 10 trading day period ending on the trading day prior to the latest of (i) the date all regulatory approvals are received and all waiting periods have expired and (ii) the date on which CBT’s shareholders have approved the merger is (a) less than 80% when compared to its price on April 19, 2017 and also (b) more than 20% less than Average NASDAQ Bank Index Value measured over the same 10 day period compared to that value on April 19, 2017, CBT Financial’s board of directors may elect to terminate the merger agreement unless Riverview Financial increases the exchange ratio in an amount sufficient to cause at least one of the two financial termination measures to no longer be met. As a result, except in the limited instance just described, the exchange ratio will not be adjusted as a result of any change in the market price of Riverview Financial common stock between the date of this proxy statement/prospectus and the date CBT Financial shareholders receive shares of Riverview Financial common stock in exchange for their shares. The market price of Riverview Financial common stock will likely be different, and may be lower, on the date shareholders receive their shares of Riverview Financial common stock than the market price of Riverview Financial common stock on the date of this proxy statement/prospectus. Differences in the market price of Riverview Financial common stock may be the result of changes in the business, operations or prospects of Riverview Financial, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors. If the market price of Riverview Financial common stock declines after CBT Financial shareholders vote, the value of the merger consideration shareholders will be receiving will be less than the value of such consideration at the time of the vote unless: (i) the adjustment provision described above is triggered, (ii) CBT Financial elects to terminate the merger agreement, and (iii) Riverview Financial elects, in response, to modify the exchange ratio. It is possible that the adjustment mechanism could be triggered without CBT Financial choosing to terminate the merger agreement.

Future issuances of Riverview Financial equity securities could dilute shareholder ownership and voting interest.

Riverview Financial’s Articles of Incorporation authorize the issuance of up to twenty million shares of common stock and three million shares of preferred stock and one million, three hundred forty-eight thousand, eight hundred nine shares of nonvoting common stock. Any future issuance of equity securities by Riverview Financial may result in dilution in the percentage ownership and voting interest of Riverview Financial shareholders. Also, any securities Riverview Financial sells in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Riverview Financial shareholders. As noted, under the caption “Comparison of Shareholders’ Rights”, Riverview Financial shareholders do not have any preemptive rights to acquire additional shares in the event of future issuances of equity by Riverview Financial.

There is no assurance that Riverview Financial will continue paying dividends at the current rate.

Riverview Financial’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. Riverview Financial paid an annual dividend of $0.55 per share of common stock for the year ended December 31, 2016. This practice can be changed at any time at the discretion of Riverview Financial’s board of directors, and Riverview Financial’s common shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations, and these outcomes could cause capital not to be available when needed in an amount sufficient to support Riverview Financial’s dividend practice. The amount of dividends that Riverview Financial may distribute will also be subject to restrictions under Pennsylvania law and applicable bank regulatory provisions. If Riverview Financial’s board of directors were to adopt a change to Riverview Financial’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Riverview Financial’s common stock.

The unaudited pro forma financial data included in this proxy statement/prospectus is preliminary, and Riverview Financial’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

The unaudited pro forma financial data in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of as of the date of the completion of the merger.

Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The merger agreement limits CBT Financial’s ability to pursue alternatives to the merger and, in certain circumstances, requires the payment of a termination fee.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit CBT Financial’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of CBT Financial. In addition, a termination fee is payable by CBT Financial under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of CBT Financial from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire CBT Financial than it might otherwise have proposed to pay. Moreover, under specified circumstances, CBT Financial could be required to pay Riverview Financial a termination fee in connection with the termination of the merger agreement due to an alternate transaction. See “The Merger Agreement—Termination Fee.”

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could delay or have an adverse effect on Riverview Financial.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, FDIC and PDB. Riverview Financial and CBT Financial have agreed to use their reasonable best efforts to complete these filings and obtain these waivers, approvals and consents; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger that could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Riverview Financial following the merger, any of which might have an adverse effect on Riverview Financial following the merger. We cannot assure you as to whether these regulatory waivers, approvals and consents will be received, the timing of such or whether any conditions will be imposed. Applications with the FRB, PDB and FDIC are expected to be filed in July 2017.

CBT Financial’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of CBT Financial shareholders.

An ad hoc committee of the board of directors of CBT Financial negotiated the terms of the merger agreement. CBT Financial’s board of directors approved and adopted the merger agreement and unanimously recommended that CBT Financial shareholders vote to adopt the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that CBT Financial’s officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of CBT Financial’s shareholders. These include:

•	Employment agreements that certain executive officers of CBT Financial are entitled to receive in connection with the merger;

•	Provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of CBT Financial for events occurring before the merger; and

•	The appointment of eight directors of CBT Financial to the Riverview Financial board of directors and the opportunity for the remaining directors to be paid for entering into a non-competition agreement with Riverview Financial.

These additional interests of CBT Financial directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Riverview Financial or CBT Financial shareholder may view it. CBT Financial’s board of directors was aware of these interests and took them into account in their decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “The Merger—CBT Financial’s Directors and Executive Officers Have Financial Interests in the Merger.”

The shares of Riverview Financial common stock to be received by CBT Financial shareholders as a result of the merger will have different rights from the shares of CBT Financial common stock.

Upon completion of the merger, Riverview Financial and CBT Financial shareholders will become Riverview Financial shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Riverview Financial. The rights associated with CBT Financial common stock are different from the rights associated with Riverview Financial common stock.

Riverview Financial and CBT Financial believe that the material differences in such rights are as follows:

•	Riverview is authorized to issue twenty million shares of common stock, one million three hundred forty-eight thousand, eight hundred nine shares of non-voting common stock and three million shares of blank check preferred stock, and CBT Financial is authorized to issue ten million shares of common stock and ten million shares of blank check preferred stock;

•	CBT Shareholders holding at least 20% of all outstanding shares entitled to vote may call a special meeting of shareholders. Riverview shareholders may not call a special meeting;

•	Riverview Financial shareholders are prohibited from taking action by written consent in lieu of a meeting. CBT Financial shareholders generally may take action by unanimous written consent in lieu of a meeting;

•	Riverview Financial shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for at least 15 days because of an absence of a quorum, although less than a quorum, will constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting. CBT Financial shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned because of an absence of a quorum, although less than a quorum, will constitute a quorum for the purpose of electing directors;

•	The amendment of certain articles in Riverview Financial’s Articles of Incorporation and the approval of certain business combinations requires either (i) the affirmative vote of at least 70% of the outstanding shares of Riverview Financial or (ii) the affirmative vote of at least a majority of the shares of Riverview Financial cast by all shareholders entitled to vote on the matter if the amendment or business combination is also approved by 70% of the members of Riverview Financial’s board of directors who have been in office for at least one year. The amendment of CBT Financial’s Articles of Incorporation and the approval of certain business combinations requires the affirmative vote of at least a majority of the shares of CBT Financial cast by all shareholders entitled to vote on the matter;

•	Riverview financial has a minimum share ownership requirement of 2,000 shares for directors. CBT Financial requires that a director be a shareholder of CBT Financial, but requires no specific number of shares; and

•	Riverview Financial is a “registered corporation” as defined under the PBCL, although its status in that regard is limited. Under the PBCL, certain anti-takeover provisions apply to registered corporations. Most of those provision do not apply to Riverview Financial due to its limited status as a registered corporation including those applicable to a “control transaction,” “controlling person or group,” ‘interested shareholder” or “control-share acquisition” as those terms are defined in the PBCL. CBT Financial is not a registered corporation and therefore is not subject to the registered corporation anti-takeover provisions in the PBCL at all. See the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 178 for a complete discussion of the different rights associated with ownership of Riverview Financial common stock.

If the merger is not consummated by April 30, 2018, either Riverview Financial or CBT Financial may choose not to proceed with the merger.

Either Riverview Financial or CBT Financial may terminate the merger agreement if the merger has not been completed by April 30, 2018, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The fairness opinion obtained by CBT Financial from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

CBT Financial obtained a fairness opinion from its financial advisor as of April 19, 2017. CBT Financial is not required to obtain an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Riverview Financial or CBT Financial, general market and economic conditions and other factors that may be beyond the control of Riverview Financial and CBT Financial, and on which the fairness opinion was based, may alter the value of Riverview Financial or CBT Financial or the price of shares of Riverview Financial common stock or CBT Financial common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that CBT Financial received from its financial advisor, please see “The Merger—Opinion of CBT Financial’s Financial Advisor” beginning on page 48 of this proxy statement/prospectus.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Riverview Financial and CBT Financial. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Riverview Financial and CBT Financial. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected. Riverview Financial and CBT Financial have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Riverview Financial and/or CBT Financial during the transition period.

If the merger is not completed, Riverview Financial and CBT Financial will have incurred substantial expenses without realizing the expected benefits of the merger.

Riverview Financial and CBT Financial have incurred substantial expenses in connection with the merger described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have been expended or would be recognized currently and not capitalized, and Riverview Financial and CBT Financial would not have realized the expected benefits of the merger.

The management teams of Riverview Financial and CBT Financial may be required to dedicate significant time and effort to the integration of the two companies which could divert their attention from other business concerns.

It is possible that the integration process could result in the diversion of the attention of the management teams of Riverview Financial and CBT Financial, the disruption or interruption of, or the loss of momentum in, the ongoing businesses of Riverview Financial and CBT Financial or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Riverview Financial’s ability to maintain relationships with its customers and employees or Riverview Financial’s ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect Riverview Financial’s business and financial results.

Each of Riverview Financial and CBT Financial will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on each of the parties to the merger agreement. These uncertainties may impair Riverview Financial’s and CBT Financial’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with each of Riverview Financial and CBT Financial to seek to change existing business relationships with them. Retention of certain CBT Financial employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Riverview Financial. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to continue with Riverview Financial, Riverview Financial’s business following the merger could be harmed. In addition, the merger agreement restricts each of Riverview Financial and CBT Financial from taking specified actions until the merger occurs without the consent of the other. These restrictions may prevent Riverview Financial and/or CBT Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 64 of this proxy statement/prospectus for a description of the restrictive covenants to which Riverview Financial and CBT Financial are subject under the merger agreement.

Riverview Financial and CBT Financial expect to incur non-recurring expenses related to the merger.

Riverview Financial and CBT Financial are developing a plan to integrate the operations of Riverview Financial and CBT Financial after the merger. In connection with that plan, Riverview Financial and CBT Financial anticipate that certain non-recurring charges, such as branding, severance and computer system conversion costs, will be incurred in connection with this integration. Riverview Financial and CBT Financial cannot identify the timing, nature and amount of all such charges as of the date of this proxy statement/prospectus. However, any such charge could affect the parties’ respective results of operations in the period in which such charges are recorded.

Future governmental regulation and legislation, including the Dodd-Frank Act, could limit the combined company’s future growth.

Riverview Financial and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Riverview Financial, and will continue to be subject to those regulations after the merger is completed. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect Riverview Financial’s ability to expand its services and to increase the value of its business. Additionally, a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of these regulations, including, without limitation, higher minimum capital levels, the higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with Basel III and the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Riverview Financial, these changes could be materially adverse to Riverview Financial’s shareholders.

Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either Riverview Financial or CBT Financial on a standalone basis.

Following the consummation of the merger, current shareholders of Riverview Financial and CBT Financial will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts historically experienced by Riverview Financial or CBT Financial. If we are unable to successfully combine the businesses of Riverview Financial and CBT Financial, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company.

Riverview Financial’s Common Stock is not insured, and you could lose the value of your entire investment.

An investment in shares of Riverview Financial’s Common Stock is not a savings account, deposit or other obligation of a bank or depository institution and is not insured by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of the entire investment.

There is no assurance that Riverview Financial will continue to pay cash dividends.

Historically, Riverview Financial has paid quarterly cash dividends on its Common Stock. However, Riverview Financial’s future dividend policy will depend on a number of factors including, among other things, statutory and regulatory restrictions, business conditions, earnings, financial condition, regulatory requirements, and the discretion of the Board of Directors. Riverview Financial’s ability to pay cash dividends is dependent upon the ability of Riverview Bank to pay dividends to Riverview Financial. Therefore, there is no assurance whether, or at what rate, Riverview Financial will continue to pay cash dividends.

Riverview Financial’s Articles of Incorporation and Bylaws contain anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of the Common Stock.

Provisions of Pennsylvania law and of Riverview Financial’s Articles of Incorporation and Bylaws could make it more difficult for a third party to acquire control of Riverview Financial or have the effect of discouraging a third party from attempting to acquire control of Riverview Financial. Riverview Financial’s Articles of Incorporation and Bylaws include certain provisions, such as the absence of cumulative voting, a classified board of directors and the inability of shareholders to call a special meeting of shareholders, among others, which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Riverview Financial by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect Riverview Financial’s shareholders by providing a measure of assurance that Riverview Financial’s shareholders will be treated fairly in the event of an unsolicited takeover bid. However, the anti-takeover provisions set forth in Riverview Financial’s Articles of Incorporation and Bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Riverview Financial’s Common Stock. To the extent that these provisions actually discourage such a transaction, holders of Riverview Financial’s Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, some of these provisions make it more difficult to remove, and thereby may serve to entrench, Riverview Financial’s incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

Economic downturns and the composition of Riverview Financial’s loan portfolio subject it to credit risk.

Economic downturns and the composition of Riverview Financial’s loan portfolio subject it to credit risk. National, regional and local economic conditions can impact Riverview Financial’s loan portfolio. For example, an increase in unemployment, a decrease in real estate values or changes in interest rates, as well as other factors, such as a substantial decline in the stock market, could weaken the economies of the communities Riverview Financial serves. Weakness in the market areas served by Riverview Financial may depress its earnings and consequently its financial condition because:

•	borrowers may not be able to pay interest on, and repay their principal of, outstanding loans;

•	the value of the collateral securing Riverview Financial’s loans to borrowers may decline; and

•	demand for loans, as well as and other products and services Riverview Financial offers, may decline.

Approximately 70.87%, of Riverview Financial’s loan portfolio was in commercial loans, commercial mortgage loans, and construction loans at March 31, 2017. Commercial loans, commercial mortgage loans and construction loans generally involve a greater degree of credit risk than residential mortgage loans and consumer loans because they typically have larger balances and are more likely to be affected by adverse conditions in the economy. Because payments on these loans often depend on the successful operation and management of businesses and properties, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate markets, adverse economic conditions or changes in government regulation.

Riverview Financial’s future success is dependent on its ability to compete effectively in the highly competitive banking industry.

Riverview Financial operates in an extremely competitive banking environment. In Pennsylvania, larger banks dominate the commercial banking industry. In addition, future competitors, including new commercial banks, may enter Riverview Financial market area. In recent years, there has been a trend toward fewer banks controlling a greater market share. Many of Riverview Financial’s competitors offer services that it does not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.

In addition, larger competitors may be able to price loans and deposits more aggressively than Riverview Financial can. Riverview Financial competes with other financial institutions, including savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies, and others in obtaining lendable funds and in making loans. The non-bank financial institutions and financial services organizations with which Riverview Financial competes are not subject to the same degree of regulation as is imposed on banks. As a result, these non-bank competitors have an advantage over Riverview Financial in providing certain services.

Riverview Financial’s strategy is to attract customers by providing personalized services while remaining local and independent. There can be no assurance that this strategy will be successful.

A downturn in the economic conditions in Riverview Financial’s market areas may adversely affect business.

Currently, Riverview Financial’s lending and deposit-gathering activities are concentrated primarily in Central Pennsylvania in Berks, Dauphin, Northumberland, Perry, and Schuylkill counties. Riverview Financial also engages in lending and deposit-gathering activities in Somerset County, Pennsylvania. Therefore, its success depends, in large part, on general economic conditions in this region. Adverse changes in the local economy could reduce Riverview Financial growth rate, impair its ability to collect loans, and generally adversely affect its financial condition and results of operations.

Riverview Financial may be unable to retain or replace members of senior management, or of the board of directors, or to hire and retain other skilled personnel.

Riverview Financial’s business success depends to a great extent upon the services of its officers and directors. The loss of key personnel could have a material adverse effect upon Riverview Financial’s future prospects. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that Riverview Financial will continue to be successful in attracting, recruiting, and retaining skilled managerial, marketing, and technical personnel necessary for the successful operation of existing lending, operations, accounting, and administrative functions or to support the expansion of the functions necessary for future growth. Riverview Financial’s inability to hire or retain key personnel could have a material adverse effect on its results of operations.

Interest rate movements may impact Riverview Financial’s earnings.

Through the operations of its banking subsidiary, Riverview Bank, Riverview Financial is exposed to interest rate risk since substantially all of its assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and value of financial instruments. Riverview Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

In an increasing interest rate environment, the cost of funds is expected to increase more rapidly than the interest earned on loans and securities because the primary source of funds (deposits) generally have shorter maturities than the maturities on loans and investment securities. This causes the net interest rate spread to compress and negatively impact profitability. Changes in interest rates also may adversely affect Riverview Bank’s loan and deposit growth and the quality of its loan portfolio. Riverview Financial actively manages its interest rate sensitivity positions with the objective of controlling exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. However, Riverview Financial cannot provide assurance that its strategy with respect to interest rate sensitivity management will be effective.

If Riverview Bank experiences loan losses in excess of its loan loss allowance, earnings will decrease.

Lending money is a substantial part of the business of Riverview Bank. However, every loan Riverview Bank makes carries a certain risk of non-payment. There is no assurance that Riverview Bank’s allowance for loan losses will be sufficient to absorb actual loan losses or that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

Although Riverview Bank evaluates every loan that it makes against its underwriting criteria, it may experience loan losses due to factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of Riverview Bank’s borrowers.

Riverview Bank determines the adequacy of its allowance of loan losses by considering various factors, including: an analysis of the risk characteristics of various classifications of loans; previous loan loss experience; specific loans that would have loan loss potential; delinquency trends; estimated fair value of the underlying collateral; current economic conditions; the views of the bank’s regulators; and geographic and industry loan concentration.

Changes in real estate values may adversely impact loans made by Riverview Bank that are secured by real estate.

A significant portion of Riverview Bank’s loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in Central Pennsylvania in Berks, Dauphin, Northumberland, Perry and Schuylkill Counties as well as in Somerset County, Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional, or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Riverview Bank’s market area, the value of the real estate collateral securing its loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material negative impact on Riverview Financial’s financial performance.

If Riverview Financial concludes that the decline in value of any of its investment securities is other than temporary, it is required to write down the value of that security through a charge to earnings.

Riverview Financial review its investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, Riverview Financial is required to assess whether the decline is other than temporary. If it concludes that the decline is other than temporary, Riverview Financial is required to write down the value of that security through a charge to earnings. Changes in the expected cash flows of these securities and/or prolonged price declines have resulted and may result in Riverview Financial concluding in future periods that there is additional impairment of these securities that is other than temporary, which would require a charge to earnings to write down these securities to their fair value.

Riverview Financial may be affected by the practices of other financial institutions.

Financial institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Riverview Financial has exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. These transactions may expose Riverview Financial to credit risk in the event of a default by a counterparty or client. This credit risk could be exacerbated if the collateral held by Riverview Financial cannot be realized upon or is liquidated at prices insufficient to recover the full amount of its credit exposure. Such losses could have a material adverse effect on Riverview Financial’s financial condition and results of operations.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact Riverview Financial’s reputation and results of operations.

Riverview Financial’s computer systems, software and networks are subject to ongoing threats, including unauthorized access, mishandling or misuse of information, loss or destruction of data (including confidential customer information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber attacks designed to obtain confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, denial of service attacks and other events. Cyber threats may arise from human error, fraud or malice on the part of employees or third parties, including third party vendors, or may result from accidental technological failure. Cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (Riverview Financial’s own or that of third parties) and the disruption of business operations. The potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, and increased cybersecurity protection and remediation costs, which in turn could adversely affect Riverview Financial’s competitiveness and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Riverview Financial, CBT Financial and the potential combined company and may include statements for the period following the completion of the merger. Forward looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward looking statements involve certain risks and uncertainties. The ability of either Riverview Financial or CBT Financial to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward looking statements include those set forth on page 26 under “Risk Factors,” as well as, among others, the following:

•	Completion of the merger is dependent on, among other things, receipt of CBT shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	The merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	Higher than expected increases in Riverview Financial’s or CBT Financial’s loan losses or in the level of nonperforming loans;

•	A weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania;

•	An unexpected decline in real estate values within Riverview Financial’s and CBT Financial’s market areas;

•	Unanticipated reduction in Riverview Financial’s and CBT Financial’s deposit base;

•	Government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•	Legislative and regulatory actions (including the impact of the Dodd-Frank Act and related regulations) that subject Riverview Financial to additional regulatory oversight which may result in increased compliance costs and/or require Riverview Financial to change its business model;

•	The integration of CBT Financial’s business and operations with those of Riverview Financial may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to CBT Financial’s or Riverview Financial’s existing businesses; and

•	The anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Riverview Financial or CBT Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Riverview Financial and CBT Financial undertake no obligation to update these forward looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

CBT Financial

The strategic plan of CBT Financial adopted in August 2015 outlines, among other things, the continued growth and expansion of its subsidiary bank, CBT Bank. The board of directors, along with external advisors engaged from time to time, have looked at opportunities for growth in addition to organic growth. As part of this strategic plan, CBT Bank maintained a peer group of comparable banks and potential bank targets for performance comparison and also to assess possible opportunities for growth through mergers and acquisitions.

Michael J. Bibak, President and Chief Executive Officer, had the opportunity to discuss CBT Bank and its future with a representative of Riverview Bank at a professional event held in Philadelphia in June, 2016. From that discussion, Brett Fulk, President of Riverview Bank, placed a call to Mr. Bibak on June 14, 2016. The discussion was brief and centered around their respective backgrounds and current plans for expansion. Messrs. Bibak and Fulk decided to meet on June 22, 2016 to continue the discussion.

The in-person meeting on June 22, 2016 centered around the backgrounds of the individuals, their respective bank’s present locations, loan appetite, underwriting culture and the synonymous challenges of banks at their current size, along with the opportunities and potential created with a bank of $1 billion or greater in total assets. The dialogue also included the history of the banks, their current financial and regulatory environments and plans for future growth. Messrs. Bibak and Fulk agreed that an additional meeting to include additional representatives from each institution would be beneficial.

Mr. Bibak discussed the June 22, 2016 meeting with the CBT Financial board at its regularly scheduled board meeting of June 28, 2016. At that meeting, an ad-hoc committee of the board was created, comprised of directors Bibak, William E. Wood and John G. Soult, Jr. This group was authorized to represent CBT Financial and CBT Bank in further discussions with Riverview Financial and report back to the full board of directors. Mr. Bibak was directed to set up a meeting for the committee members to be introduced to representatives of Riverview Financial.

A meeting was held on July 18, 2016, including Messrs. Bibak, Wood and Soult from CBT Financial and Messrs. Fulk and Fox from Riverview Financial. Mr. Bibak and Mr. Fulk reviewed the substance of their June 22, 2016 meeting with the other participants. Messrs. Fulk and Fox explained the history of Riverview Financial, its current financial and regulatory status and its proposed plans for expansion and growth. A conversation ensued among the parties discussing culture of both institutions and the similar economic and regulatory challenges to their institutions.

On July 26, 2016, at the regularly scheduled CBT Financial board meeting, Messrs. Bibak, Wood and Soult summarized the July 18, 2016 meeting with Riverview Financial. The CBT Financial board agreed that, given the similar size and seemingly similar cultures of CBT Bank and Riverview Bank, further discussions were warranted. The board decided to instruct the investment banking firm of Boenning & Scattergood, Inc. to prepare a presentation outlining financial considerations surrounding a possible transaction with Riverview Financial. CBT Financial had utilized Boenning & Scattergood, Inc. on a variety of previous matters.

At the regular CBT Financial board meeting on August 23, 2016, Boenning & Scattergood presented to the board discussion material related to Riverview Bank (including a financial analysis of Riverview Financial and CBT Financial, and a pro forma balance sheet and income statement for the combined companies) and what the combined companies would look like on a pro forma basis. Boenning & Scattergood was asked to prepare a discussion document outlining any other potential targets that CBT Financial may wish to consider for this type of transaction as well as the general effect on pricing for a merger of equals transaction so that the board could consider other potential opportunities available to CBT.

Shortly after the August 23, 2016 CBT Financial board meeting, Mr. Bibak placed a call to Mr. Fulk to discuss CBT Financial’s board reaction to the discussions between the parties. Mr. Bibak informed Mr. Fulk that he would be in Harrisburg for an industry meeting and the two agreed to meet on August 29, 2016 to continue discussions.

Messrs. Bibak and Fulk met on August 29, 2016 in Harrisburg to continue discussions concerning a potential transaction. The meeting included discussions regarding their respective backgrounds and experience. Both individuals discussed the challenges facing their respective banks given their respective current size and their individual challenges related to growth, succession, earnings and management. Messrs. Bibak and Fulk agreed that the meeting of July 18, 2016 went well and another meeting to continue discussions would be beneficial, but that to engage in more specific discussions, the parties should enter into a confidentiality agreement, which they did on September 1, 2016.

A meeting of the ad-hoc committee members of CBT Financial and Messrs. Fulk and Fox was held on September 26, 2016. The discussion became more granular, focusing on market areas, operating strategy and the financial/regulatory positions of the two institutions. The parties agreed that further discussions were likely to continue.

At the regularly scheduled CBT Financial board meeting of September 27, 2016, Messrs. Bibak, Soult and Wood updated the full board on the progression of the discussions with Riverview Financial. The three ad-hoc committee members relayed their opinion that the possible advantages of a potential transaction to CBT Financial and its shareholders were becoming more apparent. The board agreed that further discussions were warranted.

Mr. Bibak and Mr. Fulk spoke on October 12, 2016 updating each other on their respective positions regarding the discussions.

A further meeting of the CBT Financial ad-hoc committee and Messrs. Fox and Fulk was held on October 13, 2016. This meeting continued to expand upon the items and issues discussed in the previous meetings. Progress continued with discussions related to social issues and commitments to brand identity and location of operations.

The regular board meeting of CBT Financial was held on October 25, 2016, with Messrs. Bibak, Soult and Wood updating the board on the progress of discussions with Riverview Financial. The CBT Financial board agreed that discussions were productive and should continue. The CBT Financial board reviewed discussion materials prepared by Boenning & Scattergood related to potential partners that CBT Financial may wish to consider, as an alternative to a merger with Riverview Financial. The board reviewed the discussion material in depth and concluded that it was in the best interest of CBT Financial to continue discussions with Riverview Financial.

At the regular board meeting of CBT Financial on November 16, 2016, discussion continued on the potential transaction with Riverview Financial regarding the advantages with the size of the combined organization, potential improvement in the liquidity of the stock and prospects for future improved earnings related to a combination of both companies.

Messrs. Bibak, Soult and Wood met with Messrs. Fox and Fulk on December 2, 2016, to continue reviewing the issues discussed in the previous meetings. The parties agreed progress was being made and that an understanding of the potential combination of the organizations was coming into focus.

The ad-hoc committee members and Messrs. Fox and Fulk met on January 6, 2017 to discuss the expectations of both parties in terms of a proposed indication of interest to be drafted by Riverview Financial.

At a regularly scheduled board meeting on January 23, 2017, Messrs. Bibak, Soult and Wood updated the board on the meeting with Riverview Financial of January 6, 2017. The details surrounding the anticipated points of the indication of interest were discussed.

Members of the CBT Financial ad-hoc committee met with Messrs. Fox and Fulk on February 7, 2017 to receive, in person, an initial indication of interest from Riverview Financial, which proposed an exchange ratio of 2.62 shares of Riverview Financial common stock for each share of CBT Financial common stock, and how the board of directors and management team would be structured on a post-closing basis, among other matters. The letter was reviewed during the meeting, and discussion concerning the structure and pricing of the merger ensued for clarification.

A special meeting of the CBT Financial board occurred on February 16, 2017 to review the initial indication of interest received from Riverview Financial. Discussions ensued regarding the structure and pricing of the merger in the letter and the ad-hoc committee members answered questions as presented. All agreed the letter did, in most respects, reflect the conversations that had occurred in the past several months. Also reviewed at the meeting was a presentation from Boenning & Scattergood providing a more detailed financial analysis of the proposed transaction. A response to the initial indication of interest was structured. There was discussion concentrating on the exchange ratio and corresponding price per share. In reviewing the financial analysis of the proposed transaction, the board members reviewed, in consultation with Boenning & Scattergood, the contribution analysis of each party to the resulting company. Riverview Financial’s initial offer contained an exchange ratio of 2.62 shares of Riverview Financial common stock for each share of CBT Financial common stock, resulting in a then-current per share price of $30.75 and a 56.2%/44.8% share ownership split. After considering all the facts, the board authorized the ad-hoc committee to counter Riverview Financial’s offer with an exchange ratio of 2.86, resulting in a then-current per share price of $34.25 and a percent share of ownership split of 54%/46%.

A meeting of the ad-hoc committee members and Messrs. Fox and Fulk occurred on February 17, 2017 to allow CBT Financial to respond in person to the initial indication of interest. Items discussed and negotiated at the meeting included the exchange ratio and composition of the board and executive management team on a post-closing basis, including the appointment and terms of the chairmanship and vice chairmanship.

Mr. Fulk provided a revised indication of interest to Mr. Bibak on February 22, 2017. The revised letter reflected the same material terms of the initial indication of interest, but with a revised exchange ratio of 2.86. No material changes to the composition of the post-closing board and management team were made.

On February 28, 2017 at a regularly scheduled board meeting the CBT Financial board reviewed the revised indication of interest along with revised financial terms of the proposed transaction. The indication of interest was approved by CBT Financial’s board subject to clarification of the right of a significant Riverview Financial shareholder to appoint a member of Riverview Financial’s board, which would be reported back to the board by Mr. Bibak. Upon receipt of the requested clarification, Mr. Bibak was authorized to sign the indication of interest on behalf of CBT Bank. The same day, Messrs. Wood and Bibak had a conversation with Mr. Fulk and received clarification on the issue regarding the significant Riverview Financial shareholder. Mr. Bibak informed the board of such and signed the indication of interest and emailed it to Riverview Financial.

On March 6, 2017 the CBT Financial board held a meeting at which certain members of the CBT Financial senior management team, CBT Financial’s corporate counsel, Luse Gorman, PC, and Boenning & Scattergood were present in person or via conference call and discussed the indication of interest and management’s non-material proposed revisions to the indication of interest. Based on Riverview Financial’s acceptance of the proposed changes, the CBT Financial board authorized management to execute the non-binding indication of interest letter and an Exclusivity Agreement and to start to conduct due diligence and commence negotiations of a definitive merger agreement with Riverview Financial.

In early March 2017, Riverview Financial and CBT Financial commenced due diligence on each other through the launch of virtual data rooms and, over the next two weeks, representatives of Riverview Financial and CBT Financial conducted due diligence regarding the potential merger of equals.

On March 16, 2017, Barley Snyder circulated the first draft of the merger agreement to CBT Financial, Luse Gorman and Boenning & Scattergood.

On March 23, 3017, members of CBT Financial’s senior management along with Luse Gorman and Boenning & Scattergood conducted on-site due diligence at Riverview Financial.

On March 28, 2017, via conference call, members of CBT Financial’s senior management met with Luse Gorman and Boenning & Scattergood and discussed the draft merger agreement and reverted comments on the draft merger agreement to Barley Snyder on March 29, 2017. Over the next week, Luse Gorman and Barley Snyder negotiated the terms of the merger agreement. Among other things, Luse Gorman and Barley Snyder discussed (i) Riverview Financial’s proposed termination fee as a percentage of the transaction value, (ii) the effect on the equal representation of CBT Financial and Riverview Financial on the surviving company’s board of the contractual right of Castle Creek Capital Partners, VI, L.P., a Riverview Financial institutional investor, to obtain a seat on the Riverview Financial board, and (iii) the standard of review regarding the accuracy of each party’s representations and warranties in the merger agreement at the closing date.

On April 3, 2017, Barley Snyder circulated a revised draft of the merger agreement and a first draft of the bank merger agreement to CBT Financial, Luse Gorman and Boenning & Scattergood.

On April 4, 2017, via conference call, CBT Financial’s senior management reviewed and discussed the revised merger agreement with Luse Gorman and Boenning & Scattergood and instructed Luse Gorman to negotiate the terms of the merger agreement, including a lower termination fee and language that maintained the equal split of directors between CBT Financial and Riverview Financial on the board of the surviving company in light of Castle Creek’s right to a seat on the Riverview Financial board.

On April 5, 2017, via conference call, Luse Gorman met with Barley Snyder and members of Riverview Financial’s senior management to negotiate the terms of the merger agreement. Among other things, Riverview Financial agreed to reduce the requested termination fee from approximately 6.0% to approximately 4.5% of the transaction value and to add as a condition to closing that Riverview Financial’s shareholders approve an increase of Riverview Financial’s authorized stock. Riverview Financial also agreed to obtain a one-year waiver from Castle Creek regarding Castle Creek’s right to obtain a seat on the Riverview Financial board commencing on the effective date of the merger.

On April 7, 2017, Barley Snyder circulated to CBT Financial, Luse Gorman and Boenning & Scattergood drafts of the CBT Financial and Riverview Financial voting agreements, the Castle Creek waiver and the director non-compete agreement. Luse Gorman reverted revisions to the draft merger agreement to Barley Snyder based on the discussions of the April 5, 2017 meeting and a draft offer letter regarding employment for three CBT Financial employees with Riverview Financial following the closing.

On April 11, 2017, Barley Snyder circulated a revised draft of the merger agreement to CBT Financial, Luse Gorman and Boenning & Scattergood.

On April 12, 2017, Barley Snyder and Luse Gorman negotiated and exchanged drafts of the bank merger agreement and offer letter and negotiated the inclusion in the merger agreement of a condition to closing that Riverview Financial obtain the Castle Creek waiver.

On April 13, 2017, CBT Financial’s board held a special meeting at which representatives of senior management, Luse Gorman and Boenning & Scattergood were present, either in person or via teleconference. CBT Financial’s board was updated by representatives of senior management and Luse Gorman on the status of due diligence and negotiation of the merger agreement, including a discussion of the material terms of the merger agreement as negotiated as of that date. Luse Gorman also reviewed the fiduciary duties of the CBT Financial directors regarding the potential merger and Boenning & Scattergood updated its presentation to the board on the financial terms of merger agreement and the potential benefits of the proposed transaction, including the benefits of the transaction as a merger of equals. CBT Financial’s board authorized management, Luse Gorman and Boenning & Scattergood to continue to negotiate the terms of the merger agreement and its exhibits.

Between April 13 and April 19, 2017, CBT Financial’s senior management and Luse Gorman continued to negotiate the outstanding items regarding the merger agreement and its exhibits with Riverview Financial’s senior management and Barley Snyder, arriving at a final draft of the definitive merger agreement. On April 19, 2017, CBT Financial’s board held a special meeting at which representatives of senior management, Luse Gorman and Boenning & Scattergood were present either in person or via teleconference. Boenning & Scattergood reviewed the financial analysis supporting its proposed opinion. After discussion regarding the financial analysis, Boenning & Scattergood delivered an oral opinion, confirmed by delivery of a written opinion, dated April 19, 2017, to CBT Financial’s board to the effect that, as of such date, the merger consideration to be paid by Riverview Financial in the proposed transaction was fair to the CBT Financial shareholders from a financial point of view. Luse Gorman updated CBT Financial’s board on the results of the legal and business due diligence review of Riverview Financial and final changes to the merger agreement and its exhibits. After discussion, the CBT Financial board of directors approved the merger agreement, its exhibits and all other necessary items, and authorized management to take the appropriate steps to complete the transaction.

Following the meeting, CBT Financial and Riverview Financial executed the merger agreement with schedules and exhibits thereto, and on April 20, 2017 publicly announced the transaction.

Riverview Financial’s Reasons for the Merger

In the course of making its decision to approve the transaction with CBT Financial, Riverview Financial’s board of directors consulted with Riverview Financial’s executive management and Riverview Financial’s financial and legal advisors. Riverview Financial’s board of directors considered, among other things, the following factors:

•	The board’s understanding of the current and prospective environment in which Riverview Financial operates, including national, regional and local economic conditions, the competitive environment for financial institutions in Pennsylvania, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward merger in the financial services industry generally and the likely effect of these factors on Riverview Financial’s future growth, profitability, prospects and strategic options;

•	The board’s view that the size of the combined institutions, which would have assets exceeding $1.0 billion and 30 branches in 11 Pennsylvania counties, and related economies of scale, could not be reached through organic growth within similar timelines, and that size and economies of scale are relevant to profitability and acceptable shareholder returns;

•	The effort of Riverview Financial’s management to identify possible, compatible counterparties to potential transactions;

•	The board’s understanding of Riverview Financial’s and CBT Financial’s individual and potential joint business operations (including the opportunity for Riverview Financial to transition to a new core operating system), financial condition, earnings and prospects;

•

The respective geographic markets in which the companies and their banking subsidiaries operate, which include markets that have experienced disruption as a result of merger activity, and the fact that

CBT Financial’s branches are located in markets with historically stable, low costs of funds and would fill in an existing gap between Riverview Financial’s eastern Pennsylvania markets and its Somerset County market area;

•	The board’s perception that Riverview Financial’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with CBT Financial’s similar operating philosophy;

•	The board’s perception that the liquidity of Riverview Financial’s common stock could be enhanced through the transaction;

•	The board’s perception regarding the enhanced future prospects of the combined company, compared to those Riverview Financial was likely to achieve on a stand-alone basis;

•	The compatibility of Riverview Financial’s and CBT Financial’s business activities, the acquisition of enhanced management depth in critical departments, including risk management, opportunities for cost reductions, and anticipated increased revenues resulting from a higher lending limit along with additional product offerings that could be made available, including the ability to better exploit agricultural lending opportunities in Riverview’s existing markets through the acquisition of talent with expertise in that area;

•	The board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger;

•	The expectation that the combination and strategic benefits of the transaction would result in future earning accretion;

•	The reports of Riverview Financial’s management concerning the operations, financial condition, and prospects of CBT Financial and the expected financial impact of the merger on the combined company;

•	The fact that certain provisions of the merger agreement prohibit CBT Financial from soliciting or responding to proposals for alternative transactions, and CBT Financial’s obligation to pay a termination fee of $2.2 million if the merger agreement is terminated due to CBT Financial accepting a superior offer;

•	The fact that, pursuant to the merger agreement, CBT Financial must generally conduct its business in the ordinary course and CBT Financial is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement; and

•	The financial information and analyses presented by Riverview Financial’s financial advisor to the board of directors.

Riverview Financial’s board of directors also considered the following:

•	The fact that new Riverview Financial shares to be issued to holders of CBT Financial stock to complete the merger will result in ownership dilution to existing Riverview Financial shareholders;

•	The proposed board and management arrangements, including Riverview Financial’s commitment to (i) set the size of the Riverview Financial and Riverview Bank boards of directors at sixteen, and appoint eight CBT Financial selected directors to the Riverview Financial and Riverview Bank boards, (ii) permit CBT Financial to select the chairman of the board of Riverview Financial and Riverview Bank for three years, (iii) employ Mr. Bibak and other senior officers of CBT Financial as employees of Riverview Financial after the merger, and (iv) move Riverview Financial’s headquarters to State College, Pennsylvania and move Riverview Bank’s headquarters to Harrisburg, Pennsylvania.

•	The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•	The fact that, pursuant to the merger agreement, Riverview Financial must generally conduct its business in the ordinary course and Riverview Financial is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Riverview Financial undertaking business opportunities which may arise pending completion of the merger;

•	The risk that potential benefits, including cost benefits, and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Riverview Financial and CBT Financial;

•	The risk that certain tax attributes of CBT Financial and Riverview Financial may be affected by the transaction; and

•	The potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on Riverview Financial’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

Riverview Financial’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

The foregoing discussion of the information and factors considered by Riverview Financial’s board of directors is not exhaustive, but includes the material factors considered by Riverview Financial’s board. In view of the wide variety of factors considered by the Riverview Financial board of directors in connection with its evaluation of the merger and the complexity of these matters the Riverview Financial board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Riverview Financial’s board of directors evaluated the factors described above, including asking questions of Riverview Financial’s legal and financial advisors. In considering the factors described above, individual members of Riverview Financial’s board of directors may have given different weights to different factors. The Riverview Financial board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Riverview Financial’s board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward Looking Statements”.

CBT Financial’s Reasons for the Merger

After careful consideration, CBT Financial’s board of directors determined that it was in the best interests of CBT Financial for CBT Financial to enter into the merger agreement with Riverview Financial. Accordingly, CBT Financial’s board unanimously recommends that CBT Financial’s shareholders vote “FOR” adoption of the merger agreement.

CBT Financial’s board of directors considered the terms of the merger agreement, the expected long-term and short-term strategic and economic benefits of the proposed merger, the short and long-term pro forma financial impact and the pro forma ownership percentages of the merger and potential effects on the outstanding common stock of the combined company which would be held by the current holders of CBT Financial and Riverview Financial common stock and determined that it is advisable and in the best interests of CBT Financial for CBT Financial to enter into the merger agreement with Riverview Financial. Accordingly, CBT Financial’s board of directors recommends that CBT Financial’s shareholders vote “FOR” approval and adoption of the merger agreement.

In the course of making its decision to approve the transaction with Riverview Financial, CBT Financial’s board of directors evaluated the transaction in consultation with CBT Financial’s senior management and CBT

Financial’s financial advisor, Boenning & Scattergood, Inc., and legal advisor, Luse Gorman. CBT Financial’s board of directors considered, among other things, the following factors:

•	CBT Financial’s board of directors reviewed its own strategic opportunities, business, operations, financial condition, earnings, and prospects and also reviewed Riverview Financial’s business, operations, financial condition, earnings, and prospects, including both CBT Financial’s and Riverview Financial’s geographic positions in Pennsylvania. After concluding its review, CBT Financial concluded that the merger would enhance its competitive strategic position, potential prospective business opportunities, operations, management, prospective financial condition, future earnings and business prospects. Specifically, CBT Financial believes that the merger will enhance its business opportunities due to the combined company having a greater market share, market presence and the ability to offer more diverse and more profitable products, as well as a broader based and geographically diversified branch system to enhance deposit collection and funding costs, and a higher legal and business lending limit to originate larger and potentially more profitable commercial loans. The greater market share, market diversity and enhanced products and services the board believes will result from the combination of the two institutions should enhance customer relationships, lower operating costs, increase earnings, and provide enhanced profitability as a result of better and more diversified sources of revenue. The board of directors of CBT Financial viewed these items as favorable factors, supporting the decision to proceed with the merger;

•	Its understanding of the current and prospective environment in which CBT Financial and Riverview operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on CBT Financial and Riverview Financial, in light of, and in absence of, the proposed business combination. Specifically, the board of directors of CBT Financial believes that the future business environment for financial institutions will continue to be more competitive and concentrated. The board of directors of CBT Financial believes that the merger will help the resulting bank to be more competitive with the institutions remaining in the market place because the combined company will have greater resources than either company had individually. The board of directors of CBT Financial viewed these items as favorable factors, supporting the decision to proceed with the merger;

•	The board believes that the ability to grow through potential acquisitions and mergers is meaningful to the long term prospects of CBT Financial and is enhanced through the combination with Riverview Financial, which may result in the ability of the company to grow assets and earnings in the long run for the CBT Financial shareholders. The board viewed this as a favorable feature supporting the decision to proceed with the merger. The board reviewed with CBT Financial’s financial advisor the potential benefits of the transaction as well as the terms of the transaction relative to transactions involving similarly-situated financial institutions;

•	The board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents, including the board’s assessment of the CBT Financial exchange ratio to the Riverview Financial shareholders relative to the terms of and benefits to be derived from the merger, including a geographically diversified branch system, higher legal and business lending limits, anticipated cost savings, and a diversification of the loan portfolio, which would include more profitable commercial loans;

•	The combination could result in incremental revenue opportunities, enabling a potential significant increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The board of directors of CBT Financial viewed these items as favorable factors, supporting the decision to proceed with the merger;

•

The proposed board and management structure, which would position the combined company with strong leadership and strategic vision while improving its ability to attract and retain management in a competitive environment. Specifically, the board of directors of CBT Financial viewed the resulting management structure and team as addressing a management concern that CBT Financial had with respect to its future leadership. The resulting management team of the combined company, its experience in CBT Financial’s market area and abilities with respect to a diversified loan portfolio, which includes more profitable commercial loans, was viewed as a favorable factor by the CBT Financial board of directors in supporting this transaction;

•	The review by the CBT Financial board of directors of the structure and terms of the merger, including the exchange ratio and the expectation that the merger would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The board of directors of CBT Financial reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of CBT Financial with more value than a taxable transaction on similar terms. The board viewed the exchange ratio, relative to the other terms of the transaction, as favorable because of the future prospects for combined growth (both organic and inorganic) and profitability and the potential for stock price appreciation and liquidity, which factors the CBT Financial board of directors viewed as favorably supporting the decision to proceed with the merger;

•	The ability to offer more diverse and progressive business services and products of Riverview Financial to CBT Financial customers could result in opportunities to obtain synergies and compete with larger financial institutions as products are cross-marketed and distributed over a broader customer base. Specifically, the board of directors of CBT Financial believes that this will enhance its ability to generate greater profits. This factor was viewed favorably by the CBT Financial board of directors in supporting the transaction;

•	The ability to offer loans that have higher legal and business lending limits to CBT Financial and Riverview Financial customers over a broader geographic footprint could result in opportunities to compete with larger financial institutions in central Pennsylvania. This factor was viewed favorably by the CBT Financial board of directors in supporting the transaction;

•	The prospects to increase long-term shareholder value by increasing the potential of share liquidity (the potential quotation of share transactions on a national exchange), increasing common stock dividends through cost savings and enhanced and accelerated earnings, and enhanced consolidated earnings, provided sufficient funds are legally available and that CBT Financial and its subsidiary bank remains “well-capitalized” in accordance with applicable regulatory guidelines;

•	The fact that certain provisions of the merger agreement prohibit or limit Riverview Financial from soliciting or responding to proposals for alternative transactions, which reduce the possibility that Riverview Financial would terminate the merger agreement. Riverview Financial’s obligation to pay a termination fee of $2.2 million if the merger agreement is terminated because of the failure of Riverview Financial’s shareholders to approve an increase to Riverview Financial’s authorized common stock;

•	The fact that, pursuant to the merger agreement, Riverview Financial must generally conduct its business in the ordinary course and Riverview Financial is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement are protections that the CBT Financial board of directors viewed favorably in supporting the transaction;

•	The financial presentations, dated August 29, 2016, April 13, 2017 and April 19, 2017, of Boenning & Scattergood to the CBT Financial board of directors and the opinion, dated April 19, 2017, of Boenning & Scattergood to the CBT Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CBT Financial of the exchange ratio in the proposed merger, as more fully described below under “Opinion of CBT Financial’s Financial Advisor;”

•	The receipt by Riverview Financial of a waiver from Castle Creek Partners, VI, L.P. of its right to appoint one member of Riverview Financial’s board of directors for a period of one year following the close of the merger;

•	The offer to Michael Bibak of the position of Chief Operating Officer of the combined company;

•	The ability of Riverview Financial to continue to pay its current quarterly cash dividends following the closing of the transaction;

•	The potential expense and effort necessary to obtain the requisite regulatory approvals and the likelihood that the regulatory approvals necessary to complete the merger would be obtained; and

•	The board of directors of CBT Financial also considered the fact that the combined institution would result in a major central Pennsylvania franchise with total assets of more than $1.0 billion and combined trust and wealth management assets under management in excess of $400 million. The addition to each institution of a new market area is expected to provide sustained business development opportunities by enabling CBT Financial and Riverview Financial to capitalize on each other’s banking franchise to compete in the Pennsylvania market.

CBT Financial’s board of directors reviewed the totality of the future prospects and opportunities of CBT Financial, its needs, the environment relative to the terms of the merger and its anticipated effects and concluded that the merger and its terms, with the prospects of enhanced earnings, dividends, liquidity, with stronger, broader and deeper management while retaining operational focus, were in the best long-term interests of CBT Financial and its shareholders.

CBT Financial’s board of directors also considered the following:

•	The fact that Riverview Financial shares to be issued to holders of CBT Financial stock to complete the merger will result in reduced ownership and voting interest to existing CBT Financial shareholders in the combined institution. While ownership reduction is expected to occur in the short term, the board of directors believes that the long-term benefits to be derived from the merger (increased long-term earnings, cost savings, enhanced management, increased dividends, among other things) more than offset this reduction in ownership;

•	The proposed board and management arrangements, including Riverview Financial’s commitment to (i) appoint eight (8) Riverview Financial directors and eight (8) CBT Financial directors to the combined sixteen (16) member Riverview Financial board of directors and to the Riverview Bank board of directors, and (ii) retain senior officers of CBT Financial who are within five years of retirement as employees of Riverview Bank after the merger;

•	The risk that integration of CBT Financial and Riverview Financial will not occur as desired and the potential impact of integration if not successful on the expected benefits of the merger;

•	The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•	The fact that, pursuant to the merger agreement, CBT Financial must generally conduct its business in the ordinary course and CBT Financial is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent CBT Financial from undertaking business opportunities which may arise pending completion of the merger;

•	The risk that potential benefits (strategic, operational, financial), cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of CBT Financial and Riverview Financial;

•	The potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on CBT Financial’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated;

•	The restrictions imposed on Riverview Financial from entering into an agreement to acquire another depository institution prior to the closing date;

•	The restrictions imposed on CBT Financial from soliciting alternative transactions;

•	The provisions permitting the CBT Financial board of directors to terminate the merger agreement if at any time during the five-day period commencing on the latest of (a) the date on which the last approval, consent or waiver of any bank regulator is received and all waiting periods in respect thereof having expired and (b) the latest date on which the shareholder approvals of both parties have been received, the price ratio of Riverview Financial’s common stock, as described in the merger agreement, is both (i) less than 80% and (ii) less than the NASDAQ bank index ratio described in the merger agreement by more than 20%;

•	The break-up fee of $2.2 million that CBT Financial or Riverview Financial would be required to pay to the other if the merger agreement is terminated under certain circumstances;

•	The fact that the break-up fee provision of the merger agreement could have the effect of discouraging other acquisition proposals for a business combination between CBT Financial a third party; and

•	The fact that the interests of certain of CBT Financial’s and Riverview Financial’s officers and directors may be said to be different from, or in addition to, the interests of shareholders generally.

During its consideration of the merger, CBT Financial’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “The Merger—CBT Financial’s Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 63.

The preceding discussion of the factors considered by CBT Financial’s board of directors in evaluating the proposed transaction are not intended to be exhaustive, but, rather, include all material factors considered by CBT Financial’s board. In reaching its decision to approve the transaction, CBT Financial board of directors did not quantify or assign relative weights to different factors. CBT Financial board of directors evaluated the factors described above, including asking questions of CBT Financial’s senior management, legal advisors and financial advisors and determined that this transaction was in the best interests of CBT Financial. In reaching its determination, CBT Financial board of directors relied on the experience of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of CBT Financial’s Financial Advisor” below. It should be noted that this explanation of the reasoning of CBT Financial’s board of directors and all other information in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward Looking Statements” on page 37.

Recommendation of CBT Financial’s Board of Directors

CBT Financial’s board of directors believes that the terms of the transaction are in the best interests of CBT Financial and has unanimously approved the merger agreement. Accordingly, CBT Financial’s board of directors unanimously recommends that CBT Financial shareholders vote “FOR” adoption of the merger agreement.

Opinion of Boenning & Scattergood, Inc., CBT’s Financial Advisor.

By letter dated February 16, 2017, CBT Financial retained Boenning & Scattergood, Inc., or Boenning & Scattergood, to act as its exclusive financial advisor in connection with a possible sale, merger, or other business combination. Boenning & Scattergood is an investment banking firm headquartered in West Conshohocken, Pennsylvania with an expertise in merger and acquisitions involving banks and other financial institutions. Boenning & Scattergood is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Boenning & Scattergood acted as financial advisor to CBT Financial in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement, dated as of April 19, 2017. At a meeting of the CBT Financial board of directors on April 19, 2017, the CBT Financial board of directors reviewed the merger agreement and Boenning & Scattergood delivered to the board of directors its oral and written opinion, that as of such date and based upon and subject to the various considerations set therein, the exchange ratio was fair to the holders of CBT Financial common stock from a financial point of view. The CBT Financial board of directors approved the merger agreement at this meeting.

The full text of Boenning & Scattergood’s written opinion, dated April 19, 2017, is attached as Annex B and is incorporated in this proxy statement/prospectus by reference. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Boenning & Scattergood in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. CBT Financial’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

The opinion speaks only as of its date. The opinion was directed to the CBT Financial board of directors and is directed only to the fairness, from a financial point of view, of the exchange ratio of Riverview Financial common stock to be received by the holders of CBT Financial common stock. It does not address the underlying business decision of CBT Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any CBT Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering the opinion, Boenning & Scattergood reviewed and considered, among other things:

•	the merger agreement;

•	audited financial statements for the three years ended December 31, 2016 and other historical financial information of CBT Financial and Riverview Financial;

•	certain publicly available financial statements and other historical financial information of CBT Financial and Riverview Financial;

•	certain internal financial projections for CBT Financial and Riverview Financial for the calendar years ending December 31, 2017, 2018 and 2019, as provided by senior management of CBT Financial and Riverview Financial as well as Riverview Financial’s financial advisor;

•	the pro forma financial impact of the proposed merger between Riverview Financial and CBT Financial based on assumptions as determined by the senior managements of Riverview Financial and CBT Financial as well as Riverview Financial’s financial advisor, relating to transaction expenses, purchase accounting adjustments and cost savings;

•	the terms and structures of other comparable recent mergers and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Boenning & Scattergood considered relevant.

Boenning & Scattergood also discussed with certain members of senior management of CBT Financial the business, financial condition, results of operations and prospects of CBT Financial and held similar discussions with senior management of Riverview Financial concerning the business, financial condition, results of operations and prospects of Riverview Financial.

In performing its review, Boenning & Scattergood relied upon the accuracy and completeness of all of the financial and other information that was available to Boenning & Scattergood from public sources, that was provided to Boenning & Scattergood by CBT Financial and Riverview Financial, or their respective representatives, or that was otherwise reviewed by Boenning & Scattergood, and Boenning & Scattergood has assumed such accuracy and completeness for purposes of rendering the opinion. Boenning & Scattergood has further relied on the assurances of the respective managements of CBT Financial and Riverview Financial that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning & Scattergood has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. Boenning & Scattergood did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CBT Financial and Riverview Financial or any of their respective subsidiaries. Boenning & Scattergood renders no opinion or evaluation on the collectability of any assets or the future performance of any loans of CBT Financial and Riverview Financial. Boenning & Scattergood did not make an independent evaluation of the adequacy of the allowance for loan losses of CBT Financial and Riverview Financial, or the combined entity after the merger, and it has not reviewed any individual credit files relating to CBT Financial and Riverview Financial. Boenning & Scattergood has assumed, with CBT Financial’s consent, that the respective allowances for loan losses for both CBT Financial and Riverview Financial are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Boenning & Scattergood used internal financial projections for CBT Financial and Riverview Financial as provided by the senior management of CBT Financial and Riverview Financial. Boenning & Scattergood also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies that were prepared by and/or reviewed with the senior management of each of CBT Financial and Riverview Financial. With respect to those projections, estimates and judgments, the management of CBT Financial and Riverview Financial confirmed to Boenning & Scattergood that their respective projections, estimates and judgments reflected the best currently available estimates and judgments of CBT Financial and Riverview Financial managements of the future financial performance of CBT Financial and Riverview Financial and Boenning & Scattergood assumed that such performance would be achieved. The projections furnished to Boenning & Scattergood and used by it in certain of its analyses were prepared by CBT Financial’s and Riverview Financial’s senior management teams. CBT Financial and Riverview Financial do not publicly disclose internal management projections of the type provided to Boenning & Scattergood in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Boenning & Scattergood expresses no opinion as to such financial projections or estimates or the assumptions on which they are based. Boenning & Scattergood has also assumed that there has been no material change in CBT Financial’s and Riverview Financial’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Boenning & Scattergood. Boenning & Scattergood has assumed in all respects material to its analysis that CBT Financial and Riverview Financial will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement are not waived. Finally, with the consent of CBT Financial, Boenning & Scattergood has relied upon the advice that CBT Financial has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date thereof. Events occurring after the date thereof could materially affect the opinion. Boenning & Scattergood has not undertaken to update, revise, reaffirm or withdraw the opinion or otherwise comment upon events occurring after the date thereof.

The opinion was directed to the CBT Financial board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of CBT Financial as to how any such shareholder should vote at the CBT Financial special meeting. The opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of CBT Financial common stock and does not address the underlying business decision of CBT Financial to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for CBT Financial or the effect of any other transaction in which CBT Financial might engage. The opinion shall not be reproduced or used for any other purposes without Boenning & Scattergood’s prior written consent. The opinion has been approved by Boenning & Scattergood’s fairness opinion committee. Boenning & Scattergood has consented to inclusion of the opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Boenning & Scattergood does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

In rendering its opinion, Boenning & Scattergood performed a variety of financial analyses. The following is a summary of the material analyses performed by Boenning & Scattergood, but is not a complete description of all the analyses underlying Boenning & Scattergood’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Boenning & Scattergood did not attribute any particular weight to any analysis or factor that it considered. Rather, Boenning & Scattergood made qualitative judgments as to the significance and relevance of each analysis and factor. Boenning & Scattergood did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support the opinion; rather Boenning & Scattergood made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Boenning & Scattergood believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Boenning & Scattergood’s comparative analyses described below is identical to CBT Financial or Riverview Financial and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CBT Financial or Riverview Financial and the companies to which they are being compared.

In performing its analyses, Boenning & Scattergood also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CBT Financial, Riverview Financial and Boenning & Scattergood. The analysis performed by Boenning & Scattergood is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Boenning & Scattergood prepared its analyses solely for purposes of rendering the opinion and provided such analyses to the CBT Financial board of directors at the April 19, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Boenning & Scattergood’s analyses do not necessarily reflect the value of CBT Financial’s common stock or the prices at which CBT Financial’s common stock may be sold at any time. The analysis and the opinion of Boenning & Scattergood was among a number of factors taken into consideration by the board of directors of CBT Financial in making its determination to approve of CBT Financial’s entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision the board of directors of CBT Financial or management with respect to the fairness of the merger.

At the April 19, 2017 meeting of the CBT Financial board of directors, Boenning & Scattergood presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Boenning & Scattergood or the presentation made by Boenning & Scattergood to the CBT Financial board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Transaction.

The merger, while considered a merger of equals, will be accounted for as an acquisition by Riverview Financial of CBT Financial using the purchase method of accounting and, accordingly, the assets and liabilities of CBT Financial will be recorded at their respective fair values on the date the merger is completed. The Merger will be effected by the issuance of shares of Riverview Financial stock to CBT Financial shareholders. In accordance with GAAP, the final accounting purchase price assigned to record the shares issued in the merger will be based on the closing price of Riverview Financial’s common stock on the effective date of the merger.

Each share of CBT Financial common stock will be exchanged for 2.86 shares of Riverview Financial common stock. The implied per share offer price in stock paid to CBT Financial shareholders was derived by multiplying the negotiated exchange ratio of 2.86 by Riverview Financial’s closing stock price of $11.86 as of April 18, 2017, resulting in a per share value to CBT Financial’s shareholders of $33.93.

The key transaction statistics were as follows:

($ in Thousands)
Aggregate Implied Consideration Offered to CBT Financial(1)	$49,044
Implied Consideration Offered Per CBT Financial Common Share	$33.93
Premium / (Discount) to CBT Financial’s Average Reported Stock Price(2)	9.5%
Aggregate Implied Consideration Offered to CBT Financial’s:
Book Value per Share	101.3%
Tangible Book Value per Share	126.8%
LTM Earnings per Share	14.9	x
Pro Forma CBT Financial Ownership	46.0%
Pro Forma Riverview Financial Ownership	54.0%

(1)	Based on $11.86 per share which represented the price of Riverview Financial’s 20-day average stock price as of April 18, 2017.
(2)	Based on $30.99 per share which represented the price of CBT Financial’s 20-day average stock price as of April 18, 2017.

Comparable Companies Analysis.

Boenning & Scattergood compared selected publicly available financial, operating and stock market data for both CBT Financial and Riverview Financial with those of a peer group in order to compare their historical financial and operating performance with the peers and examined the financial considerations relative to the market valuations of the peers. The financial and operating data is as of December 31, 2016 (unless otherwise noted), and the stock market data is as of April 18, 2017. Given their similar size, CBT Financial and Riverview

Financial were compared against the same peer group. The peer group consisted of selected companies located in Maryland, Pennsylvania, and New York. Their respective peers are summarized below:

• Emclaire Financial Corp	• First Priority Financial Corp.

• Juaniata Valley Financial Corp.	• Steuben Trust Corporation

• Calvin B. Taylor Bankshares, Inc.	• Standard AVB Financial Corp.

• MNB Corporation	• Commercial National Financial Corporation

Boenning & Scattergood compared selected operating, financial data for CBT Financial and Riverview Financial with those of its peers. The financial and operating data for CBT Financial’s and Riverview Financial’s peer group is as of December 31, 2016 (unless otherwise noted) and all market data is as of April 18, 2017.

CBT Financial	Riverview Financial	Peer Median
Total Assets ($ in Thousands)	$480,698	$543,048	$502,731
Tang. Equity / Tang. Assets	8.2%	6.5%	9.6%
Nonperforming Assets(1) / Assets	1.23%	1.44%	0.51%
LTM(3) Return on Average Assets	0.71%	0.57%	0.75%
LTM(3) Return on Average Tangible Common Equity	8.59%	8.48%	6.80%
LTM(3) Efficiency Ratio(2)	73.3%	76.2%	71.2%
Price to:
Book Value Per Common Share	91.6%	91.2%	110.5%
Tangible Book Value Per Common Share	114.7%	108.9%	116.9%
LTM(3) Earnings Per Common Share	13.5	x	12.4	x	16.6	x
Dividend Yield	3.91%	4.66%	3.33%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
(3)	LTM stands for the latest twelve months.

Contribution Analysis.

Boenning & Scattergood analyzed the contribution that CBT Financial would have made to various assets, liabilities, revenue and income of the combined company’s latest twelve month earnings as of December 31, 2016 (except where noted). Boenning & Scattergood also reviewed the ownership percentage that CBT Financial’s shareholders would receive in the transaction relative to its financial contribution to the combined company. Existing CBT Financial shareholders will own approximately 46% of the combined company. Boenning & Scattergood has not expressed any opinion as to the actual value of Riverview Financial common stock when issued in the merger or the price at which Riverview Financial common stock will trade after the merger.

The analysis indicated the following information as of and for the twelve months ended December 31, 2016 (except where noted) for both CBT Financial and Riverview Financial:

	CBT Financial	Riverview Financial
Net Income	52%	48%
Total Assets(1)	46%	54%
Net Loans	49%	51%
Deposits	47%	53%
Total Equity(1)	46%	54%
Tangible Common Equity(1)	43%	57%
NPAs + 90PD	33%	67%

LTM Net Income(2)	52%	48%

Average of Above	45%	55%
Pro Forma Ownership	46%	54%

(1)	Riverview Financial adjusted on a pro forma basis for a $17 million common stock offering in January 2017, in which $16 million of net proceeds were raised.
(2)	LTM means the latest twelve months.

Contribution Analysis Comparison.

Boenning & Scattergood analyzed the contribution that CBT Financial would have made to various assets, liabilities, revenue and income of the combined company’s latest twelve month earnings as of December 31, 2016 against comparable publicly available metrics of certain companies that had undertaken a merger of equal transaction according to SNL Financial. This analysis was conducted in order to compare the level of contribution that CBT Financial was making to the combined entity relative to the amount of pro forma ownership its shareholders would retain relative to the peer group. Boenning & Scattergood has not expressed any opinion as to the actual value of CBT Financial common stock when issued in the merger or the price at which CBT Financial common stock will trade after the merger.

The analysis indicated the following information as of and for the twelve months ended December 31, 2016 for both Riverview Financial and CBT Financial and the last publicly reported data prior to the transaction involving the peer medians:

	Riverview Financial / CBT Financial	Merger of Equal Peer Medians
Contribution of:
Assets(1)	54% / 46%	57% / 43%
Tangible Common Equity	57% / 43%	55% / 45%
LTM Net Income(2)	48% / 52%	58% / 42%
Non-Performing Assets(3)	67% / 33%	52% / 48%

Median of Above	55% / 45%	55% / 45%
Pro Forma Board Representation	50% / 50%	55% / 45%
Pro Forma Ownership	54% / 46%	55% / 45%

(1)	Riverview Financial adjusted on a pro forma basis for a $17 million common stock offering in January 2017, in which $16 million of net proceeds were raised.
(2)	LTM means the latest twelve months.
(3)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due. Ratios are actually reversed as a higher amount would support a lower respective contribution percentage.

No company, however, used in this analysis is identical to CBT Financial, Riverview Financial or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Comparable Transaction Analysis:

Boenning & Scattergood analyzed certain information relating to recent transactions in the banking industry, consisting of seven bank and thrift transactions announced since January 1, 2015 with target assets less than $1 billion and in which (i) the selling bank’s assets measured between 75% and 100% of the buyer’s assets and (2) the seller’s non-performing assets to asset ratio was less than 2% at the time the sale was publicly announced. Boenning & Scattergood then reviewed and compared the pricing multiples of (i) the implied offer price to CBT Financial based on the fixed exchange ratio of 2.86 shares of Riverview Financial common stock for each share of CBT Financial common stock and Riverview Financial’s twenty-day average closing stock price of $11.86 as of April 18, 2017 and (ii) the median pricing multiples of the selected transaction values. The analysis indicated the following information:

Pricing Multiple	The Merger		Comparable Transaction Median
Price/Book Value	101.3%		127.2%
Price/Tangible Book Value	126.8%		128.0%
Price/Latest Twelve Months Earnings Per Share	14.9	x	15.1	x
Premium over Tangible Book Value/Core Deposits	2.8%		3.5%

Discounted Dividend Analysis.

Using a discounted dividend analysis, Boenning & Scattergood estimated the present value of the future cash flows that would accrue to a holder of a share of CBT Financial’s common stock over a five-year period. This analysis was performed in order to compare the financial consideration in the transaction to an estimated implied value for CBT Financial’s common stock based on projected future cash flows. This stand-alone analysis was based on several assumptions, including a price to earnings multiple range of 12.5x to 14.5x of CBT Financial’s terminal year common earnings per share (CBT Financial’s multiple as of April 18, 2017 was 13.6x), earnings per share growth rates based upon CBT Financial’s management’s five-year projected earnings per share, and CBT Financial’s current annual common cash dividend of $1.20 per share. The terminal value and projected annual cash dividends were then discounted to present value using a discount rate of 13.0%. This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of CBT Financial’s common stock. The discount value was determined using the capital asset pricing model and the build-up method, which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premiums for small, illiquid stocks and for commercial bank stocks. We also considered comparable company returns on tangible common equity as a third hurdle rate. The average of the three methods was approximately 13.0%. The analysis indicated that, based upon the aforementioned assumptions, the per common share present value of CBT Financial’s common stock, on a stand-alone basis, ranged from $27.71 to $40.49, with a midpoint value of approximately $33.59 based on an assumed terminal earnings multiple of 13.5x.

Boenning & Scattergood performed a similar analysis on the five-year financial projections of CBT Financial’s tangible book value per share. This analysis was based on applying a tangible book multiple range of 0.95x and 1.35x (CBT Financial’s multiple as of April 18, 2017 was 1.15x) to the terminal year tangible book value based upon CBT Financial’s management’s five-year projected earnings per share, earnings per share growth rates based upon CBT Financial’s management’s five-year projected earnings per share, and CBT

Financial’s current annual common cash dividend of $1.20 per share. The terminal value and projected annual cash dividends were then discounted to present value using a discount rate of 13.0%. The analysis indicated that, based upon the aforementioned assumptions, the per share present value of CBT Financial’s common stock, on a stand-alone basis, ranged from $23.59 to $33.38, with a midpoint value of approximately $28.34 based on an assumed terminal tangible book value multiple of 1.15x.

In connection with the discounted dividend analysis performed, Boenning & Scattergood considered and discussed with CBT Financial’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Boenning & Scattergood noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.

Boenning analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger had been completed as of December 31, 2017; (ii) the implied price to be paid by Riverview Financial for each share of CBT Financial common stock at the time of the announcement was $33.93 based on the fixed stock-for-stock exchange ratio of 2.86 shares of Riverview Financial’s common stock for each share of CBT Financial’s common stock and Riverview Financial’s twenty day average closing price of $11.86; (iii) estimated one-time transaction related costs expensed prior to closing; (iv) CBT Financial’s performance was calculated in accordance with CBT Financial’s management’s prepared earnings projections; (v) Riverview Financial’s performance was calculated in accordance with Riverview Financial management’s prepared earnings projections; and (vi) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full calendar years 2018 and 2019, the merger (excluding transaction expenses) would be accretive to both Riverview Financial’s projected earnings per share and to CBT Financial’s earnings per share on a relative basis when adjusting for the fixed exchange ratio of 2.86. On a pro forma basis as of December 31, 2018, the analyses indicated the merger would be dilutive to Riverview Financial’s tangible book value per share and dilutive to CBT Financial’s tangible book value per share on a relative basis when adjusting for the fixed exchange ratio of 2.86. In addition, the pro forma quarterly cash dividend of $0.1375 per share for the combined company would be accretive to CBT Financial’s current quarterly cash dividend of $0.30 per share on a relative basis when adjusting for the fixed exchange ratio of 2.86. The actual results achieved by the combined company may vary from projected results, and the variations may be material.

Boenning & Scattergood’s Compensation and Other Relationships with CBT Financial.

Boenning & Scattergood acted as the financial advisor to CBT Financial’s board of directors in connection with the merger and will receive a transaction fee equal to 1.25% of the merger consideration, or approximately $613,000, in connection with the merger, contingent on the closing of the merger. Boenning & Scattergood has also received a retainer fee of $25,000 upon its engagement, which will be credited in full against the transaction fee that becomes due and payable upon the closing of the merger. In addition, Boenning received a fee of $125,000 in connection with the delivery of its fairness opinion which will also be credited against the transaction fee. CBT Financial has also agreed to reimburse Boenning & Scattergood for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Boenning & Scattergood and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law up to $12,500.

Boenning & Scattergood, received customary fees and expense reimbursement from CBT Financial in September 2015 for providing investment banking services related to a private placement of CBT Financial common stock.

Except for the arrangements between Boenning & Scattergood and CBT Financial described in the preceding paragraph, Boenning & Scattergood has not had any material relationship with CBT Financial or Riverview Financial during the past two years nor did it receive or expect to receive any material compensation from CBT Financial or Riverview Financial during the past two years. Boenning & Scattergood may provide services to Riverview Financial in the future (and/or to CBT Financial if the Proposed Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

Boenning & Scattergood’s opinion was approved by Boenning & Scattergood’s fairness opinion committee. Boenning & Scattergood did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the compensation to be received by the holders of CBT Financial’s common stock in the merger.

Riverview Financial and CBT Financial Unaudited Prospective Financial Information

Riverview Financial and CBT Financial do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiation and review of the consolidation agreement, Riverview Financial’s management reviewed internal CBT Financial financial projections for CBT Financial’s 2017, 2018 and 2019 operations, and CBT Financial’s management reviewed internal Riverview Financial financial projections for Riverview Financial’s 2017, 2018 and 2019 operations (which we refer to as the CBT Financial projections and the Riverview Financial projections, respectively), each of which contain unaudited prospective financial information on a standalone, pre-consolidation basis.

The Riverview Financial projections and the CBT Financial projections were not prepared with a view toward public disclosure, and the inclusion of those projections in this document should not be regarded as an indication that Riverview Financial, CBT Financial or any other recipient of the Riverview Financial projections or CBT Financial projections considered, or now considers, them to be necessarily predictive of actual future results. The Riverview Financial projections and the CBT Financial projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Riverview Financial’s nor CBT Financial’s current independent registered public accounting firm nor any other independent accountants, compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The Riverview Financial Projections and the CBT Financial projections reflect numerous estimates and assumptions made by Riverview Financial and CBT Financial, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Riverview Financial’s and CBT Financial’s respective businesses, all of which are difficult to predict and many of which are beyond Riverview Financial’s and CBT Financial’ respective control. The Riverview Financial projections and the CBT Financial projections also reflect assumptions as to certain business decisions that are subject to change. The Riverview Financial projections and the CBT Financial projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Riverview Financial projections and the CBT Financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Riverview Financial’s and CBT Financial’ performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this document and in Riverview Financial’s reports filed with the SEC. The Riverview Financial projections and the CBT Financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Riverview Financial projections and the CBT Financial projections do not take into account the effect of any possible failure of the merger to occur. None of Riverview Financial, CBT Financial nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the Riverview Financial projections or the CBT Financial projections if they are or become inaccurate (even in the short term). The inclusion of the Riverview Financial projections and the CBT Financial projections herein should not be deemed an admission or representation by Riverview Financial or CBT Financial that they are viewed by Riverview Financial or CBT Financial as material information of Riverview Financial or CBT Financial, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts.

Riverview Projections. Below are certain financial projections that were prepared by Riverview Financial’s management and were reviewed by CBT Financial in connection with the proposed Merger (dollars in thousands, except per share data):

	For the Years Ended December 31,
	2017	2018	2019

Total Assets	653,814	775,020	814,216
Investment and securities	68,186	68,125	67,257
Loans, net	530,418	641,095	680,860
Deposits	509,500	634,258	656,811
Stockholders’ equity	57,616	58,677	61,511
Net income	2,209	4,332	6,105
Earnings per share	0.45	0.89	1.26

The prospective financial information for Riverview Financial that was provided to Boenning & Scattergood by Riverview Financial’s management and utilized and relied upon by Boenning & Scattergood, as described in “—Opinion of CBT Financial’s Financial Advisor,” is different in some respects from the financial forecasts disclosed in the table above. Specifically, Boenning & Scattergood was provided with and used an assumed long term asset growth rate for Riverview Financial of 14.5% per year and a projected net income for the year ending December 31, 2017 of $2.2 million. The long-term asset growth rate and the projected net income for the year ending December 31, 2017 were based on more current financial information than that set forth in the financial forecasts provided by Riverview Financial’s management to CBT Financial.

In addition, a 2019 earnings estimate of approximately $6.1 million was used and relied upon by Boenning & Scattergood at the direction of Riverview Financial’s management and with the consent of CBT Financial’s board in the discounted cash flow analysis performed by Boenning & Scattergood in connection with its opinion. This estimate, which was derived from the projected net income for the year ending December 31, 2017, utilized an assumed earnings growth rate of 25.8% and was calculated solely for purposes of the discounted cash flow analysis in connection with Boenning & Scattergood’s opinion, and none of Riverview Financial, CBT Financial and Boenning & Scattergood assumes any responsibility for any use of such estimate, or reliance on such estimate, for any other purpose.

CBT Projections. Below are certain financial projections that were prepared by CBT Financial’s management and were reviewed by Riverview Financial in connection with the proposed Merger (in thousands, except per share data):

	For the Years Ended December 31,
	2017	2018	2019
Total Assets	501,827	536,770	564,774
Total cash and securities	64,867	69,837	68,034
Loans, net	396,161	425,963	455,525
Deposits	427,908	456,574	492,849
Total Stockholders’ equity	50,910	53,464	56,739
Net income	3,800	4,286	5,004
Earnings per share	2.63	2.97	3.46

The prospective financial information for CBT Financial that was provided to Boenning & Scattergood by CBT Financial’s management and utilized and relied upon by Boenning & Scattergood, as described in “—Opinion of CBT Financial’s Financial Advisor,” is different in some respects from the financial forecasts disclosed in the table above, Specifically, Boenning & Scattergood was provided with and used an assumed long term asset growth rate for CBT Financial of 4.4% per year and a projected net income for the year ending December 31, 2017 of $3.8 million. The 5.8% per year long-term asset growth rate and the projected net income for the year ending December 31, 2017 were based on more current financial information than that set forth in the financial forecasts provided by CBT Financial’s management to Riverview Financial.

In addition, a 2019 earnings estimate of approximately $5.0 million was used and relied upon by Boenning & Scattergood at the direction of CBT Financial’s management and with the consent of CBT Financial’s board in the discounted cash flow analysis performed by Boenning & Scattergood in connection with its opinion. This estimate, which was derived from the projected net income for the year ending December 31, 2017, utilized an assumed earnings growth rate of 17.3% and was calculated solely for purposes of the discounted cash flow analysis in connection with Boenning & Scattergood’s opinion, and none of Riverview Financial, CBT Financial and Boenning & Scattergood assumes any responsibility for any use of such estimate, or reliance on such estimate, for any other purpose.

The inclusion of the foregoing financial projections in this proxy statement/prospectus should not be regarded as an admission or representation by CBT Financial or Riverview Financial that they are considered to constitute material information.

Board of Directors and Management of Riverview Financial and Riverview Bank Following Completion of the Merger

Following the merger, the Riverview Financial and Riverview Bank boards of directors will consist of sixteen members. Eight members of the board will be selected by each of Riverview Financial and CBT Financial, subject to the other’s approval, and the director designees of each party will have the right to nominate their successors for a period of three years after the merger is consummated. All directors (other than employee directors) must meet applicable independence standards. The classes of the board of directors of Riverview Financial to which the directors will be appointed shall be mutually agreed by CBT Financial and Riverview Financial. For a period of three years following completion of the merger, CBT Financial’s director designees will appoint the Chairman of the Board and Riverview Financial’s director designees will appoint the Vice Chairman of the Board. The Executive Officers of Riverview Financial will be its existing Chief Executive Officer, Kirk Fox, the President will be its current President, Brett Fulk, and the Chief Operating Officer has been offered to Michael Bibak, current President and Chief Executive Officer of CBT Financial.

Biographical information about Riverview Financial’s current officers and directors who will continue as officers and directors of Riverview Financial after the merger is located under the heading “Information about

Riverview Financial Corporation” beginning on page 87, and biographical information about the eight CBT Financial directors to be appointed to the Riverview Financial board is located under the heading “Information about CBT Financial” beginning on page 143.

Lack of Active Trading Market

Currently, neither the common stock of Riverview Financial nor the common stock of CBT Financial is traded on a national securities exchange. Although the companies’ common stock is quoted on the OTCQX and OTCQB, respectively, there is currently a very limited public trading market for the common stock of either Riverview Financial or CBT Financial. The most recent trading price for Riverview Financial’s common stock known to Riverview Financial’s management was $[●] per share on [●], and the most recent trading price for CBT Financial’s common stock known to CBT Financial’s management was $[●] per share on [●]. Given the absence of an established trading market for Riverview Financial and CBT Financial shares, such prices may not reflect actual current market values. Upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, by holders who will not be affiliates of Riverview Financial after the merger.

Affiliates of Riverview Financial may resell shares of Riverview Financial common stock issued in connection with the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any Riverview Financial common stock.

Shareholders Have Dissenters’ Rights in the Merger

General

CBT Financial shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex C which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, we recommend that you read carefully the summary below and the full text of the law set forth in Annex C.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of CBT Financial common stock immediately before the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•	Prior to the vote on the merger agreement by CBT Financial shareholders at the CBT Financial special meeting, file with CBT Financial a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed, by mailing such notice to CBT Financial Corp., 11 North Second Street, P.O. Box 171, Clearfield, Pennsylvania 16830, Attention: Corporate Secretary;

•	Make no change in your beneficial ownership of CBT Financial common stock from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•	Not vote your shares of CBT Financial common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger, and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of CBT Financial shareholders, CBT Financial will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

After the effective date of the merger, all dissenters should send any correspondence to Riverview Financial Corporation, 3901 N. Front Street, Harrisburg, Pennsylvania 17110 (Attn: Scott Seasock, CFO).

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Riverview will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Riverview estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•	A closing balance sheet and statement of income of CBT Financial for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of Riverview’s estimate of the fair value of CBT Financial common stock; and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Riverview Financial is less than the fair value of their common stock, the dissenting shareholder must send his, her or its estimate of the fair value (deemed a demand for the deficiency) of such common stock to Riverview Financial within 30 days after Riverview Financial mails its remittance. If the dissenting shareholder does not file his, her, or its estimated fair value within 30 days after the mailing by Riverview Financial of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Riverview Financial.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by CBT Financial of any demands for payment; or

•	Timely receipt by CBT Financial of any estimates by dissenters’ of the fair value,

then, Riverview Financial may file an application, in the Court of Common Pleas, requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Riverview Financial were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Riverview Financial, may file an application in the name of Riverview Financial at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Riverview Financial’s estimate of the fair value of their common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

Riverview Financial intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Riverview Financial will file an application requesting that the fair value of the CBT Financial or Riverview Financial common stock, as the case may be, be determined by the Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Riverview Financial, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

CBT Financial shareholders wishing to exercise their dissenters’ rights are advised to consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences

The exercise of dissenters’ rights may result in taxable income to you. CBT Financial has not obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF THOSE RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) as well as the approval of the FDIC under the Bank Merger Act and the approval of the PDB under the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”).

In reviewing Riverview Financial’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Riverview Financial, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Riverview Financial in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

In reviewing Riverview Bank’s application for approval of the bank merger under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the bank merger, the managerial and financial resources and future prospects of Riverview Bank, the effect of the bank merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Riverview Bank in combating money laundering activities, and the risk that would be posed by the bank merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.

The merger and the bank merger are also subject to the approval of the PDB under the Banking Code. In reviewing an application for approval of a bank merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

As of the date hereof, applications have not been filed with the FRB, FDIC and PDB but are anticipated to be filed in July 2017.

CBT Financial’s Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the board of directors of CBT Financial that CBT Financial shareholders vote to adopt the merger agreement, CBT Financial shareholders should be aware that CBT Financial directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of CBT Financial shareholders generally, as described below. The board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.

Share Ownership

As of [Record Date], the directors and executive officers of CBT Financial may be deemed to be the beneficial owners of [●] shares, representing [●]% of the outstanding shares of CBT Financial common stock.

For more information, see “Security Ownership of Certain Beneficial Holders of CBT Financial” (page 143).

Board Positions and Compensation

The merger agreement provides that, upon completion of the merger, CBT Financial may appoint eight of sixteen directors that will comprise the board of directors of Riverview Financial and Riverview Bank. Each person who serves as a director of Riverview Financial will be compensated in accordance with the policies of Riverview Financial, which are anticipated to be substantially similar to the current policies of Riverview Financial as described on page 97 under the heading “Compensation of Directors”.

In addition, the non-employee directors of CBT Financial who are not appointed to the board will be invited to enter into a non-compete agreement with Riverview in exchange for payment of $60,000.

Anticipated Employment Agreement with Riverview Financial

Riverview Bank has offered an employment agreement to Michael Bibak to act as the Chief Operating Officer of Riverview Financial and Riverview Bank. The agreement has a two-year evergreen term of employment. On every anniversary date of the agreement, the employment period automatically extends for one additional year, unless notice of nonrenewal is given. The agreement provides base salary and provides that Mr. Bibak may participate in those employee benefit plans for which he is eligible. The agreement also provides that if the executive is terminated without cause or, if he terminates employment for “good reason” (which generally includes a material reduction in his salary or benefits, or a change in his reporting responsibilities, duties or titles or a relocation by more than 50 miles) within two years after a change in control, he will receive an amount equal to two times the sum of (i) his annual base salary, (ii) the highest bonus paid to him during the last two fiscal years, and (iii) an amount estimated to equal the value of the cost of his health, medical and dental insurance coverage. Mr. Bibak is also subject to post-employment restrictive covenants for one year following his termination of employment.

Severance Payments and Benefits in Employment Agreements

CBT Financial’s executive officers who do not have employment agreements or change in control agreements and whose employment is terminated within one year after the consummation of the merger are entitled to receive severance payments in connection with the merger on the same terms as all other employees of CBT Financial. Mr. Bibak will agree to waive his change of control payments under his existing contract if he accepts the employment agreement offered by Riverview Bank to be its Chief Operating Officer.

Indemnification and Insurance

The merger agreement provides that Riverview Financial will, following the merger, indemnify all current and former officers and directors of CBT Financial and its subsidiaries in accordance with Pennsylvania law and the indemnification provisions of CBT Financial’s articles of incorporation and bylaws. In addition, for six years after the acquisition, Riverview Financial agrees to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of CBT Financial or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 200% of its current cost.

THE MERGER AGREEMENT

The following section describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, are subject to limitations agreed upon by the parties as stated therein, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties as stated in the agreements.

Terms of the Merger

Each of CBT Financial’s board of directors and Riverview Financial’s board of directors has unanimously adopted the agreement and plan of merger which provides for the merger of CBT Financial and Riverview Financial, with Riverview Financial surviving. Each share of CBT Financial common stock issued and outstanding at the effective time of the merger will be converted into 2.86 shares of Riverview Financial common stock, as described below. As a result, CBT Financial shareholders will own approximately 46% of the outstanding common stock of the combined company. See “Consideration to Be Received in the Merger.” Neither Riverview Financial nor CBT Financial owns any shares of common stock of the other.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	The agreement and plan of merger is approved and adopted by CBT Financial’s shareholders;

•	All required governmental and regulatory consents and approvals have been obtained;

•	No more than 10% of the outstanding shares of CBT Financial shall have exercised dissenters rights; and

•	All other conditions to the merger discussed in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective as stated in articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. In the merger agreement, Riverview Financial and CBT Financial have agreed to cause the completion of the merger to occur no later than thirty (30) business days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing, or on another mutually agreed date) and after expiration of all statutory waiting periods. Upon completion of the merger, Riverview Financial’s bylaws will be amended to provide that the following actions require the approval of 60% of all members of the board: approval of mergers, dividends, termination or nonrenewal of employment agreements, sale or closure of any branch, opening any full service branch or limited production office, and moving the legal headquarters of Riverview Financial or Riverview Bank. It currently is anticipated that the effective time of the merger will occur in the fourth quarter of 2017, but Riverview Financial and CBT Financial cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger, each CBT Financial shareholder will have the right, with respect to each share of CBT Financial common stock held (excluding stock owned by CBT Financial), to receive merger consideration consisting of 2.86 shares of Riverview Financial common stock. No fractional shares of Riverview Financial common stock will be issued. For each fractional share that would otherwise be issued, Riverview Financial will pay an amount in cash equal to the fair market value of the fractional interest, determined based on the average closing price of Riverview Financial common stock for the ten trading day period ending two business days before closing.

Exchange Procedures

Do not send in your certificates of CBT Financial common stock now. If CBT Financial’s shareholders approve and adopt the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your CBT Financial stock certificates for the merger consideration. Please do not send in any CBT Financial stock certificates until you receive those written instructions and the letter of transmittal.

Representations and Warranties

The merger agreement contains customary representations and warranties of CBT Financial and Riverview Financial relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement, and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Riverview Financial and CBT Financial has made representations and warranties to the other regarding, among other things:

•	Corporate matters, including due organization and qualification;

•	Capitalization;

•	Authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	Required governmental filings and consents;

•	The timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	Financial statements and undisclosed liabilities;

•	Tax matters;

•	The absence of circumstances and events reasonably likely to have a material adverse effect;

•	Material contracts, real estate leases, and other certain types of contracts;

•	Properties;

•	Insurance coverage;

•	Legal proceedings;

•	Compliance with applicable laws;

•	Employee matters, including employee benefit plans;

•	Environmental matters;

•	Brokers, finders and financial advisors;

•	Loan related matters;

•	Related party transactions;

•	Credit card accounts and merchant processing;

•	Required vote;

•	Risk management arrangements;

•	Trust accounts;

•	Intellectual property;

•	Labor matters; and

•	Receipt of a fairness opinion.

Covenants and Agreements

Both CBT Financial and Riverview Financial have undertaken customary covenants that place restrictions on them and their subsidiaries until the effective time of the merger. In general, each of Riverview Financial and CBT Financial agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.

Each of CBT Financial and Riverview Financial has agreed to operate its business only in the ordinary course and to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises. In addition, each of them has agreed that, with certain exceptions and except with the other’s prior written consent (which is not to be unreasonably withheld), it will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	amend its or any of its subsidiaries’ Articles of Incorporation or Bylaws, except to the extent necessary to consummate the transactions contemplated by the merger agreement and except for the amendments to Riverview Financial’s Articles of Incorporation to increase its authorized shares and create a class of non-voting common stock that were already planned prior to execution of the Merger Agreement;

•	renew, enter into or assume any material contract, incur any material liability or obligation, or make any material commitment, except in the ordinary course of business;

•	make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any material contract disclosed to the other party or which do not exceed, in any case, $250,000), or subject any of their properties or assets to any material lien except for loan and investment activity engaged in the ordinary course of business;

•	knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant;

•	authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of common stock or any other equity or debt securities;

•	increase the compensation of, pay a bonus or severance compensation to, establish or amend any benefit plan, except as required by law, or enter into or amend any employment obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant, except for reasonable salary increases and bonuses to officers and employees in the ordinary course of business;

•	enter into any related party transaction;

•	renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $250,000 or for a term of one (1) year or more;

•	make any capital expenditures in excess of $50,000, other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

•	make application for the opening or closing of any, or open or close any, branches or automated banking locations;

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with customary banking practice; and

•	take any action that would cause the merger not to qualify as a tax-free reorganization under Section 368 of the Code.

The parties also agreed to act as follows:

•	in determining the additions to loan loss reserves and the loan write-offs, write-downs and other adjustments that reasonably should be made and classifying, and valuing its investment portfolio, to act in accordance with GAAP; and

•	file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely.

Each of Riverview Financial and CBT Financial has agreed to additional covenants which include, among other things, commitments to:

•	Provide certain financial information to the other on a regular basis;

•	Provide notice of any claims, investigations or proceedings that would impact the representations and warranties made that would otherwise have a material adverse effect; and

•	Provide access to each other’s properties, book and records and personnel upon reasonable notice.

CBT Financial also agreed to cooperate in the preparation of all regulatory applications, hold a meeting of its shareholders to vote on the merger and recommend that its shareholders vote for the merger and cooperate with Riverview Financial’s efforts to provide employee training prior to closing as reasonably necessary.

Riverview Financial has further agreed that Riverview Financial will:

•	Hold a meeting of its shareholders to seek approval of an increase to its authorized shares of common stock;

•	Assume CBT Financial’s trust preferred securities;

•	Use its good faith efforts to retain the present employees of CBT Financial in their current position and salary;

•	Maintain the employment of three members of CBT senior management for up to five years;

•	For purposes of determining eligibility and vesting for Riverview Financial employee benefit plans, provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of CBT Financial or any predecessor of CBT Financial;

•	Offer an employment agreement to Michael Bibak to act as Chief Operating Officer of Riverview Financial;

•	Pay severance benefits to any employees of CBT Financial or CBT Bank as of April 19, 2017 whose employment is terminated within one year of the closing of the merger, other than as a result of unsatisfactory performance and who is not party to an agreement that provides for specific severance payments, equal to two weeks’ salary for each full year of service with CBT Financial or CBT Bank, but at least four weeks’ salary and no more than twenty-six weeks’ salary;

•	Honor the terms of all employment obligations, as disclosed to Riverview Financial in CBT Financial disclosure schedules to the merger agreement;

•	Indemnify, defend and hold harmless the officers, directors and employees of CBT Financial against all claims which arise out of the fact that such person is or was a director, officer or employee of CBT Financial and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by CBT Financial under Pennsylvania law and under CBT Financial’s articles of incorporation and bylaws;

•	Maintain, for six years following the merger, CBT Financial’s current directors’ and officers’ liability insurance policies covering the officers and directors of CBT Financial with respect to matters occurring at or prior to the merger, except that Riverview Financial may substitute similar policies, and that Riverview Financial is not required to spend more than 200% of the annual cost currently expended by CBT Financial in order to obtain this insurance; and

•	Obtain a waiver of change in control benefits with respect to Kirk Fox and Brett Fulk’s respective employment agreements, supplemental executive retirement plans and deferred compensation agreements. The change in control benefit set forth in the Riverview Financial stock option plan will not be waived and will result in vesting of all options upon completion of the merger.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory applications and the holding of the special meeting of CBT Financial shareholders and public announcements with respect to the transactions contemplated by the merger agreement. CBT Financial and Riverview Financial have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third party consents and to consummate the transactions contemplated by the merger agreement.

Post-Closing Commitments

For a period of three years post-closing, the parties agreed that each party will have the right to nominate the successors to the eight (8) board seats allocated to it (subject to independence requirements for non-employee directors), and CBT Financial may select the Chairman of Riverview Financial’s board and Riverview Financial may select the Vice Chairman of the board. In addition, Riverview Financial will move its headquarters to State College, Pennsylvania, and Riverview Bank will move its headquarters to Harrisburg Pennsylvania for at least five years. During that same five year period, Riverview Financial agreed to continue using a form of CBT Bank’s name on its former branches.

Agreement Not to Solicit Other Offers

CBT Financial has also agreed that it, its subsidiaries and its officers, directors, employees, representatives, agents and affiliates will not, directly or indirectly:

•	Initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to an acquisition proposal (as defined below), respond to any such inquiry, participate in any discussions or negotiations or provide information about CBT Financial with respect to such inquiry; or

•	Enter into any agreement, agreement in principle or letter of intent regarding any acquisition proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, CBT Financial may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal if and only if (a) its special meeting has not occurred and (b) CBT Financial complies with the terms of the agreement governing when and under what circumstances it may respond to an unsolicited offer; (c) its board of directors determines (after consultation with outside legal counsel and its independent financial advisor) that failure to take these actions would be inconsistent with its fiduciary duties under applicable law and (d) the acquisition proposal is an acquisition proposal that is deemed superior to the transactions contemplated by the merger agreement and CBT Financial provides Riverview Financial with notice of such determination within one business day. In addition, CBT Financial must (1) otherwise have complied in all material respects with the applicable sections of the merger agreement, and (2) not provide confidential information or data to any person in connection with an acquisition proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between CBT Financial and Riverview Financial.

An acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Riverview Financial and CBT Financial) involving CBT Financial or any of its subsidiaries:

•	Any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its subsidiaries;

•	Any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of it and each of its subsidiaries on a consolidated basis;

•	Any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•	Any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of it or any of its subsidiaries; or

•	Any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

CBT Financial has agreed:

•	To notify Riverview Financial in writing within 24 hours if any proposals or offers are received by, any information is requested from, or any negotiation or discussions are sought to be initiated or continued, with CBT Financial or its representatives, and to provide Riverview Financial with relevant information regarding such proposal, offer, information request, negotiations or discussions;

•	To keep Riverview Financial fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto; and

•	Not to release any third party from the confidentiality and standstill provisions of any agreement to which CBT Financial is a party and to terminate any discussions, negotiations, and communications with any person with respect to any acquisition proposal for CBT Financial.

Expenses and Fees

In general, each of Riverview Financial and CBT Financial will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transaction contemplated by the merger agreement. Riverview Financial will be responsible for preparing and filing the proxy statement/prospectus (other than costs of legal, accounting or other counsel to CBT Financial) and CBT Financial shall bear all costs of printing, mailing and solicitations of proxies incurred in connection with the CBT Financial shareholder’s meeting.

Indemnification and Insurance

The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of CBT Financial or is threatened to be made party based in whole or in part on, or arising in whole or in part out of or pertaining to the fact that he is or was a director, officer or employee of CBT Financial or any of its subsidiaries or predecessors, Riverview Financial will indemnify, defend and hold harmless each such indemnified party to the fullest extent permitted by law and under CBT Financial’s Articles of Incorporation.

The merger agreement provides that Riverview Financial will maintain, for a period of six years after completion of the merger, CBT Financial’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Riverview Financial is not required to incur an annual premium expense greater than 200% of CBT Financial’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	The adoption of the agreement and plan of merger by the requisite vote of CBT Financial’s shareholders;

•	The approval by Riverview Financial’s shareholders of an increase in its authorized shares of common stock;

•	The effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Riverview Financial common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	The receipt of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	The receipt and effectiveness of all governmental and other approvals, registrations and consents on terms and conditions, and the expiration of all related waiting periods required to complete the merger;

•	The absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	The receipt of a waiver from Castle Creek Partners VI, L.P. of its right to appoint one member of Riverview Financial’s board of directors for a period of one year following closing of the merger.

Each of Riverview Financial’s and CBT Financial’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	The absence of a material adverse effect on the other party;

•	The truth and correctness of the representations and warranties of the other party in the merger agreement, and the performance by the other party of their obligations under the merger agreement except as would not have a material adverse effect, and the receipt by of a certificate from the other party to that effect; and

•	The holders of no more than 10% of the outstanding shares of common stock of CBT Financial exercise dissenters’ rights.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	If there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	If the merger has not been completed by April 30, 2018, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	If any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger;

•	If the shareholders of CBT Financial fail to adopt the merger agreement at its shareholder meeting; or

•	If the shareholders of Riverview Financial fail to approve an increase to Riverview Financial’s authorized common stock.

In addition, Riverview Financial’s board of directors may terminate the merger agreement if CBT Financial’s board of directors receives a superior acquisition proposal and (1) enters into an acquisition agreement with respect to such proposal, or (2) withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Riverview Financial.

Either party may terminate the merger agreement if CBT Financial has received a superior acquisition proposal and has delivered a written notice to Riverview Financial of its determination to accept such proposal.

In addition, if the ratio of the average price of Riverview Financial’s common stock, as measured over the 10 trading day period ending on the trading day prior to the latest of (i) the date all regulatory approvals are received and all waiting periods have expired and (ii) the date on which CBT’s shareholders have approved the merger, is (a) less than 80% when compared to its price on April 19, 2017 and also (b) more than 20% less than Average NASDAQ Bank Index Value measured over the same 10 day period compared to that value on April 19, 2017, CBT Financial’s board of directors may elect to terminate the merger agreement unless Riverview Financial increases the exchange ratio in an amount sufficient to cause at least one of the two financial termination measures to no longer be met.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Riverview Financial or CBT Financial, except that (1) both Riverview Financial and CBT Financial will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

CBT Financial will pay Riverview Financial a termination fee of $2.2 million in the event that the merger agreement is terminated:

•	By Riverview Financial because CBT Financial’s shareholders fail to approve the merger at the special meeting and prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for CBT Financial that is agreed to or consummated within 12 months following termination; or

•	By Riverview Financial because CBT Financial has received a superior acquisition proposal, and CBT Financial (1) enters into an acquisition agreement with respect to the superior acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Riverview Financial, or (4) delivers a written notice to Riverview Financial of its determination to accept the superior acquisition proposal; or

•	By CBT Financial, if CBT Financial receives a superior acquisition proposal and delivers a written notice to Riverview Financial of its determination to accept the superior acquisition proposal.

If the merger agreement is terminated because Riverview Financial’s shareholders failure to approve an increase to its authorized common stock, Riverview Financial must pay CBT Financial a termination fee of $2.2  million.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between CBT Financial and Riverview Financial executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	Extend the time for the performance of any of the obligations or other acts of the other party;

•	Waive any inaccuracies in the representations and warranties of the other party; or

•	Waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, no amendment after approval by the shareholders of CBT Financial shall be made which changes in a manner adverse to such shareholders the consideration to be provided to them pursuant to this Agreement.

ACCOUNTING TREATMENT

The merger will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, “Business Combinations” which provides guidance to determine the accounting acquiring entity in this transaction, which included, but were not limited to, the following factors:

•	The relative voting interests in Riverview Financial after the merger is completed;

•	The composition of the governing body of Riverview Financial after the merger is completed;

•	The composition of the senior management of Riverview Financial after the merger is completed;

•	The terms of the exchange of equity securities in the merger; and

•	The relative size of the Riverview Financial and CBT Financial at the time of merger.

Based on consideration of all the relevant facts and circumstances of the merger, including the above factors, for accounting purposes, Riverview Financial is considered to be acquiring CBT Financial in this transaction. As a result, the historical financial statements of the combined company will be the historical financial statements of Riverview Financial following the completion of the merger. The merger will be effected by the issuance of shares of Riverview Financial stock to CBT Financial shareholders. The assets and liabilities of CBT Financial as of the effective date of the merger will be recorded at their respective estimated fair values and added to those of Riverview Financial. Any excess of purchase price over the net estimated fair values of the acquired assets and liabilities of CBT Financial will be allocated to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Customer related intangibles and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives. These financial statements will reflect the results attributable to the acquired operations of CBT Financial, as the acquired company for accounting purposes, beginning on the date the merger is completed.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the material United States federal income tax consequences of the merger to a shareholder of CBT Financial who holds shares of common stock of CBT Financial as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to CBT Financial shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to CBT Financial shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, CBT Financial shareholders who hold their respective shares of common stock as part of a hedge, straddle or conversion transaction, acquired their respective shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

This discussion is not intended to be tax advice to any particular CBT Financial shareholder. CBT Financial shareholders are encouraged to consult their own tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.

The closing of the merger is conditioned upon the receipt by Riverview Financial and CBT Financial of the opinion of Barley Snyder LLP, counsel to Riverview Financial, and the opinion of Luse Gorman, PC, counsel to CBT Financial, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion (including factual representations contained in certificates of officers of Riverview Financial and CBT Financial) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions are not binding on the IRS or the courts, and neither Riverview Financial nor CBT Financial intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Barley Snyder LLP and Luse Gorman, PC have opined that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Based on the opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

•	A CBT Financial shareholder will recognize no gain or loss as a result of such shareholder’s shares of CBT Financial common stock being exchanged in the merger solely for shares of Riverview Financial common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of CBT Financial common stock;

•	A CBT Financial shareholder’s aggregate tax basis in shares of Riverview Financial common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s CBT Financial common shares, as applicable, surrendered in the merger;

•	The holding period of the Riverview Financial common stock will include the holding period of the shares of CBT Financial common stock surrendered in the merger, provided the CBT Financial shareholder’s common shares are held as a capital asset at the time of the merger;

•	Cash received by a CBT Financial shareholder in lieu of a fractional share of CBT Financial common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of CBT Financial common stock, as applicable, surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of CBT Financial common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations; and

•	As parties to the merger, no gain or loss will be recognized by Riverview Financial or CBT Financial solely as a result of consummation of the merger.

Tax matters are very complicated, and the tax consequences of the merger to each holder of CBT Financial common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of CBT Financial common stock and may not be applicable to holders in special situations. Holders of CBT Financial common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Riverview Financial or Riverview Bank by reason of any actions taken or events occurring subsequent to the merger.

SUPERVISION AND REGULATION

General

Riverview Financial, CBT Financial and their bank subsidiaries are extensively regulated under federal and state laws. Generally, these laws and regulations are intended to protect consumers, not shareholders. The following is a summary description of certain provisions of law that affect the regulation of bank holding companies and banks, including both Riverview Financial and CBT Financial (which we sometimes refer to as the “holding companies” in this discussion), and Riverview Bank and CBT Bank (which we sometimes refer to as the “banks” in this discussion). In this discussion, references to “we”, “us”, “our” or similar pronouns refer to all four entities. This discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in law and regulation may have a material effect on our business and prospects. Federal statutes that apply to us include the Gramm Leach Bliley Act (“GLB Act”), the Bank Holding Company Act (“BHCA”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Federal Reserve Act and the Federal Deposit Insurance Act, among others. In general, these statutes, regulations promulgated thereunder, and related interpretations establish the eligible business activities we may engage in, restrict certain acquisition and merger activity, limits intercompany transactions, such as loans and dividends, and impose capital adequacy requirements, among other things.

Each of Riverview Financial and CBT Financial is a bank holding company within the meaning of the BHCA and is subject to regulation, supervision, and examination by the Board of Governors of the Federal Reserve System, which we call the FRB. We are required to file annual and quarterly reports with the FRB and to provide the FRB with such additional information as the FRB may require. The FRB also conducts examinations of both holding companies.

With certain limited exceptions, the holding companies are required to obtain prior approval from the FRB before acquiring direct or indirect ownership or control of more than 5% of any voting securities or substantially all of the assets of a bank or bank holding company, or before merging or consolidating with another bank holding company. Additionally, with certain exceptions, any person or entity proposing to acquire control through direct or indirect ownership of 25% or more of our voting securities is required to give 60 days’ written notice of the acquisition to the FRB, which may prohibit the transaction, and to publish notice to the public.

Each of Riverview Bank and CBT Bank is regulated by the Pennsylvania Department of Banking and Securities (the “DOB”) and the Federal Deposit Insurance Corporation (“FDIC”). The DOB may prohibit an institution over which it has supervisory authority from engaging in activities or investments that the agency believes constitute unsafe or unsound banking practices. Federal banking regulators have extensive enforcement authority over the institutions they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to constitute unsafe or unsound practices. Enforcement actions may include:

•	the appointment of a conservator or receiver;

•	the issuance of a cease and desist order;

•	the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution affiliated parties;

•	the issuance of directives to increase capital;

•	the issuance of formal and informal agreements and orders;

•	the removal of or restrictions on directors, officers, employees and institution-affiliated parties; and

•	the enforcement of any such mechanisms through restraining orders or any other court actions.

We are subject to certain restrictions on extensions of credit to executive officers, directors, principal shareholders or any related interests of such persons, which generally require that such credit extensions be made on substantially the same terms as are available to third persons dealing with us, and not involving more than the normal risk of repayment. Other laws tie the maximum amount that may be loaned to any one customer and its related interests to our capital levels.

Limitations on Dividends and Other Payments

Our holding companies’ ability to pay dividends is largely dependent upon the receipt of dividends from their respective bank subsidiaries. Both federal and state laws impose restrictions on the holding companies’ ability, and the ability of the banks, to pay dividends. Under such restrictions, the banks must seek regulatory approval to pay dividends that would reduce surplus. No dividend may generally be paid that would result in a bank failing to comply with its regulatory capital requirements.

Permitted Non-Banking Activities

Generally, a bank holding company may not engage in any activities other than banking, managing, or controlling its bank and other authorized subsidiaries, and providing service to those subsidiaries. With prior approval of the FRB, the holding companies may acquire more than 5% of the assets or outstanding shares of a company engaging in non-bank activities determined by the FRB to be closely related to the business of banking or of managing or controlling banks. The FRB provides expedited procedures for expansion into approved categories of non-bank activities.

Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions on extensions of credit to the bank holding company or its subsidiaries, and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit the holding companies’ ability to obtain funds from their respective bank subsidiaries for their cash needs, including funds for the payment of dividends, interest and operating expenses. Further, subject to certain exceptions, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the FRB may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. In addition, depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by the FDIC in connection with the default of or assistance provided to a commonly controlled FDIC-insured depository institution. Accordingly, in the event that any insured subsidiary of a bank holding company causes a loss to the FDIC, other insured subsidiaries of a bank holding company could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss. Such cross guarantee liabilities generally are superior in priority to the obligation of the depository institutions to its shareholders due solely to their status as shareholders and obligations to other affiliates.

Pennsylvania Law

As a Pennsylvania bank holding company, each of the holding companies is subject to various restrictions on its activities as set forth in Pennsylvania law. This is in addition to those restrictions set forth in federal law. Under Pennsylvania law, a bank holding company that desires to acquire a bank or bank holding company that has its principal place of business in Pennsylvania must obtain permission from the DOB.

Financial Institution Reform, Recovery, and Enforcement Act (“FIRREA”)

FIRREA was enacted to address the financial condition of the Federal Savings and Loan Insurance Corporation, to restructure the regulation of the thrift industry and to enhance the supervisory and enforcement powers of the federal bank and thrift regulatory agencies. As the primary federal regulator of both banks, the FDIC, in conjunction with the DOB, is responsible for their supervision. When dealing with capital requirements, those regulatory bodies have the flexibility to impose supervisory agreements and cease and desist orders on institutions that fail to comply with regulatory requirements. The imposition of a capital plan, termination of deposit insurance, and removal or temporary suspension of an officer, director or other institution-affiliated person are also possible enforcement actions.

There are three levels of civil penalties under FIRREA:

•	The first tier provides for civil penalties of up to $5,500 per day for any violation of law or regulation.

•	The second tier provides for civil penalties of up to $27,500 per day if more than a minimal loss or a pattern is involved.

•	Finally, civil penalties of up to the lesser of $1.1 million or 1% of total assets per day may be assessed for knowingly or recklessly causing a substantial loss to an institution or taking action that results in a substantial pecuniary gain or other benefit.

Criminal penalties are increased to $1.1 million per violation and may be up to $5.5 million for continuing violations or for the actual amount of gain or loss. These penalties may be combined with prison sentences of up to five years. These penalties are subject to adjustment in accordance with inflation adjustment procedures prescribed under applicable law.

Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”)

FDICIA provides for, among other things:

•	publicly available annual financial condition and management reports for financial institutions, including audits by independent accountants;

•	the establishment of uniform accounting standards by federal banking agencies;

•	the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital;

•	additional grounds for the appointment of a conservator or receiver; and

•	restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

A central feature of FDICIA is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized”; “adequately capitalized”; “undercapitalized”; “significantly undercapitalized”; and “critically undercapitalized”.

Both Riverview Bank and CBT Bank met the definition of “well capitalized” at December 31, 2016. An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

Beginning January 1, 2015, all insured depository institutions must incorporate the revised regulatory capital requirements into the prompt corrective action framework, including the new Common Equity Tier 1 capital asset ratio and a higher Tier 1 risk-based capital ratio discussed below.

FDICIA generally prohibits a depository institution from making any capital distributions including payment of a cash dividend or paying any management fees to its holding company, if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized”. Significantly undercapitalized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets and stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions that fail to comply with capital or other standards. Such actions may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, the federal bank regulatory agencies adopted guidelines establishing general standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. Any institution that fails to meet these standards may be required to develop an acceptable plan, specifying the steps that the institutions will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder.

In July 2010, the federal banking agencies issued Guidance on Sound Incentive Compensation Policies (“Guidance”) that applies to all banking organizations supervised by the agencies. Pursuant to the Guidance, to be consistent with safety and soundness principles, a banking organization’s incentive compensation arrangements should: provide employees with incentives that appropriately balance risk and reward; be compatible with effective controls and risk management; and be supported by strong corporate governance, including active and effective oversight by the banking organization’s board of directors. Monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization and its use of incentive compensation.

The Dodd-Frank Act requires, in part, that the federal banking agencies and the SEC establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities that encourage inappropriate risk-taking by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits or that could lead to material financial loss to the entity. The federal banking agencies issued such proposed rules in April 2011 and issued a revised proposed rule in June 2016, implementing these requirements and prohibitions. The revised proposed rule would apply to all banks, among other institutions, with at least $1 billion in average total consolidated assets, for which it would go beyond the existing Guidance to (i) prohibit certain types and features of incentive-based compensation arrangements for senior executive officers, (ii) require incentive-based compensation arrangements to adhere to certain basic principles to avoid a presumption of encouraging inappropriate risk, (iii) require appropriate board or committee oversight, (iv) establish minimum recordkeeping and (v) mandate disclosures to the appropriate federal banking agency.

Riverview Financial and CBT Financial each believes that it meets substantially all the standards that have been adopted.

Risk-Based Capital Requirements

The federal banking regulators have adopted certain risk-based capital guidelines to assist in assessing capital adequacy of a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse agreements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which vary by credit risk.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off-balance-sheet items, against both total qualifying capital, Common Equity Tier 1 capital, and Tier 1 capital. “Common Equity Tier 1 Capital” includes common equity and minority interest in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions, and retained earnings. “Tier 1”, or core capital, includes common equity, non-cumulative preferred stock and minority interest in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. “Tier 2”, or supplementary capital, includes, among other things, limited life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less restricted deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies.

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations began January 1, 2015, while larger institutions (generally those with assets of $250 billion or more) began compliance on January 1, 2014. The final rules call for the following capital requirements:

•	A minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%.

•	A minimum ratio of Tier 1 capital to risk-weighted assets of 6%.

•	A minimum ratio of total capital to risk-weighted assets of 8%.

•	A minimum leverage ratio of 4%.

In addition, the final rules establish a Common Equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. If a banking organization fails to hold capital above the minimum capital ratios and the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments to executives. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations began on January 1, 2016, with final phase in to be completed by January 1, 2019.

Under the proposed rules, accumulated other comprehensive income (“AOCI”) would have been included in a banking organization’s Common Equity Tier 1 capital. The final rules allow community banks to make a one-time election not to include these additional components of AOCI in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. The opt-out election was required to be made in the first call report or FR Y-9 series report that is filed after the financial institution becomes subject to the final rule. Riverview Bank “opted-out” of the inclusion of the components of AOCI in regulatory capital. CBT Bank also “opted out”.

Consistent with the Dodd-Frank Act, the new rules replace the ratings-based approach to securitization exposures, which is based on external credit ratings, with the simplified supervisory formula approach in order to determine the appropriate risk weights for these exposures. Alternatively, banking organizations may use the existing gross-up approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250 percent risk weight.

Under the new rules, mortgage servicing assets (“MSAs”) and certain deferred tax assets (“DTAs”) are subject to stricter limitations than those applicable under the previous general risk-based capital rule. The new rules also increase the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions including limitations on its ability to pay dividends and the issuance by the applicable regulatory authority of a capital directive to increase capital, and in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under FDICIA as applicable to undercapitalized institutions.

In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the banks to grow and could restrict the amount of profits, if any, available for the payment of dividends by the banks to their respective holding companies.

At March 31, 2017, both Riverview Bank and CBT Bank complied with the foregoing capital requirements.

Interest Rate Risk

Regulatory agencies include in their evaluations of a bank’s capital adequacy, an assessment of the bank’s interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization’s interest rate risk management includes a measurement of board of directors and senior management oversight, and a determination of whether a banking organization’s procedures for comprehensive risk management are appropriate to the circumstances of the specific banking organization. We utilize internal interest rate risk models to measure and monitor interest rate risk. In addition, Riverview Bank employs an independent consultant to provide a quarterly assessment of its interest rate risk. CBT Bank does not use an independent consultant. On a monthly basis, CBT Bank uses Fiserv (IPS—Sendero) asset liability management interest rate risk software to measure its interest rate risk. Finally, regulatory agencies, as part of the scope of their periodic examinations, evaluate our interest rate risk.

Community Reinvestment Act (“CRA”)

Under the CRA, the banks have a continuing and affirmative obligation, consistent with safe and sound operation, to ascertain and meet the credit needs of their respective entire communities, including low and moderate income areas. The CRA is designed to create a system for bank regulatory agencies to evaluate a depository institution’s record in meeting the credit needs of its community. The CRA regulations were completely revised as of July 1, 1995, to establish performance-based standards for use in examining for compliance. Assessment by bank regulators of CRA compliance focuses on three tests: (i) a lending test, to evaluate the institution’s record of making loans, including community development loans, in its designated assessment areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and areas and small businesses; and (iii) a service test, to evaluate the institution’s delivery of banking services throughout its CRA assessment area, including low and moderate income areas. Both Riverview Bank and CBT Bank have a “satisfactory” rating.

USA Patriot Act of 2001

The Patriot Act contains anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Among other requirements, the Patriot Act and the related regulations impose the following requirements with respect to financial institutions:

•	Establishment of anti-money laundering programs;

•	Establishment of a program specifying procedures for obtaining identifying information from customers seeking to open new accounts, including verifying the identity of customers within a reasonable period of time;

•	Establishment of enhanced due diligence policies, procedures and controls designed to detect and report money laundering; and

•	Prohibition on correspondent accounts for foreign shell banks and compliance with recordkeeping obligations with respect to correspondent accounts of foreign banks.

Failure to comply with the Patriot Act’s requirements could have serious legal, financial, regulatory and reputational consequences. In addition, bank regulators will consider a holding company’s effectiveness in combating money laundering when ruling on BHCA and Bank Merger Act applications.

Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank)

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act became law. Dodd-Frank is intended to effect a fundamental restructuring of federal banking regulation. Among other things, Dodd-Frank created the Financial Stability Oversight Council to identify systemic risks in the financial system and gives federal regulators authority to take control of and liquidate financial firms. Dodd-Frank additionally created the Consumer Financial Protection Bureau, an independent federal regulator that administers federal consumer protection laws. Dodd-Frank has and is expected to continue to have a significant impact on our business operations as its provisions take effect. It is expected that, as various implementing rules and regulations continue to be released, they will increase our operating and compliance costs and could increase our interest expense. Among the provisions that affect us or are likely to affect us are the following:

Holding Company Capital Requirements

Dodd-Frank requires the FRB to apply consolidated capital requirements to bank holding companies that are no less stringent than those currently applied to depository institutions. Under these standards, trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010, by a bank holding company with less than $15 billion in assets. Dodd-Frank additionally requires that bank regulators issue countercyclical capital requirements so that the required amount of capital increases in times of economic expansion, consistent with safety and soundness. FRB regulations contain a “small bank holding company” exemption from the consolidated capital requirements that generally exempts holding companies of less than $1 billion. Review Financial will exceed $1 billion in assets after the merger and therefore become subject to the consolidated capital requirements.

Deposit Insurance

Dodd-Frank permanently increases the maximum deposit insurance amount for banks, savings institutions and credit unions to $250,000 per depositor. Substantially all of the deposits of the banks are insured up to that limit. Dodd-Frank also broadens the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. Dodd-Frank requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund (“DIF”) from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio reaches 1.50% of insured deposits. In lieu of the dividend payments, the FDIC has adopted progressively lower assessment rate schedules that become effective when the reserve ratio exceeds 2.0% and 2.5%. In setting the assessment rates necessary to meet the new 1.35% requirement, the FDIC is required to offset the effect of this provision on insured depository institutions with total consolidated assets of less than $10 billion, so that more of the cost of raising the reserve ratio will be borne by the institutions with more than $10 billion in assets. In October 2010, the FDIC adopted a restoration plan to ensure that the DIF reserve ratio reaches 1.35% by September 30, 2020.

The FDIC annually establishes for the DIF a designated reserve ratio, or DRR, of estimated insured deposits. The FDIC announced that the DRR for 2017 will remain at 2.00%, which is the same ratio that has been in effect since January 1, 2011. The FDIC is authorized to change deposit insurance assessment rates as necessary to maintain the DRR, without further notice-and-comment rulemaking, provided that: (i) no such adjustment can be greater than three basis points from one quarter to the next, (ii) adjustments cannot result in rates more than three basis points above or below the base rates and (iii) rates cannot be negative. On October 22, 2015, the FDIC issued a proposal to increase the reserve ratio for the DIF to the minimum level of 1.35%. The FDIC adopted the final rule on March 15, 2016, which imposes on insured depository institutions with $10 billion or more in total consolidated assets, a quarterly surcharge equal to an annual rate of 4.5 basis points applied to the deposit insurance assessment base, after making certain adjustments. The rule became effective on July 1, 2016.

Pursuant to the Dodd-Frank Act, the FDIC has backup enforcement authority over a depository institution holding company if the conduct or threatened conduct of such holding company poses a risk to the DIF, although such authority may not be used if the holding company is generally in sound condition and does not pose a foreseeable and material risk to the DIF.

Corporate Governance

Dodd-Frank requires publicly-traded companies, which includes Riverview Financial, but does not include CBT Financial, to give stockholders a non-binding vote on executive compensation at least every three years, a non-binding vote regarding the frequency of the vote on executive compensation at least every six years, and a non-binding vote on “golden parachute” payments in connection with approvals of mergers and acquisitions unless previously voted on by stockholders. Additionally, Dodd-Frank directs the federal banking regulators to promulgate rules prohibiting excessive compensation paid to executives of depository institutions and their holding companies with assets in excess of $1.0 billion, regardless of whether the company is publicly traded. Dodd-Frank also gives the SEC authority to prohibit broker discretionary voting on elections of directors and executive compensation matters.

Prohibition Against Charter Conversions of Troubled Institutions

Dodd-Frank prohibits a depository institution from converting from a state to a federal charter, or vice versa, while it is the subject of a cease and desist order or other formal enforcement action or a memorandum of understanding with respect to a significant supervisory matter unless the appropriate federal banking agency gives notice of the conversion to the federal or state authority that issued the enforcement action and that agency does not object within 30 days. The notice must include a plan to address the significant supervisory matter. The converting institution must also file a copy of the conversion application with its current federal regulator, which must notify the resulting federal regulator of any ongoing supervisory or investigative proceedings that are likely to result in an enforcement action and provide access to all supervisory and investigative information relating thereto.

Interstate Branching

Dodd-Frank authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted. Previously, banks could only establish de novo branches in other states if the host state expressly permitted out-of-state banks to establish branches in that state. Accordingly, banks are able to enter new markets more freely.

Limits on Interstate Acquisitions and Mergers

Dodd-Frank precludes a bank holding company from engaging in an interstate acquisition–the acquisition of a bank outside its home state–unless the bank holding company is both well capitalized and well managed. Furthermore, a bank may not engage in an interstate merger with a bank headquartered in another state unless the surviving institution will be well capitalized and well managed. The previous standard in both cases was adequately capitalized and adequately managed.

Limits on Interchange Fees

Dodd-Frank amended the Electronic Fund Transfer Act to, among other things, give the Federal Reserve the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. The Federal Reserve issued its final rule, Regulation II, effective October 1, 2011. Consistent with Dodd-Frank, issuers with less than $10 billion in assets, like us, are exempt from debit card interchange fee standards.

Consumer Financial Protection Bureau

Dodd-Frank created the Consumer Financial Protection Bureau (“CFPB”), which is granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act (“TILA”), Real Estate Settlement Procedures Act (“RESPA”), Fair Credit Reporting Act, Fair Debt Collection Act, Consumer Financial Privacy provisions of the Gramm-Leach-Bliley Act, and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with $10 billion or more in assets. Smaller institutions are subject to rules promulgated by the CFPB, but continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. Dodd-Frank authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including a determination of the borrower’s ability to repay. In addition, Dodd-Frank allows borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage” as defined by the CFPB. Dodd-Frank permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

Ability to Repay and Qualified Mortgage Rule

Pursuant to the Dodd Frank Act, the Consumer Financial Protection Bureau issued a final rule on January 10, 2013, which became effective January 10, 2014, amending Regulation Z as implemented by the Truth in Lending Act, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Mortgage lenders are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the mortgage lender to consider the following eight underwriting factors when making the credit decision:

•	current or reasonably expected income or assets;

•	current employment status;

•	the monthly payment on the covered transaction;

•	the monthly payment on any simultaneous loan;

•	the monthly payment for mortgage-related obligations;

•	current debt obligations, alimony, and child support;

•	the monthly debt-to-income ratio or residual income; and

•	credit history.

Alternatively, the mortgage lender can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage, the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Loans which meet these criteria will be considered qualified mortgages, and as a result generally protect lenders from fines or litigation in the event of foreclosure. Qualified mortgages that are “higher-priced” (e.g. subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher-priced” (e.g. prime loans) are given a safe harbor of compliance. The final rule, as issued, is not expected to have a material impact on our lending activities or our results of operations or financial condition.

TILA/RESPA Integrated Disclosures (“TRID”)

On October 3, 2015, the CFPB implemented a final rule combining the mortgage disclosures consumers previously received under TILA and RESPA. For more than 30 years, the TILA and RESPA mortgage disclosures had been administered separately by, respectively, the FRB and the U.S. Department of Housing and Urban Development. The final rule requires lenders to provide applicants with the new Loan Estimate and Closing Disclosure and generally applies to most closed-end consumer mortgage loans for which the creditor or mortgage broker receives an application on or after October 3, 2015.

Consumer Lending Laws

Bank regulatory agencies are increasingly focusing attention on consumer protection laws and regulations. To promote fairness and transparency for mortgages, credit cards, and other consumer financial products and services, the Dodd-Frank Act established the CFPB. This agency is responsible for interpreting and enforcing federal consumer financial laws, as defined by the Dodd-Frank Act, that, among other things, govern the provision of deposit accounts along with mortgage origination and servicing. Some federal consumer financial laws enforced by the CFPB include the Equal Credit Opportunity Act, TILA, the Truth in Savings Act, the Home Mortgage Disclosure Act, RESPA, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, and the Fair Credit Reporting Act. The CFPB is also authorized to prevent any institution under its authority from engaging in an unfair, deceptive, or abusive act or practice in connection with consumer financial products and services. As a residential mortgage lender, the companies and the banks are subject to multiple federal consumer protection statutes and regulations, including, but not limited to, TILA, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, RESPA, the Fair Credit Reporting Act, the Fair Debt Collection Act and the Flood Disaster Protection Act. Failure to comply with these and similar statutes and regulations can result in the companies and the banks becoming subject to formal or informal enforcement actions, the imposition of civil money penalties and consumer litigation.

Commercial Real Estate Guidance

In December 2015, the federal banking agencies released a statement entitled “Statement on Prudent Risk Management for Commercial Real Estate Lending” (the “CRE Statement”). In the CRE Statement, the agencies express concerns with institutions which ease commercial real estate underwriting standards, direct financial institutions to maintain underwriting discipline and exercise risk management practices to identify, measure and monitor lending risks, and indicate that they will continue to pay special attention to commercial real estate lending activities and concentrations going forward. The agencies previously issued guidance in December 2006, entitled “Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices,” which states that an institution is potentially exposed to significant commercial real estate concentration risk, and should employ enhanced risk management practices, where total commercial real estate loans represents 300% or more of its total capital and the outstanding balance of such institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

Privacy Protection and Cybersecurity

The banks are subject to regulations implementing the privacy protection provisions of the GLB Act. These regulations require the banks to disclose their privacy policy, including identifying with whom it shares “nonpublic personal information,” to customers at the time of establishing the customer relationship and annually thereafter. The regulations also require the banks to provide their customers with initial and annual notices that accurately reflect their privacy policies and practices. In addition, to the extent its sharing of such information is not covered by an exception, the banks are required to provide their customers with the ability to “opt-out” of having their nonpublic personal information shared with unaffiliated third parties.

The banks are subject to regulatory guidelines establishing standards for safeguarding customer information. These regulations implement certain provisions of the GLB Act. The guidelines describe the federal bank regulatory agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to ensure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial services. In October 2016, the federal banking agencies issued an advance notice of proposed rulemaking on enhanced cybersecurity risk-management and resilience standards that would apply to large and interconnected banking organizations and to services provided by third parties to these firms. These enhanced standards would apply only to depository institutions and depository institution holding companies with total consolidated assets of $50 billion or more.

Federal Reserve System

FRB regulations require depository institutions to maintain cash reserves against their transaction accounts (primarily NOW and demand deposit accounts). A reserve of 3% is to be maintained against aggregate transaction accounts between $15.5 million and $115.1 million (subject to adjustment by the FRB) plus a reserve of 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $115.1 million. The first $15.5 million of otherwise reservable balances (subject to adjustment by the FRB) is exempt from the reserve requirements. The banks are in compliance with the foregoing requirements.

Required reserves must be maintained in the form of either vault cash, an account at a Federal Reserve Bank or a pass-through account as defined by the FRB. Pursuant to the Emergency Economic Stabilization Act of 2008, the Federal Reserve Banks pay interest on depository institutions’ required and excess reserve balances. The interest rate paid on required reserve balances is currently the average target federal funds rate over the reserve maintenance period. The rate on excess balances will be set equal to the lowest target federal funds rate in effect during the reserve maintenance period.

Future Legislation

Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. We cannot predict if any such legislation will be adopted nor if adopted how it would affect our business. Past history has demonstrated that new legislation or changes to existing laws or regulations usually results in greater compliance burden and therefore generally increases the cost of doing business.

INFORMATION ABOUT RIVERVIEW FINANCIAL CORPORATION

Business

Riverview Financial Corporation

On November 1, 2013, Riverview Financial and Union Bancorp, Inc. (“Union”) consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation. Each outstanding share of common stock of Riverview Financial and Union was converted into 1.00 and 1.95 shares of the consolidated Riverview Financial’s common stock, respectively. Riverview Financial is headquartered in Harrisburg, Pennsylvania. Riverview Financial is a registered bank holding company, and currently, its sole business is to act as a holding company for Riverview Bank. At [LPD], Riverview Financial had $[●] million in assets. The common stock of Riverview Financial is currently quoted on the OTCQX under the symbol “RIVE”. Riverview Financial’s website can be accessed at www.riverviewbankpa.com. The principal executive offices of Riverview Financial are located at 3901 North Front Street, Harrisburg, Pennsylvania 17110, and its telephone number is (717) 957-2197.

Riverview Financial and CBT Financial entered into an Agreement and Plan of Merger, dated April 19, 2017, pursuant to which CBT Financial will merge with and into Riverview Financial, with Riverview Financial surviving. In the merger, each share of CBT Financial common stock that is outstanding, other than treasury stock, will be converted into 2.86 shares of Riverview Financial common stock. Riverview Financial and CBT Financial will be combined in a statutory merger under the provisions of the PBCL, and Riverview Financial will survive as the resulting institution.

The merger cannot take place until the parties receive the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (“PDB”), as well as the approval of the shareholders of CBT Financial.

Riverview Bank

Riverview Bank is a Pennsylvania chartered state bank and successor to Riverview National Bank, which was formed upon the consolidation of the charters of The First National Bank of Marysville and Halifax National Bank on December 31, 2008, and is headquartered in Marysville, Pennsylvania. After the consolidation, the branches of The First National Bank of Marysville and Halifax National Bank continued to operate under their former names as divisions of Riverview National Bank.

Effective November 19, 2011, Riverview Bank converted from a national banking association to a Pennsylvania state-chartered bank. The purpose of the charter change was to provide Riverview Bank with greater flexibility in executing its strategy of profitability and growth.

On November 1, 2013, in connection with the consolidation of Riverview Financial and Union, Union Bank and Trust Company, the wholly owned subsidiary of Union, merged with and into Riverview Bank, which is the wholly owned subsidiary of the Riverview Financial. On December 31, 2015, The Citizens National Bank of Meyersdale merged with and into Riverview Bank, with Riverview Bank surviving.

Riverview Bank is a full service commercial bank providing a wide range of services to individuals, municipalities and small to medium sized businesses in its Pennsylvania market area of Berks, Cumberland, Dauphin, Lebanon, Northumberland, Perry and Schuylkill Counties in Central Pennsylvania and Bedford, Cambria, Somerset, and Westmoreland Counties in Southwestern Pennsylvania. Riverview Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. Riverview Bank provides financial advisory, insurance and investment services relating to non-deposit type investment products. The business, known as Riverview Wealth Management, is a division of Riverview Bank.

Competition

The banking and financial services industries are highly competitive. Within its geographic region, Riverview Bank faces direct competition from other commercial banks, varying in size from local community banks to larger regional and national banks, credit unions and non-bank entities. As a result of the wide availability of electronic delivery channels, Riverview Bank also faces competition from financial institutions that do not have a physical presence in its geographic markets.

Many of Riverview Bank’s competitors are substantially larger in terms of assets and available resources. Certain of these institutions have significantly higher lending limits than does Riverview Bank, and may provide various services for their customers that Riverview Bank presently does not. In addition, Riverview Bank experiences competition for deposits from mutual funds and security brokers, while consumer discount, mortgage and insurance companies compete for various types of loans. Credit unions, finance companies and mortgage companies enjoy certain competitive advantages, as they are not subject to the same regulatory restrictions and taxation as commercial banks. Principal methods of competing for bank products, permitted nonbanking services and financial activities include price, nature of product, quality of service, convenience of location, and telephone and web-based banking services.

In Riverview’s market area, interest rates on deposits, especially time deposits, and interest rates and fees charged to customers on loans are very competitive. In the current economic environment there is increased competition in view of the loan demand.

Properties

Riverview Financial’s corporate headquarters is located at 3901 North Front Street, Harrisburg, Pennsylvania, and includes executive offices as well as finance, credit administration and branch administration. Riverview Financial’s operations and human resource departments as well as trust services and one wealth management office are located at 2638 Woodglen Road, Pottsville, Pennsylvania. Loan operations and the IT department are located at 200 Front Street, Marysville, Pennsylvania. Each of these facilities is owned by Riverview Bank. Riverview Bank operates an additional wealth management office in Palmyra, Pennsylvania, which location is leased.

Riverview Bank operates 16 full-service branches within Berks, Dauphin, Perry, Northumberland, Schuylkill and Somerset Counties in Pennsylvania. Seven of the branch offices are leased by Riverview Bank, while the remainder of the facilities are owned. All branches have ATMs and are equipped with closed circuit security monitoring.

We consider our properties to be suitable and adequate for our current and immediate future purposes.

Legal Proceedings

Riverview Bank and two unrelated third parties have been named as defendants in a lawsuit brought on behalf of a group of 58 plaintiffs on March 31, 2016. The complaint against Riverview Bank relates primarily to an IOLTA account at Riverview Bank and alleges that Riverview Bank failed to properly monitor and detect fraudulent activity engaged in by the owner of the account. The lawsuit seeks damages from the defendants, including Riverview Bank, alleged to be in excess of $11.3 million, treble damages and attorney’s fees with respect to alleged violations of the Pennsylvania Unfair Trade Practices and Consumer Protection Law, punitive damages, plus interest and costs. All counts relating to claims involving the Riverview Bank IOLTA account were dismissed by the court with prejudice on May 26, 2017. Riverview Bank believes that any remaining allegations against it are without merit and it will continue to defend against plaintiffs’ claims. Even if the litigation was determined to be adverse to Riverview Bank, Riverview Bank believes the impact would not be material.

In the opinion of Riverview Financial, after review with legal counsel, there are no other proceedings pending to which Riverview Financial is party to or to which its property is subject, which, if determined adversely to Riverview Financial, would be material in relation to Riverview Financial’s consolidated financial condition. In addition, no material proceedings are pending or are known to be threatened or contemplated against Riverview Financial by governmental authorities.

Market Price of and Dividends on Riverview Financial Common Stock

There is a very limited public trading market for Riverview Financial common stock. Riverview Financial common stock is quoted on the OTCQX market under the symbol “RIVE”. Riverview Financial pays quarterly cash dividends. Following is a summary of the high and low closing bid quotations reported by the OTCQX market and dividends paid by Riverview Financial for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

	2017				2016				2015
	Low	High	Dividend		Low	High	Dividend		Low	High	Dividend
1st quarter	$11.45	$12.20	$0.14	1st quarter	$11.00	$13.20	$0.14	1st quarter	$13.05	$16.00	$0.14
2nd quarter (through June [●], 2017)				2nd quarter	11.00	12.10	0.14	2nd quarter	12.00	13.75	0.14
				3rd quarter	11.00	12.20	0.14	3rd quarter	11.90	13.00	0.14
				4th quarter	11.05	11.78	0.14	4th quarter	12.50	13.40	0.14

Riverview Financial’s ability to pay dividends is subject to legal restrictions. See “Supervision and Regulation—Limitations on Dividends and Other Payments” on page 76.

Riverview Financial common stock was held by approximately [●] holders of record as of [LPD]. The last reported sales price for Riverview Financial common stock was $[●] on [LPD].

Information About the Board of Directors and Executive Officers of Riverview Financial who will Continue as Directors and Executive Officers

The following table provides information about each of the current directors of Riverview Financial who are expected to be continuing directors after the merger is completed. There are no family relationships between any of the listed persons.

Class 1 Directors to serve until 2020

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial and Subsidiaries
Brett D. Fulk, 48	2015	Mr. Fulk is the President and a director of Riverview Financial and Riverview Bank, since June 30, 2015. Previously, he was the Chief Operations Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for Community Banks (which was acquired by Susquehanna Bank). Mr. Fulk’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by Riverview Bank.

Name and Age	Director Since		Principal Occupation for the Past Five Years and Positions Held with Riverview Financial and Subsidiaries
Howard R. Greenawalt, 64	2012	(2)

Mr. Greenawalt is a certified public accountant and a former owner and officer of Greenawalt & Company, P.C., a public accounting firm located in Mechanicsburg and Carlisle, Pennsylvania. He retired as an owner of the firm on January 1, 2012, but continues as an employee of the firm. Mr. Greenawalt has extensive audit, accounting and tax experience, and brings broad financial proficiency and leadership skills as a managing officer of a local company.

Class 2 Directors to serve until 2018
Name and Age	Director Since		Principal Occupation for the Past Five Years and Positions Held with Riverview Financial and Subsidiaries
Joseph D. Kerwin, 54	2005	(1)(2)	Mr. Kerwin has been a practicing attorney with over 25 years of experience and is a partner with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2005. Mr. Kerwin’s qualifications include his extensive legal and business expertise and his knowledge of the communities served by Riverview Bank.

Carl W. Metzgar, 35	2016	(5)	Mr. Metzgar is a founding member and currently practices with the law firm of Metzgar and Metzgar, LLC since 2008. He served as a member of the Pennsylvania House of Representatives since 2009, with his term ending in 2018. Metzgar also owns and operates a Red Angus beef cattle operation. Mr. Metzgar’s qualifications include his legal expertise, leadership skills, and his knowledge and involvement in the community.

Timothy E. Resh, 63	2008	(4)	Mr. Resh is a retired pastor of Brothersvalley Church of the Brethren. He formerly served as the Chairman of the Board of Citizens National Bank of Meyersdale since 2008. Mr. Resh has extensive experience in business management, community leadership, agricultural operations and customer and retail operations. Mr. Resh’s qualifications include his extensive community involvement and diversified clergy/business background and his experience as the former Chairman of the Board of Citizens National Bank of Meyersdale.

Class 3 Directors to serve until 2019
Name and Age	Director Since		Principal Occupation for the Past Five Years and Positions Held with Riverview Financial and Subsidiaries
Albert J. Evans, 49	2007	(3)	Mr. Evans has been a practicing attorney for more than 23 years and is the Vice President of the law firm of Fanelli, Evans & Patel, P.C. located in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2007. Mr. Evans has extensive legal and business expertise and knowledge of the local communities served by Riverview Bank.

Name and Age	Director Since		Principal Occupation for the Past Five Years and Positions Held with Riverview Financial and Subsidiaries
Kirk D. Fox, 50	2007	(1)(2)	Mr. Fox is the Chief Executive Officer of Riverview Financial and Riverview Bank, since June 30, 2015. Previously, he held the position of President since December 31, 2008. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that, Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Fox’s qualifications include his extensive banking knowledge and his experience, leadership skills and familiarity with the communities served by Riverview Bank.

David W. Hoover, 56	2007	(1)(2)

Mr. Hoover is the owner and President of Hoover Financial

Services, Inc., which is an accounting/tax preparation/business consulting firm located in Halifax, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Hoover has been the Chairman of the Board of Riverview Financial and Riverview Bank since their inception December 2008. Mr. Hoover’s qualifications include his leadership skills, financial expertise and his knowledge of the communities served by Riverview Bank.

(1)	Includes service as a director of First Perry Bancorp, Inc. and its subsidiary, The First National Bank of Marysville and HNB Bancorp, Inc. and its subsidiary, Halifax National Bank.
(2)	Includes service as a director of Riverview Financial and its subsidiary, Riverview Bank.
(3)	Although the individual became a director of the Riverview Financial effective November 1, 2013 as a result of the consolidation with Union Bancorp, Inc., the year presented includes service as a director of Union Bancorp, Inc. and its subsidiary, Union Bank and Trust Company.
(4)	The individual became a director of the Corporation effective December 31, 2015 as a result of the merger of Citizens National Bank of Meyersdale. The year presented includes service as a director of Citizens.
(5)	Effective July 20, 2016, Daniel R. Blaschak resigned as a director of Riverview Financial, and Carl W. Metzgar was appointed to take his place with a term ending at the 2018 Annual Meeting of Riverview Financial.

Executive Officers

The following table provides information, as of the record date, about Riverview Financial’s executive officers who are not also directors of Riverview Financial.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial and Subsidiaries
Scott A. Seasock	60	Mr. Seasock is the Chief Financial Officer of Riverview Financial and Riverview Bank since August 2016. Previously, Mr. Seasock served as the Chief Financial Officer of Peoples Financial Services Corp., Scranton, Pennsylvania and Executive Vice President, from January 2010 to April 2016. Prior to Peoples Financial Services, he served as an Executive Vice President and Chief Financial Officer of Comm Bancorp. Inc. from 1989 to 2010.

Director Independence

Riverview Financial has chosen to follow the NASDAQ Stock Market standards for independence. Under those standards, six of the eight directors identified above are considered independent: Messrs. Evans, Greenawalt, Hoover, Kerwin, Metzgar and Resh. All of the directors being selected by CBT Financial are expected to be independent, resulting in a total of 87.5% of the board being comprised of independent directors following consummation of the merger. All members of Riverview Financial’s Audit Committee, Compensation Committee and Governance and Nominating Committee will be required to meet all independent standards applicable to services on those committees.

In determining the Riverview Financial directors’ independence, the Board of Directors considered any services provided to Riverview, loan transactions between Riverview Bank and the directors, their respective family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom the directors are associated. The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Related Parties” below) in reaching its determination that the six directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Evans	Yes	Provision of legal services
Mr. Greenawalt	Yes	None
Mr. Hoover	Yes	Provision of payroll processing services
Mr. Kerwin	Yes	Provision of legal services—contracts
Mr. Metzgar	Yes	Provision of legal services—collections
Mr. Resh	Yes	None

In each case, the Board determined that none of the transactions noted impair the independence of the director.

Security Ownership of Certain Beneficial Holders of Riverview Financial

The table below sets forth information, as of [LPD], concerning (a) each person that is known to us to be the beneficial owner of more than 5% of Riverview Financial’s voting common stock, (b) each of Riverview Financial’s directors who will continue as directors following the merger and executive officers and (c) all of Riverview Financial’s continuing directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on the record date, Riverview Financial had [●] shares of common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class
5% Beneficial Owners:
None	—	—

Directors:
Albert J. Evans	29,951	0.83%
Kirk D. Fox(3)	36,264	1.01%
Brett D. Fulk(4)	38,738	1.08%
Howard R. Greenawalt	19,249	0.54%
David W. Hoover(2)	29,944	0.83%
Joseph D. Kerwin(2)	32,033	0.89%
Carl W. Metzgar	2,380	0.07%
Timothy E. Resh	2,969	0.08%

Non-Director Executive Officers:
Scott A. Seasock, CFO	4,000	0.11%

All directors and named executive officers as a group (9 persons)	195,528	5.3%

(1)	Beneficial ownership of shares of Riverview Financial’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contact, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after [●].
(2)	Total includes 5,750 fully vested options that may be exercised at any time.
(3)	Total includes 28,000 fully vested options that may be exercised at any time.
(4)	Total includes 21,000 fully vested options that may be exercised at any time.

Compensation of Officers and Directors

Executive Compensation. The following table summarizes the total compensation for Kirk D. Fox, Riverview Financial Corporation’s Chief Executive Officer, Brett D. Fulk, Riverview Financial Corporation’s President, and Scott A. Seasock, Riverview Financial Corporation’s Chief Financial Officer, for fiscal years 2016 and 2015. These individuals are referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation		Total
Kirk D. Fox,	2016	$331,500	$10,000	$—	$105,227	(2)	$446,727
Chief Executive Officer	2015	$331,500	$100,000	$12,690	$98,183	(3)	$542,373

Brett D. Fulk,	2016	$316,200	$10,000	$—	$52,855	(4)	$379,055
President	2015	$316,200	$100,000	$12,690	$44,677	(5)	$473,567

Scott A. Seasock(6),	2016	$76,154	$—	$—	$3,818	(7)	$79,972
Chief Financial Officer

(1)	Option awards are valued based upon the Black-Scholes option valuation model. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model, which was estimated to be $2.82 per share for the options granted in 2015. Additional details are set forth in footnote 14 to our consolidated financial statements included with this proxy statement/prospectus.
(2)	Includes an automobile allowance for personal use of $2,071; 401(k) match of $7,920; life insurance premiums of $421; profit sharing of $4,265; change of $11,532 in accrued pension value of supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; director fees of $15,000; and earnings of $54,018 on deferred compensation.
(3)	Includes an automobile allowance for personal use of $1,819; 401(k) match of $11,282; life insurance premiums of $317; profit sharing of $3,811; change of $10,464 in accrued pension value of supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; director fees of $15,000; and earnings of $45,490 on deferred compensation.
(4)	Includes an automobile allowance for personal use of $5,797; 401(k) match of $6,974; life insurance premiums of $405; profit sharing of $5,334; private and country club membership of $1,660; change of $8,208 in accrued pension value of supplemental retirement plan; a director fee of $15,000; and earnings of $9,477 on deferred compensation.
(5)	Includes an automobile allowance for personal use of $7,136; 401(k) match of $10,207; life insurance premiums of $305; profit sharing of $4,766; private and country club membership of $1,765; change of $7,488 in accrued pension value of supplemental retirement plan; a director fee of $7,500; and earnings of $5,510 on deferred compensation.
(6)	Mr. Seasock became Chief Financial Officer of Riverview Financial on August 1, 2016. Therefore, his 2016 salary is prorated from the August 1, 2016 date of hire based on an annual salary of $180,000, and no information is provided for 2015.
(7)	Includes life insurance premiums of $68 (prorated based upon an annual premium of $408); and an automobile allowance for personal use of $3,750 (based upon an annual auto allowance of $9,000).

Employment Agreements. Messrs. Fox and Fulk are parties to three-year term evergreen employment agreements. On every anniversary date of each agreement, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given. The agreements provide that the executives may participate in those employee benefit plans for which they are eligible. Each also provides that if the executive is terminated without cause or, if after a change in control, there is a reduction in his salary or benefits, or a change in his reporting responsibilities, duties or titles, he will receive three times his annual compensation, as defined in the agreement, and includes the amount Riverview Bank pays for employee benefits for the executive for a one year period, which will be paid in 24 equal monthly installments beginning within 30 days from his separation of service. In addition, for Mr. Fox only, Riverview Bank shall transfer and deliver title to Riverview Bank automobile which he uses at the time of separation. If the payments to be paid as described above for Messrs. Fox and Fulk are determined to be parachute payments, subjecting the executive to excise taxes, the executive will receive an additional cash payment in an amount such that the after-tax proceeds of such payment will be equal to the amount of the excise tax. On January 24, 2012, the Employment Agreement of Mr. Fox was amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Both Mr. Fox and Mr. Fulk have waived the operation of the change in control benefits under their employment agreements, SERP agreements and deferred compensation agreements that would otherwise be triggered as a result of the merger. In addition to the foregoing, Mr. Fulk’s employment agreement contains a restriction on his ability to compete with Riverview Financial’s business following its termination.

Mr. Seasock is party to a two-year term evergreen agreement, where the initial term will be automatically extended for successive additional one-year periods, unless notice of nonrenewal is given. The agreement provides that the executive may participate in those employee benefit plans for which he is eligible and will receive a monthly vehicle allowance of $750. The agreement contains a non-compete restrictive covenant where the executive cannot be engaged, directly or indirectly, in any banking industry within any county in which a branch or office of Riverview Bank is located for one year after the last day of employment with Riverview Bank. The agreement provides that if the executive is terminated without cause, or if after a change in control, he is terminated without cause or leaves for good reason, Riverview Bank will pay him two times his base salary plus one times the annual amount that Riverview Bank pays for employee health care benefits for the executive, less applicable taxes and withholding, such amount to be payable in 12 equal monthly installments beginning within 30 days following his separation from service.

On November 16, 2011, Mr. Fox signed a Noncompetition Agreement. The purpose for the noncompetition agreement was to define the restrictions placed on the executives during and after his employment with Riverview Financial and Riverview Bank in terms of being engaged in certain activities which may be considered to be competitive with the goodwill and proprietary rights of Riverview Financial and Riverview Bank. In consideration of Mr. Fox entering into this agreement, Riverview Bank:

•	paid Mr. Fox $10,250 upon its execution;

•	provides Mr. Fox with a membership at a country club during his employment; and

•	provides Mr. Fox with an additional $10,000 in supplemental term insurance during his employment.

Riverview Financial maintains an “Executive Deferred Compensation” program in which Mr. Fox and Mr. Fulk participate, allowing the executives to defer payment of their base salary, bonus and performance based compensation until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 5.98% for 2016. The rate is based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%. The agreements are unfunded, with benefits to be paid from Riverview Financial’s general assets.

Profit Sharing/401(k) Plan. Senior officers participate in the Profit Sharing/401(k) Plan, which is offered to all full-time employees who have completed at least six months of service and are at least 18 years of age. This plan is a means for employees to contribute and save for their retirement, and it has a combined tax qualified savings feature and profit sharing feature for employees. Riverview Financial makes a contributory match to the plan for each participating employee at a discretionary percentage of their respective compensation. Riverview Financial may also make a discretionary contribution annually to the plan based upon its financial performance. This discretionary contribution is designed to award employees for contributing to Riverview Financial’s financial success. Contributions are expressed as a percentage of base salary and senior officers receive the same percentage of base salary as all other employees. During 2016, Riverview Financial did not make a discretionary contribution to eligible 401(k) participants.

Employee Stock Purchase Plan (“ESPP”). Effective March 5, 2014, the Board adopted and approved the Riverview Financial Corporation Employee Stock Purchase Plan (“ESPP”). Senior officers have the option to enroll and participate in the ESPP, which is a qualified stock plan offered to all eligible employees of Riverview Bank, and allows employees to use after-tax payroll deductions of between 1% and 20% of base pay to acquire Riverview Financial’s stock at a 15% discount.

Stock Option Plan. In January 2009, Riverview Financial adopted the 2009 Stock Option Plan (the “2009 Plan”). Under the 2009 Plan, Riverview Financial is authorized to issue options exercisable for up to 170,000 shares of common stock, in the aggregate. Effective January 4, 2012, Riverview Financial increased the number of shares of its common stock that may be issued under the Plan to 220,000 shares. On April 16, 2014, the 2009 Plan was again amended to increase the total number of shares of common stock available for issuance to 350,000 shares. The purpose of the 2009 Plan was to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the common stock of Riverview Financial to secure, retain and motivate the Riverview Financial’s directors, officers and key employees and to align such person’s interests with those of its shareholders. The 2009 Plan provides a seven year cliff vesting for all options, which means that the options are 100% vested in the seventh year following the grant date. The expiration date for all options is ten years following the grant date.

	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan Shares Not Approved by Security Holders	341,079	(1)	$10.56	8,921

(1)	Effective January 4, 2012, the 2009 Riverview Financial Corporation Stock Option Plan (the “Option Plan”) was amended and restated to increase the number of common shares available under the Plan, in the aggregate, to 220,000 shares as compared with the originally provided 170,000 shares. On April 16, 2014, the 2009 Plan was again amended and restated to increase the total number of shares of common stock by 130,000 shares, thus increasing the total number of available shares under the 2009 Plan to 350,000 shares.

Supplemental Executive Retirement Plan. Riverview Bank maintains five Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to key executives. The agreements were specifically designed to encourage key executives to remain employees of Riverview Bank. The agreements are unfunded, with benefits to be paid from Riverview Bank’s general assets. After normal retirement, benefits are payable to the executive or his beneficiary in equal monthly installments for a period of either 15 years (for two of the executives) or 20 years (for three of the executives). There are provisions for death benefits should a participant die before his retirement date. These benefits are also subject to change of control and other provisions.

Kirk D. Fox’s SERP provides that Mr. Fox will receive $44,000 per year for 15 years beginning upon his termination of employment after age 65. Upon his termination of employment, he shall become fully vested in the benefit, unless his termination is due to cause as defined by the agreement. Brett D. Fulk’s SERP provides that Mr. Fulk will receive $20,000 per year for 20 years beginning upon his termination of employment after reaching normal retirement age, unless his termination is due to “cause” as defined by the agreement.

Deferred Compensation Agreement. Riverview Bank maintains an “Executive Deferred Compensation Agreement” (“EDCA”) with its named executive officers. Only Messrs. Fox and Fulk are utilizing this Agreement. This agreement allows Messrs. Fox and Fulk to defer payment of base salary, bonus and performance based compensation until a future date. The estimated present value of the future benefits is accrued over the effective dates of the agreements using an interest factor that is evaluated and approved by the compensation committee of the board of directors on an annual basis. The agreement is unfunded, with benefits to be paid from Riverview Bank’s general assets.

Outstanding Equity Awards at Fiscal Year End—2016. The following table presents equity incentive plan awards outstanding at December 31, 2016 for each named executive officer and information relating to those option awards that are unexercised and option awards that have not vested:

Outstanding Equity Awards at December 31, 2016
Name	Number of securities underlying unexercised options (#) exercisable(1)	Number of securities underlying unexercised options (#) unexercisable(2)	Grant Date	Option exercise price ($/Share)	Option Expiration Date
Kirk D. Fox	25,000	—	1/21/2009	$10.60	1/21/2019
	3,000	—	9/16/2009	$10.60	9/16/2019
		20,000	5/5/2014	$10.00	5/5/2024
		4,500	11/18/2015	$13.05	11/18/2025
Brett D. Fulk	11,000	—	12/07/2011	$10.60	12/07/2021
	10,000	—	1/4/2012	$10.35	1/4/2022
		20,000	5/5/2014	$10.00	5/5/2024
		4,500	11/18/15	$13.05	11/18/2025

(1)	On December 7, 2011, the Board of Directors approved the reduction of the exercise price of the options granted in 2009 and 2011 from $13.00 per share to $10.60 per share, which was the fair market value of the stock at December 7, 2011. On December 18, 2013, the Board of Directors approved the acceleration of the vesting of 179,250 options that were outstanding on that date, which include certain options presented in this table.
(2)	The vesting schedule for the “unexercisable” options is a seven-year cliff.

All unvested options will vest as a result of the merger.

Potential Payments upon Termination or Change in Control. Messrs. Fox, Fulk and Seasock are parties to employment agreements with Riverview Financial which provide them with certain termination and change in control benefits. See “Employment Agreements” on page 94.

Compensation of Directors. The following table summarizes the total compensation paid to the directors (other than directors who are Named Executive Officers and whose compensation in all capacities is stated in the Summary Compensation Table) during the year ended December 31, 2016. Riverview Financial maintains a “Director Deferred Fee Agreement” (DDFA) which allows electing directors to defer payment of their director fees until a future date. Under the DDFA, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the board of directors. Accordingly, the board of directors declared the interest rate to be 5.98% for 2016 for the Agreements.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards ($)	Total ($)
Albert J. Evans	21,000	—	21,000
Howard R. Greenawalt	21,000	—	21,000
David W. Hoover	26,000	—	26,000
Joseph D. Kerwin	21,000	—	21,000
Carl W. Metzgar (joined the Board effective 7/20/2016)	10,500	—	10,500
Timothy E. Resh	21,000	—	21,000

(1)	Retainer fee for services as a director.

Generally, the annual retainer fee for independent directors is $21,000, while each employee director receives an annual retainer of $15,000. However, the Chairman and Vice Chairman of the Board receive an annual retainer of $24,000 and an additional $500 for every Executive Committee meeting they attend. The Chairmen of the Audit Committee and the Asset Liability Committee receive an annual retainer of $23,000, and the Chairman of the Loan Committee receives an annual retainer of $22,000. Riverview Bank maintains a “Director Deferred Fee Agreement” (“DDFA”) which allows electing directors to defer payment of their directors’ fees until a future date. The estimated present value of the future benefits is accrued over the effective dates of the agreements using an interest factor that is evaluated and approved by the compensation committee of the board of directors on an annual basis. The agreements are unfunded, with benefits to be paid from Riverview Bank’s general assets.

Director Emeritus Plan. Effective November 2, 2011, a Director Emeritus Agreement (the “Emeritus Agreement”) was entered into by and between Riverview Financial, Riverview Bank and its directors. In order to promote orderly succession of Riverview Financial’s board of directors, the Emeritus Agreement defines the benefits Riverview Financial is willing to provide upon the termination of service to those individuals who currently serve as directors of Riverview Financial as of December 31, 2011, where Riverview Financial will pay the director $15,000 per year for services performed as a Director Emeritus, which may be increased at the sole discretion of the board of directors. The benefit is paid over five years, in 12 monthly installments to a director:

•	upon termination of service as a director on or after the age of 65, provided the director agrees to provide certain ongoing services for Riverview Financial;

•	upon termination of service as a director due to a disability prior to age 65;

•	upon a change of control; or

•	upon the death of a director after electing to be a Director Emeritus.

Riverview Bank will not pay any benefits under the Emeritus Agreement (1) to the extent limited by Section 280G of the Internal Revenue Code or which would be prohibited as a golden parachute payment, (2) the director is terminated for cause, as defined in the Agreement, (3) the director is removed by Riverview Bank’s regulator, (4) if the director engages in competition with Riverview Bank after termination of service, or (5) if the director commits suicide within two years after the date of the Agreement

Compensation Committee Interlocks and Insider Participation. No member of Riverview Financial’s compensation committee is or has been an officer or employee of Riverview Financial or Riverview Bank. Also, during 2016, none of Riverview Financial’s senior officers served as a member of the compensation committee of another entity, one of whose senior officers served on Riverview Financial’s compensation committee. The members of the Compensation committee are Joseph D. Kerwin (Chairman), David W. Hoover and John M. Schrantz.

Transactions with Related Parties. Certain directors and senior officers of Riverview Financial and their associates were customers of and had transactions with Riverview Bank in the ordinary course of business during the fiscal year ended December 31, 2016. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectability or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis. The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time the decision is made. The aggregate extensions of credit to all such persons, as a group, totaled $8.8 million at December 31, 2016.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Riverview Financial Corporation—March 31, 2017

(Dollars in thousands, except per share data)

The following Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the unaudited consolidated interim financial statements contained in this document starting at page F-2, and with our audited consolidated financial statements starting on page F-32 and MD&A presented in this document for the year ended December 31, 2016 starting on page 109. References in this MD&A to “the Company” or to “we”, “us”, “our”, or similar pronouns refer to Riverview Financial.

Cautionary Note Regarding Forward-Looking Statements

This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to risks and uncertainties. These statements are based on assumptions and may describe future plans, strategies and expectations of Riverview Financial and its direct and indirect subsidiaries. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. All statements in this document, other than statements of historical facts, are forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: our ability to achieve the intended benefits of acquisitions and integration of previously acquired businesses; restructuring initiatives; changes in interest rates; economic conditions, particularly in our market area; legislative and regulatory changes and the ability to comply with the significant laws and regulations governing the banking and financial services business; monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of Treasury and the Federal Reserve System; credit risk associated with lending activities and changes in the quality and composition of our loan and investment portfolios; demand for loan and other products; deposit flows; competition; changes in the values of real estate and other collateral securing the loan portfolio, particularly in our market area; changes in relevant accounting principles and guidelines; and inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Riverview Financial does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Notes to the Consolidated Financial Statements referred to in the MD&A are incorporated by reference into the MD&A. Certain prior period amounts have been reclassified to conform with the current year’s presentation and did not have any effect on the operating results or financial position of the Company.

Critical Accounting Policies

Disclosure of our significant accounting policies are included in Note 1 to the consolidated financial statements of Riverview Financial included in this document starting on page F-39 for the year ended December 31, 2016. Some of these policies are particularly sensitive requiring significant judgments, estimates and assumptions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are included in Note 1 to the consolidated financial statements of Riverview Financial included in this document starting on page F-39 for the fiscal year ended December 31, 2016.

Operating Environment

The United States economy grew at its slowest pace in three years during the first quarter of 2017 as weakness in consumer spending reduced the full impact of an improvement in business spending. The gross domestic product (“GDP”), the value of all goods and services produced in the United States, increased at an annualized rate of 0.7% in the first quarter of 2017. Personal consumption grew by 0.3% in the first quarter of 2017, which is the weakest pace since 2009, slowing from 3.5% in the fourth quarter of 2016. Prior to this announcement of the slowdown in economic growth, the Federal Open Market Committee (“FOMC”) on March 15, 2017, increased the federal funds target rate from 0.75% to 1.00% based on stronger labor market conditions and an annualized inflation rate approximating the FOMC’s established threshold of 2.0%. Both the slowdown in economic growth and the increase in interest rates may have an adverse impact on our loan growth, asset quality and fund costs in the near term.

Review of Financial Position

Total assets increased $57,325, or 10.6%, to $600,373 at March 31, 2017, from $543,048 at December 31, 2016. Loans, net increased to $464,481 at March 31, 2017, compared to $409,343 at December 31, 2016, an increase of $55,138, or 13.5%. The increase in net loans during the first three months of 2017 was attributable to the hiring of multiple teams of seasoned lenders having established customer relationships in new and existing markets. Investment securities decreased $372, or 0.5% in the three months ended March 31, 2017. Noninterest-bearing deposits increased $5,195, while interest-bearing deposits increased $38,752 in the first quarter of 2017. Total stockholders’ equity increased $15,171, or 36.2%, from $41,920 at year-end 2016 to $57,091 at March 31, 2017. On January 20, 2017, the Company announced the successful completion of a $17,000 private placement of common and preferred securities. The additional capital not only afforded the Company the ability to significantly grow its loan portfolio but more notably the capital raise allowed us to announce on April 20, 2017, the execution of a definitive business combination agreement to form a strategic partnership with CBT Financial. This action will form a combined community banking franchise with approximately $1.2 billion of assets and will provide enhanced products and services through 33 banking locations covering 12 Pennsylvania counties. For the three months ended March 31, 2017, total assets averaged $558,061, an increase of $13,034 from $545,027 for the same period in 2016.

Investment Portfolio

The Company’s entire investment portfolio is held as available-for-sale, which allows for greater flexibility in using the investment portfolio for liquidity purposes by allowing securities to be sold when favorable market opportunities exist. Investment securities available-for-sale totaled $72,741 at March 31, 2017, a decrease of $372, or 0.5% from $73,113 at December 31, 2016.

For the three months ended March 31, 2017, the investment portfolio averaged $75,001, an increase of $2,010 compared to $72,991 for the same period last year. The tax-equivalent yield on the investment portfolio increased 9 basis points to 3.45% for the three months ended March 31, 2017, from 3.36% for the comparable period of 2016. Moreover, the tax-equivalent yield increased 5 basis points from 3.40% in the fourth quarter of 2016.

Securities available-for-sale are carried at fair value, with unrealized gains or losses net of deferred income taxes reported in the accumulated other comprehensive income (loss) component of stockholders’ equity. We reported a net unrealized holding loss, included as a separate component of stockholders’ equity of $1,320, net of deferred income taxes of $680, at March 31, 2017, and $1,659, net of deferred income taxes of $854, at December 31, 2016.

The Asset/Liability Committee (“ALCO”) reviews the performance and risk elements of the investment portfolio quarterly. Through active balance sheet management and analysis of the securities portfolio, we endeavor to maintain sufficient liquidity to satisfy depositor requirements and meet the credit needs of our customers.

Loan Portfolio

Loan growth increased significantly in the first quarter of 2017. Loans, net, increased to $464,481 at March 31, 2017 from $409,343 at December 31, 2016, an increase of $55,138, or 13.5%. The increase reflected growth in commercial, commercial real estate and consumer loans, partially offset by decreases in construction and residential real estate loans. Business loans, including commercial, construction and commercial real estate loans, increased $56,851 or 20.9%, to $329,172 at March 31, 2017 from $272,321 at December 31, 2016. Retail loans, including residential real estate and consumer loans, declined $1,713 or 1.3% to $135,309 at the end of the first quarter of 2017 from $137,022 at year-end 2016.

For the three months ended March 31, 2017, loans, net averaged $420,080, an increase of $12,779 or 3.1% compared to $407,301 for the same period of 2016. The tax-equivalent yield on the loan portfolio was 4.30% for the three months ended March 31, 2017, a 20 basis point decrease from the comparable period last year. The tax-equivalent yield on the loan portfolio decreased 12 basis points in the first quarter of 2017 from 4.42% in the fourth quarter of 2016.

In addition to the risks inherent in our loan portfolio in the normal course of business, we are also a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of lines of credit and commercial letters of credit made under the same underwriting standards as on-balance sheet instruments, and may involve, to varying degrees, elements of credit risk and interest rate risk (“IRR”) in excess of the amount recognized in the consolidated financial statements.

Off-balance sheet commitments at March 31, 2017, totaled $72,052, consisting of $30,187 in commitments to extend credit, $37,958 in unused portions of lines of credit and $3,907 in standby letters of credit. Due to fixed maturity dates, specified conditions within these instruments, and the ultimate needs of our customers, many will expire without being drawn upon. We believe that amounts actually drawn upon can be funded in the normal course of operations and therefore, do not represent a significant liquidity risk to us. In comparison, off-balance sheet commitments, at December 31, 2016, totaled $58,475, consisting of $26,042 in commitments to extend credit, $28,516 in unused portions of lines of credit and $3,917 in standby letters of credit.

Asset Quality

National, Pennsylvania and market area unemployment rates at March 31, 2017 and 2016 are summarized as follows:

	March 31, 2017	March 31, 2016
United States	4.5%	5.0%
Pennsylvania (statewide)	4.8%	5.4%
Berks County	5.0%	5.2%
Dauphin County	4.8%	4.9%
Northumberland County	6.6%	6.9%
Perry County	4.8%	4.9%
Schuylkill County	6.5%	6.6%
Somerset County	7.9%	8.4%

Employment conditions in 2017 improved for the United States, Commonwealth of Pennsylvania and all of the Counties in which we have branch locations. The lowest unemployment rate in 2017 for all the Counties we serve was 4.8% which was in Dauphin and Perry Counties. The decrease in unemployment rates may have a positive impact on economic growth within these areas and could have a corresponding effect on our business by increasing loan demand and improving asset quality.

Our asset quality improved in the first quarter of 2017. Nonperforming assets decreased $103 or 1.3% to $8,072 at March 31, 2017, from $8,175 at December 31, 2016. We experienced a decrease in restructured loans, accruing loans past due 90 days or more and foreclosed assets, which more than offset the increase in nonaccrual loans. As a percentage of loans, net and foreclosed assets, nonperforming assets equaled 1.7% at March 31, 2017 compared to 2.0% at December 31, 2016.

Loans on nonaccrual status increased $339 to $1,725 at March 31, 2017 from $1,386 at December 31, 2016. The increase in nonaccrual loans was due to increases of $225 in commercial real estate loans and $224 in residential real estate loans offset partially by a $110 decrease in commercial loans. Accruing troubled debt restructured loans declined $208 or 3.6%, to $5,597 at March 31, 2017 from $5,805 at December 31, 2016. Accruing loans past due 90 days or more declined $170, while other real estate owned decreased $64 during the three months ended March 31, 2017.

Generally, maintaining a high loan to deposit ratio is our primary goal in order to maximize profitability. However, this objective is superseded by our attempts to assure that asset quality remains strong. During the first quarter of 2017, we continued our efforts to maintain sound underwriting standards for both commercial and consumer credit.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred loan losses inherent in the remainder of the loan portfolio as of the balance sheet date. The allowance for loan losses is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council Interagency Policy Statement, as amended December 13, 2006, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of FASB Accounting Standards Codification (“ASC”) 310, “Receivables”, for loans specifically identified to be individually evaluated for impairment and the requirements of FASB ASC 450, “Contingencies”, for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each quarter, the Chief Credit Officer identifies those loans to be individually evaluated for impairment and those loans collectively evaluated for impairment utilizing a standard criteria. Grades are assigned quarterly to loans identified to be individually evaluated. A loan’s grade may differ from period to period based on current conditions and events. However, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest eight quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions. For additional disclosure related to the allowance for loan losses refer to the note entitled, “Loans, net and Allowance for Loan Losses”, in the Notes to Consolidated Financial Statements of Riverview Financial included with this proxy statement/prospectus beginning at page F-61.

The allowance for loan losses increased $597 to $4,329 at March 31, 2017, from $3,732 at the end of 2016. The increase in the allowance was primarily attributable to the significant loan growth in the first quarter of 2017. For the three months ended March 31, 2017, net charge-offs were $8 or 0.01%, of average loans outstanding, a $739 decrease compared to $747 or 0.74% of average loans outstanding in the same period of 2016.

Deposits

We attract the majority of our deposits from within our six county market area that stretches from Schuylkill County in the eastern part of Pennsylvania to Somerset County in the southwestern part of Pennsylvania by offering various deposit products including demand deposit accounts, NOW accounts, business checking accounts, money market deposit accounts, savings accounts, club accounts and time deposits, including certificates of deposit and IRA’s. For the three months ended March 31, 2017, total deposits increased to $496,507 from $452,560 at December 31, 2016. Noninterest-bearing accounts increased $5,195, while interest-bearing accounts increased $38,752 in the three months ended March 31, 2017. Interest-bearing transaction accounts, including NOW, money market and savings accounts, increased $35,069 or 13.6%, to $292,731 at March 31, 2017 from $257,662 at December 31, 2016. Total time deposits increased $3,683 to $124,649 at March 31, 2017 from $120,966 at December 31, 2016. Time deposits less than $100 increased $2,735 or 3.7%, while time deposits of $100 or more increased $948 or 2.0%.

For the first quarter, interest-bearing deposits averaged $402,339 in 2017 compared to $388,317 in 2016. The cost of interest-bearing deposits was 0.54% in the first quarter of 2017 compared to 0.48% for the same period last year. For the three months ended March 31, the overall cost of interest-bearing liabilities including the cost of borrowed funds, was 0.60% in 2017 compared to 0.53% in 2016. The cost of interest-bearing liabilities increased 9 basis points when comparing the first quarter of 2017 and the fourth quarter of 2016.

Despite the recent FOMC actions. interest rates have been at historic lows for an extended period. Time deposit rates have remained flat. As such, customers have continued to be attracted to interest-bearing non-maturity deposits to provide flexibility in the event of greater increases in general market rates in the near term.

Borrowings

Riverview Bank utilizes borrowings as a secondary source of liquidity for its asset/liability management. Advances are available from the Federal Home Loan Bank of Pittsburgh (“FHLB”) provided certain standards related to credit worthiness have been met. Repurchase and term agreements are also available from the FHLB.

Short-term borrowings are generally used to meet temporary funding needs and consist of federal funds purchased, securities sold under agreements to repurchase, and overnight and short-term borrowings from the FHLB. At March 31, 2017, short-term borrowings totaled $30,000 compared to $31,500 at December 31, 2016, all of which were borrowed under Riverview Bank’s Open Repo Plus line with the FHLB. The average cost of short-term borrowings was 86 basis points in the first quarter of 2017 and 58 basis points during the same period last year. Long-term debt totaled $11,073 at March 31, 2017 as compared to $11,154 at December 31, 2016. The average cost of long-term debt was 2.73% in the first quarter of 2017 and 2.34% for the same period last year.

Market Risk Sensitivity

Market risk is the risk to our earnings or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily interest rate risk (“IRR”) associated with our lending, investing and deposit-gathering activities. During the normal course of business, we are not exposed to foreign exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in our reported earnings and/or the market value of our net worth. Variations in interest rates affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. Interest rate changes also affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value and provide a basis for the expected change in future earnings related to interest rates. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.

As a result of economic uncertainty and a prolonged era of historically low market rates, it has become challenging to manage IRR. Due to these factors, IRR and effectively managing it are very important to both bank management and regulators. Bank regulations require us to develop and maintain an IRR management program, overseen by the board of directors and senior management that involves a comprehensive risk management process in order to effectively identify, measure, monitor and control risk. Should bank regulatory agencies identify a material weakness in a bank’s risk management process or high risk exposure relative to capital, bank regulatory agencies may take action to remedy these shortcomings. Moreover, the level of IRR exposure and the quality of a bank’s risk management process is a determining factor when evaluating capital adequacy.

The Asset Liability committee (“ALCO”), comprised of members of our Board of Directors, senior management and other appropriate officers, oversees our IRR management program. Specifically, ALCO analyzes economic data and market interest rate trends, as well as competitive pressures, and utilizes computerized modeling techniques to reveal potential exposure to IRR. This allows us to monitor and attempt to control the influence these factors may have on our rate-sensitive assets (“RSA”) and rate-sensitive liabilities (“RSL”), and overall operating results and financial position. One such technique utilizes a static gap model that considers repricing frequencies of RSA and RSL in order to monitor IRR. Gap analysis attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. A positive gap occurs when the amount of RSA repricing in a specific period is greater than the amount of RSL repricing within that same time frame and is indicated by a RSA/RSL ratio greater than 1.0. A negative gap occurs when the amount of RSL repricing is greater than the amount of RSA and is indicated by a RSA/RSL ratio of less than 1.0. A positive gap implies that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap tends to indicate that earnings will be affected inversely to interest rate changes.

Our cumulative one-year RSA/RSL ratio equaled 0.99 at March 31, 2017. Given the recent actions of the FOMC and the potential for rates to increase in the future, the focus of ALCO has been to move towards a positive static gap position.

The current position at March 31, 2017, indicates that the amount of RSL repricing within one year would exceed that of RSA, thereby causing increases in market rates, to slightly decrease net interest income. However, these forward-looking statements are qualified in the aforementioned section entitled “Forward-Looking Discussion” in this MD&A.

Static gap analysis, although a standard measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position. Variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table.

As the static gap report fails to address the dynamic changes in the balance sheet composition or prevailing interest rates, we utilize a simulation model to enhance our asset/liability management. This model is used to create pro forma net interest income scenarios under various interest rate shocks. Model results at March 31, 2017, produced different results from those indicated by the one-year static gap position. Given an instantaneous and parallel shift in interest rates of plus 100 basis points, our projected net interest income for the 12 months ending March 31, 2018, would increase 0.30% from model results using current interest rates. We will continue to monitor our IRR through employing deposit and loan pricing strategies and directing the reinvestment of loan and investment repayments in order to manage our IRR position.

Financial institutions are affected differently by inflation than commercial and industrial companies that have significant investments in fixed assets and inventories. Most of our assets are monetary in nature and change correspondingly with variations in the inflation rate. It is difficult to precisely measure the impact inflation has on us, however we believe that our exposure to inflation can be mitigated through asset/liability management.

Liquidity

Liquidity management is essential to our continuing operations and enables us to meet financial obligations as they come due, as well as to take advantage of new business opportunities as they arise. Financial obligations include, but are not limited to, the following:

•	Funding new and existing loan commitments;

•	Payment of deposits on demand or at their contractual maturity;

•	Repayment of borrowings as they mature;

•	Payment of lease obligations; and

•	Payment of operating expenses.

These obligations are managed daily, thus enabling us to effectively monitor fluctuations in our liquidity position and to adapt that position according to market influences and balance sheet trends. Future liquidity needs are forecasted and strategies are developed to ensure adequate liquidity at all times.

Historically, core deposits have been the primary source of liquidity because of their stability and lower cost, in general, than other types of funding. Providing additional sources of funds are loan and investment payments and prepayments and the ability to sell both available for sale securities and mortgage loans held for sale. We believe liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis.

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to determine the extent of our reliance on noncore funds to fund our investments and loans maturing after March 31, 2017. Our noncore funds at March 31, 2017, were comprised of time deposits in denominations of $250 or more and other borrowings. These funds are not considered to be a strong source of liquidity since they are very interest rate sensitive and are considered to be highly volatile. At March 31, 2017, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was 5.73%, while our net short-term noncore funding ratio, noncore funds maturing within one-year, less short-term investments to assets equaled 6.27%. Comparatively, our overall noncore dependence ratio improved from year-end 2016 when it was 6.85%. Similarly, our net short-term noncore funding ratio was 7.36% at year-end, indicating that our reliance on noncore funds has decreased.

The Consolidated Statements of Cash Flows present the changes in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents, consisting of cash on hand, cash items in the process of collection, deposit balances with other banks and federal funds sold, increased $3,284 during the three months ended March 31, 2017. Cash and cash equivalents increased $2,651 for the same period last year. For the three months ended March 31, 2017, net cash outflows of $463 from operating activities and $54,014 from investing activities were more than offset by a net cash inflow of $57,761 from financing activities. For the same period of 2016, net cash inflows of $389 from operating activities and $11,050 from investing activities more than offset a net cash outflow of $8,788 from financing activities.

Operating activities used net cash of $463 for the first quarter of 2017 and provided net cash of $389 for the same period last year. Net income, adjusted for the effects of gains and losses along with noncash transactions such as depreciation and the provision for loan losses, is the primary source of funds from operations.

Investing activities primarily include transactions related to our lending activities and investment portfolio. Investing activities used net cash of $54,014 for the three months ended March 31, 2017. For the same comparable period in 2016, investing activities provided net cash of $11,050. In 2017, an increase in lending activities was the primary factor causing the net cash outflow from investing activities. Investment portfolio activities along with a decrease in lending were the predominant factors causing the net cash inflow from investing activities in 2016.

Financing activities provided net cash of $57,761 for the three months ended March 31, 2017 and used net cash of $8,788 for the same period last year. Deposit gathering is a predominant financing activity. During the three months ended March 31, 2017 and 2016, deposits increased $43,947 and $7,162, respectively. The capital issuance accounting for a net cash inflow of $15,941 also significantly influenced financing activities in 2017.

We believe that our future liquidity needs will be satisfied through maintaining an adequate level of cash and cash equivalents, by maintaining readily available access to traditional funding sources, and through proceeds received from the investment and loan portfolios. The current sources of funds are expected to enable us to meet all cash obligations as they come due.

Capital

Stockholders’ equity totaled $57,091 or $12.45 per common share at March 31, 2017, and $41,920 or $12.95 per common share at December 31, 2016. The increase in equity in the first quarter of 2017 was a result of the completion of the sale of approximately $17,000 in common and preferred equity, before expenses, to accredited investors and qualified institutional buyers through the private placement of 269,885 shares of common stock and 1,348,809 shares of a newly created series of convertible, perpetual preferred stock. Stockholders’ equity was also affected by a recognizing a net loss of $567, cash dividends declared of $669, compensation costs of $4 relating to option grants, the issuance of common stock to Riverview Financial’s ESPP, 401k and dividend reinvestment plans of $123 and other comprehensive income of $339 resulting from net unrealized gains in the investment portfolio.

Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies have adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. Riverview Bank’s Tier I and total risk-based capital ratios are strong and have consistently exceeded the well capitalized regulatory capital ratios of 8.0% and 10.0% required for well capitalized institutions. The ratio of Tier 1 capital to risk-weighted assets and off-balance sheet items was 11.7% at March 31, 2017 and 9.9% at December 31, 2016. The total risk-based capital ratio was 12.7% at March 31, 2017 and 10.9% at December 31, 2016. In addition, Riverview Bank is required to maintain a minimum common equity Tier 1 capital to risk-weighted assets of 5.75% for the calendar year of 2017. Riverview Bank’s common equity Tier I capital to risk-weighted assets ratio was 11.7% at March 31, 2017 and 9.9% at December 31, 2016. Riverview Bank’s Leverage ratio, which equaled 9.94% at March 31, 2017 and 7.7% at December 31, 2016, exceeded the minimum of 4.0% for capital adequacy purposes. Based on the most recent notification from the FDIC, Riverview Bank was categorized as well capitalized under regulatory capital guidelines. There are no conditions or negative events since this notification that we believe have changed Riverview Bank’s category.

Review of Financial Performance

The Company reported a net loss of $567 or $(0.12) per basic and diluted weighted average common share for the first quarter of 2017, compared to net income of $753 or $0.23 per basic and diluted weighted average common share, for the comparable period of 2016. The net loss recognized in the first quarter of 2017 was a direct result of incurring certain costs involved in implementing strategic initiatives to enhance shareholder value through asset growth provided by organic and inorganic opportunities. On January 20, 2017, Riverview Financial announced the successful completion of a $17,000 private placement of common and preferred securities. The additional capital afforded Riverview Financial the ability to significantly grow its loan portfolio through hiring multiple teams of experienced and established lenders to serve new and existing markets. More notably the capital raise allowed Riverview Financial to announce on April 20, 2017, the execution of a definitive business combination agreement to form a strategic partnership with CBT Financial. This action will form a combined community banking franchise with approximately $1.2 billion of assets and will provide enhanced products and services through 33 banking locations covering 11 Pennsylvania counties.

Net Interest Income

Net interest income is the fundamental source of earnings for commercial banks. Fluctuations in the level of net interest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits, short-term and long-term borrowings comprise interest-bearing liabilities. Net interest income is impacted by:

•	Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

•	Changes in general market rates; and

•	The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pre-tax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported herein on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0% in 2017 and 2016.

For the three months ended March 31, tax-equivalent net interest income decreased $131 to $4,487 in 2017 from $4,618 in 2016. The net interest spread decreased to 3.48% for the three months ended March 31, 2017 from 3.72% for the three months ended March 31, 2016. The tax-equivalent net interest margin decreased to 3.57% for the first quarter of 2017 from 3.79% for the comparable period of 2016. The tax-equivalent net interest margin for the fourth quarter of 2017 was 3.76%.

For the three months ended March 31, tax-equivalent interest income on earning assets decreased $67 to $5,116 in 2017 from $5,183 in 2016. The yield on earning assets, on a fully tax-equivalent basis, declined 17 basis points for the three months ended March 31, 2017 at 4.08% as compared to 4.25% for the three months ended March 31, 2016. The tax-equivalent yield on loans decreased 20 basis points for the first quarter of 2017 to 4.30% from 4.50% for the first quarter of 2016. Average loans increased to $420,080 for the quarter ended March 31, 2017 compared to $407,301 for the same period in 2016. The tax-equivalent interest earned on loans was $4,449 for the three month period ended March 31, 2017 compared to $4,557 for the same period in 2016, a decrease of $108. Comparing the first quarters of 2017 and 2016, tax equivalent interest income on investments improved $28 as average volumes grew $2,010 and tax-equivalent yield increased 9 basis points.

Total interest expense increased $64 to $629 for the three months ended March 31, 2017 from $565 for the three months ended March 31, 2016. Deposit costs increased to 0.54% in the first quarter of 2017 from 0.48% in the first quarter of 2016. The average volume of interest bearing liabilities decreased to $423,785 for the three months ended March 31, 2017 as compared to $427,350 for the three months ended March 31, 2016. The cost of funds increased to 0.60% for the first quarter of 2017 as compared to 0.53% for the same period in 2016.

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Average balances were calculated using average daily balances. Averages for earning assets include nonaccrual loans. Loan fees are included in interest income on loans. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax equivalent basis using the prevailing federal statutory tax rate of 34%.

	Three months ended
	March 31, 2017			March 31, 2016
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Earning assets:
Loans
Taxable	$403,684	$4,285	4.30%	$394,587	$4,427	4.51%
Tax exempt	16,396	164	4.06%	12,714	130	4.11%
Investments
Taxable	69,253	567	3.32%	53,747	404	3.02%
Tax exempt	5,748	71	5.01%	19,244	206	4.31%
Interest bearing deposits	10,662	23	0.87%	8,998	15	0.67%
Federal funds sold	3,293	6	0.74%	808	1	0.50%

Total earning assets	509,036	5,116	4.08%	490,098	5,183	4.25%
Less: allowance for loan losses	3,811			4,355
Other assets	52,836			59,284

Total assets	$558,061			$545,027

Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Money market accounts	$73,592	117	0.64%	$41,014	33	0.32%
NOW accounts	126,778	89	0.28%	139,933	113	0.32%
Savings accounts	79,368	29	0.15%	70,609	41	0.23%
Time deposits less than $100	73,510	163	0.90%	79,202	153	0.78%
Time deposits $100 or more	49,091	134	1.11%	57,559	127	0.89%
Short term borrowings	10,324	22	0.86%	29,593	43	0.58%
Long-term debt	11,122	75	2.73%	9,440	55	2.34%

Total interest bearing liabilities	423,785	629	0.60%	427,350	565	0.53%
Non-interest bearing demand deposits	73,188			68,274
Other liabilities	6,325			6,621
Stockholders’ equity	54,763			42,782

Total liabilities and stockholders’ equity	$558,061			$545,027

Net interest income/spread		$4,487	3.48%		$4,618	3.72%

Net interest margin			3.57%			3.79%
Tax-equivalent adjustments:
Loans		$56			$44
Investments		24			70

Total adjustments		$80			$114

Provision for Loan Losses

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at the appropriate level indicated by our evaluations. Based on our most current evaluation, we believe that the allowance is adequate to absorb any known and inherent losses in the portfolio as of March 31, 2017.

For the three months ended March 31, the provision for loan losses totaled $605 in 2017 and $99 in 2016. The increase in the provision in 2017 was a direct result of loan growth.

Noninterest Income

For the quarter ended March 31, noninterest income totaled $779 in 2017, an increase of $142 from $637 in 2016. Wealth management income grew $100 or 63.3% due to revenues from businesses acquired in 2016. In addition, service charges, fees and commissions and trust income improved $39 and $11, respectively, comparing the first quarters of 2017 and 2016. The recognition of a sign on bonus from a credit card vendor was primarily responsible for the increase in service charges, fees and commissions. Mortgage banking income in 2017 remained at the amount recognized during the first quarter of last year despite recent increases in interest rates. Income of bank owned life insurance declined to $73 in the first quarter of 2017 compared to $82 for the comparable quarter of 2016.

Noninterest Expenses

In general, noninterest expense is categorized into three main groups: employee-related expenses, occupancy and equipment expenses and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes and benefits, to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, lease expense and utility costs. Other expenses include general operating expenses such as advertising, contractual services, insurance, including FDIC assessment, other taxes and supplies. Several of these costs and expenses are variable, while the remainder are fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

Noninterest expense increased $1,048 or 25.5%, to $5,163 for the three months ended March 31, 2017, from $4,115 for the same period last year. The majority of the increase in salaries and employee benefit expense was a result of implementing the lending team lift out initiative and related costs, as well as staffing a full service office in Berks County in the first quarter of 2017. Additions to leased facilities for this newly opened community banking office along with offices to support the lending teams were primarily responsible for the $93 or 16.8% increase in occupancy and equipment costs. The majority of the $188 increase in other expenses comparing the first quarters of 2017 and 2016 was a result of incurring professional fees related to the announced business combination with CBT Financial.

Income Taxes

We recorded an income tax benefit of $15 for the three months ended March  31, 2017 and income tax expense of $174 for the same period last year.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Riverview Financial Corporation—December 31, 2016

(Dollars In thousands, except per share data)

Management’s Discussion and Analysis (“MD&A”) appearing on the following pages should be read in conjunction with the Consolidated Financial Statements contained in this document beginning on page F-32. References in this MD&A to the “Company” or to “we”, “us”, “our”, or similar pronouns refer to Riverview Financial.

Cautionary Note Regarding Forward-Looking Statements

See “Cautionary Note Regarding Forward Looking Statements” on page 99.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires us to establish critical accounting policies and make accounting estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during those reporting periods.

For a discussion of the recent Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) refer to Note 1 entitled “Summary of significant accounting policies—Recent accounting standards,” in the Notes to Consolidated Financial Statements of Riverview Financial included starting on page F-39 of this document.

An accounting estimate requires assumptions about uncertain matters that could have a material effect on the consolidated financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. Readers of this document should understand that estimates are made considering facts and circumstances at a point in time, and changes in those facts and circumstances could produce results that differ from when those estimates were made. Significant estimates that are particularly susceptible to material change within the near term relate to the determination of allowance for loan losses, determination of other-than-temporary impairment of investment securities, fair value of financial instruments, the valuation of real estate acquired in connection with foreclosures or satisfaction of loans, the valuation of deferred tax assets, the valuation of acquired assets and liabilities assumed in business combinations, and the impairment of goodwill. Actual amounts could differ from those estimates.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to individually evaluated loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions.

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated and a formula portion for loss contingencies on those loans collectively evaluated. The unallocated element, if any, is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using our impairment evaluation methodology due to limitations in the process.

We monitor the adequacy of the allocated portion of the allowance quarterly and adjust the allowance as necessary through normal operations. This ongoing evaluation reduces potential differences between estimates and actual observed losses. The determination of the level of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, management cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required, resulting in an adverse impact on operating results.

In determining the requirement to record an other-than-temporary impairment on securities owned by us, four main characteristics are considered including: (i) the length of time and the extent to which the fair value has been less than amortized cost; (ii) the financial condition and near-term prospects of the issuer; (iii) whether the market decline was affected by macroeconomic conditions and (iv) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary impairment exists involves a high degree of subjectivity and judgment and is based on information available to us at a point in time.

Fair values of financial instruments, in cases where quoted market prices are not available, are based on estimates using present value or other valuation techniques which are subject to change.

Real estate acquired in connection with foreclosures or in satisfaction of loans is adjusted to fair value based upon current estimates derived through independent appraisals less cost to sell. However, proceeds realized from sales may ultimately be higher or lower than those estimates.

Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The acquired assets and liabilities assumed in business combinations are measured at fair value as of the acquisition date. In many cases, determining the fair value of the acquired assets and assumed liabilities requires the Company to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest, which required the utilization of significant estimates and judgment in accounting for the acquisition.

Goodwill is evaluated at least annually for impairment or more frequently if conditions indicate potential impairment exist. Any impairment losses arising from such testing are reported in the income statement in the current period as a separate line item within operations.

For a further discussion of our critical accounting policies, refer to Note 1 entitled, “Summary of significant accounting policies,” in the Notes to Consolidated Financial Statements of Riverview Financial included with this document starting on page F-39. This note lists the significant accounting policies used by us in the development and presentation of the consolidated financial statements. This MD&A, the Notes to Consolidated Financial Statements and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for the understanding and evaluation of our financial position, results of operations and cash flows.

Operating Environment

The United States economy grew at the slowest rate since 2011 in 2016. The gross domestic product (“GDP”), the value of all goods and services produced in the Nation, increased at a lower annual rate of 1.6% in 2016, compared to 2.6% in 2015. The deceleration in annual GDP reflects downturns in private inventory investment, nonresidential fixed investment and personal consumption expenditures partially offset by a reduction in imports and accelerations in federal government spending and exports. As a result of the disappointing decline in the GDP for fourth quarter of 2016 to 1.9% from 3.5% in the prior quarter, the Atlanta Federal Reserve GDPNOW forecast for the first quarter were revised downward to 1.8%. Annual estimates for growth in the entire year of 2017 are 2.1%. Inflationary concerns continue to be contained despite an increase in the consumer price index (“CPI”) to 2.1% in 2016 from 0.7% in 2015. The Federal Reserve Board’s Federal Open Market Committee (“FOMC”) preferred measure of inflation, which excludes food and energy costs, rose 1.7% in 2016 and continued to be below the FOMC’s benchmark of 2.0%. As a result, the FOMC kept the target federal funds rate at a range of 0.25% to 0.50% throughout most of 2016. At their December 2016 meeting, the FOMC raised interest rates for only second time since December 2008, when they unanimously voted to set the new target federal funds rate at a range of 0.50% to 0.75%, a 25 basis point increase. The FOMC stated at its

December 2016 meeting that they expected to take additional actions through three additional rate increases throughout 2017. However, during the February 2017 meeting, based on the deceleration of growth in the latest quarter and uncertainty on the extent of tax cuts, spending and regulatory rollbacks proposed by the new Presidential Administration, there has been a change of posture among FOMC members concerning the velocity and magnitude of further monetary policy actions.

FOMC actions have a direct impact on our business and profitability. Similar to most banks, we have evidenced deposit disintermediation from time deposits to interest-bearing non-maturity transaction accounts as a result of the continuation of the low interest rate environment. Further FOMC actions in accelerating the rising rate cycle may increase our fund costs as depositors may be enticed to transfer funds from lower cost interest-bearing transaction accounts to higher cost time deposits. Many of our competitors have a high dependence on short-term borrowed funds. If rates continue to rise, these banks may aggressively increase rates offered on their deposits in order to mitigate the risk of corresponding changes in their fund costs with changes in the federal funds rate. These actions may impact us as we may have to raise our rates also in order to compete to retain customers and provide liquidity for funding loans. A continuation in the rising rate cycle can also impact our primary business of lending in a number of ways. In order to offset increases in fund costs we may have to seek higher yielding loan types that could have an impact on loan concentration levels. Our asset quality may be adversely impacted if borrowers with adjustable rate loans are unable to cover debt service in the future as rates rise. We continually monitor adjustable rate relationships in an attempt to mitigate this risk through stress testing over various rate scenarios. In addition, adjustable rate borrowers may request us to renegotiate existing loans to longer-term fixed rate loans in order to avoid the possibility of future increases in their debt service costs. There is a possibility that we may lose customers to competitors if we are unable or unwilling to provide longer term fixed rate funding.

Employment conditions overall improved in the United States in 2016. The civilian labor force increased 1.7 million, while the number of people employed increased 2.1 million in 2016. As a result, the annual unemployment rate for the United States fell to 4.9% in 2016 from 5.3% in 2015. The improvements in job growth were offset partially by slower wage growth in 2016.

Conversely, employment conditions in 2016 declined slightly for the Commonwealth of Pennsylvania as evidenced by an increase in the unemployment rate to 5.4% in 2016 from 5.1% in 2015. With respect to the markets we serve, the unemployment rate increased in all of the six counties in which we have branch locations. The average unemployment rate for Counties in our market area increased to 5.7% in 2016 from 5.3% in 2015. The lowest unemployment rate in 2016, for all of the counties we serve, was Perry County at 4.6%. The deterioration in unemployment rates could impact the rate of economic growth in our market and may have a corresponding impact on our loan and deposit growth and asset quality.

National, Pennsylvania and our market area’s non-seasonally-adjusted annual unemployment rates in 2016 and 2015 are summarized as follows:

	2016	2015
United States	4.9%	5.3%
Pennsylvania	5.4	5.1
Berks County	5.0	4.8
Dauphin County	4.8	4.2
Northumberland County	6.4	5.9
Perry County	4.6	4.3
Schuylkill County	6.2	6.1
Somerset County	7.3	6.6

The banking industry continued to improve in 2016 as net income for all Federal Deposit Insurance Corporation (“FDIC”)-insured banks in 2016 totaled $171.3 billion, an increase of $7.9 billion or 4.9% from

2015. Approximately 65.2% of all institutions reported higher net income in 2016, while only 4.2% reported net losses. This is the lowest annual proportion of unprofitable institutions for the industry since 2004. Loan loss provisions of $47.8 billion in 2016 were $10.7 billion or 28.8% more than banks set aside in 2015. This is the second consecutive year that loan loss provisions have been higher than the preceding year, and the total allocation for 2016 was the largest amount since 2012. Net interest income increased for the second year in a row, and grew by $29.8 billion or 6.9% from last year. Noninterest income was $0.8 billion or 0.3% below the level of 2015, as servicing fee income declined. Secondary mortgage banking activities improved as realized gains on sales of loans were $1.8 billion or 14.0% higher than a year ago. Total noninterest expense decreased $5.1 billion or 1.2% comparing 2016 and 2015. The average return on average assets was 1.04% in 2016 and 2015.

FDIC-insured community banks outperformed the overall banking industry as their net income increased $2.0 billion or 10.1% in 2016. The improvement in earnings was a result of increases in net interest income of $5.1 billion or 7.9% and noninterest income of $1.4 billion or 7.6% offset partially by higher loan loss provisions of $0.6 billion or 20.6% and noninterest expense of $3.4 billion or 6.0%. The improvement in net interest income was a direct result of a $115.7 billion or 8.3% increase in the volume of loans and leases in 2016. Approximately 65.0% of community banks reported improvements in earnings in 2016. The average pre-tax return on average assets was 1.31% in 2016 and 1.26% in 2015.

Despite the recent economic slowdown, the forecasted improvement as a result of the implementation of initiatives of the newly appointed President could spur expansion in the United States and local economies in 2017. This could affect interest rates paid on deposits which may adversely impact bank earnings as net interest margins compress from the inability of management to keep fund costs low. Increased loan growth, continuous expense control, sound balance sheet management and lower loan loss provisions could offset some of the negative impact of the reduction in net interest margins from fund costs.

Review of Financial Position

Riverview Financial, a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiary, Riverview Bank (the “Bank”). Effective December 31, 2015, The Citizens National Bank of Meyersdale (“Citizens”) merged with and into Riverview Bank, with Riverview Bank surviving (the “merger”). The Company’s financial results reflect the merger of Citizens with and into Riverview Bank under the purchase method of accounting, with the Company treated as the acquirer from an accounting standpoint.

Riverview Bank, with sixteen full service offices and three limited purpose offices, is a full service commercial bank offering a wide range of traditional banking services and financial advisory, insurance and investment services to individuals, municipalities and small to medium sized businesses in its Central Pennsylvania market areas of Berks, Cumberland, Dauphin, Perry, Northumberland and Schuylkill counties as well as its Southwestern Pennsylvania market areas of Somerset, Cambria, Bedford and Westmoreland Counties.

The Bank is state-chartered under the jurisdiction of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. The Bank’s primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. The Bank primarily funds its loans by offering open time deposits to commercial enterprises and individuals. Other deposit product offerings include certificates of deposits and various demand deposit accounts. The Bank offers a broad range of financial advisory, investment and fiduciary services through its wealth management and trust operating divisions.

The wealth management and trust divisions did not meet the quantitative thresholds for required segment disclosure in conformity with GAAP. The Bank’s sixteen community banking offices, all similar with respect to economic characteristics, share a majority of the following aggregation criteria: (i) products and services;

(ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. Accordingly, they were aggregated into a single operating segment.

The Company faces competition primarily from commercial banks, thrift institutions and credit unions within the Central and Southwestern Pennsylvania markets, many of which are substantially larger in terms of assets and capital. In addition, mutual funds and security brokers compete for various types of deposits, and consumer, mortgage, leasing and insurance companies compete for various types of loans and leases. Principal methods of competing for banking and permitted nonbanking services include price, nature of product, quality of service and convenience of location.

The Company and the Bank are subject to regulations of certain federal and state regulatory agencies and undergo periodic examinations.

Readers of this MD&A are encouraged to refer to the note entitled “Merger accounting,” in the Notes to the Consolidated Financial Statements to more fully understand the impact that the merger had on the Company’s financial position and results of operations.

Total assets, loans and deposits were $543,048, $409,343 and $452,560, respectively, at December 31, 2016. Total assets and loans declined 1.2% and 0.12% respectively, while deposits grew 0.9% compared to 2015 year-end balances.

The loan portfolio consisted of $272,321 of business loans, including construction, commercial and commercial real estate loans, and $137,022 in retail loans, including residential mortgage and consumer loans at December 31, 2016. Total investment securities were $73,113 at December 31, 2016, all of which were classified as available-for sale. Total deposits consisted of $73,932 in noninterest-bearing deposits and $378,628 in interest-bearing deposits at December 31, 2016.

Stockholders’ equity equaled $41,920, or $12.95 per share, at December 31, 2016, and $42,303, or $13.20 per share, at December 31, 2015. Dividends declared for the 2016 amounted to $0.55 per share representing 57.8% of net income.

Nonperforming assets equaled $8,175 or 2.0% of loans, net and foreclosed assets at December 31, 2016, an improvement from $10,822 or 2.6% at December 31, 2015. The allowance for loan losses equaled $3,732 or 0.91% of loans, net, at December 31, 2016, compared to $4,365 or 1.07% at year-end 2015. Loans charged-off, net of recoveries equaled $1,086 or 0.27% of average loans in 2016, compared to $899 or 0.26% of average loans in 2015.

Investment Portfolio

Our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements. At December 31, 2016, our portfolio consisted primarily of taxable state and municipal bonds and mortgage-backed securities, which provide a source of income and liquidity.

Our investment portfolio is subject to various risk elements that may negatively impact our liquidity and profitability. The greatest risk element affecting our portfolio is market risk or interest rate risk (“IRR”). Understanding IRR, along with other inherent risks and their potential effects, is essential in effectively managing the investment portfolio.

Market risk or IRR relates to the inverse relationship between bond prices and market yields. It is defined as the risk that increases in general market interest rates will result in market value depreciation. A marked reduction in the value of the investment portfolio could subject us to liquidity strains and reduced earnings if we are unable or unwilling to sell these investments at a loss. Moreover, the inability to liquidate these assets could require us to seek alternative funding, which may further reduce profitability and expose us to greater risk in the future. In addition, since our entire investment portfolio is designated as available-for-sale and carried at estimated fair value, with net unrealized gains and losses reported as a separate component of stockholders’ equity, market value depreciation could negatively impact our capital position.

For the majority of 2016 the FOMC kept the target federal funds rate at a range of 0.25% to 0.50%. At their December 2016 meeting, the FOMC raised interest rates for the second time since December 2008, when they unanimously voted to increase the federal funds rate 25 basis points. The FOMC stated at this meeting that they expect economic conditions will continue to improve and may warrant additional increases in the federal funds rate but that the timing and magnitude of these changes will depend ultimately on incoming economic data. Our investment portfolio consists primarily of fixed-rate bonds. As a result, changes in the velocity and magnitude of future FOMC actions can significantly influence the fair value of our portfolio. Specifically, the part of the yield curve most closely related to valuing our investment portfolio is the 10-year U.S. Treasury note. The yield on the 10-year U.S. Treasury began 2016 at 2.27% and ended the year at 2.45%, an increase of 18 basis points. Since bond prices move inversely to yields, we experienced a decline in the aggregate fair value of our investment portfolio when comparing December 31, 2015 to December 31, 2016 due to higher rates at year end 2016. As a result of the increase in rates, we reported a change in our net realized holding position included in our available-for-sale investment portfolio from a net unrealized holding gain of $699 at December 31, 2015 to a net unrealized holding loss of $2,513 at December 31, 2016. We reported net unrealized holding gains, included as a separate component of stockholders’ equity of $461, net of income taxes of $238, at December 31, 2015, and net unrealized holding losses of $1,659, net of income taxes of $854, at December 31, 2016. Additional increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects a rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2016, indicated that should there be a parallel increase in the yield curve over one year by 100, 200 and 300 basis points, we would anticipate declines of 6.0%, 11.8% and 16.9% in the market value of our portfolio.

The carrying values of the major classifications of investment securities and their respective percentages of total investment securities for the past three years are summarized as follows:

Distribution of investment securities

	2016		2015		2014
December 31	Amount	%	Amount	%	Amount	%
U.S. Treasury securities	$5,021	6.87%	$103	0.14%
U.S. Government-sponsored enterprises			4,737	6.25	$767	1.57%
State and municipals:
Taxable	42,394	57.98	15,672	20.66	10,090	20.67
Tax-exempt	5,674	7.76	19,098	25.18	13,618	27.90
Mortgage-backed securities:
U.S. Government agencies	1,890	2.59	277	0.37	263	0.54
U.S. Government-sponsored enterprises	8,896	12.17	27,519	36.28	23,080	47.28
Corporate debt obligations	9,050	12.38	7,945	10.47	505	1.03
Equity securities, financial services	188	0.25	499	0.65	495	1.01

Total	$73,113	100.00%	$75,850	100.00%	$48,818	100.00%

Investment securities decreased $2,737, to $73,113 at December 31, 2016, from $75,850 at December 31, 2015. At December 31, 2016, the entire investment portfolio was classified as available-for-sale, which allows for greater flexibility in using the investment portfolio for liquidity purposes by allowing securities to be sold when favorable market opportunities exist. Security purchases totaled $46,006 in 2016, with the majority of the purchases consisting of taxable municipal securities having a weighted average duration of approximately nine years. Investment purchases in 2015 were $16,805. Repayments of investment securities totaled $7,139 in 2016 and $7,596 in 2015. Proceeds of $38,380 were from the sale of investment securities available-for-sale in 2016. The majority of the sales were mortgage-backed securities and tax-exempt municipal securities. There were no sales in 2015. Gross gains of $524 and gross losses of $40, resulting in a net gain of $484 was recognized from the sale of investment securities in 2016. We recorded a loss of $17 associated with certain securities that were called in 2015.

The composition of the investment portfolio changed during 2016 as a result of the aforementioned transactions. Short-term bullet U.S. Treasury and U.S. Government-sponsored enterprise securities and U.S. Government agency and U.S. Government-sponsored enterprise mortgage-backed securities comprised 21.6% of the total portfolio at year-end 2016 compared to 43.0% at the end of 2015. Tax-exempt municipal obligations decreased as a percentage of the total portfolio to 7.8% at year-end 2016 from 25.2% at the end of 2015, while taxable municipal securities increased to 58.0% of the total portfolio at year-end 2016 from 20.7% at the end of 2015. Corporate debt comprised 12.4% of the portfolio at the end of 2016 from 10.5% for the year ended 2015. Equity securities of financial institutions accounted for 0.2% and 0.6% of total securities at December 31, 2016 and 2015, respectively. As a result of the changes that occurred within the portfolio during 2016, the average life and the modified duration of the investment portfolio increased to 9.89 years and 6.99 years, respectively, at December 31, 2016 as compared with 5.28 years and 3.56 years at December 31, 2015.

There were no other-than-temporary impairments (“OTTI”) recognized for the years ended December 31, 2016 and 2015. For additional information related to OTTI refer to Note 4 entitled “Investment securities” in the Notes to Consolidated Financial Statements of Riverview Financial beginning on Page F-39 of this document.

Investment securities averaged $72,343 and equaled 14.9% of average earning assets in 2016, compared to $49,946 and equaled 12.2% of average earning assets in 2015. The tax-equivalent yield on the investment portfolio decreased three basis points to 3.36% in 2016 from 3.39% in 2015.

At December 31, 2016 and 2015, there were no securities of any individual issuer, except for U.S. Government agency mortgage-backed securities, that exceeded 10.0% of stockholders’ equity.

The maturity distribution based on the carrying value and weighted-average, tax-equivalent yield of the investment portfolio at December 31, 2016, is summarized as follows. The weighted-average yield, based on amortized cost, has been computed for tax-exempt state and municipals on a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0%. The distributions are based on contractual maturity. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Maturity distribution of investment securities

	Within one year		After one but within five years		After five but within ten years		After ten years		Total
December 31, 2016	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury securities			$5,021	1.72%					$5,021	1.72%
State and municipals:
Taxable	$230	3.39%	2,629	3.77	$5,775	3.48%	$33,760	3.50%	42,394	3.51
Tax-exempt							5,674	4.89	5,674	4.89
Mortgage-backed securities:
U.S. Government agencies							1,890	2.39	1,890	2.39
U.S. Government-sponsored enterprises							8,896	2.24	8,896	2.24
Corporate debt obligations					3,316	4.00	5,734	4.00	9,050	4.00
Equity securities, financial services							188	0.28	188	0.28

Total	$230	3.39%	$7,650	2.42%	$9,091	3.67%	$56,142	3.44%	$73,113	3.36%

Loan Portfolio:

Economic factors and how they affect loan demand are of extreme importance to us and the overall banking industry, as lending is a primary business activity. Loans are the most significant component of earning assets and they generate the greatest amount of revenue for us. Similar to the investment portfolio, there are risks inherent in the loan portfolio that must be understood and considered in managing the lending function. These risks include IRR, credit concentrations and fluctuations in demand. Changes in economic conditions and interest rates affect these risks which influence loan demand, the composition of the loan portfolio and profitability of the lending function.

The composition of the loan portfolio at year-end for the past five years is summarized as follows:

Distribution of loan portfolio

	2016		2015		2014		2013		2012
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial	$51,166	12.50%	$46,076	11.24%	$37,301	10.88%	$37,253	11.52%	$23, 423	9.85%
Real estate:
Construction	8,605	2.10	18,599	4.54	11,441	3.34	12,594	3.90	12,623	5.31
Commercial	212,550	51.93	205,500	50.14	199,782	58.30	172,418	53.32	145,205	61.05
Residential	130,874	31.97	135,106	32.97	91,688	26.76	98,653	30.51	54,299	22.82
Consumer	6,148	1.50	4,564	1.11	2,481	0.72	2,419	0.75	2,298	0.97

Loans, net	409,343	100.00%	409,845	100.00%	342,693	100.00%	323,337	100.00%	237,848	100.00%

Less: allowance for loan loss	3,732		4,365		3,792		3,663		3,736

Net loans	$405,611		$405,480		$338,901		$319,674		$234,112

Loans, net decreased $502 or 0.1% in 2016 to $409,343 at December 31, 2016 as compared with $409,485 at December 31, 2015. Business loans, including construction, commercial loans and commercial real estate loans, were $272,321 or 66.5% of loans, net at December 31, 2016, and $270,175 or 65.9% at year-end 2015. Residential mortgages and consumer loans totaled $137,022 or 33.5% of loans, net at year-end 2016 and $139,670 or 34.1% at year-end 2015. Loan volume increased during the fourth quarter of 2016 following declines in the first three quarters of the year. The declines in the first three quarters of 2016 reflected decreases in commercial, construction and residential real estate loans, partially offset by increases in commercial real estate and consumer loans. Loans, net, grew $11,150 or 11.1% annualized during the fourth quarter of 2016 due primarily to increased demand for commercial real estate and tax-exempt loans.

Loans averaged $403,003 in 2016 compared to $351,563 in 2015. Taxable loans averaged $390,668, while tax-exempt loans averaged $12,335 in 2016. The increase in average loans year-over-year was attributable to the merger with Citizens, which was effective December 31, 2015. The loan portfolio continues to play a prominent role in our earning asset mix. As a percentage of earning assets, average loans equaled 83.0% in 2016 as compared with 85.5% in 2015.

The prime rate remained at 3.50% for the majority of 2016, increasing to 3.75% in December in response to the FOMC’s action to increase the federal funds rate by 0.25%. The tax-equivalent yield on our loan portfolio increased four basis points to 4.53% in 2016 from 4.49% in 2015. Included in loan interest income in 2016 was the recognition of fair value accretion of $381 from the payoff on an acquired loan that was specifically identified for impairment at the time of the merger and a prepayment penalty of $107, which increased the tax-equivalent net interest margin by 12 basis points. The effect of low market rates on our loan portfolio’s yield can be evidenced by evaluating quarterly loan yields, which continued to decline during 2016. During 2016, the tax-equivalent yield fell nine basis points from 4.51% in the first quarter of 2016 to 4.42% fourth quarter. The yield on the loan portfolio may continue to decline as repayments on higher yielding loans are replaced with new originations at lower yields. Moreover, increased competition will continue to prompt more aggressive pricing for fixed rate intermediate term loans, and thus lower yields further.

The maturity distribution and sensitivity information of the loan portfolio by major classification at December 31, 2016, is summarized as follows:

Maturity distribution and interest sensitivity of loan portfolio

December 31, 2016	Within one year	After one but within five years	After five years	Total
Maturity schedule:
Commercial	$1,485	$12,216	$37,465	$51,166
Real estate:
Construction	2,926	2,773	2,906	8,605
Commercial	4,487	10,269	197,794	212,550
Residential	10,113	14,706	106,055	130,874
Consumer	256	1,131	4,761	6,148

Total	$19,267	$41,095	$348,981	$409,343

Predetermined interest rates	$13,582	$33,736	$105,290	$152,608
Floating or adjustable interest rates	5,685	7,359	243,691	256,735

Total	$19,267	$41,095	$348,981	$409,343

As previously mentioned, there are numerous risks inherent in the loan portfolio. We manage the portfolio by employing sound credit policies and utilizing various modeling techniques in order to limit the effects of such risks. In addition, we utilize private mortgage insurance (“PMI”) to mitigate credit risk in the loan portfolio.

In an attempt to limit IRR and liquidity strains, we continually examine the maturity distribution and interest rate sensitivity of the loan portfolio. For 2016, market interest rates remained at historically low levels. Given the potential for rates to rise in the future, we continued to place emphasis on originating short term fixed-rate and adjustable-rate loans. Fixed-rate loans represented 37.3% of the loan portfolio at December 31, 2016, compared to floating or adjustable-rate loans at 62.7%. Approximately 49.0% of the loan portfolio is expected to reprice within the next 12 months.

Additionally, our secondary market mortgage banking program provides us with an additional source of liquidity and a means to limit our exposure to IRR. Through this program, we are able to competitively price conforming one-to-four family residential mortgage loans without taking on IRR which would result from retaining these long-term, low fixed-rate loans on our books. The loans originated are subsequently sold in the secondary market, with the sales price locked in at the time of commitment, thereby greatly reducing our exposure to IRR.

Loan concentrations are considered to exist when the total amount of loans to any one borrower, or a multiple number of borrowers engaged in similar business activities or having similar characteristics, exceeds 10% of loans outstanding in any one category. We provide deposit and loan products and other financial services to individual and corporate customers in our six-county market area. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for geographic concentrations.

In addition to the risks inherent in our portfolio in the normal course of business, we are also party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of lines of credit and commercial letters of credit, and may involve, to varying degrees, elements of credit risk and IRR in excess of the amount recognized in the consolidated financial statements.

Credit risk is the principal risk associated with these instruments. Our involvement and exposure to credit loss in the event that the instruments are fully drawn upon and the customer defaults is represented by the contractual amounts of these instruments. In order to control credit risk associated with entering into commitments and issuing letters of credit, we employ the same credit quality and collateral policies in making commitments that we use in other lending activities.

We evaluate each customer’s creditworthiness on a case-by-case basis, and if deemed necessary, obtain collateral. The amount and nature of the collateral obtained is based on our credit evaluation.

The contractual amounts of off-balance sheet commitments at year-end for the past three years are summarized as follows:

Distribution of off-balance sheet commitments

December 31	2016	2015	2014
Commitments to extend credit	$26,042	$19,602	$17,046
Unused portions of lines of credit	28,516	26,479	33,603
Standby and performance letters of credit	3,917	3,316	2,667

Total	$58,475	$49,397	$53,316

We record a valuation allowance for off-balance sheet credit losses, if deemed necessary, separately as a liability. The valuation allowance amounted to $81 and $43 at December 31, 2016 and 2015, respectively. We do not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on our operating results or financial position.

Asset Quality

We are committed to developing and maintaining sound, quality assets through our credit risk management policies and procedures. Credit risk is the risk to earnings or capital which arises from a borrower’s failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, cash flow, capital structure and collateral of the borrower.

With regard to managing our exposure to credit risk in light of general devaluations in real estate values, we have established maximum loan-to-value ratios for commercial mortgage loans not to exceed 80.0% of the lower of cost or appraised value. With regard to residential mortgages, customers with loan-to-value ratios between 80.0% and 100.0% are generally required to obtain PMI. The 80.0% loan-to-value threshold provides a cushion in the event the property is devalued. PMI is used to protect us from loss in the event loan-to-value ratios exceed 80.0% and the customer defaults on the loan. Appraisals are performed by an independent appraiser engaged by us, not the customer, who is either state certified or state licensed depending upon collateral type and loan amount.

With respect to lending procedures, lenders must determine the borrower’s ability to repay the credit based on prevailing and expected market conditions prior to requesting approval for the loan. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the loan officers and branch managers are forwarded to the Loan Committee. This Committee, comprised of directors and senior officers, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and the examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans.

Credit risk is also managed by quarterly internal reviews of our loan portfolio by the asset quality committee. These reviews aid us in identifying deteriorating financial conditions of borrowers, allowing us to assist customers in remedying these situations.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, troubled debt restructured loans and accruing loans past due 90 days or more. For a discussion of our policy regarding nonperforming assets and the recognition of interest income on impaired loans, refer to the notes entitled, “Summary of significant accounting policies — Nonperforming assets,” and “Loans, net and allowance for loan losses” in the Notes to Consolidated Financial Statements of Riverview Financial beginning on Page F-39 of this document.

Information concerning nonperforming assets for the past five years is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower’s ability to comply with present loan repayment terms.

Distribution of nonperforming assets

December 31	2016	2015	2014	2013	2012
Nonaccruing loans:
Commercial	$356	$1,143	$515	$324	$190
Real estate:
Construction			215	215
Commercial	359	1,118	1,247	4,832	1,947
Residential	671	921	2,268	1,642	1,726
Consumer

Total	1,386	3,182	4,245	7,013	3,863

Accruing troubled debt restructured loans:
Commercial	617	644	678	699	718
Real estate:
Construction
Commercial	3,229	3,305	2,960	3,032	3,541
Residential	1,959	2,717	1,331	1,674	944
Consumer					3

Total	5,805	6,666	4,969	5,405	5,206

Accruing loans past due 90 days or more:
Commercial				298
Real estate:
Construction
Commercial			426	614
Residential	357	89	214	233	231
Consumer	2		3

Total	359	89	643	1,145	231

Total nonperforming loans	7,550	9,937	9,857	13,563	9,300
Other real estate owned	625	885	1,022	1,127	1,909

Total nonperforming assets	$8,175	$10,822	$10,879	$14,690	$11,209

Ratios:
Nonperforming loans to total loans, net	1.84%	2.42%	2.88%	4.19%	3.91%
Nonperforming assets to total loans, net and OREO	1.99%	2.63%	3.17%	4.53%	4.68%

We experienced an improvement in our asset quality as evidenced by a decrease in nonperforming assets of $2,647 or 24.5% to $8,175 or 1.99% of loans, net of unearned income, and foreclosed assets at December 31, 2016, from $10,822 or 2.63% of loans, net of unearned income, and foreclosed assets at the end of 2015. The improvement resulted from declines of $1,796 in nonaccrual loans, $861 in accruing troubled debt restructured loans and $260 in other real estate owned assets offset partially by an increase of $270 in accruing loans past due 90 days or more. For a further discussion of assets classified as nonperforming assets, refer to the note entitled, “Loans, net and the allowance for loan losses,” in the Notes to Consolidated Financial Statements of Riverview Financial beginning on Page F-39 of this document.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to individually evaluated loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the FFIEC Interagency Policy Statement, as amended, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of FASB Accounting Standards Codification (“ASC”) 310 for loans specifically identified to be individually evaluated for impairment and the requirements of FASB ASC 450, for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each quarter, our Chief Credit Officer identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria. Internal risk rating are assigned quarterly to loans identified to be individually evaluated. A loan’s grade may differ from period to period based on current conditions and events. However, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest eight quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions to assure directional consistency of the allowance for loan loss account. Regulators, in reviewing the loan portfolio as part of the scope of a regulatory examination, may require us to increase our allowance for loan losses or take other actions that would require increases to our allowance for loan losses.

For a further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied, refer to the note entitled, “Summary of significant accounting policies—Allowance for loan losses,” in the Notes to Consolidated Financial Statements of Riverview Financial beginning on Page F-39 of this document.

A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the past five years are summarized as follows:

Reconciliation of allowance for loan losses

December 31	2016	2015	2014	2013	2012
Allowance for loan losses at beginning of year	$4,365	$3,792	$3,663	$3,736	$3,423
Loans charged-off:
Commercial	767	650	36		268
Real estate:
Construction	249
Commercial	65	187	337	389	591
Residential	68	60	140	379	31
Consumer	25	35	11	4	30

Total	1,174	932	524	772	920

Loan recovered:
Commercial	70	8	119	30	91
Real estate:
Construction
Commercial		19		27
Residential	7		3
Consumer	11	6	5	2	2

Total	88	33	127	59	93

Net loans charged-off	1,086	899	397	713	827

Provision for loan losses	453	1,472	526	640	1,140

Allowance for loan losses at end of year	$3,732	$4,365	$3,792	$3,663	$3,736

Net charge-offs to average loans	0.27%	0.26%	0.12%	0.28%	0.38%
Allowance for loan losses to total loans, net	0.91%	1.07%	1.11%	1.13%	1.57%

The allowance for loan losses decreased $633 to $3,732 at December 31, 2016, from $4,365 at the end of 2015. The decrease resulted from a provision for loan losses of $453, which was more than offset by net loans charged-off of $1,086. The allowance for loan losses, as a percentage of loans, net of unearned income, was 0.91% at the end of 2016, compared to 1.07% at the end of 2015. The reduction in this ratio compared to that of the prior year-end was a result of applying purchase accounting as part of the merger which requires the elimination of the allowance for loan loss related to the Citizen’s loan portfolio and an improvement in our asset quality in 2016.

Past due loans not satisfied through repossession, foreclosure or related actions are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off increased $187 to $1,086 in 2016 from $899 in 2015. Net charge-offs, as a percentage of average loans outstanding, equaled 0.27% in 2016 and 0.26% in 2015.

Allocation of the allowance for loan losses

The allocation of the allowance for loan losses compared to the percentage of loans by major loan category for the past five years is summarized as follows:

	2016		2015		2014		2013		2012
December 31	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Allocated allowance:
Specific:
Commercial	$8	0.24%	$700	0.44%		0.35%	$1	0.32%	$2	0.38%
Real Estate:
Construction						0.06		0.07
Commercial	140	0.96	8	1.15	$77	1.25		2.52	148	2.31
Residential		0.61	7	0.74	5	0.80	8	0.84	216	1.08
Consumer

Total specific	148	1.81	715	2.33	82	2.46	9	3.75	366	3.77

Formula:
Commercial	621	12.26	598	10.80	330	10.53	423	11.20	543	9.47
Real Estate:
Construction	160	2.10	202	4.54	115	3.28	144	3.83	143	5.31
Commercial	1,970	50.97	2,219	48.99	2,385	57.05	2,079	50.80	1,923	58.74
Residential	789	31.36	606	32.23	800	25.96	662	29.67	438	21.74
Consumer	44	1.50	25	1.11	15	0.72	30	0.75	26	0.97

Total formula	3,584	98.19	3,650	97.67	3,645	97.54	3,338	96.25	3,073	96.23

Total allocated allowance	3,732	100.00%	4,365	100.00%	3,727	100.00%	3,347	100.00%	3,439	100.00%

Unallocated allowance					65		316		297

Total	$3,732		$4,365		$3,792		$3,663		$3,736

The allocated element of the allowance for loan losses account decreased $633 to $3,732 at December 31, 2016, compared to $4,365 at December 31, 2015. Both the specific and formula portions of the allowance for loan losses decreased from the end of 2015. The specific portion of the allowance for impairment of loans individually evaluated under FASB ASC 310 decreased $567 to $148 at December 31, 2016, from $715 at December 31, 2016. The formula portion of the allowance for loans collectively evaluated for impairment under FASB ASC 450, decreased $66 to $3,584 at December 31, 2016, from $3,650 at December 31, 2015. The decrease in the specific portion of the allowance was a result of a charge-off from one commercial loan account having a specific allocation of $700 at December 31, 2015. The decrease in the formula portion was due to changes in qualitative factors related to improvements in asset quality. There was no unallocated element at December 31, 2016 and 2015.

The coverage ratio, the allowance for loan losses account as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. The coverage ratio was 49.4% at December 31, 2016 and 43.9% at December 31, 2015. We believe that our allowance was adequate to absorb probable credit losses at December 31, 2016.

Deposits

Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Total deposits grew $4,218 or 0.9% to $452,560 at the end of 2016. Noninterest-bearing deposits grew $3,826 or 5.5% while interest-bearing deposits increased $392 or 0.1% in 2016. Noninterest-bearing deposits represented 16.3% of total deposits while interest-bearing deposits accounted for 83.7% of total deposits at December 31, 2016. Comparatively, noninterest-bearing deposits and interest-bearing deposits represented 15.6% and 84.4% of total deposits at year end 2016. The increase in noninterest-bearing deposits is essential in attempting to keep our overall cost of funds low given the pressure on our net interest margin from the continuation of the low interest rate environment.

With regard to interest-bearing deposits, interest-bearing transaction accounts, which include money market accounts, NOW accounts, and savings accounts, increased $16,194 in 2016. Contributing to the increase in interest-bearing transaction accounts during 2016 were increases of $10,215 in money market accounts and $9,485 in savings accounts offset by a decline of $3,506 in NOW accounts. Total time deposits decreased $15,802 to $120,966 at December 31, 2016 from $136,768 at December 31, 2015. Time deposit rates have remained flat. As such, customers have continued to be attracted to interest-bearing non-maturity transaction accounts to provide flexibility in the event of increases in general market rates.

The average amount of, and the rate paid on, the major classifications of deposits for the past three years are summarized as follows:

Deposit distribution

	2016		2015		2014
Year ended December 31	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Interest-bearing:
Money market accounts	$46,410	0.38%	$28,466	0.22%	$32,690	0.30%
NOW accounts	137,484	0.29	134,514	0.35	129,803	0.39
Savings accounts	74,814	0.18	59,895	0.24	54,548	0.25
Time deposits less than $100	77,761	0.79	64,112	0.92	72,011	0.99
Time deposits of $100 or more	53,582	0.88	32,312	1.26	35,318	1.15

Total interest-bearing	390,051	0.46%	319,299	0.53%	324,370	0.57%
Noninterest-bearing	70,456		56,714		51,483

Total deposits	$460,507		$376,013		$375,853

Total deposits averaged $460,507 in 2016, increasing $84,494 or 22.5% compared to 2015. While we experienced organic growth during 2016, the increase in average deposits was primarily attributable to the Citizens merger, which was effective December 31, 2015. Average noninterest-bearing deposits increased

$13,742, while average interest-bearing accounts grew $70,752. Average interest-bearing transaction deposits, including money market, NOW and savings accounts, increased $35,833, while average total time deposits increased $34,919 in comparing 2016 with 2015.

Our cost of interest-bearing deposits decreased 7 basis points to 0.46% in 2016 from 0.53% in 2015. Specifically, the cost of interest-bearing transaction accounts decreased 4 basis points to 0.27%, even though the average rate on money market accounts increase 16 basis points to 0.38% in 2016 from 0.22% in 2015. In addition, the cost of time deposits decreased 20 basis points to 0.83% comparing 2016 and 2015.

Volatile deposits, defined as time deposits $100 or more, averaged $53,582 in 2016, an increase of $21,270 or 65.8% from $32,312 in 2015. Our average cost of these funds decreased 38 basis points to 0.88% in 2016, from 1.26% in 2015. This type of funding is considered to be volatile since it is susceptible to withdrawal by the depositor as they are particularly price sensitive and are therefore not considered to be a strong source of liquidity.

Maturities of time deposits $100 or more for the past three years are summarized as follows:

Maturity distribution of time deposits $100 or more

December 31	2016	2015	2014
Within three months	$6,137	$6,313	$4,595
After three months but within six months	6,102	6,260	4,194
After six months but within twelve months	13,636	9,115	10,463
After twelve months	21,899	35,879	14,948

Total	$47,774	$57,567	$34,200

In addition to deposit gathering, we have in place a secondary source of liquidity to fund operations through exercising existing credit arrangements with the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”). For a further discussion of our borrowings and their terms, refer to the notes entitled, “Short-term borrowings” and “Long-term debt,” in the Notes to Consolidated Financial Statements of Riverview Financial included beginning on Page F-39 of this document.

Market Risk Sensitivity

Market risk is the risk to our earnings and/or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Our exposure to market risk is primarily IRR associated with our lending, investing and deposit gathering activities. During the normal course of business, we are not exposed to foreign exchange risk or commodity price risk. Our exposure to IRR can be explained as the potential for change in our reported earnings and/or the market value of our net worth. Variations in interest rates affect the underlying economic value of our assets, liabilities and off-balance sheet items. These changes arise because the present value of future cash flows, and often the cash flows themselves, change with interest rates. The effects of the changes in these present values reflect the change in our underlying economic value, and provide a basis for the expected change in future earnings related to interest rates. Interest rate changes affect earnings by changing net interest income and the level of other interest-sensitive income and operating expenses. IRR is inherent in the role of banks as financial intermediaries. However, a bank with a high degree of IRR may experience lower earnings, impaired liquidity and capital positions, and most likely, a greater risk of insolvency. Therefore, banks must carefully evaluate IRR to promote safety and soundness in their activities.

Despite the FOMC taking action in December 2016 when it increased the federal funds target rate 25 basis points, interest rates continue to be at exceptionally low levels. The timing and the magnitude of future monetary policy actions that will impact the current exceptionally low interest rate environment are uncertain. Given these conditions, IRR and the ability to effectively manage it, are extremely critical to both bank management and regulators. The FFIEC through its advisory guidance reiterates the importance of effective corporate governance, policies and procedures, risk measuring and monitoring systems, stress testing and internal controls related to the IRR exposure of depository institutions. According to the advisory, the bank regulators believe that the current financial market and economic conditions present significant risk management challenges to all financial institutions. Although the bank regulators recognize that some degree of IRR is inherent in banking, they expect institutions to have sound risk management practices in place to measure, monitor and control IRR exposure. The advisory states that the adequacy and effectiveness of an institution’s IRR management process and the level of IRR exposure are critical factors in the bank regulators’ evaluation of an institution’s sensitivity to changes in interest rates and capital adequacy. Material weaknesses in risk management processes or high levels of IRR exposure relative to capital will require corrective action. We believe our risk management practices with regard to IRR were suitable and adequate given the level of IRR exposure at December 31, 2016.

The Asset/Liability Committee (“ALCO”), comprised of members of our Board of Directors, senior management and other appropriate officers, oversees our IRR management program. Specifically, ALCO analyzes economic data and market interest rate trends, as well as competitive pressures, and utilizes several computerized modeling techniques to reveal potential exposure to IRR. This allows us to monitor and attempt to control the influence these factors may have on our rate sensitive assets (“RSA”), rate sensitive liabilities (“RSL”) and overall operating results and financial position.

With respect to evaluating our exposure to IRR on earnings, we utilize a gap analysis model that considers repricing frequencies of RSA and RSL. Gap analysis attempts to measure our interest rate exposure by calculating the net amount of RSA and RSL that reprice within specific time intervals. A positive gap occurs when the amount of RSA repricing in a specific period is greater than the amount of RSL repricing within that same time frame and is indicated by a RSA/RSL ratio greater than 1.0. A negative gap occurs when the amount of RSL repricing is greater than the amount of RSA and is indicated by a RSA/RSL ratio less than 1.0. A positive gap implies that earnings will be impacted favorably if interest rates rise and adversely if interest rates fall during the period. A negative gap tends to indicate that earnings will be affected inversely to interest rate changes.

Our interest rate sensitivity gap position, illustrating RSA and RSL at their related carrying values, is summarized as follows. The distributions in the table are based on a combination of maturities, call provisions, repricing frequencies and prepayment patterns. Adjustable-rate assets and liabilities are distributed based on the repricing frequency of the instrument. Mortgage instruments are distributed in accordance with estimated cash flows, assuming there is no change in the current interest rate environment.

Interest rate sensitivity

December 31, 2016	Due within three months	Due after three months but within twelve months	Due after one year but within five years	Due after five years	Total
Rate-sensitive assets:
Interest-bearing deposits in other banks	$11,337				$11,337
Investment securities	4,669	$943	$19,061	$48,440	73,113
Loans held for sale	652				652
Loans, net	124,329	76,449	182,927	25,638	409,343

Total rate-sensitive assets	$140,987	$77,392	$201,988	$74,078	$494,445

Rate-sensitive liabilities:
Money market accounts	$50,593				$50,593
NOW accounts	26,891		$101,167		128,058
Savings accounts			79,011		79,011
Time deposits	18,900	$53,534	48,098	$434	120,966
Short-term borrowings	31,500				31,500
Long-term debt		5,000	6,154		11,154

Total rate-sensitive liabilities	$127,884	$58,534	$234,430	$434	$421,282

Rate-sensitivity gap:
Period	$13,103	$18,858	$(32,442)	$73,644
Cumulative	$13,103	$31,961	$(481)	$73,163
RSA/RSL ratio:
Period	1.10	1.32	0.86	170.69
Cumulative	1.10	1.17	1.00	1.17	1.17

At December 31, 2016, we had cumulative one-year RSA/RSL ratios of 1.17. As previously mentioned, this indicated that if interest rates increase, our earnings would likely be favorably impacted. Given current improvement in economic conditions and the recent action of the FOMC that raised short-term rates 25 basis points and their consideration to continue to raise short-term rates in the 2017, the focus of ALCO has been to maintain the positive gap position in order to safeguard future earning from the potential risk of rising interest rates. ALCO will continue to focus efforts on strategies in 2017 in an attempt to maintain a positive gap position between RSA and RSL. However, these forward-looking statements are qualified in the aforementioned section entitled “Forward-Looking Discussion” in this Management’s Discussion and Analysis.

Static gap analysis, although a credible measuring tool, does not fully illustrate the impact of interest rate changes on future earnings. First, market rate changes normally do not equally or simultaneously affect all categories of assets and liabilities. Second, assets and liabilities that can contractually reprice within the same period may not do so at the same time or to the same magnitude. Third, the interest rate sensitivity table presents a one-day position and variations occur daily as we adjust our rate sensitivity throughout the year. Finally, assumptions must be made in constructing such a table. For example, the conservative nature of our Asset/Liability Management Policy assigns nonpersonal NOW accounts to the “Due within three months” repricing interval. In reality, these accounts may reprice less frequently and in different magnitudes than changes in general market interest rate levels.

We utilize a simulation model to address the failure of the static gap model to address the dynamic changes in the balance sheet composition or prevailing interest rates and to enhance our asset/liability management. This model creates pro forma net interest income scenarios under various interest rate shocks. Given a gradual nonparallel shift in general market rates of plus 100 basis points, our projected net interest income for the 12 months ending December 31, 2016, would increase slightly at 0.3% from model results using current interest rates.

We will continue to monitor our IRR position in 2017 and employ deposit and loan pricing strategies and direct the reinvestment of loan and investment payments and prepayments in order to maintain a favorable IRR position.

Financial institutions are affected differently by inflation than commercial and industrial companies that have significant investments in fixed assets and inventories. Most of our assets are monetary in nature and change correspondingly with variations in the inflation rate. It is difficult to precisely measure the impact inflation has on us, however, we believe that our exposure to inflation can be mitigated through our asset/liability management program.

Liquidity

Liquidity management is essential to our continuing operations as it gives us the ability to meet our financial obligations as they come due, as well as to take advantage of new business opportunities as they arise. Our financial obligations include, but are not limited to, the following:

•	Funding new and existing loan commitments;

•	Payment of deposits on demand or at their contractual maturity;

•	Repayment of borrowings as they mature;

•	Payment of lease obligations; and

•	Payment of operating expenses.

Our liquidity position is impacted by several factors which include, among others, loan origination volumes, loan and investment maturity structure and cash flows, demand for core deposits and certificate of deposit maturity structure and retention. We manage these liquidity risks daily, thus enabling us to effectively monitor fluctuations in our position and to adapt our position according to market influence and balance sheet trends. We also forecast future liquidity needs and develop strategies to ensure adequate liquidity at all times.

Historically, core deposits have been our primary source of liquidity because of their stability and lower cost, in general, than other types of funding. Providing additional sources of funds are loan and investment payments and prepayments and the ability to sell both available-for-sale securities and mortgage loans held for sale. As a final source of liquidity, we have available borrowing arrangements with various financial intermediaries, including the FHLB-Pgh. At December 31, 2016, our maximum borrowing capacity with the FHLB-Pgh was $211,907 of which $36,500 was outstanding in borrowings. We believe our liquidity is adequate to meet both present and future financial obligations and commitments on a timely basis.

We maintain a Contingency Funding Plan to address liquidity in the event of a funding crisis. Examples of some of the causes of a liquidity crisis include, among others, natural disasters, war, events causing reputational harm and severe and prolonged asset quality problems. The Plan recognizes the need to provide alternative funding sources in times of crisis that go beyond our core deposit base. As a result, we have created a funding program that ensures the availability of various alternative wholesale funding sources that can be used whenever appropriate. Identified alternative funding sources include:

•	FHLB-Pgh advances;

•	Federal Reserve Bank discount window;

•	Repurchase agreements;

•	Brokered deposits; and

•	Federal funds purchased.

Based on our liquidity position at December 31, 2016, we do not anticipate the need to have a material reliance on any of these sources in the near term.

We employ a number of analytical techniques in assessing the adequacy of our liquidity position. One such technique is the use of ratio analysis to illustrate our reliance on noncore funds to fund our investments and loans maturing after 2016. At December 31, 2016, our noncore funds consisted of time deposits in denominations of $250 or more, short-term borrowings and long-term debt. Large denomination time deposits are not considered to be a strong source of liquidity since they are interest rate sensitive and are considered to be highly volatile. At December 31, 2016, our net noncore funding dependence ratio, the difference between noncore funds and short-term investments to long-term assets, was 6.85%. Our net short-term noncore funding dependence ratio, noncore funds maturing within one year, less short-term investments to long-term assets equaled 7.36%. Comparatively, our ratios equaled 8.82% and 7.65% at the end of 2015, which indicated a decrease in our reliance on noncore funds. We believe that by supplying adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, we can ensure adequate liquidity to support future growth.

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing and interest-bearing deposits with other banks and federal funds sold. Cash and cash equivalents decreased $3,568 for the year ended December 31, 2016. Conversely, for the year ended December 31, 2015, cash and cash equivalents increased $7,116. During 2016, cash provided by operating activities was more than offset by cash used in investing and financing activities.

Operating activities provided net cash of $3,950 in 2016 and $1,626 in 2015. Net income, adjusted for the effects of noncash expenses such as depreciation, amortization and accretion of tangible and intangible assets and investment securities, mortgage loans originated for sale, bank owned life insurance investment income and the provision for loan losses, is the primary source of funds from operations.

Our primary investing activities involve transactions related to our investment and loan portfolios. Net cash used in investing activities totaled $1,064 in 2016 and $16,941 in 2015. Net cash used in lending activities was $1,176 in 2016, a decrease from $11,084 in 2015. Activities related to our investment portfolio used net cash of $487 in 2016 and $9,209 in 2015.

Net cash used in financing activities equaled $6,454 in 2016. Net cash provided by financing activities was $22,431 in 2015. Deposit gathering, which is our predominant financing activity, increased $4,218 in 2016 and $1,673 in 2015. Offsetting the cash provided by deposits in 2016 was an $11,075 decrease in short-term borrowings as compared to an increase of $21,500 in 2015.

We anticipate our liquidity position to be stable in 2017. Based on the acceleration of loan demand in existing and new markets at the end of 2016, we are expecting loan demand to continue to be strong throughout 2017. We expect to fund such demand through deposit gathering, payments and prepayments on loans and investments and advances from the FHLB-Pgh. If economic conditions were to weaken it may result in increased interest in bank deposits, as consumers continue to save rather than spend. However, we cannot predict the economic climate or the savings habits of consumers. Should economic conditions continue to improve, deposit gathering may be negatively impacted as depositors seek alternative investments in the market. Regardless of economic conditions and stock market fluctuations, we believe that through constant monitoring and adherence to our liquidity plan, we believe we will have the means to provide adequate cash to fund normal operations in 2017.

Capital Adequacy

We believe a strong capital position is essential to our continued growth and profitability. We strive to maintain a relatively high level of capital to provide our depositors and stockholders with a margin of safety. In addition, a strong capital base allows us to take advantage of profitable opportunities, support future growth and provide protection against any unforeseen losses.

Our ALCO reviews our capital position quarterly. As part of its review, the ALCO considers: (i) the current and expected capital requirements, including the maintenance of capital ratios in excess of minimum regulatory guidelines; (ii) potential changes in the market value of our securities due to interest rates changes and effect on capital; (iii) projected organic and inorganic asset growth; (iv) the anticipated level of net earnings and capital position, taking into account the projected asset/liability position and exposure to changes in interest rates; (v) significant deteriorations in asset quality; and (vi) the source and timing of additional funds to fulfill future capital requirements.

Based on the recent regulatory emphasis placed on banks to assure capital adequacy, our Board of Directors annually reviews and approves a Capital Plan. Among other specific objectives, this comprehensive plan: (i) attempts to ensure that we remain well capitalized under the regulatory framework for prompt corrective action; (ii) evaluates our capital adequacy exposure through risk assessment; (iii) establishes event triggers and action plans to ensure capital adequacy; and (iv) identifies realistic and readily available alternative sources for augmenting capital if higher capital levels are required.

Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies have adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. The Bank’s Tier I and total risk-based capital ratios are strong and have consistently exceeded the well capitalized regulatory capital ratios of 8.0% and 10.0% required for well capitalized institutions. The ratio of Tier 1 capital to risk-weighted assets and off-balance sheet items was 9.9% at December 31, 2016, and 9.6% at December 31, 2015. The total risk-based capital ratio was 10.9% at December 31, 2016 and 10.7% at December 31, 2015. In addition, a new ratio effective January 1, 2015, requires the Bank to maintain a minimum common equity Tier 1 capital to risk-weighted assets of 5.125% at December 31, 2016 and 4.5% at December 31, 2015. The Bank’s common equity Tier I capital to risk-weighted assets ratio was 9.9% at December 31, 2016 and 9.6% at December 31, 2015. The Bank’s Leverage ratio, which equaled 7.7% at December 31, 2016, and 7.2% at December 31, 2015, exceeded the minimum of 4.0% for capital adequacy purposes. Based on the most recent notification from the FDIC, the Bank was categorized as well capitalized at December 31, 2016 and 2015. There are no conditions or negative events since this notification that we believe have changed the Bank’s category. For a further discussion of these risk-based capital standards and supervisory actions for noncompliance, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements of Riverview Financial beginning on Page F-39 of this document.

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations such as ours began January 1, 2015. For a further discussion of the incorporation of the revised regulatory requirements into the prompt corrective action framework, refer to the section entitled, “Supervision and Regulation—Risk-Based Capital Requirements,” beginning on Page 79 of this document.

Stockholders’ equity was $41,920 or $12.95 per share at December 31, 2016, and $42,303 or $13.20 per share at December 31, 2015. Stockholders’ equity declined $383 in 2016 as net income and the issuance of shares under benefit plans was more than offset by dividend payments and an increase in the accumulated other comprehensive loss.

We declared dividends of $0.55 per share in 2016 and in 2015. The dividend payout ratio, dividends declared as a percent of net income, equaled 57.8% in 2016. Our ability to declare and pay dividends in the future is based on our operating results, financial and economic conditions, capital and growth objectives, appropriate dividend restrictions and other relevant factors. We rely on dividends received from our subsidiary, Riverview Bank, for payment of dividends to stockholders. The Bank’s ability to pay dividends is subject to federal and state regulations. For a further discussion on our ability to declare and pay dividends in the future and dividend restrictions, refer to the note entitled, “Regulatory matters,” in the Notes to Consolidated Financial Statements of Riverview Financial beginning on Page F-39 of this document.

Review of Financial Performance

Net income was $3,067 or $0.95 per share in 2016. We reported a net loss of $754 or $(0.28) per share in 2015. The net loss was a result of recognizing pre-tax merger related expenses of $3,281 from the acquisition of Citizens on December 31, 2015. Return on average assets (“ROAA”) and return on average equity (“ROAE”) were 0.57% and 7.06% for the year ended December 31, 2016. ROAA was (0.17)% and ROAE was (2.01)% for the year ended December 31, 2015.

Tax-equivalent net interest income was $18,565 in 2016 and $15,578 in 2015. Our net interest margin equaled 3.83% in 2016 and 3.79% in 2015. Noninterest income totaled $3,647 in 2016 and $2,457 in 2015. Noninterest expense was $17,329 for the year ended December 31, 2016 compared to $18,071 for the year ended December 31, 2015. Our productivity is measured by the operating efficiency ratio, defined as noninterest expense less amortization of intangible assets divided by the total of tax-equivalent net interest income and noninterest income less net gain (loss) on sale of investment securities available-for-sale. Our operating efficiency ratio was 78.2% in 2016.

Net Interest Income

Net interest income is the fundamental source of earnings for commercial banks. Moreover, fluctuations in the level of net interest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits and borrowings comprise interest-bearing liabilities. Net interest income is impacted by:

•	Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

•	Changes in general market interest rates; and

•	The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of average earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pretax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported in this analysis on a tax-equivalent basis using the prevailing federal statutory tax rate.

Similar to all banks, we consider the maintenance of an adequate net interest margin to be of primary concern. The current economic environment has been very challenging for the banking industry. In addition to market rates and competition, nonperforming asset levels are of particular concern for the banking industry and may place additional pressure on net interest margins. Nonperforming assets may stabilize or decrease given the improvements in the economy, particularly the labor markets. No assurance can be given as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit and loan pricing practices, careful investing, and constant monitoring of nonperforming assets, our net interest margin will remain strong.

We analyze interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities, have on net interest income are summarized as follows. The net change or mix component, attributable to the combined impact of rate and volume changes within earning assets and interest-bearing liabilities’ categories, has been allocated proportionately to the change due to rate and the change due to volume.

Net interest income changes due to rate and volume

	2016 vs 2015 Increase (decrease) attributable to			2015 vs 2014 Increase (decrease) attributable to
	Total	Rate	Volume	Total	Rate	Volume
Interest income:
Loans:
Taxable	$2,232	$36	$2,196	$(363)	$(1,232)	$869
Tax-exempt	239	106	133	188	(10)	198
Investments:
Taxable	967	91	876	(220)	69	(289)
Tax-exempt	(226)	27	(253)	(237)	(430)	193
Interest-bearing deposits	16	16		(1)	1	(2)
Federal funds sold	2		2	(1)		(1)

Total interest income	3,230	276	2,954	(634)	(1,602)	968

Interest expense:
Money market accounts	113	60	53	(34)	(22)	(12)
NOW accounts	(75)	(85)	10	(27)	(45)	18
Savings accounts	(13)	(44)	31	9	(4)	13
Time deposits less than $100	22	(93)	115	(121)	(46)	(75)
Time deposits $100 or more	67	(146)	213	(1)	35	(36)
Short-term borrowings	3	43	(40)	60	13	47
Long-term debt	126	17	109	(81)	(71)	(10)

Total interest expense	243	(248)	491	(195)	(140)	(55)

Net interest income	$2,987	$524	$2,463	$(439)	$(1,462)	$1,023

For the year ended December 31, tax-equivalent net interest income was $18,565 in 2016 and $15,578 in 2015. Approximately 82.5% of the improvement in net interest income was a result of a favorable volume variance caused by assets acquired and liabilities assumed from the merger. The growth in average earning assets exceeded that of average interest-bearing liabilities, and resulted in additional tax-equivalent net interest income of $2,463. The improvement was also influenced by a favorable rate variance as an increase in our net interest margin added $524 to net interest income.

Average earning assets increased $74,242 to $485,275 in 2016 from $411,033 in 2015 and accounted for a $2,954 increase in interest income. Average loans, net increased $51,440, which caused interest income to increase $2,329. Average taxable investments increased $27,976 comparing 2016 and 2015, which resulted in increased interest income of $876 while average tax-exempt investments decreased $5,579 which resulted in a decrease to interest income of $253.

Average interest-bearing liabilities rose $65,750 to $414,938 in 2016 from $349,188 in 2015 and caused interest expense to increase $491. Large denomination time deposits averaged $21,270 more in 2016 and caused interest expense to increase $213. An increase of $13,649 in average time deposits less than $100 caused interest expense to rise by $115. In addition, interest-bearing transaction accounts, including money market, NOW and savings accounts grew $35,833, which in aggregate caused a $94 increase in interest expense. Short-term borrowings averaged $9,031 less and decreased interest expense $40 while long-term debt averaged $4,029 more and increased interest expense by $109 comparing 2016 and 2015.

A favorable rate variance resulted from an increase in the tax-equivalent yield on earning assets along with a reduction in the cost of funds. As a result, tax-equivalent net interest income increased $524 due to changes in earning asset yields and fund costs comparing 2016 and 2015. The tax-equivalent yield on earning assets improved one basis points to 4.27% in 2016 from 4.26% in 2015, resulting in an increase in interest income of $276. The tax-equivalent yield on the loan portfolio increased 4 basis points to 4.53% in 2016 from 4.49% in 2015 and resulted in an improvement in interest income of $142. The impact that lower reinvestment rates had on the tax-equivalent yield on the loan portfolio was offset by the recognition of loan fair value accretion in 2016. While the tax-equivalent yield on the investment portfolio decreased 3 basis points to 3.36% in 2016 from 3.39% in 2015, interest income increased $118 due to changes in the mix of investments.

The favorable rate variance caused by the increase in the earning asset yields was also aided by a decrease of 3 basis points in fund costs to 0.52% in 2016 from 0.55% in 2015. The decline in the fund costs accounted for a $248 reduction in interest expense in 2016. We experienced decreases in the rates paid on all major categories of interest-bearing deposits with the exception of money market accounts. Specifically, the cost of money market accounts increased 16 basis points resulting in an addition to interest expense of $60 comparing 2016 and 2015. The cost of NOW and savings accounts decreased 6 basis points apiece and caused interest expense to decrease $129 in aggregate. With regard to time deposits, the average rate paid for time deposits less than $100 decreased 13 basis points while time deposits $100 or more decreased 38 basis points, which together resulted in a $239 decrease in interest expense. The average rate paid on short-term borrowings increased 25 basis points in line with the change in the federal funds rate causing a $43 increase in interest expense. Interest expense increased $17 from increase of 24 basis points in the average rate paid on long-term debt.

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0% in 2016 and 2015.

Summary of net interest income

	2016			2015
	Average Balance	Interest Income/ Expense	Average Interest Rate	Average Balance	Interest Income/ Expense	Average Interest Rate
Assets:
Earning assets:
Loans:
Taxable	$390,668	$17,565	4.50%	$341,833	$15,333	4.49%
Tax-exempt	12,335	683	5.54	9,730	444	4.56
Investments:
Taxable	61,439	1,939	3.16	33,463	972	2.90
Tax-exempt	10,904	495	4.54	16,483	721	4.38
Interest-bearing deposits	9,440	53	0.56	9,484	37	0.39
Federal funds sold	489	2	0.41	40

Total earning assets	485,275	20,737	4.27%	411,033	17,507	4.26%
Less: allowance for loan losses	3,849			3,924
Other assets	54,023			41,527

Total assets	$535,449			$448,636

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market accounts	$46,410	177	0.38%	$28,466	64	0.22%
NOW accounts	137,484	400	0.29	134,514	475	0.35
Savings accounts	74,814	131	0.18	59,895	144	0.24
Time deposits less than $100	77,761	612	0.79	64,112	590	0.92
Time deposits $100 or more	53,582	473	0.88	32,312	406	1.26
Short-term borrowings	14,063	84	0.60	23,094	81	0.35
Long-term debt	10,824	295	2.73	6,795	169	2.49

Total interest-bearing liabilities	414,938	2,172	0.52%	349,188	1,929	0.55%
Noninterest-bearing deposits	70,456			56,714
Other liabilities	6,638			5,232
Stockholders’ equity	43,417			37,502

Total liabilities and stockholders’ equity	$535,449			$448,636

Net interest income/spread		$18,565	3.75%		$15,578	3.71%

Net interest margin			3.83%			3.79%
Tax-equivalent adjustments:
Loans		$232			$151
Investments		169			245

Total adjustments		$401			$396

	2014
	Average Balance	Interest Income/ Expense	Average Interest Rate
Assets:
Earning assets:
Loans:
Taxable	$323,329	$15,696	4.85%
Tax-exempt	5,404	256	4.74
Investments:
Taxable	43,554	1,192	2.74
Tax-exempt	13,331	958	7.18
Interest-bearing deposits	10,003	38	0.38
Federal funds sold	393	1	0.25

Total earning assets	396,014	18,141	4.58%
Less: allowance for loan losses	3,546
Other assets	41,222

Total assets	$433,690

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market accounts	$32,690	98	0.30%
NOW accounts	129,803	502	0.39
Savings accounts	54,548	135	0.25
Time deposits less than $100	72,011	711	0.99
Time deposits $100 or more	35,318	407	1.15
Short-term borrowings	8,726	21	0.24
Long-term debt	7,074	250	3.53

Total interest-bearing liabilities	340,170	2,124	0.62%
Noninterest-bearing deposits	51,483
Other liabilities	4,003
Stockholders’ equity	38,034

Total liabilities and stockholders’ equity	$433,690

Net interest income/spread		$16,017	3.96%

Net interest margin			4.04%
Tax-equivalent adjustments:
Loans		$88
Investments		326

Total adjustments		$414

Note: Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Loan fees are included in interest income on loans.

Provision for Loan Losses

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volume of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses equaled $453 in 2016 and $1,472 in 2015. The primary cause for the decrease in the provision was an improvement in asset quality. Nonperforming assets declined 24.5% as all major categories improved during 2016 with the exception of accruing loans past due 90 days which experienced a $270 increase but only represented 4.4% of total nonperforming assets. Our overall loan volume was unchanged throughout the year as new originations were equally offset by payments and prepayments on loans which further explains the cause of the reduction in the provision for loan losses in 2016. Based on our most recent evaluation at December 31, 2016, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.

Noninterest Income:

Our noninterest income increased $1,190 or 48.4% to $3,647 in 2016 from $2,457 in 2015. The primary reason for the significant increase was a result of the acquisition of Citizens at the end of 2015. Net gains on sale of investment securities were $484 in 2016 compared to net losses of $17 in 2015 as we took advantage of the significant improvement in the value of certain investments brought on by the reduction in market rates during the first half of 2016. Commissions and fees on fiduciary activities increased 38.8% while wealth management income increased 10.2% comparing 2016 to 2015 as we implemented a comprehensive plan to accelerate inorganic growth through taking advantage of certain acquisition opportunities that existed in our market area. Mortgage banking income increased $194 or 48.1% in 2016 compared to 2015 due to higher volumes driven by the continued low interest rate environment that persisted throughout 2016. Revenue received from service charges, fees and commissions decreased $257 or 25.2% comparing 2016 and 2015 due to higher overdraft and ATM fees. Income from investment in bank owned life insurance increased $128 to $345 in 2016 from $217 in 2015.

In 2016, we acquired a number of seasoned professionals with significant experience to manage our trust and wealth management divisions in order to increase the volume of assets under management and the amount of noninterest income. These individuals have a comprehensive plan to accelerate growth in the near term through employing a network of representatives and affiliated companies.

Noninterest Expense:

In general, our noninterest expense is categorized into three main groups, including employee-related expense, occupancy and equipment expense and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as marketing, other taxes, stationery and supplies, contractual services, insurance, including FDIC assessment and loan collection costs. Several of these costs and expenses are variable while the remainder is fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

The major components of noninterest expense for the past three years are summarized as follows:

Noninterest expense

Year ended December 31	2016	2015	2014
Salaries and employee benefits expense:
Salaries and payroll taxes	$7,705	$8,366	$6,255
Employee benefits	1,556	1,634	1,344

Salaries and employee benefits expense	9,261	10,000	7,599

Occupancy and equipment expenses:
Occupancy expense	1,415	2,052	1,355
Equipment expense	750	648	631

Occupancy and equipment expenses	2,165	2,700	1,986

Other expenses:
Amortization of intangible assets	340	259	286
Net cost of operation of other real estate owned	331	323	86
Advertising	248	129	98
Professional fees	578	566	423
FDIC insurance and assessments	387	338	364
Telecommunications and processing fees	1,365	1,242	1,182
Governance fees	344	338	334
Bank shares tax	215	345	294
Stationary and supplies	265	208	236
Other	1,955	1,686	1,650

Other expenses	5,903	5,371	4,953

Total noninterest expense	$17,329	$18,071	$14,538

Noninterest expense was $17,329 for the year ended December 31, 2016 compared to $18,071 for the year ended December 31, 2015. Merger related expenses included in noninterest expense were $224 in 2016 and $3,281 in 2015.

Salaries and employee benefits expense constitute the majority of our noninterest expenses accounting for 54.1% of the total noninterest expense. Salaries and employee benefits expense decreased $739 or 7.4% to $9,261 in 2016 from $10,000 in 2015. Salaries and payroll taxes decreased $661 or 7.9%, while employee benefits expense decreased $78 or 4.8%. The recognition of a severance payout for the departure of the former chief executive officer in 2015 offset partially by the addition of salaries and benefit costs from the merger were the primary reasons for the decline in salaries and payroll taxes comparing 2016 and 2015.

Occupancy and equipment expense decreased $535 or 19.8% to $2,165 in 2016 from $2,700 in 2015. Specifically, building-related costs declined $637 while equipment-related costs increased $102. The implementation of certain restructuring and efficiency initiatives related to branch closures in 2015 was the primary cause of the declines in net occupancy and equipment expense in 2016.

Other expenses increased $532 or 9.9%, to $5,903 in 2016 from $5,371 in 2015. We recognized increases across all major categories of other expenses with the largest increases occurring in advertising expense and telecommunications and processing fees. Advertising expense increased $119 or 92.2% to $248 in 2016 from $129 in 2015. The increase was a result of promoting the partnership with Citizens from the merger and strategic initiatives taken with respect to inorganic growth in our fiduciary and wealth management divisions. The increase of $123 or 9.9% in telecommunications and processing fees was a result of additions from the merger.

Income Taxes

Our income tax expense was $962 in 2016 compared to an income tax benefit of $1,150 in 2015. Our effective tax rate was 23.9% in 2016. The effective tax rate was primarily influenced by tax exempt income on loans and investments, bank owned life insurance investment income and investment tax credits related to our limited partnership investment in a low- to moderate-income residential housing program which allow us to mitigate our tax burden.

CBT FINANCIAL SPECIAL MEETING

This proxy statement/prospectus is being furnished to CBT Financial shareholders by CBT Financial’s board of directors in connection with the solicitation of proxies from the holders of CBT Financial common stock for use at the special meeting of CBT Financial shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on [Meeting Date] at [Meeting time], local time, at [Meeting Location], subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, CBT Financial shareholders will be asked to consider and vote upon the following proposals:

1.	Adoption of the merger agreement as described in detail under the heading “The Merger,” beginning on page 38;

2.	Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3.	Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, CBT Financial board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

The close of business on [Record Date] has been fixed by CBT Financial’s board of directors as the record date for the determination of those holders of CBT Financial common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [●] shares of CBT Financial common stock outstanding and entitled to vote, held by approximately [●] holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by CBT Financial shareholders.

Quorum and Required Vote

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of CBT Financial common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. There must be a quorum for the special meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the meeting on another matter other than a procedural motion. However, they are not considered a vote cast under Pennsylvania law.

Each holder of record of shares of CBT Financial common stock as of CBT Financial record date is entitled to cast one vote per share at the special meeting on each proposal. The affirmative vote of holders of a majority of the votes cast is required to adopt the merger agreement. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have no effect on the outcome of the vote on this proposal. Approval of each of the other proposals requires the affirmative vote of a majority of the shares cast at the meeting, except in cases where the vote of a greater number of shares is required by law or under CBT Financial’s articles of incorporation. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have no effect on the outcome of any other proposal.

How Shares Will Be Voted at the Special Meeting

All shares of CBT Financial common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this proxy statement/prospectus.

If you hold shares of CBT Financial common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will not be deemed to have been voted on any of the proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in accordance with the direction of CBT Financial board of directors.

How to Vote Your Shares

CBT Financial shareholders may vote at the special meeting by one of the following methods:

Voting by Internet. You may vote your CBT Financial shares over the Internet by directing your Internet browser to [●] and following the on-screen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for CBT Financial’s shareholders of record will close at [●] Eastern Time on [●], 2017. You may also choose to vote by telephone, by using your proxy card, or by attending the meeting and voting in person.

Voting by Telephone. You may vote your CBT Financial shares by telephone by accessing the telephone voting system toll-free at [●] and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for CBT Financial’s shareholders of record will close at [●] Eastern Time on [●], 2017. You may also choose to vote over the Internet, by using your proxy card, or by attending the meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you may vote your shares by telephone by following the telephone voting instructions, if any, provided on the voting instruction form that you receive from such broker, bank or nominee.

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted at the special meeting by (1) submitting a later-dated proxy through one of the methods identified above, (2) delivering a written revocation letter to the Secretary of CBT Financial, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. CBT Financial Secretary’s mailing address is 11 North Second Street, P.O. Box 171, Clearfield, Pennsylvania 16830. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures. CBT Financial will honor the latest vote.

Solicitation of Proxies

CBT Financial will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, CBT Financial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CBT Financial common stock and secure their voting instructions. CBT Financial will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, CBT Financial may use several of its regular employees, who will not be annually compensated, to solicit proxies from CBT Financial shareholders, either personally or by telephone, facsimile, letter or other electronic means.

CBT Financial will bear the expenses incurred in connection with the copying, printing and distribution of this proxy statement/prospectus.

Attending the Meeting

All holders of CBT Financial common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

Proposal No. 1—Adoption of the Merger Agreement

CBT Financial is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger”, beginning on page 38. As discussed in detail in the sections entitled “The Merger—CBT Financial’s Reasons for the Merger”, and “—Recommendation of CBT Financial’s Board of Directors”, beginning on pages 44 and 48, respectively, after careful consideration, CBT Financial board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of CBT Financial, and the board unanimously approved the merger agreement. Accordingly, CBT Financial’s board of directors unanimously recommends that CBT Financial shareholders vote “FOR” adoption of the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the votes cast at CBT Financial special meeting. Abstentions and broker non-votes will have no impact on the outcome of the vote to adopt the merger agreement.

Proposal No. 2—Authorization to Vote on Adjournment or Other Matters

General

If, at CBT Financial special meeting, the number of shares of CBT Financial common stock, present in person or by proxy, is insufficient to constitute a quorum, or the number of shares of CBT Financial common stock voting in favor is insufficient to adopt the merger agreement, CBT Financial management intends to move to adjourn the special meeting in order to enable CBT Financial board of directors more time to solicit additional proxies in favor of adoption of the merger agreement. In that event, CBT Financial will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, CBT Financial is asking you to grant discretionary authority to the holder of any proxy solicited by CBT Financial board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of CBT Financial approve the adjournment proposal, CBT Financial could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Pursuant to CBT Financial’s bylaws, the adjournment proposal requires the affirmative vote of a majority of the votes cast at CBT Financial special meeting. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have no impact on the outcome of the vote on the adjournment proposal.

As of the record date, directors and senior officers of CBT Financial and their affiliates had the right to vote [●] shares of CBT Financial common stock, or [●]% of the outstanding CBT Financial common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of CBT Financial has executed a voting agreement in favor of Riverview Financial pursuant to which he or she has agreed to vote all shares of CBT Financial common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Recommendation of CBT Financial Board of Directors

CBT Financial board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT CBT FINANCIAL

Business

CBT Financial Corp.

On April 19, 2017, Riverview Financial and CBT Financial executed an agreement and plan of merger pursuant to which CBT Financial will merge with and into Riverview Financial. Under the terms of the Agreement, CBT Financial shareholders will receive 2.86 shares of Riverview Financial common stock for each share of CBT Financial common stock owned. As a result of the transaction, CBT Financial pro-forma ownership of Riverview Financial would be approximately 46%.

CBT Financial was organized in February 2006 to serve as the bank holding company for Clearfield Bank & Trust Company. As of March 31, 2017, CBT Financial had total assets of $488.1 million, total deposits of $423.3 million and total shareholders’ equity of $48.6 million. CBT Financial is subject to regulation by the FRB. CBT Financial’s common stock is not registered with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended. The main office of CBT Financial is located at 11 North Second Street, Clearfield, Pennsylvania 16830.

CBT Bank

CBT Bank was originally established on January 15, 1902 as The Clearfield Trust Company. Clearfield Trust Company changed its name to Clearfield Bank & Trust Company in February 1970 and to CBT Bank in August 2016. CBT Bank’s deposits are insured by the Federal Deposit Insurance Corporation through the DIF and are subject to regulation by the FDIC and the PDB. CBT Bank’s main office is located at 11 North Second Street, Clearfield, Pennsylvania 16830, and it has 13 branch offices throughout Blair, Centre, Clearfield and Huntingdon Counties in central Pennsylvania.

CBT Bank is a community-oriented financial institution whose principal business consists of attracting deposits from the general public in its market area and investing those deposits, together with funds generated from operations in commercial real estate loans, residential real estate loans, commercial business loans, and to a lesser extent, in consumer loans, credit card loans and construction loans. CBT Bank also invests in securities, which consist of mortgage-backed securities, state and municipal bonds and mutual funds. It offers a variety of deposit accounts to consumers and small businesses, including checking accounts, savings accounts, money market accounts and certificates of deposit. It also offers online banking services. The trust department of CBT Bank and CBT Investment Services, Inc., the financial services subsidiary of CBT Bank, offers a complete line of investment and trust services, including investment management accounts, estate planning and IRA accounts and also investment, tax and retirement planning services.

Competition

The banking and financial services industries are highly competitive. Within its geographic region, CBT Bank faces direct competition from other commercial banks, credit unions and non-bank entities. Because of electronic delivery channels, CBT Bank also faces competition from financial institutions without a direct physical prescience in its geographic market.

Many of CBT Bank’s competitors are larger in terms of assets and some of these institutions have substantially higher lending limits and some provide services to their customers that CBT Bank presently does not offer. CBT Bank also faces competition from security brokers and insurance companies for deposits and consumer discount companies, mortgage and insurance companies for various types of loans. Credit unions, finance companies and mortgage companies enjoy certain competitive advantages because they are not subject to the same regulatory restrictions and taxation as banks.

Interest rates on loans and deposits are very competitive in CBT Financial market area.

Properties

CBT Bank’s operates from its main office located at 11 North Second Street, Clearfield, Pennsylvania 16830 and from 12 other branch offices throughout Blair, Centre, Clearfield and Huntingdon Counties in central Pennsylvania, including a loan production office in Altoona, Pennsylvania. The following table sets forth certain information relating the CBT Bank’s offices at March 31, 2017.

Main Office	11 North Second Street, Clearfield, Pennsylvania 16830	Owned
Altoona Limited Purpose Office	3305 6th Avenue, Altoona, Pennsylvania 16602	Leased
Bridge Street Office	204 Bridge Street, Clearfield, Pennsylvania 16830	Owned
Goldenrod Office	1835 Daisy Street, Clearfield, Pennsylvania 16830	Owned
Curwensville Office	407 Walnut Street, Curwensville, Pennsylvania 16833	Owned
DuBois Office	91 Beaver Drive, DuBois, Pennsylvania 15801	Owned
Huntingdon Downtown Office	500 Penn Street, Huntingdon, Pennsylvania 16652	Owned
Huntingdon Plaza Office	9585 William Penn Highway, Huntingdon, Pennsylvania 16652	Owned
Morrisons Cove Office	2287 Curryville Road, Martinsburg, Pennsylvania 16662	Owned
Mount Union Office	16 West Shirley Street, Mount Union, Pennsylvania 17066	Owned
Philipsburg Office	19 Irwin Drive Extension, Philipsburg, Pennsylvania 16866	Owned
Pine Grove Mills Office	511 Pine Grove Road, State College, Pennsylvania 16801	Owned
Williamsburg Office	101 High Street, Williamsburg, Pennsylvania 16693	Owned

Legal Proceedings

In the ordinary course of business, CBT Financial is party to various actions that are incidental to the operation of its business. In the opinion of CBT Financial management, based upon currently available information, any resulting liability from any existing litigation is believed to be immaterial to CBT Financial’s consolidated financial position or results of operations. In addition, CBT Financial management does not know of any material proceedings contemplated by governmental authorities against CBT Financial or any of its properties.

Market Price of and Dividends on CBT Financial’s Common Stock

There is a limited public trading market for CBT Financial’s common stock. CBT Financial’s common stock is quoted on the OTC PINK market under the symbol “CBTC.” CBT Financial pays quarterly cash dividends. Following is a summary of the high and low bid quotations reported by the OTC PINK market and dividends paid per share of CBT Financial common stock by CBT Financial for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

	2017			2016			2015
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
1st quarter	$31.40	$29.25	$0.30	$28.25	$26.10	$0.30	$31.00	$28.60	$0.30
2nd quarter	—	—	—	$27.75	$27.20	$0.30	$30.48	$28.60	$0.30
3rd quarter	—	—	—	$30.00	$27.30	$0.30	$33.80	$27.50	$0.30
4th quarter	—	—	—	$31.40	$28.50	$0.30	$31.45	$27.00	$0.30

CBT Financial’s ability to pay dividends is subject to legal restrictions. See “Supervision and Regulation—Limitations on Dividends and Other Payments” on page 76. CBT Financial’s common stock was held by approximately [●] holders of record as of [Record Date].

On April 19, 2017, and on [LPD], 2017, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for CBT Financial common stock were as follows:

	April 19, 2017			[●], 2017
	High	Low	Closing	High	Low	Closing
CBT Financial Common Stock	$31.00	$31.00	$31.00	$	$	$

Pursuant to the merger agreement, Riverview Financial and CBT Financial have agreed to coordinate with one another with respect to regular quarterly dividends to ensure that holders of CBT Financial common stock do not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of CBT Financial common stock and any shares of Riverview Financial common stock received in the merger.

Information As To Directors Of CBT Financial Who Will Serve As Directors Of Riverview Financial

The business experience of each current director of CBT Financial who is expected to be appointed to the board of directors of Riverview Financial and Riverview Bank upon consummation of the merger is set forth below along with each such director’s age as of May 8, 2017. All Directors have held their present positions for at least the past five years, except as otherwise indicated.

Paula M. Cherry, age 61, Director. Ms. Cherry is a Partner in the law firm Gleason, Cherry and Cherry LLP of DuBois. Ms. Cherry earned a Bachelor of Arts degree from Goucher College and a Juris Doctorate degree from The Dickinson School of Law. Ms. Cherry was appointed to the Board in 2011. Ms. Cherry’s qualifications include her extensive legal knowledge and her involvement in the communities serviced by CBT Bank.

Charles R. Johnston, age 68, Director. Mr. Johnston is a certified public accountant and a partner in the accounting firm of Johnston, Nelson, Shimmel & Thomas, LLP. He earned a Bachelor of Science degree in Business Administration with high distinction from the Pennsylvania State University. Mr. Johnston was appointed to the Board in 2003. Mr. Johnston’s qualifications include his extensive audit, tax and accounting experience and his involvement in the communities serviced by CBT Bank.

Andrew J. Kohlhepp, age 66, Director. Mr. Kohlhepp is a mental health counselor with Transitions Counseling. Mr. Kohlhepp earned a Masters in Mental Health Counseling from Capella University. Mr. Kohlhepp also earned an MBA with a concentration in Marketing from the University of Oklahoma. Mr. Kohlhepp earned a Bachelor of Arts degree in Business Administration as well as a Bachelor of Science degree in Business Education from Ohio University. Mr. Kohlhepp was appointed to the Board in 2001. Mr. Kohlhepp’s qualifications include his experience in managing a business his knowledge of the communities serviced by CBT Bank.

Kevin D. McMillen, age 60, Director. Mr. McMillen is Regional Vice President with Burns and Burns Associates, Inc., an insurance agency. Mr. McMillen earned a Bachelor of Science degree in Biology from Clarion University and a Master’s of Science degree from Florida Institute of Technology. Mr. McMillen was appointed to the Board in 2007. Mr. McMillen’s qualifications include his business background and his involvement in the communities serviced by CBT Bank.

Marlene K. Sample, age 66, Director. Ms. Sample is the Chairman of MSK Media of Huntingdon. Ms. Sample earned a Bachelor of Arts degree in Political Science from Pennsylvania State University. Ms. Sample was appointed to the Board in 2011. Ms. Sample’s qualifications include her business expertise and her knowledge of the communities serviced by CBT Bank.

John G. Soult, Jr., age 53, Director. Mr. Soult is Vice President of Soult Wholesale Company, a wholesale building materials company. Mr. Soult earned a Bachelor of Arts degree in Economics from Dickinson College and a Master’s of Science degree in Business from Johns Hopkins University. Mr. Soult was appointed to the

Board in 1999. Mr. Soult’s qualifications include his business expertise and his knowledge in the communities serviced by CBT Bank.

William E. Wood, age 69, Director (Chairman). Mr. Wood previously served as President & CEO of CBT Financial and CBT Bank. Mr. Wood holds an MBA from St. Francis University and a Bachelor of Science degree in Economics with honors from Robert Morris University. He also holds a degree in Electrical Engineering from the Pennsylvania State University and is a graduate of the Stonier Graduate School of Banking at the University of Delaware. Mr. Wood was appointed to the Board in 2006. Mr. Wood’s Qualifications include and extensive and diverse banking background and his involvement in the communities serviced by CBT Bank.

CBT Financial has not yet selected the eighth director that it is entitled to appoint to Riverview Financial’s board.

Information As To Senior Officers Of CBT Financial Who Will Serve As Senior Officers Of Riverview Financial

Michael J. Bibak, CBT Financial’s President and Chief Executive Officer, is expected to serve as Chief Operating Officer of Riverview Financial upon consummation of the merger. Michael J. Bibak, age 52, Director, President & CEO of CBT Financial and of CBT Bank. Mr. Bibak was named President of CBT Financial and CBT Bank in March 2015 and has been President and Chief Executive Officer since January 2016. Prior to that, Mr. Bibak was Senior Vice President and Credit Administrator at FNCB from 2013 through 2014. From 2011 through 2013 he was Regional President for Luzerne Bank in Scranton, PA. From 2003 to 2011 Mr. Bibak served as Executive Vice President and Chief Lending Officer of Luzerne Bank. Mr. Bibak earned a Bachelor of Science degree from the University of Scranton and is a graduate of the Pennsylvania Banker’s Association Executive Leadership Program. Mr. Bibak was appointed to the Board in 2015. Mr. Bibak is a graduate of the American Bankers Association’s Stonier Graduate School of Banking and the Wharton Leadership Program. Mr. Bibak’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by CBT Bank.

Security Ownership of Certain Beneficial Holders of CBT Financial

The following table sets forth as of [LPD] the name and address of each person who owns of record or who is known by CBT Financial’s board of directors to be the beneficial owner of more than 5% of CBT Financial’s outstanding common stock, the number of shares beneficially owned by such persons, and the percentage of CBT Financial’s outstanding common stock so owned. The percentages are based on 1,445,474 shares of CBT Financial common stock outstanding as of [LPD].

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent Ownership
EJF Sidecar Fund Series LLC—Series E 2107 Wilson Blvd. Suite 410 Arlington, VA 22201	143,102	9.90%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	143,102	9.90%
Siena Capital Partners LLP 100 North Riverside Plaza Suite 1630 Chicago, IL, 60606	76,924	5.32%

The following table sets forth as of [LPD] the amount and percentage of the common stock of CBT Financial beneficially owned by each director, executive officer and all directors and senior officers of CBT Financial as a group. The percentages are based upon 1,445,474 shares of CBT Financial common stock outstanding as of May 8, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after [LPD].

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent Ownership
Directors
Michael J. Bibak	655	*	%
Paula M Cherry	6,300	*	%
Charles R. Johnston	855	*	%
Andrew J. Kohlhepp	4,340	*	%
Kevin D. McMillen	8,100	*	%
Marlene K. Sample	3,625	*	%
John G. Soult, Jr.	8,412	*	%
William E. Wood	4,000	*	%

Senior Officers
Glenn E. Fisher	815	*	%
Dennis E. Hampton	345	*	%
Judith K. Mitchell	1,250	*	%
D. Michael McKeown	1,346	*	%
William A. Shiner	1,698	*	%
Richard W. Ogden	3,200	*	%
Directors and Senior Officers as a Group (14 persons)	44,941	3.11%

*	Less than 1%

Compensation of Executives and Directors

Summary Compensation Table. The table below summarizes for the year ended December 31, 2016 the total compensation paid to or earned by our President and Chief Executive Officer, Michael J. Bibak. Mr. Bibak is expected to serve as the Chief Operating Officer of Riverview Financial following the date of the merger.

	Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Non-equity incentive plan compensation ($)(2)	Nonqualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)
Michael J. Bibak	2016	212,000	400	20,123	—	20,178	252,701
President and Chief Executive Officer

(1)	Amount in this column reflects a discretionary cash bonus.
(2)	Amount in this column reflects a cash bonus earned in 2016 and paid in February 2017.
(3)	In 2016, the interest paid on the executive’s account balance in the executive deferred compensation agreement did not exceed 120% of the applicable IRS federal long-term rate.
(4)	Includes an automobile allowance for personal use of $5,500; 401(k) employer contribution of $13,443; life insurance premiums of $1,035 and country club membership of $200. Mr. Bibak does not receive separate compensation for his service on the Board of Directors.

Employment Agreement with CBT Financial. CBT Bank entered into an employment agreement with Michael J. Bibak on January 1, 2016 and this agreement will expire on December 31, 2017. Mr. Bibak may continue employment with CBT Bank or CBT Financial on and after that date, but his employment will no longer be governed by employment agreement and Mr. Bibak will be an employee-at-will; provided however, that automatic termination of the term of the employment agreement does not apply after a change in control has occurred.

Anticipated Employment Agreement with Riverview Financial. It is anticipated that Mr. Bibak will enter into an employment agreement with Riverview Financial which will become effective upon the close of the merger. It is anticipated that the agreement will have a two-year evergreen term of employment. On every anniversary date of the agreement, the employment period automatically extends for one additional year, unless notice of nonrenewal is given. The agreement will also provide a base salary and provides that Mr. Bibak may participate in those employee benefit plans for which he is eligible. The agreement will also provide that if the executive is terminated without cause or, if he terminates employment for “good reason” (which generally includes a material reduction in his salary or benefits, or a change in his reporting responsibilities, duties or titles or a relocation by more than 50 miles) within two years after a change in control, he will receive an amount equal to two times the sum of (i) his annual base salary, (ii) the highest bonus paid to him during the last two fiscal years, and (iii) an amount estimated to equal the value of the cost of his health, medical and dental insurance coverage. Mr. Bibak is also subject to certain post-employment restrictive covenants for one year following his termination of employment.

Deferred Compensation Agreement. CBT Bank has entered into an “Executive Deferred Compensation Agreement” with Mr. Bibak. CBT Bank made an initial contribution and makes annual contributions under the agreement. Mr. Bibak may also defer compensation under the agreement. CBT Bank credits interest on Mr. Bibak’s account under the agreement as of the first day of each month. Benefits generally become payable under the agreement following a separation from service or upon death.

Director Compensation Table. The following table sets forth for the fiscal year ended December 31, 2016, certain information as to the total remuneration we paid to our directors who are expected to be appointed to the board of directors of Riverview Financial.

Director Compensation Table
Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
William E. Wood	37,500	—	503	38,003
Paula M. Cherry	25,000	—	547	25,547
Charles R. Johnston	25,000	2,317	518	27,835
Andrew J. Kohlhepp	25,000	—	547	25,547
Kevin D. McMillen	25,000	3,271	547	28,818
Marlene K. Sample	25,000	—	547	25,547
John G. Soult, Jr.	22,917	3,940	547	27,404

(1)	Amount in this column reflects the interest paid on the director’s account balance in the director deferred fee plan that exceeds 120% of the applicable IRS federal long-term rate.
(2)	Amount in this column reflects a cash bonus paid to each director in the amount of $400 and the imputed income on group-term life insurance.

During fiscal 2016, each non-employee director of CBT Financial received a fee of $25,000, payable in quarterly installments to attend all board of director and committee meetings. The Chairman receives 1.5 times the directors’ compensation. Directors’ quarterly installment payments are reduced by $2,083 for each meeting missed in excess of two. CBT Bank provides life insurance for directors. The directors of CBT Financial also serve as directors of CBT Bank, and do not receive any additional fees for service on the board of directors or any committee of the board of directors of CBT Bank.

Director Deferred Fee Plan. CBT Bank sponsors a director deferred fee plan, pursuant to which directors may make elections to defer the receipt of fees to which they would otherwise be entitled to receive. In general, benefits under the plan become payable upon a director’s separation from service. However, upon a change in control, any director who participates in the plan and is in service at the time of the change in control will receive his or her benefits in a single lump sum payment within thirty days of the change in control. Each year and immediately prior to any payments under the plan, interest is credited on each individual’s account at an annual rate equal to the twelve month average yield on CBT Bank’s loan portfolio for that year, compounded monthly.

Transactions with Related Parties. CBT Bank has followed the policy of granting commercial, consumer, and secured loans to officers, directors and employees. Loans to directors and senior officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with CBT Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans by CBT Bank to its directors and senior officers are subject to federal regulations restricting loan and other transactions with affiliated persons of CBT Bank. Federal law generally requires that all loans to directors and senior officers be made on terms and conditions comparable to those for similar transactions with non-affiliates, subject to limited exceptions. Loans to all directors, senior officers, and their associates totaled $4,796,000 at December 31, 2016. There are no loans outstanding to any director, executive officer or their affiliates at preferential rates or terms. All loans to directors and senior officers were performing in accordance with their terms at December 31, 2016.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of CBT Financial—March 31, 2017

(Dollars in thousands, except per share data)

The following discussion and analysis should be read in conjunction with the consolidated financial statements contained in this Registration Statement. Use of the words “we” and “our” in this Management’s Discussion and Analysis (“MD&A”) refer to CBT Financial.

Cautionary Note Regarding Forward-Looking Statements

This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to risks and uncertainties. These statements are based on assumptions and may describe future plans, strategies and expectations of CBT Financial and its direct and indirect subsidiaries. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. All statements in this document, other than statements of historical facts, are forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: our ability to achieve the intended benefits of acquisitions and integration of previously acquired businesses; restructuring initiatives; changes in interest rates; economic conditions, particularly in our market area; legislative and regulatory changes and the ability to comply with the significant laws and regulations governing the banking and financial services business; monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of Treasury and the Federal Reserve System; credit risk associated with lending activities and changes in the quality and composition of our loan and investment portfolios; demand for loan and other products; deposit flows; competition; changes in the values of real estate and other collateral securing the loan portfolio, particularly in our market area; changes in relevant accounting principles and guidelines; and inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, CBT Financial. does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Notes to the Consolidated Financial Statements referred to in the MD&A are incorporated by reference into the MD&A. Certain prior period amounts have been reclassified to conform with the current year’s presentation and did not have any effect on the operating results or financial position of CBT Financial.

Overview

CBT Financial’s subsidiary, CBT Bank, formerly Clearfield Bank & Trust Company, provides financial services through its twelve community offices in Clearfield, Blair, Centre and Huntingdon Counties, Pennsylvania. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and consumer installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. CBT Bank also operates a full service Trust Department that provides various trust services, including trust and estate planning. CBT Investment Services, Inc., formerly Diamond Financial Services, Inc., a wholly owned subsidiary of CBT Bank, is a Pennsylvania corporation that sells mutual funds and annuities. Management’s discussion and analysis represents an evaluation of CBT Financial’s consolidated balance sheet and results of operations and should be read in conjunction with the consolidated financial statements and related notes.

CBT Bank is state-chartered under the jurisdiction of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. CBT Bank’s primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. CBT Bank primarily funds its loans by offering open time deposits to commercial enterprises and individuals. Other deposit product offerings include certificates of deposits and various demand deposit accounts. CBT Bank offers a broad range of financial advisory, investment and fiduciary services through its wealth management and trust operating divisions.

CBT Financial faces competition primarily from commercial banks, within the Central Pennsylvania markets, many of which are substantially larger in terms of assets and capital. In addition, mutual funds and security brokers compete for various types of deposits, and consumer, mortgage, leasing and insurance companies compete for various types of loans and leases. Principal methods of competing for banking and permitted nonbanking services include price, nature of product, quality of service and convenience of location.

CBT Financial and CBT Bank are subject to regulations of certain federal and state regulatory agencies and undergo periodic examinations.

Critical Accounting Policies

Disclosure of our significant accounting policies are included in Note 1 to the consolidated financial statements of CBT Financial included in this document beginning on Page F-92 for the year ended December 31, 2016. Some of these policies are particularly sensitive requiring significant judgments, estimates and assumptions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are included in Note 1 to the consolidated financial statements of CBT Financial included in this document beginning on Page F-92 for the fiscal year ended December 31, 2016.

Review of Financial Position

Total assets increased $7,352, or 1.5%, to $488,060 at March 31, 2017, from $480,698 at December 31, 2016. Loans, net decreased to $385,174 at March 31, 2017, compared to $386,280 at December 31, 2016, a decrease of $1,106, or 0.3%. The majority of the decrease in loans during the first three months of 2017 was attributable to the consumer sector. Investment securities decreased $4,125, or 7.4% in the three months ended March 31, 2017. Noninterest-bearing deposits increased $920, while interest-bearing deposits increased $22,595 in the first quarter of 2017. Total stockholders’ equity increased $157 from $48,436 at year-end 2016 to $48,593 at March 31, 2017.

Investment Portfolio

CBT Financial’s entire investment portfolio is held as available-for-sale, which allows for greater flexibility in using the investment portfolio for liquidity purposes by allowing securities to be sold when favorable market opportunities exist. Investment securities available-for-sale totaled $51,878 at March 31, 2017, a decrease of $4,125, or 7.4% from $56,003 at December 31, 2016.

For the three months ended March 31, 2017, the investment portfolio averaged $54,435, a decrease of $17,075 compared to $71,510 for the same period last year. The tax-equivalent yield on the investment portfolio increased 5 basis points to 2.54% for the three months ended March 31, 2017, from 2.49% for the comparable period of 2016.

Securities available-for-sale are carried at fair value, with unrealized gains or losses net of deferred income taxes reported in the accumulated other comprehensive income (loss) component of stockholders’ equity. We reported a net unrealized holding gain, included as a separate component of stockholders’ equity of $290, net of deferred income taxes of $149, at March 31, 2017, and $283, net of deferred income taxes of $146, at December 31, 2016.

At March 31, 2017, there were no securities of any individual issuer, except for U.S. Government agency mortgage-backed securities, that exceeded 10.0% of stockholders’ equity.

Loan Portfolio

Loans, net, decreased to $385,174 at March 31, 2017 from $386,280 at December 31, 2016, a decrease of $1,106, or 0.3%. Average loans increased from $349,344 for the first quarter in 2016 to $387,661 for the first quarter in 2017. The growth in the average loans was influenced by local demand for small business loans. The tax-equivalent yield on the loan portfolio was 4.44% for the three months ended March 31, 2017, a 2 basis point decrease from the comparable period last year.

Commercial loans, commercial real estate loans and construction loans totaled $265,050 at March 31, 2017, a decrease of $279 or 0.1%, from $265,329 at December 31, 2016. These loans accounted for 68.8% of total loans at March 31, 2017.

Consumer and credit card loans totaled $12,588 at March 31, 2017, decreasing from $13,524 at December 31, 2016. The decline was the result of loan payments and prepayments exceeding new loan originations.

Mortgage loans totaled $107,536 million at March 31, 2017, an increase of $109, or 0.1%, from the prior year-end. The increase was a result of an increase in short term and adjustable rate loans. CBT Bank has continued to maintain a strategy of selling a majority of the fixed rate loan production in order to minimize the investment in long-term, fixed rate assets that have the potential to expose CBT Financial to long-term interest rate risk.

The decrease in commercial, commercial real estate and consumer loans was partially offset by an increase in construction and residential real estate loans. Business loans, including commercial, construction and commercial real estate loans, decreased $279, or 0.1%, to $265,050 at March 31, 2017 from $265,329 at December 31, 2016. Retail loans, including residential real estate, consumer loans and credit card loans, declined $827, or 0.7%, to $120,124 at the end of the first quarter of 2017 from $120,951 at year-end 2016.

In addition to the risks inherent in our loan portfolio, in the normal course of business, we are also a party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of lines of credit and commercial letters of credit made under the same underwriting standards as on-balance sheet instruments, and may involve, to varying degrees, elements of credit risk and interest rate risk (“IRR”) in excess of the amount recognized in the consolidated financial statements.

Off-balance sheet commitments at March 31, 2017, totaled $63,355, consisting of $2,413 in commitments to extend credit, $60,561 in unused portions of lines of credit and $381 in standby letters of credit. Due to fixed maturity dates, specified conditions within these instruments, and the ultimate needs of our customers, many will expire without being drawn upon. We believe that amounts actually drawn upon can be funded in the normal course of operations and therefore, do not represent a significant liquidity risk to us. In comparison, off-balance sheet commitments, at December 31, 2016, totaled $64,890, consisting of $1,856 in commitments to extend credit, $62,660 in unused portions of lines of credit and $374 in standby letters of credit.

Asset Quality

Nonperforming assets consist of nonaccrual loans, accruing troubled debt restructured loans and foreclosed assets. There were no loans 90 days past due and still accruing interest on March 31, 2017 and December 31, 2016. Nonperforming assets totaled $5,929 at March 31, 2017 compared to $5,509 at December 31, 2016. At March 31, 2017, nonperforming assets consisted of $2,307 in nonaccrual loans, $3,092 in accruing troubled debt restructured loans and $530 in foreclosed assets. At December 31, 2016, nonperforming assets consisted of $1,800 in nonaccrual loans, $3,010 in accruing troubled debt restructured loans and $699 in foreclosed assets. The majority of the increase in nonperforming assets was primarily due to an increase in a nonaccrual loan to two commercial relationships. The ratio of allowance for loan losses to nonperforming loans was 163.7% at March 31, 2017 compared to 200.9% at December 31, 2016. Nonperforming assets as a percentage of total assets were 1.21% at March 31, 2017 compared to 1.15% at December 31, 2016.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred loan losses inherent in the remainder of the loan portfolio as of the balance sheet date. The allowance for loan losses is based on past events and current economic conditions. We employ the Federal Financial Institutions Examination Council Interagency Policy Statement, as amended December 13, 2006, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of FASB Accounting Standards Codification (“ASC”) 310, “Receivables”, for loans specifically identified to be individually evaluated for impairment and the requirements of FASB ASC 450, “Contingencies”, for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each month, the Loan Review Officer identifies those loans to be individually evaluated for impairment and those loans collectively evaluated for impairment utilizing a standard criteria. Grades are assigned monthly to loans identified to be individually evaluated. A loan’s grade may differ from period to period based on current conditions and events. However, we consistently utilize the same grading system each period. We consistently use loss experience from the latest twelve quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions. For additional disclosure related to the allowance for loan losses refer to the note entitled, “Loans, net and Allowance for Loan Losses”, in the Notes to Consolidated Financial Statements included in this document beginning on page F-92.

The allowance for loan losses increased $159 to $3,776 at March 31, 2017, from $3,617 at the end of 2016. At March 31, 2017, the allowance for loan losses totaled 0.98% of loans outstanding and at December 31, 2016 the allowance for loan losses totaled 0.94% of loans outstanding. Net charge-offs totaled $381 for the three months ended March 31, 2016 and $16 for the three months ended March 31, 2016. The provision for loan losses was $540 for the three months ended March 31, 2017 compared to $125 for the three months ended March 31, 2016. The increase in the provision for loan losses was because of the deterioration of a specific loan along with our loan growth.

Deposits

We attract the majority of our deposits from within our four county market area of Pennsylvania by offering various deposit products including demand deposit accounts, NOW accounts, business checking accounts, money market deposit accounts, savings accounts, club accounts and time deposits, including certificates of deposit and IRA’s. For the three months ended March 31, 2017, total deposits increased to $423,253 from $399,738 at December 31, 2016. Noninterest-bearing accounts increased $920, while interest-bearing accounts increased $22,595 in the three months ended March 31, 2017. The increase in deposits was a result of CBT Bank more aggressively pursuing deposits in order to fund loan growth and the use of brokered deposits as a funding source.

For the first quarter, interest-bearing deposits averaged $346,447 in 2017 compared to $311,274 in 2016. Interest-bearing transaction accounts, including NOW, money market and savings accounts, increased $15,658, or 8.8%, to $192,712 at March 31, 2017 from $177,054 at December 31, 2016. Total time deposits increased $19,515 to $153,735 at March 31, 2017 from $134,220 at December 31, 2016. Time deposits less than $100 increased $10,211, or 10.8%, while time deposits of $100 or more increased $9,304, or 23.7%. The cost of interest-bearing deposits was 0.66% in the first quarter of 2017 compared to 0.59% for the same period last year. For the three months ended March 31, the overall cost of interest-bearing liabilities, including the cost of borrowed funds, was 0.72% in 2017 compared to 0.68% in 2016. The increase in our cost of funds was a result of recent FOMC actions and increased competitive pressure.

Borrowings

The following table sets forth information concerning balances and interest rates on our short-term borrowings at and for the periods shown. All of our short-term borrowings are from the Federal Home Loan Bank of Pittsburgh.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
Balance at end of period	$—	$2,000	$16,500	$28,700	$8,800
Average balance during the period	6,891	16,124	8,220	9,509	4,474
Maximum outstanding at any month end	13,600	21,200	21,200	26,700	8,800
Weighted average interest rate at end of period	0.81%	0.72%	0.77%	0.78%	1.37%

Total borrowings decreased from $25,500 at December 31, 2016 to $9,000 at March 31, 2017. The decrease in borrowings was the result of increased deposit growth. The average cost of borrowings was 2.27% in the first quarter of 2017 and 1.91% during the same period last year. CBT Financial monitors borrowings as part of its liquidity management, cash flow and asset liability management. Future borrowing commitments will depend on these factors and other changes in the balance sheet.

Market Risk Sensitivity

Important considerations in asset liability management are liquidity, the balance between interest rate sensitive assets and liabilities, and the adequacy of capital. While liquidity management involves meeting our funding requirements, the management of interest rate sensitivity focuses on the structure of assets and liabilities with respect to maturity and repricing characteristics. Balancing interest rate sensitive assets and liabilities provides a means of tempering fluctuating interest rates and maintaining net interest margin through periods of changing interest rates. We monitor interest rate sensitivity to determine the overall interest rate position over various time frames.

We consider interest rate exposure to be our primary risk. A simulation analysis is used to monitor our exposure to changes in interest rates, and the effect of the changes to net interest income. The change in interest rates is measured in 1.00% increments up to 5.00%. Net interest income volatility measures the short-term, defined as one and two year, effect of changes in interest rates. We have established guidelines that limit the amount of risk at an upward or downward change in interest rates.

The model makes assumptions about cash flows and the reinvestment of these cash flows in different rate environments. Actual results could differ significantly from these estimates which would produce significant differences in the calculated projected change in income. In addition, there are strategies available to management that minimizes the decline in income caused by a rapid rise in interest rates.

The following table shows the effect on net interest income volatility in the event of an immediate and sustained increase or decrease in market interest rates:

Net Interest Income Volatility Year 1	Results 3/2017	Results 12/2016	Guideline
+ 3.00%	-7.24%	-12.02%	+/- 10.00%
+ 2.00%	-4.52%	-7.89%	+/- 7.50%
+ 1.00%	-1.92%	-3.91%	+/- 5.00%
- 1.00%	-5.02%	-3.67%	+/- 5.00%

The amount of net interest income volatility as a result of a 1.00% decrease in interest rates in year one complies with our internal interest rate risk limits, but would result in a 5.02% decline in net interest income. If interest rates were to increase 1.00%, net interest income would decline by 1.92% but would be within our guidelines of 5.00%. A change in interest rates of 2.00% or 3.00% causes an impact on net interest income that exceeds CBT Bank’s risk guidelines of 7.50% and 10.00%, respectively. Our interest rate exposure in rising rate scenarios of 100, 200 and 300 basis points improved during the first quarter of 2017 from year end 2016. Management continues to structure the balance sheet to reduce the risk associated with rising interest rates. This is an ongoing process. Interest rate sensitivity management provides some degree of protection against net interest income volatility. It is not possible or necessarily desirable to attempt to eliminate the risk completely by matching interest sensitive assets and liabilities.

Liquidity

Liquidity management is essential to our continuing operations as it gives us the ability to meet our financial obligations as they come due, as well as to take advantage of new business opportunities as they arise.

Liquidity risks are managed on a daily basis enabling us to effectively monitor fluctuations in our position and to adapt our position according to market influence and balance sheet trends. We also forecast future liquidity needs and develop strategies to ensure adequate liquidity at all times.

CBT Bank has lines of credit established with various financial institutions for overnight funding needs. Available credit under these lines was $1,747 on March 31, 2017 with interest payable at the daily federal funds rate. There were no borrowings on these lines at March 31, 2017. Additionally, the bank has a line of credit with the FHLB of Pittsburgh for its overnight funding needs with interest payable at the London Interbank Offered Rate (LIBOR) plus a margin. The borrowing limit under this line of credit was $65,123 at March 31, 2017 and December 31, 2016. CBT Bank had no borrowings on this line at March 31, 2017 and $16,500 at December 31, 2016.

CBT Bank has a long-term lone of credit established with the FHLB of Pittsburgh with a maximum borrowing capacity of $130,839. CBT Bank is required to maintain certain eligible assets as collateral. Advances were collateralized by $185,370 of eligible assets at March 31, 2017 and $225,700 of eligible assets at December 31, 2016. The FHLB of Pittsburgh also has stock purchase requirements that are determined by the amount of borrowings outstanding. Each advance is payable at its maturity date or earlier with a prepayment penalty.

Based on our liquidity position at March 31, 2017, we do not anticipate the need to have a material reliance on any of these sources in the near term.

The Consolidated Statements of Cash Flows present the changes in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents, consisting of cash on hand, cash items in the process of collection, deposit balances with other banks and federal funds sold, increased $3,293 during the three months ended March 31, 2017. Cash and cash equivalents increased $147 for the same period last year. For the three months ended March 31, 2017, net cash inflows of $1,114 from operating activities and $6,583 from financing activities more than offset a net cash outflow of $4,404 from investing activities. For the same period of 2016, net cash inflows of $356 from operating activities and $918 from financing activities were more than offset by a net cash outflow of $1,127 from investing activities.

Operating activities provided net cash of $1,114 for the first quarter of 2017 and provided net cash of $356 for the same period last year. Net income, adjusted for the effects of gains and losses along with noncash transactions such as depreciation and the provision for loan losses, is the primary source of funds from operations.

Investing activities primarily include transactions related to our lending activities and investment portfolio. Investing activities used net cash of $4,404 for the three months ended March 31, 2017. For the same comparable period in 2016, investing activities used net cash of $1,127. In 2017, a net increase in interest-bearing deposits in other financial institutions more than offset proceeds from repayments on investment securities. A net increase in interest-bearing deposits in other financial institutions and loan activities offset by repayments on investment securities were the predominant factors causing the net cash inflow from investing activities in 2016.

Financing activities provided net cash of $6,583 for the three months ended March 31, 2017 and $918 for the same period last year. Deposit gathering is a predominant financing activity. During the three months ended March 31, 2017 and 2016, deposits increased $23,515 and $28,052, respectively. These increases were partially offset by decreases in Federal Home Loan Bank Advances of $16,500 and $26,700 for the first quarters of 2017 and 2016, respectively.

We believe that our future liquidity needs will be satisfied through maintaining an adequate level of cash and cash equivalents, by maintaining readily available access to traditional funding sources, and through proceeds received from the investment and loan portfolios. The current sources of funds are expected to enable us to meet all cash obligations as they come due.

Capital

Stockholders’ equity totaled $48,593, or $33.62 per common share, at March 31, 2017, and $48,436, or $33.51 per common share, at December 31, 2016. The increase in equity in the first quarter of 2017 was a result of recognizing net income of $583, cash dividends declared of $432, and other comprehensive income of $6 resulting from net unrealized gains in the investment portfolio.

Bank regulatory agencies consider capital to be a significant factor in ensuring the safety of a depositor’s accounts. These agencies have adopted minimum capital adequacy requirements that include mandatory and discretionary supervisory actions for noncompliance. CBT Bank’s Tier I and total risk-based capital ratios are strong and have consistently exceeded the well capitalized regulatory capital ratios of 8.0% and 10.0% required for well capitalized institutions. The ratio of Tier 1 capital to risk-weighted assets and off-balance sheet items was 13.63% at March 31, 2017 and 13.54% at December 31, 2016. The total risk-based capital ratio was 14.67% at March 31, 2017 and 14.53% at December 31, 2016. In addition, CBT Bank is required to maintain a minimum common equity Tier 1 capital to risk-weighted assets of 6.50% for the calendar year of 2017 to be considered well capitalized. CBT Bank’s common equity Tier I capital to risk-weighted assets ratio was 13.63% at March 31, 2017 and 13.54% at December 31, 2016. CBT Bank’s Leverage ratio, which equaled 10.44% at March 31, 2017 and 10.64% at December 31, 2016, exceeded the minimum of 4.0% for capital adequacy purposes and 5.00% for well capitalized purposes. Based on the most recent notification from the FDIC, CBT Bank was categorized as well capitalized under regulatory capital guidelines. There are no conditions or negative events since this notification that we believe have changed CBT Bank’s category.

Review of Financial Performance

We reported net income of $583, or $0.40 per basic and diluted weighted average common share, for the first quarter of 2017, compared to net income of $758, or $0.52 per basic and diluted weighted average common share, for the comparable period of 2016. The decrease in net income after tax comparing the first quarter of 2017 and 2016 was a direct result of an increase in the provision for loan losses of $415 and $74 in noninterest expense offset partially by an increase in net interest income of $211 and noninterest income of $12. Also impacting net income was a decrease in income tax expense of $91 which was a result of recording a lower level of before tax income.

Net Interest Income

Net interest income is the fundamental source of earnings for commercial banks. Fluctuations in the level of net interest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits, short-term and long-term borrowings comprise interest-bearing liabilities. Net interest income is impacted by:

•	Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

•	Changes in general market rates; and

•	The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pre-tax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported herein on a tax-equivalent basis using the prevailing federal statutory tax rate.

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0% for both 2016 and 2017. Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Loan fees are included in interest income on loans.

	For Three Months Ended March 31,
	2017			2016
	Average Balance	Interest Income / Expense	Average Interest Rate	Average Balance	Interest Income / Expense	Average Interest Rate
Assets:
Earning assets:
Loans:
Taxable	$374,665	$4,126	4.41%	$337,403	$3,762	4.46%
Tax-exempt	12,996	121	3.73%	11,941	115	3.86%
Investments:
Taxable	39,125	150	1.53%	52,458	211	1.61%
Tax-exempt	15,310	191	4.99%	19,052	231	4.85%
Interest-bearing deposits	4,596	8	0.70%	686	1	0.58%

Total earning assets	446,692	4,596	4.12%	421,540	4,320	4.10%
Less: allowance for loan losses	(3,610)			(3,253)
Other assets	40,732			37,370

Total assets	$483,814			$455,657

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market accounts	14,797	7	0.19%	16,653	4	0.10%
NOW accounts	14,308	—	0.00%	14,091	—	0.00%
Savings accounts	163,607	74	0.18%	146,310	59	0.16%
Time deposits less than $100	105,153	323	1.23%	94,942	265	1.12%
Time deposits $100 or more	48,582	157	1.29%	39,278	126	1.28%
Short-term borrowings	6,891	14	0.81%	16,124	29	0.72%
Long-term debt	9,000	75	3.33%	9,000	90	4.00%

Total interest bearing liabilities	362,338	650	0.72%	336,398	573	0.68%
Noninterest-bearing deposits	64,751			64,569
Other liabilities	7,741			7,237
Stockholders’ equity	48,984			47,453

Total liabilities and stockholders’ equity	$483,814			$455,657

Net interest income/spread		$3,946	3.40%		$3,747	3.42%

Net interest margin			3.53%			3.56%
Tax-equivalent adjustments:
Loans		$41			$39
Investments		65			79

Total adjustments		$106			$118

Interest income and interest expense are segregated by rate and volume components of earning assets and interest-bearing liabilities. The impact that changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities, have on net interest income are summarized as follows. The net change or mix component, attributable to the combined impact of rate and volume changes within earning assets and interest-bearing liabilities categories, has been allocated proportionately to the change due to rate and the change due to volume.

	For the Three Months Ended March 31, 2017 vs. 2016 Increase (Decrease) Attributable to
	Total	Rate	Volume
Interest income:
Loans:
Taxable	$364	$(46)	$410
Tax-exempt	6	(4)	10
Investments:
Taxable	(61)	(14)	(47)
Tax-exempt	(40)	6	(46)
Interest-bearing deposits	7	—	7

Total interest income	276	(58)	334

Interest expense:
Money market accounts	3	4	(1)
NOW accounts	—	—	—
Savings accounts	15	7	8
Time deposits less than $100	58	26	32
Time deposits $100 or more	31	1	30
Short-term borrowings	(15)	4	(19)
Long-term debt	(15)	(15)	—

Total interest expense	77	27	50

Net interest income	$199	$(85)	$284

Tax-equivalent interest income increased $276 to $4,596 for the three months ended March 31, 2017 from $4,320 for the three months ended March 31, 2016. The net interest spread decreased to 3.40% for the three months ended March 31, 2017 from 3.42% for the three months ended March 31, 2016. The tax-equivalent net interest margin decreased to 3.53% for the first quarter of 2017 from 3.56% for the comparable period of 2016. Tax-equivalent interest income on securities decreased $101 to $341 for the three months ended March 31, 2017 compared to $442 for the three months ended March 31, 2016. The average balance of the securities portfolio decreased $17,075 to $54,435 for the three months March 31, 2017 from $71,510 for the three months ended March 31, 2016. The change in the average volume of investments accounted for a $93 decrease in tax equivalent net income. For the first quarter, the tax-equivalent yield on investment securities increased five basis point to 2.54% in 2017 from 2.49% in 2016 and caused a $8 decline in tax equivalent interest income. Tax-equivalent interest income on loans totaled $4,247 for the three months ended March 31, 2017 compared to $3,877 for the same period last year, an increase of $370. Average loans increased $38,317 to $387,661 for the three months ended March 31, 2017 from $349,344 for the three months ended March 31, 2016, resulting in a $420 increase in tax equivalent interest income. The weighted average tax equivalent yield on loans decreased two basis points to 4.44% comparing the three months ended March 31, 2017 and 2016 and caused a decline in tax equivalent interest income of $50.

While the decrease in asset yields was primarily due to the continuation of the historically low interest rate environment and the repricing of assets, interest income was partially offset by the increase in the volume of higher yielding loans. Management continues to focus on floating rate and shorter duration loans and securities to better position us to take advantage of increasing rates expected in the future. This resulted in slightly lower yields for the three months ended March 31, 2017 than would have been achieved if we focused on longer duration loans and securities.

Interest expense for the three months ended March 31, 2017 was $650, an increase of $77, or 13.4%, from $573 for the three months ended March 31, 2016. Average interest-bearing liabilities increased $25,940, and the average rate paid on interest-bearing liabilities increased by four basis points comparing the first quarters of 2017 and 2016. The increase in average volumes accounted for an overall increase in interest expense of $50 whereas the increase in the overall cost of funds caused a $27 increase in interest expense. Interest expense on deposits increased $107 to $561 for the three months ended March 31, 2017 from $454 for the three months ended March 31, 2016. The increase in interest expense on deposits was due to an increase in the average cost of interest-bearing deposits to 0.66% in the three months ended March 31, 2017 from 0.59% in the three months ended March 31, 2016, an increase of seven basis points. Average interest-bearing deposits increased $35,173 to $346,447 in the first quarter of 2017 from $311,274 for the comparable period last year. Interest expense on borrowed funds was $89 for the three months ended March 31, 2017, a decrease of $30, or 25.2%, from the three months ended March 31, 2016. Average borrowings decreased $9,233 in the three months ended March 31, 2017 to $15,891 compared to the three months ended March 31, 2016. The average cost of interest on borrowed funds increased to 2.27% in the three months ended March 31, 2017, from 1.91% in the three months ended March 31, 2016, an increase of 36 basis points.

Provision for Loan Losses

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volumes of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at the appropriate level indicated by our evaluations. Based on our most current evaluation, we believe that the allowance is adequate to absorb any known and inherent losses in the portfolio as of March 31, 2017.

For the three months ended March 31, the provision for loan losses totaled $540 in 2017 and $125 in 2016. The increase in the provision in 2017 was a direct result of loan growth and an allocation for certain specifically identified and individually evaluated commercial loans.

Noninterest Income

Total noninterest income for the three months ended March 31, 2017 increased $12 to $1,101 from $1,089 for the three months ended March 31, 2016. This was primarily the result of an increase in service charges on deposits accounts of $42, wealth management fees of $15, mortgage banking income of $15 and bank owned life insurance income of $25 offset by a decrease in commission and fees on fiduciary activities of $85. The decrease in commissions and fees on fiduciary activities was the result of reduced sales of mutual funds and annuities.

Noninterest Expenses

Total noninterest expense for the three months ended March 31, 2017 increased $74, or 2.1%, to $3,658 from $3,584 for the three months ended March 31, 2016. The overall change is a result of an increase in salaries and employee benefits of $17, net occupancy and equipment expense of $8 and other expenses of $49. The majority of the increase in other expenses were a result of incurring professional fees associated with the pending merger. Management continues to explore opportunities to reduce noninterest expense.

Income Taxes

Our income tax expense was $160 for the three months ended March 31, 2017 compared to $251 for the three months ended March 31, 2016. Our effective tax rate was 21.5% for the three months ended March 31, 2017 and 24.9% for the three months ended March 31, 2016. The effective tax rate was primarily influenced by tax exempt income on loans and investments and life insurance investment income which allow us to mitigate our tax burden.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of CBT Financial—December 31, 2016

(Dollars in thousands, except per share data)

Review of Financial Position

Total assets, loans and deposits were $480,698, $386,280 and $399,738, respectively, at December 31, 2016. Total assets, loans and deposits grew 5.5%, 11.7%, and 9.8% respectively compared to 2015 year-end balances.

The loan portfolio consisted of $265,329 of business loans, including construction, commercial and commercial real estate loans, and $120,951 in retail loans, including residential mortgage and consumer loans at December 31, 2016. Total investment securities were $56,003 at December 31, 2016, all of which were classified as available-for sale. Total deposits consisted of $66,894 in noninterest-bearing deposits and $332,844 in interest-bearing deposits at December 31, 2016.

Stockholders’ equity equaled $48,436, or $33.51 per share, at December 31, 2016, and $46,935, or $32.47 per share, at December 31, 2015. Dividends declared for the 2016 amounted to $1.20 per share representing 52.6% of net income.

Nonperforming assets equaled $5,509 or 1.4% of loans, net and foreclosed assets at December 31, 2016, an improvement from $6,023 or 1.7% at December 31, 2015. The allowance for loan losses equaled $3,617 or 0.94% of loans, net, at December 31, 2016, compared to $3,219 or 0.93% at year-end 2015. Loans charged-off, net of recoveries equaled $284 or 0.08% of average loans in 2016, compared to $548 or 0.18% of average loans in 2015.

Investment Portfolio

Our investment portfolio provides a source of liquidity needed to meet expected loan demand and generates a reasonable return in order to increase our profitability. Additionally, we utilize the investment portfolio to meet pledging requirements. At December 31, 2016, our portfolio consisted primarily of tax-exempt state and municipal bonds and mortgage-backed securities, which provide a source of income and liquidity.

We experienced a decline in the aggregate fair value of our investment portfolio when comparing December 31, 2015 to December 31, 2016 due to higher rates at year end 2016. As a result of the increase in rates, we reported a change in our net realized holding position included in our available-for-sale investment portfolio from a net unrealized holding gain of $735 at December 31, 2015 to a net unrealized holding gain of $429 at December 31, 2016. We reported net unrealized holding gains, included as a separate component of stockholders’ equity of $485, net of income taxes of $250, at December 31, 2015, and net unrealized holding gains of $283, net of income taxes of $146, at December 31, 2016. Additional increases in interest rates could negatively impact the market value of our investments and our capital position. In order to monitor the potential effects a rise in interest rates could have on the value of our investments, we perform stress test modeling on the portfolio. Stress tests conducted on our portfolio at December 31, 2016, indicated that should there be a parallel increase in the yield curve over one year by 100, 200 and 300 basis points, we would anticipate declines of 2.0%, 4.6% and 7.7% in the market value of our portfolio.

The following table sets forth the amortized cost and fair value of our securities portfolio (excluding FHLB of Pittsburgh common stock) at the dates indicated. At the dates indicated, all of our investment securities were held as available for sale.

Distribution of investment securities

	At March 31, 2017		At December 31,
			2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Mortgage-backed securities	$33,625	$33,756	$36,316	$36,472	$50,804	$50,813	$70,161	$70,417
State and municipal	14,592	14,941	16,052	16,361	19,552	20,265	22,421	23,260
Mutual funds	3,222	3,181	3,206	3,170	2,098	2,111	2,054	2,066

Total securities available-for-sale	$51,439	$51,878	$55,574	$56,003	$72,454	$73,189	$94,636	$95,743

Investment securities decreased $17,186, to $56,003 at December 31, 2016, from $73,189 at December 31, 2015. At December 31, 2016, the entire investment portfolio was classified as available-for-sale, which allows for greater flexibility in using the investment portfolio for liquidity purposes by allowing securities to be sold when favorable market opportunities exist. Security purchases totaled $1,050 in 2016, with the majority of the purchases consisting of financial services equity securities. Investment purchases in 2015 were $250. Repayments of investment securities totaled $17,499 in 2016 and $17,376 in 2015. There were no sales of investment securities in 2016. Proceeds of $4,677 were from the sale of investment securities available-for-sale in 2015. All of the sales were mortgage-backed securities. Gross gains of $82 and gross losses of $4, resulting in a net gain of $78 was recognized from the sale of investment securities in 2015.

The composition of the investment portfolio changed during 2016 as a result of the aforementioned transactions. Mortgage-backed securities comprised 65.1% of the total portfolio at year-end 2016 compared to 69.4% at the end of 2015. Tax-exempt municipal obligations increased as a percentage of the total portfolio to 29.2% at year-end 2016 from 27.7% at the end of 2015. Equity securities of financial services accounted for 5.7% and 2.9% of total securities at December 31, 2016 and 2015, respectively. As a result of the changes that occurred within the portfolio during 2016, the modified duration of the investment portfolio decreased to 2.57 years at December 31, 2016 as compared with 2.61 years at December 31, 2015.

There were no other-than-temporary impairments (“OTTI”) recognized for the years ended December 31, 2016 and 2015. For additional information related to OTTI refer to Note 2 entitled “Investment securities” in the Notes to Consolidated Financial Statements to this Registration Statement.

Investment securities averaged $63,649 and equaled 14.9% of average earning assets in 2016, compared to $83,521 and equaled 21.0% of average earning assets in 2015. The tax-equivalent yield on the investment portfolio decreased six basis points to 2.42% in 2016 from 2.48% in 2015.

The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at March 31, 2017 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All of our securities at this date were held as available-for-sale.

Maturity distribution of investment securities

	Within one year		After one but within five years		After five but within ten years		After ten years		Total Securities
March 31, 2017	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
Mortgage-backed securities	$—	0.00%	$—	0.00%	$—	0.00%	$33,625	1.34%	$33,625	$33,756	1.34%
State and municipals	500	5.46%	2,827	5.12%	8,982	4.52%	2,283	4.16%	14,592	14,941	4.63%
Mutual funds	—	0.00%	—	0.00%	—		3,222	1.83%	3,222	3,181	1.83%

Total	$500	5.46%	$2,827	5.12%	$8,982	4.52%	$39,130	1.54%	$51,439	$51,878	2.30%

Loan Portfolio

The composition of the loan portfolio at the dates indicated is summarized as follows:

Distribution of loan portfolio

	At March 31,		At December 31,
	2017		2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial	$74,665	19.38%	$74,668	19.33%	$69,336	20.04%	$58,848	19.72%	$57,540	20.40%	$56,094	20.93%
Real estate:
Residential	107,536	27.92%	107,427	27.81%	103,715	29.98%	98,299	32.93%	91,025	32.27%	82,875	30.92%
Commercial	185,344	48.12%	185,875	48.12%	154,096	44.55%	122,669	41.10%	116,194	41.19%	113,142	42.21%
Construction	5,041	1.31%	4,786	1.24%	4,330	1.25%	5,731	1.92%	6,303	2.23%	6,063	2.26%
Consumer	9,957	2.59%	10,710	2.77%	11,552	3.34%	10,253	3.44%	8,527	3.02%	7,573	2.82%
Credit card	2,631	0.68%	2,814	0.73%	2,896	0.84%	2,674	0.90%	2,476	0.88%	2,318	0.86%

Loans, net	385,174	100.00%	386,280	100.00%	345,925	100.00%	298,474	100.00%	282,065	100.00%	268,065	100.00%

Allowance for loan losses	(3,776)		(3,617)		(3,219)		(3,292)		(3,108)		(3,187)

Net loans	$381,398		$382,663		$342,706		$295,182		$278,957		$264,878

Loans, net increased $40,355 or 11.7% in 2016 to $386,280 at December 31, 2016 as compared with $345,925 at December 31, 2015. Business loans, including construction, commercial loans and commercial real estate loans, were $265,329 or 68.7% of loans, net at December 31, 2016, and $227,762 or 65.8% at year-end 2015. Residential mortgages and consumer loans totaled $120,951 or 31.3% of loans, net at year-end 2016 and $118,163 or 34.2% at year-end 2015.

Loans averaged $360,433 in 2016 compared to $314,248 in 2015. Taxable loans averaged $348,431, while tax-exempt loans averaged $12,002 in 2016. The loan portfolio continues to play a prominent role in our earning asset mix. As a percentage of earning assets, average loans equaled 84.7% in 2016 as compared with 79.0% in 2015.

The prime rate remained at 3.50% for the majority of 2016, increasing to 3.75% in December in response to the FOMC’s action to increase the federal funds rate by 0.25%. The tax-equivalent yield on our loan portfolio decreased nine basis points to 4.46% in 2016 from 4.55% in 2015. The yield on the loan portfolio may continue to decline as repayments on higher yielding loans are replaced with new originations at lower yields. Moreover, increased competition will continue to prompt more aggressive pricing for fixed rate intermediate term loans, and thus lower yields further.

The maturity distribution and sensitivity information of the loan portfolio by major classification at December 31, 2016, is summarized as follows:

Maturity distribution and interest sensitivity of loan portfolio

December 31, 2016	Within one year	After one but within five years	After five years	Total
Maturity schedule:
Commercial	$23,943	$16,241	$34,484	$74,668
Real estate:
Residential	2,254	9,159	96,014	107,427
Commercial	9,806	3,413	172,656	185,875
Construction	28	3,675	1,083	4,786
Consumer	409	10,240	61	10,710
Credit card	452	1,394	968	2,814

Total	$36,892	$44,122	$305,266	$386,280

Predetermined interest rates	$4,401	$31,784	$49,064	$85,249
Floating or adjustable interest rates	32,491	12,338	256,202	301,031

Total	$36,892	$44,122	$305,266	$386,280

In addition to the risks inherent in our portfolio in the normal course of business, we are also party to financial instruments with off-balance sheet risk to meet the financing needs of our customers. These instruments include legally binding commitments to extend credit, unused portions of lines of credit and commercial letters of credit, and may involve, to varying degrees, elements of credit risk and IRR in excess of the amount recognized in the consolidated financial statements.

Credit risk is the principal risk associated with these instruments. Our involvement and exposure to credit loss in the event that the instruments are fully drawn upon and the customer defaults is represented by the contractual amounts of these instruments. In order to control credit risk associated with entering into commitments and issuing letters of credit, we employ the same credit quality and collateral policies in making commitments that we use in other lending activities.

We evaluate each customer’s creditworthiness on a case-by-case basis, and if deemed necessary, obtain collateral. The amount and nature of the collateral obtained is based on our credit evaluation.

The contractual amounts of off-balance sheet commitments at year-end for the past three years are summarized as follows:

Distribution of off-balance sheet commitments

December 31	2016	2015	2014
Commitments to extend credit	$1,856	$21,353	$15,330
Unused portions of lines of credit	62,660	58,540	54,829
Standby letters of credit	374	361	292

Total	$64,890	$80,254	$70,451

Asset Quality

We are committed to developing and maintaining sound, quality assets through our credit risk management policies and procedures. Credit risk is the risk to earnings or capital which arises from a borrower’s failure to meet the terms of their loan agreement. We manage credit risk by diversifying the loan portfolio and applying policies and procedures designed to foster sound lending practices. These policies include certain standards that assist lenders in making judgments regarding the character, capacity, cash flow, capital structure and collateral of the borrower.

With regard to managing our exposure to credit risk in light of general devaluations in real estate values, we have established maximum loan-to-value ratios for commercial mortgage loans not to exceed 80.0% of the lower of cost or appraised value. With regard to residential mortgages, customers with loan-to-value ratios between 80.0% and 100.0% are required to obtain PMI. The 80.0% loan-to-value threshold provides a cushion in the event the property is devalued. PMI is used to protect us from loss in the event loan-to-value ratios exceed 80.0% and the customer defaults on the loan. Appraisals are performed by an independent appraiser engaged by us, not the customer, who is either state certified or state licensed depending upon collateral type and loan amount.

With respect to lending procedures, lenders must determine the borrower’s ability to repay the credit based on prevailing and expected market conditions prior to requesting approval for the loan. The Board of Directors establishes and reviews, at least annually, the lending authority for all loan officers and branch managers. Credits beyond the scope of the loan officers and branch managers are forwarded to the Loan Committee. This Committee, comprised of directors and senior officers, attempts to assure the quality of the loan portfolio through careful analysis of credit applications, adherence to credit policies and the examination of outstanding loans and delinquencies. These procedures assist in the early detection and timely follow-up of problem loans.

Credit risk is also managed by monthly internal reviews of our loan portfolio by the loan review committee. These reviews aid us in identifying deteriorating financial conditions of borrowers, allowing us to assist customers in remedying these situations.

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, troubled debt restructured loans and accruing loans past due 90 days or more. For a discussion of our policy regarding nonperforming assets and the recognition of interest income on impaired loans, refer to the notes entitled, “Summary of significant accounting policies—“Allowance for Loan Losses”, and “Foreclosed Assets” in the Notes to Consolidated Financial Statements included in this document beginning on page F-92.

Information concerning nonperforming assets for the dates indicated is summarized as follows. The table includes credits classified for regulatory purposes and all material credits that cause us to have serious doubts as to the borrower’s ability to comply with present loan repayment terms.

Distribution of nonperforming assets

	March 31, 2017	December 31,
		2016	2015	2014	2013	2012
Non-accruing loans:
Commercial	$1,131	$321	$—	$48	$325	$353
Real estate:
Residential	421	300	469	352	468	585
Commercial	732	1,150	—	849	—	905
Construction	—	—	—	—	3	—
Consumer	23	25	87	25	15	22
Credit card	—	4	1	1	8	12

Total	2,307	1,800	557	1,275	819	1,877

Accruing troubled debt restructured loans:
Commercial	847	880	1,106	994	1,102	1,288
Real estate:
Residential	307	243	112	117	2	—
Commercial	1,816	1,832	3,675	3,003	3,288	3,398
Construction	—	—	—	—	—	—
Consumer	122	55	15	2	20	30
Credit card	—	—	—	—	—	—

Total	3,092	3,010	4,908	4,116	4,412	4,716

Accruing loans past due 90 days or more:
Commercial	—	—	—	—	—	—
Real estate:
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Residential	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	—	—	—	—	—	—

Total non-performing loans	5,399	4,810	5,465	5,391	5,231	6,593
Other real estate owned	530	699	558	—	77	303

Total non-performing assets	$5,929	$5,509	$6,023	$5,391	$5,308	$6,896

Ratios:
Non-performing loans to total loans	1.40%	1.25%	1.58%	1.81%	1.85%	2.46%
Non-performing loans to total assets	1.11%	1.00%	1.20%	1.25%	1.23%	1.58%
Non-performing assets to total assets	1.21%	1.15%	1.32%	1.25%	1.25%	1.65%
We experienced an improvement in our asset quality as evidenced by a decrease in nonperforming assets of $514 or 8.5% to $5,509 or 1.42% of loans, net of unearned income, and foreclosed assets at December 31, 2016, from $6,023 or 1.74% of loans, net of unearned income, and foreclosed assets at the end of 2015. The improvement resulted from declines of $1,898 in accruing troubled debt restructured loans offset partially by an increase $1,243 in nonaccrual loans, and $141 in other real estate owned assets. For a further discussion of assets classified as nonperforming assets, refer to the note entitled, “Loans, net and the allowance for loan losses,” in the Notes to Consolidated Financial Statements included in this document beginning on page F-92.

We maintain the allowance for loan losses at a level we believe adequate to absorb probable credit losses related to individually evaluated loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The balance in the allowance for loan losses account is based on past events and current economic conditions. We employ the FFIEC Interagency Policy Statement, as amended, and GAAP in assessing the adequacy of the allowance account. Under GAAP, the adequacy of the allowance account is determined based on the provisions of FASB Accounting Standards Codification (“ASC”) 310 for loans specifically identified to be individually evaluated for impairment and the requirements of FASB ASC 450, for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

We follow our systematic methodology in accordance with procedural discipline by applying it in the same manner regardless of whether the allowance is being determined at a high point or a low point in the economic cycle. Each month, our Loan Review Committee identifies those loans to be individually evaluated for impairment and those to be collectively evaluated for impairment utilizing a standard criteria. Internal risk ratings are assigned monthly to loans identified to be individually evaluated. A loan’s grade may differ from period to period based on current conditions and events. However, we consistently utilize the same grading system each quarter. We consistently use loss experience from the latest eight quarters in determining the historical loss factor for each pool collectively evaluated for impairment. Qualitative factors are evaluated in the same manner each quarter and are adjusted within a relevant range of values based on current conditions to assure directional consistency of the allowance for loan loss account. Regulators, in reviewing the loan portfolio as part of the scope of a regulatory examination, may require us to increase our allowance for loan losses or take other actions that would require increases to our allowance for loan losses.

For a further discussion of our accounting policies for determining the amount of the allowance and a description of the systematic analysis and procedural discipline applied, refer to the note entitled, “Summary of significant accounting policies—Allowance for loan losses,” and “Foreclosed Assets” in the Notes to Consolidated Financial Statements included with this proxy statement/prospectus.

A reconciliation of the allowance for loan losses and an illustration of charge-offs and recoveries by major loan category for the dates indicated are summarized as follows:

Reconciliation of allowance for loan losses

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Balance at beginning of period	$3,617	$3,219	$3,219	$3,292	$3,108	$3,187	$3,392
Charge-offs:
Commercial	$270	$—	$64	$48	$50	$187	$248
Real estate loans:
Residential	52	—	48	22	70	89	12
Commercial	—	—	—	275	—	35	714
Consumer	133	93	367	315	273	258	308
Credit card	—	—	7	38	50	29	38

Total charge-offs	455	93	486	698	443	598	1,320
Recoveries:
Commercial	$4	$6	$23	$31	$695	$53	$20
Real estate loans:
Residential	33	14	32	2	32	23	9
Commercial	11	10	15	7	53	14	118
Consumer	26	47	131	104	91	69	91
Credit card	—	—	1	6	6	10	2

Total recoveries	74	77	202	150	877	169	240
Net charge-offs (recoveries)	381	16	284	548	(434)	429	1,080
Provision (credit) for loan losses	540	125	682	475	(250)	350	875

Balance at end of period	$3,776	$3,328	$3,617	$3,219	$3,292	$3,108	$3,187

Ratios:
Net charge-offs to average loans	0.10%	0.00%	0.08%	0.17%	-0.15%	0.16%	0.43%
Allowance for loan losses to non-performing loans at end of period	163.68%	360.95%	200.94%	577.92%	258.20%	379.49%	169.79%
Allowance for loan losses to total loans at end of period	0.98%	0.95%	0.94%	0.93%	1.10%	1.10%	1.19%

The allowance for loan losses increased $398 to $3,617 at December 31, 2016, from $3,219 at the end of 2015. The increase resulted from a provision for loan losses of $682, which was partially offset by net loans charged-off of $284. The allowance for loan losses, as a percentage of loans, net of unearned income, was 0.94% at the end of 2016, compared to 0.93% at the end of 2015. The increase in this ratio compared to that of the prior year-end was a result of an increased allocation to the reserve for a specific credit.

Past due loans not satisfied through repossession, foreclosure or related actions are evaluated individually to determine if all or part of the outstanding balance should be charged against the allowance for loan losses account. Any subsequent recoveries are credited to the allowance account. Net loans charged-off decreased $264 to $284 in 2016 from $548 in 2015. Net charge-offs, as a percentage of average loans outstanding, equaled 0.08% in 2016 and 0.18% in 2015.

Allocation of the allowance for loan losses

The allocation of the allowance for loan losses compared to the percentage of loans by major loan category for the dates indicated is summarized as follows:

	At March 31, 2017		At December 31,
			2016		2015		2014
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Allocated allowance:
Specific:
Commercial	$331	0.09%	$375	0.10%	$2	0.00%	$—	0.00%
Real estate:
Residential	5	0.00%	—	0.00%	46	0.01%	—	0.00%
Commercial	338	0.09%	229	0.06%	55	0.02%	290	0.10%
Construction	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Consumer	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Credit cards	—	0.00%	—	0.00%	—	0.00%	—	0.00%

Total specific	674	0.17%	604	0.16%	103	0.03%	290	0.10%

Formula:
Commercial	456	0.12%	301	0.08%	798	0.23%	821	0.28%
Real estate:
Residential	754	0.20%	711	0.18%	580	0.17%	540	0.18%
Commercial	1,529	0.40%	1,640	0.42%	1,307	0.38%	1,319	0.44%
Construction	44	0.01%	41	0.01%	21	0.01%	26	0.01%
Consumer	253	0.07%	251	0.06%	262	0.08%	239	0.08%
Credit cards	66	0.02%	69	0.02%	63	0.02%	57	0.02%

Total formula	3,102	0.81%	3,013	0.78%	3,031	0.88%	3,002	1.01%

Total allocated allowance	3,776	0.98%	3,617	0.94%	3,134	0.91%	3,292	1.10%

Unallocated allowance	—		—		85		—

Total	$3,776		$3,617		$3,219		$3,292

	At December 31,
	2013		2012
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Allocated allowance:
Specific:
Commercial	$465	0.16%	$143	0.05%
Real estate:
Residential	—	0.00%	—	0.00%
Commercial	118	0.04%	376	0.14%
Construction	—	0.00%	—	0.00%
Consumer	—	0.00%	—	0.00%
Credit cards	—	0.00%	—	0.00%

Total specific	583	0.21%	519	0.19%

Formula:
Commercial	511	0.18%	379	0.14%
Real estate:
Residential	567	0.20%	448	0.17%
Commercial	1,130	0.40%	1,575	0.59%
Construction	29	0.01%	39	0.01%
Consumer	243	0.09%	172	0.06%
Credit cards	45	0.02%	55	0.02%

Total formula	2,525	0.90%	2,668	1.00%

Total allocated allowance	3,108	1.10%	3,187	1.19%

Unallocated allowance	—		—

Total	$3,108		$3,187

The allocated element of the allowance for loan losses account increased $483 to $3,617 at December 31, 2016, compared to $3,134 at December 31, 2015. The specific portion of the allowance for loan losses increased while the formula portions of the allowance for loan losses decreased from the end of 2015. The specific portion of the allowance for impairment of loans individually evaluated under FASB ASC 310 increased $501 to $604 at December 31, 2016, from $103 at December 31, 2016. The formula portion of the allowance for loans collectively evaluated for impairment under FASB ASC 450, decreased $18 to $3,013 at December 31, 2016, from $3,031 at December 31, 2015. The increase in the specific portion of the allowance was a result of two specific commercial loans having a specific allocation at December 31, 2015. The decrease in the formula portion was due to changes in qualitative factors. There was no unallocated element at December 31, 2016. The unallocated element was $85 at December 31, 2015.

The coverage ratio, the allowance for loan losses account as a percentage of nonperforming loans, is an industry ratio used to test the ability of the allowance account to absorb potential losses arising from nonperforming loans. The coverage ratio was 75.2% at December 31, 2016 and 58.9% at December 31, 2015. We believe that our allowance was adequate to absorb probable credit losses at December 31, 2016.

Deposits

Our deposit base is the primary source of funds to support our operations. We offer a variety of deposit products to meet the needs of our individual and commercial customers. Total deposits grew $35,598 or 9.8% to

$399,738 at the end of 2016. Noninterest-bearing deposits decreased by $427 or 0.6% while interest-bearing deposits increased $36,025 or 12.1% in 2016. Noninterest-bearing deposits represented 16.7% of total deposits while interest-bearing deposits accounted for 83.3% of total deposits at December 31, 2016. Comparatively, noninterest-bearing deposits and interest-bearing deposits represented 18.5% and 81.5% of total deposits at year end 2015.

With regard to interest-bearing deposits, interest-bearing transaction accounts, which include money market accounts, NOW accounts, and savings accounts, increased $12,296 in 2016. Contributing to the increase in interest-bearing transaction accounts during 2016 was an increase of $14,151 in savings accounts offset by declines of $1,627 in money market accounts and $228 in NOW accounts. Total time deposits increased $23,729 to $147,759 at December 31, 2016 from $124,030 at December 31, 2015.

The average amount of, and the rate paid on, the major classifications of deposits for the dates indicated are summarized as follows:

Deposit distribution

	For the Three Months			For the Years Ended December 31,
	Ended March 31, 2017			2016			2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Interest-bearing:
Money market accounts	$14,797	3.60%	0.20%	$17,142	4.40%	0.12%	$15,146	4.16%	0.09%	$14,029	3.78%	0.09%
NOW accounts	14,308	3.48%	0.01%	14,404	3.70%	0.01%	14,373	3.95%	0.01%	15,387	4.14%	0.01%
Savings accounts	163,607	39.79%	0.18%	152,919	39.25%	0.17%	144,250	39.64%	0.16%	149,591	40.29%	0.18%
Time deposits less than $100	105,153	25.57%	1.23%	97,190	24.95%	1.17%	90,593	24.89%	1.01%	96,290	25.93%	1.14%
Time deposits of $100 or more	48,582	11.81%	1.29%	42,847	11.00%	1.31%	37,013	10.17%	1.30%	37,517	10.10%	1.29%

Total interest-bearing	346,447		0.65%	324,502		0.61%	301,375		0.55%	312,814		0.60%
Noninterest-bearing	64,751	15.75%		65,071	16.70%		62,555	17.19%		58,505	15.76%

Total deposits	$411,198	100.00%		$389,573	100.00%		$363,930	100.00%		$371,319	100.00%

Total deposits averaged $389,573 in 2016, increasing $25,643 or 7.0% compared to 2015. Average noninterest-bearing deposits increased $2,516, while average interest-bearing accounts grew $23,127. Average interest-bearing transaction deposits, including money market, NOW and savings accounts, increased $10,696, while average total time deposits increased $12,431 in comparing 2016 with 2015.

Our cost of interest-bearing deposits increased six basis points to 0.61% in 2016 from 0.55% in 2015. Specifically, the cost of interest-bearing transaction accounts increased one basis point to 0.15%. In addition, the cost of time deposits increased 12 basis points to 1.21% comparing 2016 and 2015.

Volatile deposits, defined as time deposits $100 or more, averaged $42,847 in 2016, an increase of $5,834 or 15.8% from $37,013 in 2015. Our average cost of these funds increased one basis point to 1.31% in 2016, from 1.30% in 2015. This type of funding is considered to be volatile since it is susceptible to withdrawal by the depositor as they are particularly price sensitive and are therefore not considered to be a strong source of liquidity.

Maturities of time deposits $100 or more for the past three years are summarized as follows:

Maturity distribution of time deposits $100 or more

December 31	2016	2015	2014
Within three months	$3,213	$3,229	$2,913
After three months but within six months	3,329	4,660	5,103
After six months but within twelve months	2,932	5,067	2,173
After twelve months	34,486	24,812	29,014

Total	$43,960	$37,768	$39,203

Liquidity

Liquidity management is essential to our continuing operations as it gives us the ability to meet our financial obligations as they come due, as well as to take advantage of new business opportunities as they arise.

Liquidity risks are managed on a daily basis enabling us to effectively monitor fluctuations in our position and to adapt our position according to market influence and balance sheet trends. We also forecast future liquidity needs and develop strategies to ensure adequate liquidity at all times.

Based on our liquidity position at December 31, 2016, management does not anticipate the need to have a material reliance on any of these sources in the near term.

The Consolidated Statements of Cash Flows present the change in cash and cash equivalents from operating, investing and financing activities. Cash and cash equivalents consist of cash on hand, cash items in the process of collection, noninterest-bearing and interest-bearing deposits with other banks and federal funds sold. Cash and cash equivalents decreased $67 for the year ended December 31, 2016 and $315 for the year ended December 31, 2015. During 2016, cash provided by operating activities and financing activities was more than offset by cash used in investing activities.

Operating activities provided net cash of $5,542 in 2016 and $5,987 in 2015. Net income, adjusted for the effects of noncash expenses such as depreciation, amortization and accretion of tangible and intangible assets and investment securities, mortgage loans originated for sale, bank owned life insurance investment income and the provision for loan losses, is the primary source of funds from operations.

Our primary investing activities involve transactions related to our investment and loan portfolios. Net cash used in investing activities totaled $27,258 in 2016 and $26,432 in 2015. Net cash used in lending activities was $40,908 in 2016, a decrease from $48,557 in 2015. Activities related to our investment portfolio provided net cash of $16,449 in 2016 and $21,803 in 2015.

Net cash provided by financing activities equaled $21,649 in 2016, and $20,130 in 2015. Deposit gathering, which is our predominant financing activity, increased $35,598 in 2016 and $1,046 in 2015. Offsetting the cash provided by deposits in 2016 was a $12,200 decrease in short-term borrowings as compared to an increase of $19,900 in 2015.

Capital Adequacy

CBT Financial believes a strong capital position is essential to our continued growth and profitability. We strive to maintain a relatively high level of capital to provide our depositors and stockholders with a margin of safety. In addition, a strong capital base allows us to take advantage of profitable opportunities, support future growth and provide protection against any unforeseen losses.

At December 31, 2016 the most recent regulatory notifications categorized CBT Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts for CBT Bank are presented below:

	Actual
	Amount	Ratio
December 31, 2016
Total capital (to risk weighted assets)	$53,095	14.53%
Tier 1 (core) capital (to risk weighted assets)	49,478	13.54%
Common Tier 1 (core) capital	49,478	13.54%
Tier 1 (core) capital (to average assets)	49,478	10.64%
December 31, 2015
Total capital (to risk weighted assets)	$50,618	15.67%
Tier 1 (core) capital (to risk weighted assets)	47,393	14.67%
Common Tier 1 (core) capital	47,393	14.67%
Tier 1 (core) capital (to average assets)	47,393	10.91%

Review of Financial Performance

We reported net income of $3,296 or $2.28 per basic and diluted weighted average common share for 2016, compared to net income of $3,237 or $2.86 per basic and diluted weighted average common share for the comparable period of 2015. The decline on a per common share basis was a result in the increase number of weighted average shares outstanding. For 2016, the return on average equity (“ROAE”) was 6.85% compared to 7.60% for 2015 and the return on average assets (“ROAA”) was 0.71% for 2016 and 0.77% for 2015.

Tax-equivalent net interest income was $15,254 in 2016 and $14,299 in 2015. Our net interest margin equaled 3.58% in 2016 and 3.59% in 2015. Noninterest income totaled $4,722 in 2016 and $5,042 in 2015. Noninterest expense was $14,424 for the year ended December 31, 2016 compared to $14,023 for the year ended December 31, 2015. Our productivity is measured by the operating efficiency ratio, defined as noninterest expense less amortization of intangible assets divided by the total of tax-equivalent net interest income and noninterest income less net gain (loss) on sale of investment securities. Our operating efficiency ratio was 72.2% in 2016.

Net Interest Income

Net interest income is the fundamental source of earnings for commercial banks. Moreover, fluctuations in the level of net interest income can have the greatest impact on net profits. Net interest income is defined as the difference between interest revenue, interest and fees earned on interest-earning assets, and interest expense, the cost of interest-bearing liabilities supporting those assets. The primary sources of earning assets are loans and investment securities, while interest-bearing deposits and borrowings comprise interest-bearing liabilities. Net interest income is impacted by:

•	Variations in the volume, rate and composition of earning assets and interest-bearing liabilities;

•	Changes in general market interest rates; and

•	The level of nonperforming assets.

Changes in net interest income are measured by the net interest spread and net interest margin. Net interest spread, the difference between the average yield earned on earning assets and the average rate incurred on interest-bearing liabilities, illustrates the effects changing interest rates have on profitability. Net interest margin, net interest income as a percentage of average earning assets, is a more comprehensive ratio, as it reflects not only the spread, but also the change in the composition of interest-earning assets and interest-bearing liabilities. Tax-exempt loans and investments carry pretax yields lower than their taxable counterparts. Therefore, in order to make the analysis of net interest income more comparable, tax-exempt income and yields are reported in this analysis on a tax-equivalent basis using the prevailing federal statutory tax rate.

Similar to all banks, we consider the maintenance of an adequate net interest margin to be of primary concern. The current economic environment has been very challenging for the banking industry. In addition to market rates and competition, nonperforming asset levels are of particular concern for the banking industry and may place additional pressure on net interest margins. Nonperforming assets may stabilize or decrease given the improvements in the economy, particularly the labor markets. No assurance can be given as to how general market conditions will change or how such changes will affect net interest income. Therefore, we believe through prudent deposit and loan pricing practices, careful investing, and constant monitoring of nonperforming assets, our net interest margin will remain strong.

The average balances of assets and liabilities, corresponding interest income and expense and resulting average yields or rates paid are summarized as follows. Investment averages include available-for-sale securities at amortized cost. Income on investment securities and loans is adjusted to a tax-equivalent basis using the prevailing federal statutory tax rate of 34.0% in 2016, 2015 and 2014. Average balances were calculated using average daily balances. Average balances for loans include nonaccrual loans. Loan fees are included in interest income on loans.

	For Year Ended December 31,
	2016			2015
	Average Balance	Interest Income / Expense	Average Interest Rate	Average Balance	Interest Income / Expense	Average Interest Rate
Assets:
Earning assets:
Loans:
Taxable	$348,431	$15,625	4.48%	$303,264	$13,854	4.57%
Tax-exempt	12,002	465	3.88%	10,984	444	4.04%
Investments:
Taxable	46,219	710	1.54%	61,649	996	1.62%
Tax-exempt	17,430	829	4.75%	21,872	1,076	4.92%
Interest-bearing deposits	1,710	6	0.35%	224	1	0.45%

Total earning assets	425,792	17,635	4.14%	397,993	16,371	4.11%
Less: allowance for loan losses	(3,313)			(3,313)
Other assets	39,950			38,779

Total assets	$462,429			$433,459

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market accounts	17,142	20	0.12%	15,146	14	0.09%
NOW accounts	14,404	1	0.01%	14,373	1	0.01%
Savings accounts	152,919	257	0.17%	144,250	237	0.16%
Time deposits less than $100	97,190	1,133	1.17%	90,593	911	1.01%
Time deposits $100 or more	42,847	563	1.31%	37,013	483	1.30%
Short-term borrowings	8,220	63	0.77%	9,509	75	0.79%
Long-term debt	9,000	344	3.82%	9,000	351	3.90%

Total interest-bearing liabilities	341,722	2,381	0.70%	319,884	2,072	0.65%
Noninterest-bearing deposits	65,071			62,555
Other liabilities	7,491			7,170
Stockholders’ equity	48,145			43,850

Total liabilities and stockholders’ equity	$462,429			$433,459

Net interest income/spread		$15,254	3.44%		$14,299	3.47%

Net interest margin			3.58%			3.59%
Tax-equivalent adjustments:
Loans		$158			$151
Investments		282			366

Total adjustments		$440			$517

	2014
	Average Balance	Interest Income/ Expense	Average Interest Rate
Assets:
Earning assets:
Loans:
Taxable	$279,356	$13,124	4.70%
Tax-exempt	10,239	492	4.81
Investments:
Taxable	72,602	1,312	1.81
Tax-exempt	23,566	1,209	5.13
Interest-bearing deposits	12,949	5	0.04

Total earning assets	398,712	16,142	4.05%
Less: allowance for loan losses	3,072
Other assets	38,995

Total assets	$434,635

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market accounts	$14,029	13	0.09%
NOW accounts	15,387	2	0.01
Savings accounts	149,591	265	0.18
Time deposits less than $100	96,290	1,101	1.14
Time deposits $100 or more	37,517	486	1.30
Short-term borrowings	4,474	61	1.36
Long-term debt	9,000	348	3.86

Total interest-bearing liabilities	326,288	2,276	0.70%
Noninterest-bearing deposits	58,505
Other liabilities	6,199
Stockholders’ equity	43,643

Total liabilities and stockholders’ equity	$434,635

Net interest income/spread		$13,941	3.35%

Net interest margin			3.48%
Tax-equivalent adjustments:
Loans		$167
Investments		411

Total adjustments		$579

We analyze interest income and interest expense by segregating rate and volume components of earning assets and interest-bearing liabilities. The impact changes in the interest rates earned and paid on assets and liabilities, along with changes in the volumes of earning assets and interest-bearing liabilities, have on net interest income are summarized as follows. The net change or mix component, attributable to the combined impact of rate and volume changes within earning assets and interest-bearing liabilities’ categories, has been allocated proportionately to the change due to rate and the change due to volume.

Net interest income changes due to rate and volume

	2016 vs 2015 Increase (decrease) attributable to			2015 vs 2014 Increase (decrease) attributable to
	Total	Rate	Volume	Total	Rate	Volume
Interest income:
Loans:
Taxable	$1,770	$(255)	$2,025	$730	$(362)	$1,092
Tax-exempt	21	(18)	39	(48)	(78)	30
Investments:
Taxable	(285)	(48)	(237)	(318)	(141)	(177)
Tax-exempt	(246)	(35)	(211)	(132)	(49)	(83)
Interest-bearing deposits	5		5	(3)	77	(80)
Federal funds sold

Total interest income	1,265	(356)	1,621	229	(553)	782

Interest expense:
Money market accounts	5	3	2	2	1	1
NOW accounts
Savings accounts	19	4	15	(28)	(19)	(9)
Time deposits less than $100	222	145	77	(190)	(133)	(57)
Time deposits $100 or more	80	4	76	(4)	3	(7)
Short-term borrowings	(11)	(1)	(10)	13	(26)	39
Long-term debt	(7)	(7)		3	3

Total interest expense	308	148	160	(204)	(171)	(33)

Net interest income	$957	$(504)	$1,461	$433	$(382)	$815

For the year ended December 31, tax-equivalent net interest income was $15,254 in 2016 and $14,299 in 2015. The $955 or 6.7% improvement in tax equivalent net interest income was due to a favorable volume variance of $1,461 that more than offset an unfavorable rate variance of $504.

Average earning assets increased $27,799 to $425,792 in 2016 from $397,993 in 2015 and accounted for a $1,621 increase in tax-equivalent interest income. Average loans, net increased $46,185, which caused tax-equivalent interest income to increase $2,064. Average taxable investments decreased $15,430 comparing 2016 and 2015, which resulted in increased interest income of $237 while average tax-exempt investments decreased $4,442 which resulted in a decrease to tax-equivalent interest income of $211.

Average interest-bearing liabilities rose $21,838 to $341,722 in 2016 from $319,884 in 2015 and caused interest expense to increase $160. Large denomination time deposits averaged $5,834 more in 2016 and caused interest expense to increase $76. An increase of $6,597 in average time deposits less than $100 caused interest expense to rise by $77. In addition, interest-bearing transaction accounts, including money market, NOW and savings accounts grew $10,696, which in aggregate caused a $17 increase in interest expense. Short-term borrowings averaged $1,289 less and decreased interest expense $10 comparing 2016 and 2015.

An unfavorable rate variance resulted from an increase in the cost of funds that more than offset an improvement in the tax-equivalent yield on earning assets. As a result, tax-equivalent net interest income decreased $504 due to changes in earning asset yields and fund costs comparing 2016 and 2015. The tax-equivalent yield on the loan portfolio decreased 9 basis points to 4.46% in 2016 from 4.55% in 2015 and resulted in a reduction in interest income of $273. Lower reinvestment rates and greater competitive pressure were directly responsible for the reduction in the yield on the loan portfolio. The tax-equivalent yield on the investment portfolio decreased 6 basis points to 2.42% in 2016 from 2.48% in 2015 and as a result interest income decreased $83.

An increase of 5 basis points in fund costs to 0.70% in 2016 from 0.65% in 2015 resulted in a $148 increase in interest expense. We experienced increases in the rates paid on all major categories of interest-bearing deposits with the exception of NOW accounts. Specifically, the cost of money market accounts increased 3 basis points resulting in an addition to interest expense of $4 comparing 2016 and 2015. The cost of savings accounts increased 1 basis point and caused interest expense to increase $4 in aggregate. With regard to time deposits, the average rate paid for time deposits less than $100 increased 16 basis points while time deposits $100 or more increased 1 basis point, which together resulted in a $149 increase in interest expense. The average rate paid on short-term borrowings decreased 2 basis points causing a $1 decrease in interest expense. Interest expense decreased $7 from decrease of 8 basis points in the average rate paid on long-term debt.

Provision for Loan Losses

We evaluate the adequacy of the allowance for loan losses account on a quarterly basis utilizing our systematic analysis in accordance with procedural discipline. We take into consideration certain factors such as composition of the loan portfolio, volume of nonperforming loans, volumes of net charge-offs, prevailing economic conditions and other relevant factors when determining the adequacy of the allowance for loan losses account. We make monthly provisions to the allowance for loan losses account in order to maintain the allowance at an appropriate level. The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment for probable incurred credit losses in the loan portfolio. All lending activity contains credit risk. The provision for loan losses was $682 for the year ended December 31, 2016 compared to $475 for 2015. The increase in the provision for loan losses was the result of our loan growth. Based on our most recent evaluation at December 31, 2016, we believe that the allowance was adequate to absorb any known or potential losses in our portfolio.

Noninterest Income

Our noninterest income decreased $320 or 6.3% to $4,722 in 2016 from $5,042 in 2015. The primary reason for the decrease was reduced income from fiduciary activities and wealth management. There were no gains or losses on sales of investment securities in 2016 compared to net gains of $78 in 2015. Service charges and fees on deposit accounts increased $259 or 8.9% in 2016 compared to 2015 due to higher NSF and overdraft fees, ATM fees, and debit card service fees. Income from investment in bank owned life insurance decreased $175 to $285 in 2016 from $460 in 2015 due to an insurance payout received in 2015.

Noninterest Expense

In general, our noninterest expense is categorized into three main groups, including employee-related expense, occupancy and equipment expense and other expenses. Employee-related expenses are costs associated with providing salaries, including payroll taxes and benefits to our employees. Occupancy and equipment expenses, the costs related to the maintenance of facilities and equipment, include depreciation, general maintenance and repairs, real estate taxes, rental expense offset by any rental income and utility costs. Other expenses include general operating expenses such as marketing, other taxes, stationery and supplies, contractual services, insurance, including FDIC assessment and loan collection costs. Several of these costs and expenses are variable while the remainder is fixed. We utilize budgets and other related strategies in an effort to control the variable expenses.

The major components of noninterest expense for the past three years are summarized as follows:

Noninterest expense

Year ended December 31	2016	2015	2014
Salaries and employee benefits expense:
Salaries and payroll taxes	$6,902	$6,922	$6,824
Employee benefits	1,792	1,466	1,421

Salaries and employee benefits expense	8,694	8,388	8,245

Occupancy and equipment expenses:
Occupancy expense	1,016	908	907
Equipment expense	898	1,000	1,047

Occupancy and equipment expenses	1,914	1,908	1,954

Other expenses:
Amortization of intangible assets	—	153	204
Advertising	276	279	316
Professional fees	651	664	707
FDIC insurance and assessments	189	281	228
Telecommunications and processing fees	1,550	1,448	1,251
Bank shares tax	409	328	374
Stationery and supplies	243	240	263
Other	498	334	423

Other expenses	3,816	3,727	3,766

Total noninterest expense	$14,424	$14,023	$13,965

Noninterest expense was $14,424 for the year ended December 31, 2016 compared to $14,023 for the year ended December 31, 2015.

Salaries and employee benefits expense constitute the majority of our noninterest expenses accounting for 60.3% of the total noninterest expense. Salaries and employee benefits expense increased $306 or 3.6% to $8,694 in 2016 from $8,388 in 2015. Salaries and payroll taxes decreased $20 or 0.3%, while employee benefits expense increased $326 or 22.1%, mainly the result of increased employee healthcare costs.

Occupancy and equipment expense increased $6 or 0.3% to $1,914 in 2016 from $1,908 in 2015. Specifically, building-related costs increased $108 while equipment-related costs declined $102. The increased building-related costs was mainly for repairs and improvements made to the façade of our main office.

Other expenses increased $89 or 2.4%, to $3,816 in 2016 from $3,727 in 2015. We recognized increases across most major categories of other expenses with the largest increases occurring in telecommunications and processing fees and other expenses. Telecommunications and processing expense increased $102 or 7.0% to $1,550 in 2016 from $1,448 in 2015. Other expenses increased $164 or 49.1% to $498 in 2016 from $334 in 2015, offset by a decrease in amortization of intangible assets of $153. Management continues to explore opportunities to reduce noninterest expense.

Income Taxes:

Income tax expense was $1,134 for the year ended 2016 compared to $995 for the year ended 2015. The effective tax rate was 25.6% in 2016 and 23.0% for 2015. The effective tax rate was primarily influenced by tax exempt income on loans and investments and life insurance investment income which allow us to mitigate our tax burden.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of CBT Financial shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and CBT Financial’s articles of incorporation and bylaws. The rights of Riverview Financial shareholders are governed by Pennsylvania law, including the PBCL, and Riverview Financial’s articles of incorporation and bylaws.

Upon consummation of the merger, CBT Financial shareholders will become Riverview Financial shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Riverview Financial and Pennsylvania law, including the PBCL.

A comparison of the rights of CBT Financial and Riverview Financial shareholders follows. The following discussion summarizes all material differences in the rights of shareholders of CBT Financial and Riverview Financial, but is not intended to be a complete statement of all differences or a complete description of the specific provisions referred to therein. The description of the rights of Riverview Financial’s shareholders also constitutes a description of the common stock of Riverview Financial.

Authorized Capital; Dividend and Liquidation Rights.

CBT Financial: The authorized capital stock of CBT Financial consists of ten million (10,000,000) shares of common stock, no par value per share, and ten million (10,000,000) shares of preferred stock, no par value per share. The Board may fix by resolution any preferences, rights or privileges that are not fixed in the Articles of Incorporation with respect to any class or series of shares of CBT Financial. Except as may otherwise be provided by the Board under its power to designate rights and preferences of classes or series of shares, the holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of CBT Financial. Shares of preferred stock may be issued by the Board without approval from shareholders. Subject to the limitations prescribed by law, the Board may declare a dividend on the shares of CBT Financial of so much of the profits of CBT Financial as shall appear advisable to the Board. In the event of liquidation, any surplus remaining after paying or providing for all liabilities of CBT Financial will be distributed to the shareholders according to their respective rights and preferences.

Riverview Financial: The authorized capital stock of Riverview Financial consists of twenty million shares of common stock, no par value per share, one million, three hundred forty-eight thousand, eight hundred nine shares of nonvoting common stock, no par value per share, and three million shares of preferred stock, no par value per share. The holders of Riverview Financial’s voting common stock possess exclusive voting rights in Riverview Financial, and are entitled to one vote per share on all matters submitted to a vote of shareholders of Riverview Financial. The holders of nonvoting common stock do not have any voting rights, except as may otherwise from time to time be required by law. Holders of common stock are not entitled to cumulate their voting. Riverview Financial’s board may issue preferred stock with such rights, preferences and other terms as it deems desirable. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

All outstanding shares of common stock, whether voting or non-voting, have equal rights in terms of dividends, liquidation, preferences and all other features, with the following exceptions:

•	The nonvoting common stock has no voting rights, except as may be required by law;

•	The nonvoting common stock is convertible, on a one for one basis, into shares of voting common stock, either upon request of the holder of the nonvoting common stock or of Riverview Financial, provided that the holder and its affiliates will not, as a result, own or control a greater percentage of any class of voting securities of Riverview Financial, than is permitted by both Riverview Financial’s regulators and its board of directors;

•	Each share of nonvoting common stock will automatically convert into one share of common stock, on the date a holder of nonvoting common stock transfers any shares of nonvoting common stock:

•	to Riverview Financial;

•	in a widely distributed public offering of common stock or nonvoting common stock;

•	as part of an offering that is not a widely distributed public offering of common stock or nonvoting common stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the voting securities of Riverview Financial, then outstanding (including pursuant to a related series of transfers);

•	as part of a transfer of common stock or nonvoting common stock to an underwriter for the purpose of conducting a widely distributed public offering;

•	to a transferee that controls more than fifty percent (50%) of the voting securities of Riverview Financial without giving effect to such transfer;

•	that is part of a transaction approved by the Board of Governors of the Federal Reserve System; or

•	The one for one conversion ratio of the nonvoting common stock into common stock is subject to adjustment due to the following corporate transactions affecting the common stock: division, combination or consolidated, reclassification, reverse stock split or similar transactions increasing or reducing the outstanding common stock. In addition, the conversion ratio will be equitably adjusted if the common stock is changed into the same or a different number of shares of any other class or classes of stock, or upon a capital reorganization or merger (other than a subdivision, combination, reclassification or exchange of shares as provide above) so that the holders of nonvoting common stock are able to receive upon conversion the same interest they would have received had they converted into common stock prior to such event having occurred.

Special Meeting of Shareholders

CBT Financial: Special meetings of the shareholders may be called at any time by the Chairman of the board, the President, the board of directors, or at the request of holders of not less than one-fifth of all the shares outstanding and entitled to vote at the particular meeting.

Riverview Financial: Special meetings of the shareholders may be called only by (i) the CEO, (ii) the Executive Committee of the board, or (iii) by resolution of the board. Special meetings may not be called by shareholders.

Preemptive Rights

CBT Financial: There are no preemptive rights with respect to the common stock of CBT Financial.

Riverview Financial: There are no preemptive rights with respect to the common stock of Riverview Financial.

Shareholder Nomination of Directors

CBT Financial: Any CBT Financial shareholder entitled to vote at an annual meeting may nominate candidates for election to the board. Nominations, other than those made by or at the direction of the board, must be by written notice and must be delivered to, or mailed and received at, the principal offices of CBT Financial not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of CBT Financial shareholders. Such notice must set forth (1) as to each person whom the shareholder proposes to nominate for election or re-election as a director and as to the shareholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of CBT Financial stock beneficially owned by such person on the date of such notice, and

(iv) any other information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (2) as to the shareholder giving the notice (i) the name and address, as they appear on CBT Financial’s books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (ii) the number of shares of CBT Financial stock that are beneficially owned by such shareholder on the date of the notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such nominees as of the date of the notice. The board of directors may reject any nomination by a shareholder not timely made in accordance with the requirements of the bylaws.

Riverview Financial: Under Riverview Financial’s bylaws, any shareholder who intends to nominate or cause to have nominated any candidate for election to Riverview Financial’s board of directors (other than any candidate proposed by Riverview Financial’s then existing board of directors) is required to notify the secretary of Riverview Financial, in writing, not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. The notice must contain the following information, to the extent known by the notifying shareholder: (1) the name and address of each proposed nominee; (2) the age of each proposed nominee; (3) the principal occupation and address of the place of business of each proposed nominee; (4) the number of shares of Riverview Financial stock owned by each proposed nominee; (5) the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (6) the name and residence address of the notifying shareholder; and (7) the number of shares of Riverview Financial stock owned by the notifying shareholder.

Any nominations for a director not made in accordance with Riverview Financial’s bylaws will be disregarded and any votes cast for each such nominee will be disregarded. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Riverview Financial’s bylaws, the nomination will be honored and all votes cast for such nominee will be counted.

Number and Classification of Directors

CBT Financial: The number of directors of CBT Financial must be not less than seven (7) nor more than eighteen (18), as may be fixed from time to time exclusively by the board of directors pursuant to a duly adopted resolution. Directors are divided into three (3) classes as nearly equal in number as reasonably possible, with staggered three-year terms for each class, so that the term in office of one class of directors expires each year when their respective successors have been duly elected and qualified.

Riverview Financial: The number of directors of Riverview Financial may not be more than twenty five (25) or less than seven (7), as fixed by a resolution of the board of directors from time to time, and directors are divided into three (3) classes (Class I, II and III) with each class as nearly equal in number as possible. The term of each class of directors is staggered so that the initial Class I directors’ term expires at the first special meeting of the shareholders of Riverview Financial following the filing of Riverview Financial’s articles of incorporation with the Department of State for the Commonwealth of Pennsylvania, the term of office of the initial Class II directors expires at the second special meeting of the shareholders of Riverview Financial following the Initial Meeting Date, and the term of office of the initial Class III directors expires at the third special meeting of the shareholders of Riverview Financial following the Initial Meeting Date. After the initial term of each Class expires, the term of office of each Class is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.

Election of Directors; Cumulative Voting

CBT Financial: At each annual meeting of the shareholders of CBT Financial, the shareholders of CBT Financial elect directors to succeed those directors whose terms expire at such annual meeting. The term of one class of CBT Financial directors expires in each year. There are no cumulative voting rights with respect to the election of directors of CBT Financial.

Riverview Financial: At each annual meeting of the shareholders of Riverview Financial, the shareholders of Riverview Financial elect directors to succeed those directors whose terms expire at such special meeting. The term of one class of Riverview Financial directors expires in each year. There are no cumulative voting rights with respect to the election of directors of Riverview Financial. Riverview Financial’s shareholders do not have cumulative voting rights with respect to the election of directors.

Written Consent of Shareholders

CBT Financial: Under the PBCL, unless otherwise restricted in a company’s bylaws, any action required or permitted to be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective date of the action, by all of the shareholders who would be entitled to vote at a meeting for such purpose. CBT Financial’s bylaws do not restrict written consent, thus actions required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent of CBT Financial’s shareholders in accordance with the PBCL.

Riverview Financial: No action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a duly called meeting, and the power of shareholders to consent in writing to action without a meeting is specifically denied.

Record Date for Meeting of Shareholders

CBT Financial: The record date for shareholders entitled to notice of and vote at a meeting of shareholders is set by the Board of Directors at a date not more than ninety (90) days prior to the date of the meeting.

Riverview Financial: The board of directors may fix a time not more than sixty (60) days prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting. If no record date is fixed by the board of directors, transferees of shares which are transferred on the books of Riverview Financial within ten (10) days next preceding the date of such meeting will not be entitled to notice of or to vote at such meeting.

Quorum at Meeting of Shareholders

CBT Financial: The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine; but, in the case of a meeting called for the election of directors, those who attend the second of such adjourned meeting, although less than a quorum, will nevertheless constitute a quorum for the purpose of electing directors.

Riverview Financial: The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter constitutes a quorum for purposes of considering such matter. If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum will be present, in person or by proxy, except that those shareholders entitled to vote who attend a meeting of shareholders: (1) at which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, will nevertheless constitute a quorum for the purpose of electing directors; (2) that has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, although less than a quorum, will nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting will nevertheless constitute a quorum for the purpose of acting upon the matter.

Director Qualifications

CBT Financial: Every CBT Financial director must hold shares of CBT Financial stock and, except for persons elected or appointed to the board on or before November 9, 1972, no person may be elected, appointed, re-elected or re-appointed to the board if such election, appointment, re-election or reappointment takes place after the person’s 70th birthday. Any director whose 70th birthday occurs during his or her term of office may complete such term.

Riverview Financial: To qualify to serve as a director of Riverview Financial, such person (i) may not have attained the age of seventy (70) on or before the special meeting at which directors are to be elected; and (ii) must beneficially own no less than two thousand (2,000) shares of Riverview Financial’s common stock (except for the initial directors of Riverview Financial).

Additional Directors/Vacancies

CBT Financial: Newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen will hold office for a term expiring at the annual meeting of CBT Financial shareholders at which the term of office of the class to which they have been chosen expires.

Riverview Financial: Vacancies on Riverview Financial’s board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the board of directors, or by a sole remaining director, though less than a quorum, and each person so appointed will be a director until the expiration of the term of office of the class of directions to which he was appointed.

Meetings of the Board

CBT Financial: Meetings of the board of directors may be held at such place within Pennsylvania as a majority of the directors may from time to time designate, or may be designated in the notice calling the meeting. There is no express requirement for a special meeting of the board in CBT Financial’s Articles of Incorporation or bylaws. A meeting for the purpose of organizing the board and electing and appointing officers of CBT Financial for the succeeding year must be held at the first regularly scheduled meeting of the board following the annual meeting the CBT Financial shareholders.

Riverview Financial: Regular meetings of the board of directors must be held not less often than semi-annually at a time and place determined by the board at the preceding meeting. There is no express requirement for a special meeting of the board of directors in Riverview Financial’s articles of incorporation or bylaws. An organizational meeting of the board of directors for each of Riverview Financial and Riverview Financial may be held immediately following the respective annual shareholders’ meeting without the necessity of notice to the directors to constitute a legally convened meeting.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies). Only certain types of registered corporation are subject to provisions relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Riverview Financial is a registered corporation, but is not of the type that is subject to the foregoing statutory provisions. It is, however, subject to provisions that allow it to restrict the calling of special meetings by shareholders, amend bylaws that are otherwise committed to shareholder action, permit shareholders to act by less than unanimous consent and vary the number of votes of directors.

Riverview Financial is not required to produce a shareholders list at any shareholder meeting pursuant to the registered corporation provisions. CBT Financial is not a registered corporation and therefore is not subject to these anti-takeover provisions.

Amendment of Articles of Incorporation.

Under the PBCL, an amendment to a company’s articles of incorporation requires the approval of its board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

CBT Financial: CBT Financial utilizes the above PBCL standard for approving amendments to its Articles of Incorporation.

Riverview Financial: Article 8 (composition of board of directors), Article 9 (no cumulative voting rights for the election of directors or otherwise), Article 10 (no preemptive rights), Article 11 (factors of consideration for best interest determination), Article 12 (approval of a merger, merger, share exchange or transfer of assets), Article 13 (exemption from monetary damages for directors in certain cases), Article 14 (action and meeting of shareholders), and Article 15 (amendment to the articles of incorporation) of Riverview Financial’s articles of incorporation may not be amended except upon the approval of the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as required by law. Notwithstanding the foregoing, if at least seventy percent (70%) of the members of the board of directors of Riverview Financial who have been in office for at least one year, at the time of proposal of the amendment (or, if Riverview Financial has been in existence less than one year, since the inception of Riverview Financial) approve the amendment at a duly called and held meeting of the board of directors, the amendment will be approved pursuant to the applicable provisions of the PBCL (i.e., a majority of the votes cast). Any amendment to Riverview Financial’s articles of incorporation, other than an amendment to the specific articles noted above, may be approved pursuant to the applicable provisions of the PBCL.

Amendment of Bylaws.

CBT Financial: CBT Financial’s bylaws may be altered, amended, added to or repealed by a vote of a majority of the board of directors at any regular meeting of the board, or at any special meeting of the board called for that purpose, except the board may not make or alter any bylaws fixing the qualifications, classification or term of office of the directors. Such action by the board is subject, however, to the general right of the CBT Financial shareholders to change such action in accordance with pertinent sections of the bylaws and the PBCL.

Riverview Financial: Riverview Financial’s bylaws may be altered, amended or repealed by the affirmative vote of the majority of the whole number of directors, subject, however, to the power of the shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the then outstanding shares of capital stock of Riverview Financial entitled to vote generally in the election of directors. Note, however, that the bylaws of Riverview Financial will be amended upon consummation of the merger. See “The Merger Agreement – Closing and Effective Time of the Merger” on page 65.

Required Vote for Certain Business Combinations.

CBT Financial: Under the PBCL, certain business combinations (including mergers) require the approval of the board of directors and, except where a greater vote may be required by a company’s articles of incorporation or where there is an exception under the PBCL, the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. CBT Financial utilizes the above PBCL standard with regard to the required vote standard for business combinations.

Riverview Financial: Under Riverview Financial’s articles of incorporation, the affirmative vote of at least seventy percent (70%) of the outstanding shares of Riverview Financial (or such greater vote as required by law) is required to approve any (a) merger or merger of Riverview Financial with or into any other corporation, person or entity (collectively, a “Person”), pursuant to which the approval of the shareholders of Riverview Financial would be required under the PBCL; (b) share exchange in which a Person acquires the issued and outstanding shares of capital stock of Riverview Financial pursuant to a vote of shareholders; (c) sale, lease, exchange or other transfer of all, or substantially all, of the assets of Riverview Financial to any other Person; or (d) transaction similar to, or having a similar effect as, any of the foregoing transactions. Such shareholder approval, however, is not required for any transaction that is approved in advance by seventy percent (70%) of the members of Riverview Financial’s board of directors who have been in office for at least one year (or, if Riverview Financial has been in existence less than one year at the time of the proposed transaction, since the inception of Riverview Financial) at a meeting duly called and held, in which case approval of any such transaction is required to be obtained in accordance with the applicable provisions of the PBCL (i.e. , a majority of the votes cast).

Indemnification

CBT Financial: Each director and officer of CBT Financial and each other person denominated by the board as entitled to the benefits of indemnification as provided in the bylaws (each being known hereafter in this section as an “indemnitee”) is entitled to indemnification by CBT Financial against expenses and any liability actually and in good faith paid or incurred by such indemnitee in connection with any threatened, pending or completed claim, action suit or proceeding, whether civil, criminal, administrative or investigative (including any investigation, claim, action, suit or proceeding brought by or in the right of CBT Financial) in which he or she may be involved, as a party, witness or otherwise, by reason of such indemnitee being or having been a director or officer or otherwise in service of CBT Financial or by reason of the fact that such indemnitee is or was serving at the request of CBT Financial as a director, officer, employee, fiduciary or other representative of another entity (such investigation, claim, action, suit or proceeding being referred to hereafter in this section as “Action”); provided, however, that no such right of indemnification exists where prohibited by law or where the indemnitee’s act(s) or failure to act giving rise to an Action and claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness; nor will any such right of indemnification exist in an Action by (but not in the right of) CBT Financial against an officer unless such officer has been successful on the merits or otherwise in defense of an Action, in which event he or she will be indemnified against expenses actually and reasonably incurred in connection therewith. Further provided, that no such right of indemnification exists with respect to an Action brought by a director as such against CBT Financial unless (i) such Action is brought to enforce a claim for indemnification for expenses legally cognizable under the bylaws or under any agreement or vote of shareholders or directors providing for indemnification of the director as such; or (ii) such Action is other than a claim for indemnification for expenses and the director is successful in whole or in part upon the merits in such Action, or (iii) the indemnification is included in a settlement of, or is awarded by a court in, such Action.

Riverview Financial: Riverview Financial may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Riverview Financial), by reason of the fact that he is or was a representative of Riverview Financial, or is or was serving at the request of Riverview Financial as a representative of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Riverview Financial and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of Riverview Financial and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Riverview Financial may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of Riverview Financial to procure a judgment in its favor by reason of the fact that he is or was a representative of Riverview Financial, or is or was serving at the request of Riverview Financial as a representative of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Riverview Financial. Indemnification will not be made as provided for in this paragraph in respect of any claim, issue or matter as to which the person has been adjudged to be liable to Riverview Financial unless and only to the extent that the court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Indemnification will not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Indemnification may be granted for any action taken or any failure to take any action and may be made whether or not Riverview Financial would have the power to indemnify the person under any other provision of law except as provided in the bylaws and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of Riverview Financial.

LEGAL MATTERS

The validity of the Riverview Financial common stock to be issued in connection with the merger will be passed upon for Riverview Financial by Barley Snyder LLP, 126 East King Street, Lancaster, Pennsylvania 17602. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Riverview Financial and CBT Financial by Barley Snyder LLP and Luse Gorman, PC, 5335 Wisconsin Avenue, NW, Suite 780, Washington, D.C. 20015, respectively.

EXPERTS

The financial statements of Riverview Financial as of December 31, 2015, have been included herein in reliance upon the report of Smith Elliott Kearns and Company, LLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The financial statements of Riverview Financial as of December 31, 2016 have been included herein in reliance upon the report of Dixon Hughes Goodman LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CBT Financial as of December 31, 2016 and 2015 and for the year ended December 31, 2016, have been included herein in reliance upon the report of Crowe Horwath LLP, Independent Auditors, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Riverview Financial has filed with the SEC a registration statement under the Securities Act that registers the shares of Riverview Financial common stock to be issued to CBT Financial shareholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Riverview Financial, and a proxy statement of CBT Financial for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about Riverview Financial common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330 or on the SEC’s website at www.sec.gov.

Riverview Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Riverview Financial files, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, at the SEC Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of Riverview Financial also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Riverview Financial files with the SEC by going to Riverview Financial’s website at http://www.riverviewbankpa.com. The Internet website address of Riverview Financial is provided as inactive textual references only. The information provided on the Internet website of Riverview Financial, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference, and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus.

Riverview Financial has supplied all information contained in this proxy statement/prospectus relating to Riverview Financial, and CBT Financial has supplied all information relating to CBT Financial. CBT Financial does not file reports with the SEC.

CBT Financial’s website address is www.cbtbank.bank. Information on CBT Financial’s website is not part of this proxy statement/prospectus, and, therefore, is not incorporated herein by reference, and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus.

Neither Riverview Financial nor CBT Financial has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The PBCL and Riverview Financial’s articles of incorporation and bylaws provide for indemnification of its directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Riverview Financial’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Riverview Financial has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CONSOLIDATED FINANCIAL STATEMENTS OF RIVERVIEW FINANCIAL CORPORATION

Riverview Financial Corporation Statements

As of and for the Periods Ended March 31, 2017 and 2016

(Unaudited)

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Riverview Financial Corporation

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands, except share data)

	March 31, 2017	December 31, 2016
Assets:
Cash and due from banks	$10,852	$7,783
Interest-bearing deposits in other banks	11,552	11,337
Investment securities available-for-sale	72,741	73,113
Loans held for sale	522	652
Loans, net	464,481	409,343
Less: allowance for loan losses	4,329	3,732

Net loans	460,152	405,611
Premises and equipment, net	12,116	12,201
Accrued interest receivable	1,881	1,726
Goodwill	5,079	5,408
Intangible assets	1,241	1,405
Other assets	24,237	23,812

Total assets	$600,373	$543,048

Liabilities:
Deposits:
Noninterest-bearing	$79,127	$73,932
Interest-bearing	417,380	378,628

Total deposits	496,507	452,560
Short-term borrowings	30,000	31,500
Long-term debt	11,073	11,154
Accrued interest payable	203	192
Other liabilities	5,499	5,722

Total liabilities	543,282	501,128

Stockholders’ equity:
Preferred stock: no par value, authorized 3,000,000 shares; Series A convertible perpetual preferred stock, March 31, 2017, issued and outstanding 1,348,809 shares; December 31, 2016, no issued and outstanding shares	13,283
Common stock: no par value, authorized 5,000,000 shares; March 31, 2017, issued and outstanding 3,518,351 shares; December 31, 2016, issued and outstanding 3,237,859 shares	31,833	29,052
Capital surplus	224	220
Retained earnings	13,609	14,845
Accumulated other comprehensive loss	(1,858)	(2,197)

Total stockholders’ equity	57,091	41,920

Total liabilities and stockholders’ equity	$600,373	$543,048

See notes to consolidated financial statements.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Riverview Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(Dollars in thousands, except per share data)

For the three months ended March 31,	2017	2016
Interest income:
Interest and fees on loans:
Taxable	$4,285	$4,427
Tax-exempt	108	86
Interest and dividends on investment securities available-for-sale:
Taxable	564	401
Tax-exempt	47	136
Dividends	3	3
Interest on interest-bearing deposits in other banks	23	15
Interest on federal funds sold	6	1

Total interest income	5,036	5,069

Interest expense:
Interest on deposits	532	467
Interest on short-term borrowings	22	43
Interest on long-term debt	75	55

Total interest expense	629	565

Net interest income	4,407	4,504
Provision for loan losses	605	99

Net interest income after provision for loan losses	3,802	4,405

Noninterest income:
Service charges, fees and commissions	337	298
Commission and fees on fiduciary activities	30	19
Wealth management income	258	158
Mortgage banking income	82	82
Bank owned life insurance investment income	73	82
Net loss on sale of investment securities available-for-sale	(1)	(2)

Total noninterest income	779	637

Noninterest expense:
Salaries and employee benefits expense	2,836	2,151
Net occupancy and equipment expense	646	553
Amortization of intangible assets	164	76
Net cost of operation of other real estate owned	36	42
Other expenses	1,481	1,293

Total noninterest expense	5,163	4,115

Income (loss) before income taxes	(582)	927
Income tax expense (benefit)	(15)	174

Net income (loss)	(567)	753
Dividends on preferred stock	(185)

Net income (loss) available to common stockholders	(752)	753
Undistributed loss allocated to preferred stockholders	347

Distributed and undistributed earnings (loss) allocated to common stockholders	$(405)	$753

Other comprehensive income (loss):
Unrealized gain on investment securities available-for-sale	$512	$507
Reclassification adjustment for net loss on sale of investment securities available-for-sale included in net income	1	2

Other comprehensive income	513	509
Income tax expense related to other comprehensive income	174	173
Other comprehensive income, net of income taxes	339	336

Comprehensive income (loss)	$(228)	$1,089

Per share data:
Net income:
Basic	$(0.12)	$0.23
Diluted	$(0.12)	$0.23
Average common shares outstanding:
Basic	3,454,704	3,206,501
Diluted	3,454,704	3,222,005
Dividends declared	$0.14	$0.14

See notes to consolidated financial statements.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Riverview Financial Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

(Dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2016		$28,681	$180	$13,550	$(108)	$42,303
Net income				753		753
Other comprehensive income, net of income taxes					336	336
Compensation cost of option grants			11			11
Issuance under ESPP Plan: 1,383 shares		17				17
Dividends declared, $0.14 per share				(442)		(442)

Balance, March 31, 2016		$28,698	$191	$13,861	$228	$42,978

Balance, January 1, 2017		$29,052	$220	$14,845	$(2,197)	$41,920
Net loss				(567)		(567)
Other comprehensive income, net of income taxes					339	339
Compensation cost of option grants			4			4
Issuance of 269,885 common shares		2,658				2,658
Issuance of 1,348,809 preferred shares	$13,283					13,283
Issuance under ESPP, 401k and DRP plans: 10,607 shares		123				123
Dividends declared: $0.14 per share				(669)		(669)

Balance, March 31, 2017	$13,283	$31,833	$224	$13,609	$(1,858)	$57,091

See notes to consolidated financial statements.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Riverview Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands, except per share data)

For the Three Months Ended March 31,	2017		2016
Cash flows from operating activities:
Net income (loss)		$(567)		$753
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of premises and equipment		195		175
Provision for loan losses		605		99
Stock based compensation		4		11
Net amortization of investment securities available-for-sale		103		138
Net loss on sale of other real estate owned		36		42
Net loss on sale of investment securities available-for-sale		1		2
Amortization of purchase adjustment on loans		(43)		(115)
Amortization of intangible assets		164		77
Deferred income taxes		(48)		186
Proceeds from sale of loans originated for sale		4,558		4,769
Net gain on sale of loans originated for sale		(82)		(82)
Loans originated for sale		(4,346)		(4,191)
Bank owned life insurance investment income		(73)		(82)
Net change in:
Accrued interest receivable		(155)		(16)
Other assets		(603)		(531)
Accrued interest payable		11		31
Other liabilities		(223)		(877)

Net cash provided by (used in) operating activities		(463)		389

Cash flows from investing activities:
Investment securities available-for-sale:
Purchases				(1,038)
Proceeds from repayments		782		1,846
Proceeds from sales				2,095
Proceeds from the sale of other real estate owned		215		724
Net decrease in restricted equity securities		60		719
Net (increase) decrease in loans		(55,290)		6,855
Purchases of premises and equipment		(110)		(151)
Business disposition, net of cash		329

Net cash provided by (used in) investing activities		(54,014)		11,050

Cash flows from financing activities:
Net increase in deposits		43,947		7,162
Net decrease in short-term borrowings		(1,500)		(17,575)
Repayment of long-term debt		(81)
Proceeds from long-term debt				2,050
Issuance under ESPP, 401k and DRP plans		123		17
Issuance of common stock		2,658
Issuance of preferred stock		13,283
Cash dividends paid		(669)		(442)

Net cash provided by (used in) financing activities		57,761		(8,788)

Net increase in cash and cash equivalents		3.284		2,651
Cash and cash equivalents—beginning		19,120		22,688

Cash and cash equivalents—ending		$22,404		$25,339

Supplemental disclosures:
Cash paid during the period for:
Interest		$927		$534

Income taxes	$		$

Noncash items from investing activities:
Other real estate acquired in settlement of loans		$187		$876

See notes to consolidated financial statements.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Riverview Financial Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1. Summary of significant accounting policies:

Nature of Operations

Riverview Financial Corporation, a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiary, Riverview Bank. For purposes of these notes, Riverview Financial is referred to as “the Company” and Riverview Bank is referred to as “the Bank.” The Company services its retail and commercial customers through 17 full-service community banking offices located within Berks, Dauphin, Northumberland, Perry, Schuylkill and Somerset Counties in Pennsylvania.

Basis of presentation:

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial information and with the instructions to Form S-4 and Article 10-01 of Regulation S-X. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current year’s presentation. These reclassifications did not have any effect on the operating results or financial position of the Company. The operating results and financial position of the Company for the three months ended and as of March 31, 2017, are not necessarily indicative of the results of operations and financial position that may be expected in the future. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Riverview Financial and notes thereto included in this document beginning on page F-39 the Company’s 2016 Annual Report on Form 10-K, filed on March 29, 2017.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses, fair value of financial instruments, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of deferred tax assets, determination of other-than-temporary impairment losses on securities and impairment of goodwill. Actual results could differ from those estimates.

Recent Accounting Standards

In February 2015, FASB issued ASU No. 2015-02, Consolidation (Topic 810): “Amendments to the Consolidation Analysis”, which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain legal entities. The amendments in the standard affect limited partnerships and similar legal entities, evaluating fees paid to a decision maker or a service provider as a variable interest, the effect of fee arrangements on the primary beneficiary determination, the effect of related parties on the primary beneficiary determination, and certain investment funds. We adopted the amendments in this ASU effective January 1, 2016. The adoption of ASU No. 2015-02 did not have a material impact on our consolidated financial statements.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments”. The new guidance requires that adjustments to provisional amounts identified during the measurement period of a business combination be recognized in the reporting period in which the adjustment amounts are determined. Furthermore, the income statement effects of such adjustments, if any, must be calculated as if the accounting had been completed at the acquisition date reflecting the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. Under previous guidance, adjustments to provisional amounts identified during the measurement period are to be recognized retrospectively. ASU 2015-16 was effective for us on January 1, 2016 and did not have a significant impact on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in ASU 2016-01, among other things: requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently assessing the impact that ASU 2016-01 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting”. The amendments in this ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. In addition, the amendments in this ASU require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments were effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The adoption of ASU No. 2016-07 did not have a material effect on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Shares-Based Payment Accounting”. The amendments in this ASU simplify several aspects of the accounting for share-based payment award transactions including: income tax consequences; classification of awards as either equity or liabilities; and classification on the statement of cash flows. The amendments were effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of ASU No. 2016-09 did not have a material effect on our consolidated financial statements.

In June 2016, the FASB ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We have dedicated staff and resources in place evaluating the Company’s options including evaluating the appropriate model options and collecting and reviewing loan data for use in these models. The Company is currently still assessing the impact that this new guidance will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”. The update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This new accounting guidance will be effective for interim and annual reporting periods beginning after December 15, 2019. The Company does not expect the adoption of the new accounting guidance to have a material effect on the statement of cash flow.

In December 2016, the FASB issued ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. ASU 2016-20 updates the new revenue standard by clarifying issues that have arisen from ASU 2014-09, but does not change the core principle of the new standard. The issues addressed in this ASU include: (i) Loan guarantee fees; (ii) Impairment testing of contract costs; (iii) Interaction of impairment testing with guidance in other topics; (iv) Provisions for losses on construction-type and production-type contracts; (v) Scope of Topic 606; (vi) Disclosure of remaining performance obligations; (vii) Disclosure of prior-period performance obligations; (viii) Contract modifications; (ix) Contract asset vs. receivable; (x) Refund liability; (xi) Advertising costs; (xii) Fixed-odds wagering contracts in the casino industry; and (xiii) Cost capitalization for advisors to private funds and public funds. The updated guidance is effective for

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

interim and annual reporting periods beginning after December 15, 2017. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. Our revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. ASU 2016-20 and 2014-09 could require us to change how we recognize certain revenue streams within non-interest income, however, we do not expect these changes to have a significant impact on our financial statements. We continue to evaluate the impact of ASU 2016-20 and 2014-09 on our Company and expect to adopt the standard in the first quarter of 2018 with a cumulative effect adjustment to opening retained earnings, if such adjustment is deemed to be significant.

In January 2017, FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The ASU clarifies the definition of a business to assist with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The guidance is not expected to have a significant impact on the Company’s financial positions, results of operations or disclosures.

In January 2017, the FASB issued ASU No. 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements at the 2015 22, 2016 and November 17, 2016 EITF Meetings”. The ASU adds an SEC paragraph to ASUs 2014-09, 2016-02 and 2016-13 which specifies the SEC staff view that a registrant should evaluate ASUs that have not yet been adopted to determine the appropriate disclosure about the potential material effects of those ASUs on the financial statements when adopted. The guidance also specifies the SEC staff view on financial statement disclosures when the company does not know or cannot reasonably estimate the impact that adoption of the ASUs will have on the financial statements. The ASU also conforms to SEC guidance on accounting for tax benefits resulting from investments in affordable housing projects to the guidance in ASU 2014-01, Investments—Equity Method and Joint Ventures (Topic 323). The amendments in this update are effective upon issuance. The guidance did not have a significant impact on our consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The ASU simplifies the subsequent measurement of goodwill and eliminates Step 2 from the goodwill impairment test. The Company should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The impairment charge is limited to the amount of goodwill allocated to that reporting unit. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The guidance is not expected to have a significant impact on the Company’s financial positions, results of operations or disclosures.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets”. The amendments clarify that a financial asset is within the scope of Topic 610 if it meets the definition of an in substance nonfinancial asset. The amendments also define the term in substance nonfinancial asset. The amendments clarify that nonfinancial assets within the scope of Topic 610 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. A contract that includes the transfer of ownership interests in one or more consolidated subsidiaries is

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

within the scope of Topic 610 if substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets. The amendments clarify that an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counterparty and derecognize each asset when a counterparty obtains control of it. The guidance is effective for public business entities for annual periods beginning after December 15, 2017 and interim periods therein. Entities may use either a full or modified approach to adopt the ASU. The Company is assessing ASU 2017-05 and does not expect it to have a material impact on its accounting and disclosures.

In March 2017, the FASB issued ASU 2017-07, “Compensation—Retirement Benefits (Topic 715)”, which requires employers that offer or maintain defined benefit plans to disaggregate the service component from the other components of net benefit cost and provides guidance on presentation of the service component and the other components of net benefit cost in the statement of operations. The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In March 2017, FASB issued ASU No. 2017-08, “Receivables—Nonrefundable Fees and Other Costs (Topic 310), Premium Amortization on Purchased Callable Debt Securities”. These amendments shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company is assessing the impact of ASU 2017-08 on its accounting and disclosures.

2. Other comprehensive income (loss):

The components of other comprehensive income (loss) and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income (Loss). The accumulated other comprehensive income (loss) included in the Consolidated Balance Sheets relates to net unrealized gains and losses on investment securities available-for-sale and benefit plan adjustments.

The components of accumulated other comprehensive income (loss) included in stockholders’ equity at March 31, 2017 and December 31, 2016 is as follows:

	March 31, 2017	December 31, 2016
Net unrealized loss on investment securities available-for-sale	$(2,000)	$(2,513)
Related income taxes	(680)	(854)

Net of income taxes	(1,320)	(1,659)

Benefit plan adjustments	(815)	(815)
Related income taxes	(277)	(277)

Net of income taxes	(538)	(538)

Accumulated other comprehensive income (loss)	$(1,858)	$(2,197)

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Other comprehensive income (loss) and related tax effects for the three months ended March 31, 2017 and 2016 is as follows:

Three months ended March 31,	2017	2016
Unrealized gain (loss) on investment securities available-for-sale	$512	$507
Net loss on the sale of investment securities available-for-sale (1)	1	2

Other comprehensive income (loss) gain before taxes	513	509
Income tax expense (benefit)	174	173

Other comprehensive income (loss)	$339	$336

(1)	Represents amounts reclassified out of accumulated comprehensive income and included in gains on sale of investment securities on the consolidated statements of income and comprehensive income.

3. Earnings per share:

Basic earnings per share represent distributed and undistributed earnings allocated to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

The following table provides a reconciliation between the computation of basic earnings per share and diluted earnings per share for the three months ended March 31, 2017 and 2016:

	Three Months ended March 31,
	Income Numerator	Common Shares Denominator	EPS
2017:
Basic	$(405)	3,454,704	$(0.12)
Dilutive effect of potential common stock options

Diluted	$(405)	3,454,704	$(0.12)

2016:
Basic	$753	3,206,501	$0.23
Dilutive effect of potential common stock options		15,504

Diluted	$753	3,222,005	$0.23

Approximately 43,000 outstanding stock options for the three months ended March 31, 2017 were excluded from the diluted earnings per share calculation because their effect was antidilutive, while there were 25,300 outstanding stock options for the three months ended March 31, 2016 that were excluded from the diluted earnings per share calculation because of their antidilutive effect.

On January 20, 2017, Riverview announced that it has entered into agreements with accredited investors and qualified institutional buyers to raise approximately $17.0 million in common and preferred equity, before

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

expenses, through the private placement of 269,885 shares of its no par value common stock at a price of $10.50 per share and 1,348,809 shares of a newly created Series A convertible, perpetual preferred stock (the “Series A preferred stock”) at a price of $10.50 per share.

The Series A preferred stock has the following terms:

•	Dividends: Holders of the Series A preferred stock are entitled to receive dividends when, as, and if declared by the Company’s board of directors, in the same per share amount as paid on the number of shares of common stock with respect to the number of shares of common stock into which the shares of Series A preferred stock would be converted in accordance with the Articles of Amendment, and no dividends would be payable on the common stock unless a dividend identical to that paid on the common stock is payable at the same time on the Series A preferred stock on an as-converted basis.

•	Conversion: Each share of Series A preferred stock will automatically convert into one share of non-voting common stock effective as of the close of business on the date that the Company obtains shareholder approval for and files an amendment to the Articles of Incorporation to authorize a class of non-voting common stock. Unless the shares of Series A preferred stock have previously been converted into shares of non-voting common stock as described above, each share of Series A preferred stock will automatically convert into one share of voting common stock upon a “Permissible Transfer” of such shares of Series A preferred stock to a non-affiliate of such holder or may be converted into one share of voting common stock at any time, provided that, upon such conversion, the holder and its affiliates will not own more than 9.9% of the Company’s voting securities, or such greater amount as shall have been indicated to be non-objectionable to bank regulatory authorities.

•	Priority: The Series A preferred stock will rank, as to payments of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company with the common stock pro rata on an as-converted basis.

•	Voting: Holders of Series A preferred stock will have no voting rights except as may be required by law. If the holders of Series A preferred stock are entitled by law to vote as a single class with the holders of outstanding shares of common stock, each share of Series A preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which such share is convertible.

•	Preemptive Rights: Holders of Series A preferred stock have pre-emptive rights to maintain their percent ownership with respect to stock issued for capital raising and financing purposes.

•	Redemption: The Series A preferred stock will not be redeemable by either the Company or by the holder.

The contractual terms of the outstanding Series A preferred stock provide holders with contractual rights and obligations to participate in the earnings and share in the losses of the Company on a basis that is objectively determinable and, accordingly, the Company applied the two-class method of computing basic earnings per common share.

The additional capital allowed Riverview to announce on April 20, 2017, the execution of a definitive business combination agreement to form a strategic partnership with CBT Financial Corp. This action will form a combined community banking franchise with approximately $1.2 billion of assets and will provide enhanced products and services through 33 banking locations covering 12 Pennsylvania counties.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

4. Investment securities:

The amortized cost and fair value of investment securities available-for-sale aggregated by investment category at March 31, 2017 and December 31, 2016 are summarized as follows:

March 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$5,084		$30	$5,054
State and municipals:
Taxable	43,637	$292	1,365	42,564
Tax-exempt	5,747	29	35	5,741
Mortgage-backed securities:
U.S. Government agencies	1,738		13	1,725
U.S. Government-sponsored enterprises	8,813	28	206	8,635
Corporate debt obligations	9,539		707	8,832
Equity securities, financial services	183	7		190

Total	$74,741	$356	$2,356	$72,741

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$5,088		$67	$5,021
State and municipals:
Taxable	44,045	$234	1,885	42,394
Tax-exempt	5,748	3	77	5,674
Mortgage-backed securities:
U.S. Government agencies	1,905		15	1,890
U.S. Government-sponsored enterprises	9,115	28	247	8,896
Corporate debt obligations	9,542		492	9,050
Equity securities, financial services	183	5		188

Total	$75,626	$270	$2,783	$73,113

The maturity distribution of the fair value, which is the net carrying amount, of the debt securities classified as available-for-sale at March 31, 2017, is summarized as follows:

March 31, 2017	Fair Value
Within one year	$257
After one but within five years	7,319
After five but within ten years	9,353
After ten years	45,262

62,191
Mortgage-backed securities	10,360

Total	$72,551

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Securities with a carrying value of $47,609 and $47,576 at March 31, 2017 and December 31, 2016, respectively, were pledged to secure public deposits and repurchase agreements as required or permitted by law.

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and state and local municipalities. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At March 30, 2017 and December 31, 2016, there were no significant concentrations of credit risk from any one issuer, with the exception of U.S. Government agencies and sponsored enterprises that exceeded 10.0 percent of stockholders’ equity.

The fair value and gross unrealized losses of investment securities with unrealized losses for which an other-than-temporary impairment (“OTTI”) has not been recognized at March 31, 2017 and December 31, 2016, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less Than 12 Months		12 Months or More		Total
March 31, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$5,054	$30			$5,054	$30
State and municipals:
Taxable	30,449	1,361	$286	$4	30,735	1,365
Tax-exempt	2,165	35			2,165	35
Mortgage-backed securities:
U.S. Government agencies	1,725	13			1,725	13
U.S. Government-sponsored enterprises	6,307	206			6,307	206
Corporate debt obligation	8,832	707			8,832	707

Total	$54,532	$2,352	$286	$4	$54,818	$2,356

	Less Than 12 Months		12 Months or More		Total
December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$5,021	$67			$5,021	$67
U.S. Government-sponsored enterprises
State and municipals:
Taxable	30,895	1,876	$282	$9	31,177	1,885
Tax-exempt	3,998	77			3,998	77
Mortgage-backed securities:
U.S. Government agencies	1,891	15			1,891	15
U.S. Government-sponsored enterprises	7,412	247			7,412	247
Corporate debt obligation	9,050	492			9,050	492

Total	$58,267	$2,774	$282	$9	$58,549	$2,783

The Company had 70 investment securities, consisting of three U.S. Treasury notes, 44 taxable state and municipal obligations, four tax-exempt state and municipal obligations, 15 mortgage-backed securities and four corporate debt obligations that were in unrealized loss positions at March 31, 2017. Of these securities, one taxable state and municipal obligation was in a continuous unrealized loss position for twelve months or more. Management does not consider the unrealized losses on the debt securities, as a result of changes in interest rates, to be OTTI based on historical evidence that indicates the cost of these securities is recoverable within a

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

reasonable period of time in relation to normal cyclical changes in the market rates of interest. Moreover, because there has been no material change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and management does not intend to sell these securities and it is unlikely that the Company will be required to sell these securities before recovery of their amortized cost basis, which may be maturity, the Company does not consider the unrealized losses to be OTTI at March 31, 2017. There was no OTTI recognized for the three months ended March 31, 2017 and 2016.

The Company had 80 investment securities, consisting of three U.S. Treasury notes, 49 taxable state and municipal obligations, seven tax-exempt state and municipal obligations, 17 mortgage-backed securities and four corporate debt obligations that were in unrealized loss positions at December 31, 2016. Of these securities, one taxable state and municipal obligation was in a continuous unrealized loss position for twelve months or more.

5. Loans, net and allowance for loan losses:

The major classifications of loans outstanding, net of deferred loan origination fees and costs at March 31, 2017 and December 31, 2016 are summarized as follows. Net deferred loan costs were $997 and $1,077 at March 31, 2017 and December 31, 2016.

	March 31, 2017	December 31, 2016
Commercial	$53,260	$51,166
Real estate:
Construction	8,439	8,605
Commercial	267,473	212,550
Residential	128,833	130,874
Consumer	6,476	6,148

Total	$464,481	$409,343

The changes in the allowance for the loan losses account by major classification of loan for the three months ended March 31, 2017 and 2016 are presented as follows:

		Real Estate
March 31, 2017	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance January 1, 2017	$629	$160	$2,110	$789	$44		$3,732
Charge-offs				(7)	(5)		(12)
Recoveries			3	1			4
Provisions	(4)		432	38	15	$124	605

Ending balance	$625	$160	$2,545	$821	$54	$124	$4,329

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

		Real Estate
March 31, 2016	Commercial	Construction	Commercial	Residential	Consumer	Unallocated		Total
Allowance for loan losses:
Beginning Balance January 1, 2016	$1,298	$202	$2,227	$613	$25	$		$4,365
Charge-offs	(723)		(24)		(11)			(758)
Recoveries	9			1	1			11
Provisions	(18)	(109)	8	140	15		63	99

Ending balance	$566	$93	$2,211	$754	$30		$63	$3,717

The allocation of the allowance for loan losses and the related loans by major classifications of loans at March 31, 2017 and December 31, 2016 is summarized as follows:

		Real Estate
March 31, 2017	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance	$625	$160	$2,545	$821	$54	$124	$4,329

Ending balance: individually evaluated for impairment	1		160				161

Ending balance: collectively evaluated for impairment	$624	$160	$2,385	$821	$54	$124	$4,168

Loans receivable:
Ending balance	$53,260	$8,439	$267,473	$128,833	$6,476		$464,481

Ending balance: individually evaluated for impairment	850		4,032	2,447			7,329

Ending balance: collectively evaluated for impairment	$52,410	$8,439	$263,441	$126,386	$6,476		$457,152

		Real Estate
December 31, 2016	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance	$629	$160	$2,110	$789	$44		$3,732

Ending balance: individually evaluated for impairment	8		140				148

Ending balance: collectively evaluated for impairment	$621	$160	$1,970	$789	$44		$3,584

Loans receivable:
Ending balance	$51,166	$8,605	$212,550	$130,874	$6,148		$409,343

Ending balance: individually evaluated for impairment	966		3,924	2,515			7,405

Ending balance: collectively evaluated for impairment	$50,200	$8,605	$208,626	$128,359	$6,148		$401,938

The Company segments loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation,

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

public information, and current economic trends, among other factors. Loans are individually analyzed for credit risk by classifying them within the Company’s internal risk rating system. The Company’s risk rating classifications are defined as follows:

•	Pass- A loan to borrowers with acceptable credit quality and risk that is not adversely classified as Substandard, Doubtful, Loss nor designated as Special Mention.

•	Special Mention- A loan that has potential weaknesses that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institution’s credit position at some future date. Special Mention loans are not adversely classified since they do not expose the Company to sufficient risk to warrant adverse classification.

•	Substandard- A loan that is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

•	Doubtful—A loan classified as Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss- A loan classified as Loss is considered uncollectible and of such little value that its continuance as bankable loan is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

The following tables present the major classification of loans summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system at March 31, 2017 and December 31, 2016:

March 31, 2017	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$50,233	$1,357	$1,670		$53,260
Real estate:
Construction	8,439				8,439
Commercial	256,199	7,627	3,647		267,473
Residential	127,410	28	1,395		128,833
Consumer	6,476				6,476

Total	$448,757	$9,012	$6,712		$464,481

December 31, 2016:	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$47,765	$1,604	$1,797		$51,166
Real estate:
Construction	8,605				8,605
Commercial	200,636	8,063	3,851		212,550
Residential	129,320	28	1,526		130,874
Consumer	6,148				6,148

Total	$392,474	$9,695	$7,174		$409,343

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Information concerning nonaccrual loans by major loan classification at March 31, 2017 and December 31, 2016 is summarized as follows:

	March 31, 2017	December 31, 2016
Commercial	$246	$356
Real estate:
Construction
Commercial	584	359
Residential	895	671
Consumer

Total	$1,725	$1,386

The major classifications of loans by past due status at March 31, 2017 and December 31, 2016 are summarized as follows:

March 31, 2017	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
Commercial	$487	$1,136	$145	$1,768	$51,492	$53,260	$20
Real estate:
Construction					8,439	8,439
Commercial	368	54	245	667	266,806	267,473
Residential	2,372	430	660	3,462	125,371	128,833	169
Consumer	17	1		18	6,458	6,476

Total	$3,244	$1,621	$1,050	$5,915	$458,566	$464,481	$189

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due		Greater than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
Commercial	$580	$		$214	$794	$50,372	$51,166	$
Real estate:
Construction	22				22	8,583	8,605
Commercial	784		97	11	892	211,658	212,550
Residential	905		256	592	1,753	129,121	130,874		357
Consumer	6			2	8	6,140	6,148		2

Total	$2,297		$353	$819	$3,469	$405,874	$409,343		$359

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

The following tables summarize information concerning impaired loans as of and for the three months ended March 31, 2017 and March 31, 2016, and as of and for the year ended, December 31, 2016 by major loan classification:

					This Quarter
March 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$730	$730	$		$767	$8
Real estate:
Construction
Commercial	3,165	3,165			3,230	36
Residential	2,447	2,585			2,641	33
Consumer

Total	6,342	6,480			6,638	77

With an allowance recorded:
Commercial	120	120		1	122
Real estate:
Construction
Commercial	867	867		160	709	6
Residential
Consumer

Total	987	987		161	831	6

Commercial	850	850		1	889	8
Real estate:
Construction
Commercial	4,032	4,032		160	3,939	42
Residential	2,447	2,585			2,641	33
Consumer

Total	$7,329	$7,467		$161	$7,469	$83

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

					For the Year Ended
December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$225	$225	$		$225	$
Real estate:
Construction
Commercial	3,094	3,094			3,168		147
Residential	2,515	2,652			2,747		130
Consumer

Total	5,834	5,971			6,140		277

With an allowance recorded:
Commercial	741	741		8	761		30
Real estate:
Construction
Commercial	830	830		140	840
Residential
Consumer

Total	1,571	1,571		148	1,601		30

Commercial	966	966		8	986		30
Real estate:
Construction
Commercial	3,924	3,924		140	4,008		147
Residential	2,515	2,652			2,747		130
Consumer

Total	$7,405	$7,542		$148	$7,741		$307

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

					This Quarter
March 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$898	$2,021	$		$1,395	$7
Real estate:
Construction
Commercial	3,997	4,004			4,016	45
Residential	2,781	2,918			3,015	34
Consumer

Total	7,676	8,943			8, 426	86

With an allowance recorded:
Commercial	135	135		1	136
Real estate:
Construction
Commercial	401	401		7	400
Residential	120	120		33	121	1
Consumer

Total	656	656		41	657	1

Commercial	1,033	2,156		1	1,531	7
Real estate:
Construction
Commercial	4,398	4,405		7	4,416	45
Residential	2,901	3,038		33	3,136	35
Consumer

Total	$8,332	$9,599		$41	$9,083	$87

For the three months ended March 31, interest income, related to impaired loans, would have been $26 in 2017 and $47 in 2016 had the loans been current and the terms of the loans not been modified.

Included in the commercial loan and commercial and residential real estate categories are troubled debt restructurings that are classified as impaired. Troubled debt restructurings totaled $6,021 at March 31, 2017, $6,208 at December 31, 2016 and $6,998 at March 31, 2016.

Troubled debt restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower’s financial condition and a concession has been granted that the Company would not otherwise consider. Unless on nonaccrual, interest income on these loans is recognized when earned, using the interest method. The Company offers a variety of modifications to borrowers that would be considered concessions. The modification categories offered generally fall within the following categories:

•	Rate Modification—A modification in which the interest rate is changed to a below market rate.

•	Term Modification—A modification in which the maturity date, timing of payments or frequency of payments is changed.

•	Interest Only Modification—A modification in which the loan is converted to interest only payments for a period of time.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

•	Payment Modification—A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

•	Combination Modification—Any other type of modification, including the use of multiple categories above.

There was one loan modified as a troubled debt restructuring for the three months ended March 31, 2017 for $29. There were no loans modified as troubled debt restructurings for the three months ended March 31, 2016. During the three months ending March 31, 2017, there were four defaults on loans restructured, totaling $1,229. During the three months ending March 31, 2016, there were no defaults on loans restructured.

Purchased loans are initially recorded at their acquisition date fair values. The carryover of the allowance for loan losses is prohibited as any credit losses in the loans are included in the determination of the fair value of the loans at the acquisition date. Fair values for purchased loans are based on a cash flow methodology that involves assumptions and judgments as to credit risk, default rates, loss severity, collateral values, discount rates, payment speeds, and prepayment risk.

As part of its acquisition due diligence process, the Bank reviews the acquired institution’s loan grading system and the associated risk rating for loans. In performing this review, the Bank considers cash flows, debt service coverage, delinquency status, accrual status, and collateral for the loan. This process allows the Bank to clearly identify the population of acquired loans that had evidence of deterioration in credit quality since origination and for which it was probable, at acquisition, that the Bank would be unable to collect all contractually required payments. All such loans identified by the Bank are considered to be within the scope of ASC 310-30, Loan and Debt Securities Acquired with Deteriorated Credit Quality and are identified as “Purchased Credit Impaired Loans”.

As a result of the merger with Citizens, effective December 31, 2015, the Bank identified ten purchased credit impaired (“PCI”) loans. As part of the consolidation with Union, effective November 1, 2013, the Bank identified fourteen PCI loans. For all PCI loans, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount. The non-accretable discount represents estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require the Bank to evaluate the need for an allowance for loan losses on these loans. Subsequent improvements in expected cash flows result in the reversal of a corresponding amount of the non-accretable discount which the Bank then reclassifies as an accretable discount that is recognized into interest income over the remaining life of the loan. The Bank’s evaluation of the amount of future cash flows that it expects to collect is based on a cash flow methodology that involves assumptions and judgments as to credit risk, collateral values, discount rates, payment speeds, and prepayment risk. Charge-offs of the principal amount on purchased impaired loans are first applied to the non-accretable discount.

For purchased loans that are not deemed impaired at acquisition, credit discounts representing principal losses expected over the life of the loans are a component of the initial fair value, and the discount is accreted to interest income over the life of the asset. Subsequent to the purchase date, the method used to evaluate the sufficiency of the credit discount is similar to originated loans, and if necessary, additional reserves are recognized in the allowance for loan losses.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

The following is a summary of the loans acquired in the Union merger as of November 1, 2013, the date of the consolidation:

Union	Purchased Credit Impaired Loans	Purchased Non- Impaired Loans	Total Purchased Loans
Contractually required principal and interest at acquisition	$10,290	$92,704	$102,994
Contractual cash flows not expected to be collected	(5,487)	(9,492)	(14,979)

Expected cash flows at acquisition	4,803	83,212	88,015
Interest component of expected cash flows	(386)	(12,278)	(12,664)

Basis in acquired loans at acquisition – estimated fair value	$4,417	$70,934	$75,351

The unpaid principal balances and the related carrying amount of Union acquired loans as of March 31, 2017 and December 31, 2016 were as follows:

	March 31 2017	December 31, 2016
Credit impaired purchased loans evaluated individually for incurred credit losses
Outstanding balance	$785	$793
Carrying Amount	458	463
Other purchased loans evaluated collectively for incurred credit losses
Outstanding balance	36,111	38,901
Carrying Amount	35,347	38,077
Total Purchased Loans
Outstanding balance	36,896	39,694
Carrying Amount	$35,805	$38,540

As of the indicated dates, the changes in the accretable discount related to the purchased credit impaired loans were as follows:

	Three Months Ended
	March 31, 2017	March 31, 2016
Balance—beginning of period	$164	$307
Accretion recognized during the period	(13)	(94)
Net reclassification from non-accretable to accretable	7	46

Balance—end of period	$158	$259

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

The following is a summary of the loans acquired in the Citizens’ merger as of December 31, 2015, the effective date of the merger:

Citizens	Purchased Credit Impaired Loans	Purchased Non- Impaired Loans	Total Purchased Loans
Contractually required principal and interest at acquisition	$894	$81,780	$82,674
Contractual cash flows not expected to be collected	(237)	(13,517)	(13,754)

Expected cash flows at acquisition	657	68,263	68,920
Interest component of expected cash flows	(217)	(10,841)	(11,058)

Basis in acquired loans at acquisition – estimated fair value	$440	$57,422	$57,862

The unpaid principal balances and the related carrying amount of Citizens acquired loans as of March 31, 2017 and December 31, 2016 were as follows:

	March 31, 2017	December 31, 2016
Credit impaired purchased loans evaluated individually for incurred credit losses
Outstanding balance	$512	$608
Carrying Amount	343	424
Other purchased loans evaluated collectively for incurred credit losses
Outstanding balance	43,837	45,842
Carrying Amount	43,596	45,593
Total Purchased Loans
Outstanding balance	44,349	46,450
Carrying Amount	$43,939	$46,017

As of the indicated dates, the changes in the accretable discount related to the purchased credit impaired loans were as follows:

	March 31, 2017	March 31, 2016
Balance—beginning of period	$206	$217
Accretion recognized during the period	(10)	(6)
Net reclassification from non-accretable to accretable	(31)	2

Balance—end of period	$165	$213

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused portions of lines of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Off-balance sheet commitments at March 31, 2017, totaled $72,052, consisting of $32,912 in commitments to extend credit, $35,233 in unused portions of lines of credit and $3,907 in standby letters of credit. Due to fixed maturity dates, specified conditions within these instruments, and the ultimate needs of our customers, many will expire without being drawn upon. We believe that amounts actually drawn upon can be funded in the normal course of operations and therefore, do not represent a significant liquidity risk to us. In comparison, off-balance sheet commitments, at December 31, 2016, totaled $58,475, consisting of $26,042 in commitments to extend credit, $28,516 in unused portions of lines of credit and $3,917 in standby letters of credit.

6. Other assets:

The components of other assets at March 31, 2017 and December 31, 2016 are summarized as follows:

	March 31, 2017	December 31, 2016
Other real estate owned	$561	$625
Bank owned life insurance	11,930	11,857
Restricted equity securities	1,785	1,845
Deferred tax assets	7,275	7,402
Other assets	2,686	2,083

Total	$24,237	$23,812

7. Fair value estimates:

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosure under GAAP. Fair value estimates are calculated without attempting to estimate the value of anticipated future business and the value of certain assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements.

In accordance with FASB ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

Current fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction that is not a forced liquidation or distressed sale between participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

In accordance with GAAP, the Company groups its assets and liabilities generally measured at fair value into three levels based on market information or other fair value estimates in which the assets and liabilities are traded or valued and the reliability of the assumptions used to determine fair value. These levels include:

•	Level 1: Unadjusted quoted prices of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

An asset’s or liability’s placement in the fair value hierarchy is based on the lowest level of input that is significant to the fair value estimate.

The following methods and assumptions were used by the Company to calculate fair values and related carrying amounts of financial instruments:

Cash and cash equivalents: The carrying values of cash and cash equivalents as reported on the balance sheet approximate fair value.

Investment securities: The fair values of U.S. Treasury securities and marketable equity securities are based on quoted market prices from active exchange markets. The fair values of debt securities are based on pricing from a matrix pricing model.

Loans held for sale: The carrying value of loans held for sale as reported on the balance sheet approximate fair value.

Net loans: For adjustable-rate loans that re-price frequently and with no significant credit risk, fair values are based on carrying values. The fair values of other non-impaired loans are estimated using discounted cash flow analysis, using interest rates currently offered in the market for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.

Accrued interest receivable: The carrying value of accrued interest receivable as reported on the balance sheet approximates fair value.

Restricted equity securities: The carrying values of restricted equity securities approximate fair value, due to the lack of marketability for these securities.

Deposits: The fair values of noninterest-bearing deposits and savings, NOW and money market accounts are the amounts payable on demand at the reporting date. The fair value estimates do not include the benefit that results from such low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. For fixed-rate time deposits, the present value of future cash flows is used to estimate fair values. The discount rates used are the current rates offered for time deposits with similar maturities.

Short-term borrowings: The carrying values of short-term borrowings approximate fair value.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

Long-term debt: The fair value of fixed-rate long-term debt is based on the present value of future cash flows. The discount rate used is the current rate offered for long-term debt with the same maturity.

Accrued interest payable: The carrying value of accrued interest payable as reported on the balance sheet approximates fair value.

Off-balance sheet financial instruments:

The majority of commitments to extend credit, unused portions of lines of credit and standby letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at March 31, 2017 and December 31, 2016.

Assets and liabilities measured at fair value on a recurring basis at March 31, 2017 and December 31, 2016 are summarized as follows:

	Fair Value Measurement Using
March 31, 2017	Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Treasury securities	$5,054		$5,054
State and Municipals:
Taxable	42,564		42,564
Tax-exempt	5,741		5,741
Mortgage-backed securities:
U.S. Government agencies	1,725		1,725
U.S. Government-sponsored enterprises	8,635		8,635
Corporate debt obligations	8,832		8,832
Equity securities, financial services	190	$190

Total	$72,741	$190	$72,551

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

	Fair Value Measurement Using
December 31, 2016	Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Treasury securities	$5,021		$5,021
State and municipals:
Taxable	42,394		42,394
Tax-exempt	5,674		5,674
Mortgage-backed securities:
U.S. Government agencies	1,890		1,890
U.S. Government-sponsored enterprises	8,896		8,896
Corporate debt obligations	9,050		9,050
Equity securities, financial services	188	$188

Total	$73,113	$188	$72,925

Assets and liabilities measured at fair value on a nonrecurring basis at March 31, 2017 and December 31, 2016 are summarized as follows:

	Fair Value Measurement Using
March 31, 2017	Amount	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Loans held for sale	$522		$522
Other real estate owned	561			$561
Impaired loans, net of related allowance	827			827

Total	$1,910		$522	$1,388

	Fair Value Measurement Using
December 31, 2016	Amount	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Loans held for sale	$652		$652
Other real estate owned	625			$625
Impaired loans, net of related allowance	1,424			1,424

Total	$2,701		$652	$2,049

Fair values of impaired loans are based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Fair value of other real estate owned is generally determined through independent appraisals of the underlying collateral, which generally include various Level 3 inputs which are not identifiable. Appraisals may be adjusted

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company utilized Level 3 inputs to determine fair value at March 31, 2017 and December 31, 2016:

	Quantitative Information about Level 3 Fair Value Measurements
March 31, 2017	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Other real estate owned	$561	Appraisal of collateral	Appraisal adjustments	8.0% to 49.0% (23.0)%

			Liquidation expenses	7.0% to 8.0% (7.5)%

Impaired loans	$827	Appraisal of collateral	Appraisal adjustments	0.0% to 0.0% (0.0)%

			Liquidation expenses	7.0% to 7.0% (7.0)%

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2016	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Other real estate owned	$625	Appraisal of collateral	Appraisal adjustments	22.0% to 82.0% (45.0)%

			Liquidation expenses	3.0% to 6.0% (5.0)%

Impaired loans	$1,424	Discounted cash flow	Discount rate adjustments	3.75% to 5.50% (4.3)%

			Liquidation expenses	3.0% to 7.0% (4.5)%

Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level 3 Inputs which are not identifiable.

Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

Riverview Financial

Unaudited Financial Statements

As of and for the Period ended March 31, 2017

The carrying and fair values of the Company’s financial instruments at March 31, 2017 and December 31, 2016 and their placement within the fair value hierarchy are as follows:

		Fair Value Hierarchy
March 31, 2017	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$22,404	$22,404	$22,404
Investment securities	72,741	72,741	190	$72,551
Loans held for sale	522	522		522
Net loans	460,152	461,482			$461,482
Accrued interest receivable	1,881	1,881		1,881
Restricted equity securities	1,785	1,785	1,785
Financial liabilities:
Deposits	$496,507	$482,572		$482,572
Short-term borrowings	30,000	30,000		30,000
Long-term borrowings	11,073	11,068		11,068
Accrued interest payable	203	203		203

		Fair Value Hierarchy
December 31, 2016	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$19,120	$19,120	$19,120
Investment securities available-for-sale	73,113	73,113	188	$72,925
Loans held for sale	652	652		652
Net loans	405,611	407,561			$407,561
Accrued interest receivable	1,726	1,726		1,726
Restricted equity securities	1,845	1,845	1,845
Financial liabilities:
Deposits	$452,560	$438,744		$438,744
Short-term borrowings	31,500	31,500		31,500
Long-term borrowings	11,154	11,148		11,148
Accrued interest payable	192	192		192

Consolidated Financial Statements of Riverview Financial Corporation

As of and for the period ended December 31, 2016 and 2015

(Audited)

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of Riverview

Financial Corporation

We have audited the accompanying consolidated balance sheet of Riverview Financial Corporation and subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statement of income and comprehensive income (loss), change in stockholders’ equity, and cash flows for the year ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Riverview Financial Corporation and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

March 29, 2017

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Riverview Financial Corporation

Harrisburg, Pennsylvania

We have audited the accompanying consolidated balance sheet of Riverview Financial Corporation and its wholly-owned subsidiary (the “Company”) as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended. Riverview Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Riverview Financial Corporation and its wholly-owned subsidiary as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Smith Elliott Kearns & Company, LLC

SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

March 30, 2016

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Riverview Financial Corporation

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

December 31	2016	2015
Assets:
Cash and due from banks	$7,783	$14,679
Interest-bearing deposits in other banks	11,337	8,009
Investment securities available-for-sale	73,113	75,850
Loans held for sale	652	1,094
Loans, net	409,343	409,845
Less: allowance for loan losses	3,732	4,365

Net loans	405,611	405,480
Premises and equipment, net	12,201	12,373
Accrued interest receivable	1,726	1,594
Goodwill	5,408	4,757
Intangible assets	1,405	1,501
Other assets	23,812	24,112

Total assets	$543,048	$549,449

Liabilities:
Deposits:
Noninterest-bearing	$73,932	$70,106
Interest-bearing	378,628	378,236

Total deposits	452,560	448,342
Short-term borrowings	31,500	42,575
Long-term debt	11,154	9,350
Accrued interest payable	192	236
Other liabilities	5,722	6,643

Total liabilities	501,128	507,146

Stockholders’ equity:
Common stock, no par value, authorized 5,000,000 shares, issued and outstanding: 2016, 3,237,859 shares; 2015, 3,205,544 shares	29,052	28,681
Capital surplus	220	180
Retained earnings	14,845	13,550
Accumulated other comprehensive loss	(2,197)	(108)

Total stockholders’ equity	41,920	42.303

Total liabilities and stockholders’ equity	$543,048	$549,449

See notes to consolidated financial statements.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Riverview Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands, except per share data)

Year Ended December 31	2016	2015
Interest income:
Interest and fees on loans:
Taxable	$17,565	$15,333
Tax-exempt	451	293
Interest and dividends on investment securities:
Taxable	1,931	959
Tax-exempt	326	476
Dividends	8	13
Interest on interest-bearing deposits in other banks	53	37
Interest on federal funds sold	2

Total interest income	20,336	17,111

Interest expense:
Interest on deposits	1,793	1,679
Interest on short-term borrowings	84	81
Interest on long-term debt	295	169

Total interest expense	2,172	1,929

Net interest income	18,164	15,182
Provision for loan losses	453	1,472

Net interest income after provision for loan losses	17,711	13,710

Noninterest income:
Service charges, fees and commissions	1,278	1,021
Commission and fees on fiduciary activities	118	85
Wealth management income	825	748
Mortgage banking income	597	403
Bank owned life insurance investment income	345	217
Net gain (loss) on sale of investment securities available-for-sale	484	(17)

Total noninterest income	3,647	2,457

Noninterest expense:
Salaries and employee benefits expense	9,261	10,000
Net occupancy and equipment expense	2,165	2,700
Amortization of intangible assets	340	259
Net cost of operation of other real estate owned	331	323
Other expenses	5,232	4,789

Total noninterest expense	17,329	18,071

Income (loss) before income taxes	4,029	(1,904)
Income tax expense (benefit)	962	(1,150)

Net income (loss)	3,067	(754)

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available-for-sale	(2,728)	(41)
Reclassification adjustment for net (gain) loss on sales included in net income	(484)	17
Change in pension liability	47	(344)
Income tax benefit related to other comprehensive loss	(1,076)	(125)

Other comprehensive income (loss), net of income taxes	(2,089)	(243)

Comprehensive income (loss)	$978	$(997)

Per share data:
Net income:
Basic	$0.95	$(0.28)
Diluted	$0.95	$(0.28)
Average common shares outstanding:
Basic	3,219,339	2,710,558
Diluted	3,241,869	2,719,068
Dividends declared	$0.55	$0.55

See notes to consolidated financial statements

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Riverview Financial Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

For the Two Years Ended December 31, 2016	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total
Balance, January 1, 2015	$22,130	$148	$15,795	$135	$38,208
Net loss			(754)		(754)
Other comprehensive loss, net of income taxes				(243)	(243)
Dividends declared: $0.55 per share			(1,491)		(1,491)
Stock based compensation		32			32
Issuance of 492,178 shares of common stock in exchange for Citizens’ common stock	6,497				6,497
Issuance under ESPP plan: 3,775 shares	46				46
Proceeds from exercise of 750 stock options	8				8

Balance, December 31, 2015	28,681	180	13,550	(108)	42,303

Net income			3,067		3,067
Other comprehensive loss, net of income taxes				(2,089)	(2,089)
Dividends declared: $0.55 per share			(1,772)		(1,772)
Stock based compensation		40			40
Issuance under ESPP, 401k and dividend reinvestment plans: 32,315 shares	371				371

Balance, December 31, 2016	$29,052	$220	$14,845	$(2,197)	$41,920

See notes to consolidated financial statements

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Riverview Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except per share data)

Year Ended December 31	2016	2015
Cash flows from operating activities:
Net income (loss)	$3,067	$(754)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of premises and equipment	787	1,038
Provision for loan losses	453	1,472
Stock based compensation	40	32
Net amortization of investment securities available-for-sale	496	419
Net cost of operation of other real estate owned	331	323
Net (gain) loss on sale of investment securities available-for-sale	(484)	17
Amortization of purchase adjustment on loans	(756)	(276)
Amortization of intangible assets	340	259
Deferred income taxes	1,134	(1,164)
Proceeds from sale of loans originated for sale	28,461	21,699
Net gain on sale of loans originated for sale	(597)	(386)
Loans originated for sale	(27,422)	(22,191)
Bank owned life insurance investment income	(345)	(217)
Net change in:
Accrued interest receivable	(132)	(357)
Other assets	(458)	192
Accrued interest payable	(44)	82
Other liabilities	(921)	1,438

Net cash provided by operating activities	3,950	1,626

Cash flows from investing activities:
Investment securities available-for-sale:
Purchases	(46,006)	(16,805)
Proceeds from repayments	7,139	7,596
Proceeds from sales	38,380
Proceeds from the sale of other real estate owned	1,402	1,135
Net (increase) decrease in restricted equity securities	455	(872)
Net (increase) decrease in loans	(1,176)	(11,084)
Business acquisitions, net of cash	(895)	4,585
Purchases of premises and equipment	(615)	(1,496)
Purchase of bank owned life insurance	(27)
Proceeds from bank owned life insurance	279

Net cash used in investing activities	(1,064)	(16,941)

Cash flows from financing activities:
Net increase in deposits	4,218	1,673
Net increase (decrease) in short-term borrowings	(11,075)	21,500
Repayment of long-term debt	(246)	(5,000)
Proceeds from long-term debt	2,050	7,350
Payment of capital lease		(1,655)
Issuance under DRP, 401k and ESPP plans	371	46
Proceeds from exercise of option		8
Cash dividends paid	(1,772)	(1,491)

Net cash provided by (used in) financing activities	(6,454)	22,431

Net increase (decrease) in cash and cash equivalents	(3,568)	7,116
Cash and cash equivalents—beginning	22,688	15,572

Cash and cash equivalents—ending	$19,120	$22,688

Supplemental disclosures:
Cash paid during the period for:
Interest	$2,600	$1,847
Income taxes		$275
Noncash items from investing activities:
Other real estate acquired in settlement of loans	$1,348	$1,171

See notes to consolidated financial statements

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Riverview Financial Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1. Summary of significant accounting policies:

Nature of Operations:

Riverview Financial Corporation, a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiary, Riverview Bank. For purposes of these notes, Riverview Financial is referred to as “the Company” and Riverview Bank is referred to as “the Bank.” Effective December 31, 2015, The Citizens National Bank of Meyersdale (“Citizens”) merged with and into Riverview Bank, with Riverview Bank surviving (the “Merger”). The Company’s financial results reflect the merger of Citizens with and into Riverview Bank under the purchase method of accounting, with the Company treated as the acquirer from an accounting standpoint.

Riverview Bank, with sixteen full service offices and three limited purpose offices, is a full service commercial bank offering a wide range of traditional banking services and financial advisory, insurance and investment services to individuals, municipalities and small to medium sized businesses in its Central Pennsylvania market areas of Berks, Cumberland, Dauphin, Perry, Northumberland and Schuylkill counties as well as its Southwestern Pennsylvania market areas of Somerset, Cambria, Bedford and Westmoreland Counties.

The Bank is state-chartered under the jurisdiction of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. The Bank’s primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. The Bank primarily funds its loans by offering open time deposits to commercial enterprises and individuals. Other deposit product offerings include certificates of deposits and various demand deposit accounts. The Bank offers a broad range of financial advisory, investment and fiduciary services through its wealth management and trust operating divisions.

The wealth management and trust divisions did not meet the quantitative thresholds for required segment disclosure in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Bank’s sixteen community banking offices, all similar with respect to economic characteristics, share a majority of the following aggregation criteria: (i) products and services; (ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. Accordingly, they were aggregated into a single operating segment.

The Company faces competition primarily from commercial banks, thrift institutions and credit unions within the Central and Southwestern Pennsylvania markets, many of which are substantially larger in terms of assets and capital. In addition, mutual funds and security brokers compete for various types of deposits, and consumer, mortgage, leasing and insurance companies compete for various types of loans and leases. Principal methods of competing for banking and permitted nonbanking services include price, nature of product, quality of service and convenience of location.

The Company and the Bank are subject to regulations of certain federal and state regulatory agencies and undergo periodic examinations.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Basis of presentation:

The consolidated financial statements of the Company have been prepared in conformity with GAAP, Regulation S-X and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation. The Company also presents herein condensed parent company only financial information regarding Riverview Financial Corporation (“Parent Company”). Prior period amounts are reclassified when necessary to conform with the current year’s presentation. Such reclassifications had no effect on financial position or results of operations.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2016, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

Estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses, fair value of financial instruments, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of deferred tax assets, determination of other-than-temporary impairment losses on securities, impairment of goodwill and fair value of assets acquired and liabilities assumed in business combinations. Actual results could differ from those estimates.

Investment securities:

Investments securities are classified and accounted for as either held-to-maturity, available-for-sale, or trading account securities based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of such classifications at each reporting date. The Company classifies debt securities as held-to maturity when management has the positive intent and ability to hold such securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities are designated as available-for-sale when they are to be held for indefinite periods of time as management intends to use such securities to implement asset/liability strategies or to sell them in response to changes in interest rates, prepayment risk, liquidity requirements, or other circumstances identified by management. Available-for-sale securities are reported at fair value, with unrealized gains and losses, net of income taxes, excluded from earnings and reported in a separate component of stockholders’ equity. All marketable equity securities are accounted for at fair value. Estimated fair values for investment securities are based on market prices from a national pricing service. Realized gains and losses are computed using the specific identification method and are included in noninterest income. Premiums are amortized and discounts are accreted using the interest method over the contractual lives of investment securities. Investment securities that are bought and held principally for the purpose of selling them in the near term, in order to generate profits from market appreciation, are classified as trading account securities. Trading account securities are carried at market value. Interest on trading account securities is included in interest income. Profits or losses on trading account securities are included in noninterest income. All of the Company’s investment securities were classified as available-for-sale in 2016 and 2015. Transfers of securities between categories are recorded at fair value at the date of the transfer, with the accounting treatment of unrealized gains or losses determined by the category into which the security is transferred.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Management evaluates each investment security to determine if a decline in fair value below its amortized cost is an other-than-temporary impairment (“OTTI”) at least quarterly, and more frequently when economic or market concerns warrant an evaluation. Factors considered in determining whether an other-than-temporary impairment was incurred include: (i) the length of time and the extent to which the fair value has been less than amortized cost; (ii) the financial condition and near-term prospects of the issuer; (iii) whether a decline in fair value is attributable to adverse conditions specifically related to the security or specific conditions in an industry or geographic area; (iv) the credit-worthiness of the issuer of the security; (v) whether dividend or interest payments have been reduced or have not been made; (vi) an adverse change in the remaining expected cash flows from the security such that the Company will not recover the amortized cost of the security; (vii) whether management intends to sell the security; and (viii) if it is more likely than not that management will be required to sell the security before recovery. If a decline is judged to be other-than-temporary, the individual security is written-down to fair value with the credit related component of the write-down included in earnings and the non-credit related component included in other comprehensive income or loss. The assessment of whether an other-than-temporary impairment exists involves a high degree of subjectivity and judgment and is based on information available to management at a point in time.

Loans held for sale:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market with servicing rights released. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse.

As a result of the consolidation with Union Bancorp, Inc. (“Union”), the Bank continues to service loans that Union sold to the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”), and has recorded the corresponding servicing rights. The Bank receives servicing fees of approximately 0.25% of the outstanding loan balances. As of December 31, 2016 and 2015, loans serviced for the benefit of others totaled $4,291 and $5,143, respectively. No loans were sold to the FHLB-Pgh for the years ended December 31, 2016 and 2015.

Loans, net:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of deferred fees or costs. Interest income is accrued on the principal amount outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective interest method. Delinquency fees are recognized in income when chargeable, assuming collectability is reasonably assured.

Transfers of financial assets, which include loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (i) the assets have been isolated from the Company; (ii) the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The loan portfolio is segmented into commercial and retail loans. Commercial loans consist of commercial and commercial real estate loans. Retail loans consist of residential real estate and other consumer loans.

The Company makes commercial loans for real estate development and other business purposes required by the customer base. The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversion of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of these loans is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value of not greater than 80% and vary in terms. Commercial and commercial real estate loans generally have higher credit risk compared to residential mortgage loans and consumer loans, as they typically involve larger loan balances concentrated with single borrowers or groups of borrowers. In addition, the payment expectations on loans secured by income-producing properties typically depend on the successful operations of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s and any guarantor’s creditworthiness and the feasibility and cash flow potential of the financed project. Additional considerations include: location, market and geographic concentrations, loan to value, strength of guarantors and quality of tenants. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual consolidated financial statements on commercial real estate loans and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we consider and review a cash flow analysis of the borrower and guarantor, when applicable, and considers the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios , the ratio of earnings before debt service to debt service, of at least 1.2 times. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Residential mortgages, including home equity loans, are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages may have amortizations up to 30 years.

Consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state insolvency laws, may limit the amount that can be recovered on such loans.

Off-balance sheet financial instruments:

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused portions of lines of credit and standby letters of credit. These financial instruments are recorded in the consolidated financial statements when they are funded. Fees on commercial letters of credit and on unused available lines of credit are recorded as service charges, fees and commissions and are included in noninterest income when earned. The Company records an allowance for off-balance sheet credit losses, if deemed necessary, separately as a liability.

Nonperforming assets:

Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans include nonaccrual loans, troubled debt restructured loans and accruing loans past due 90 days or more. Past due status is based on contractual terms of the loan. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to the principal balance. Interest earned that would have been recognized is credited to income over the remaining life of the loan using the effective yield method if the nonaccrual loan is returned to performing status. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Troubled debt restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower’s financial condition and a concession has been granted that the Company would not otherwise consider. Unless on nonaccrual, interest income on these loans is recognized when earned, using the interest method. The Company offers a variety of modifications to borrowers that would be considered concessions. The modification categories offered can generally fall within the following categories:

•	Rate Modification—A modification in which the interest rate is changed to a below market rate.

•	Term Modification—A modification in which the maturity date, timing of payments or frequency of payments is changed.

•	Interest Only Modification—A modification in which the loan is converted to interest only payments for a period of time.

•	Payment Modification—A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

•	Combination Modification—Any other type of modification, including the use of multiple categories above.

The Company segments loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation,

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

public information, and current economic trends, among other factors. Loans are individually analyzed for credit risk by classifying them within the Company’s internal risk rating system. The Company’s risk rating classifications are defined as follows:

•	Pass—A loan to borrowers with acceptable credit quality and risk that is not adversely classified as Substandard, Doubtful, Loss nor designated as Special Mention.

•	Special Mention—A loan that has potential weaknesses that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institution’s credit position at some future date. Special Mention loans are not adversely classified since they do not expose the Company to sufficient risk to warrant adverse classification.

•	Substandard—A loan that is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

•	Doubtful—A loan classified as Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss—A loan classified as Loss is considered uncollectible and of such little value that its continuance as bankable loans is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

Other real estate owned is comprised of properties acquired through foreclosure proceedings or in-substance foreclosures. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Other real estate owned is included in other assets and recorded at fair value less cost to sell at the time of acquisition, establishing a new cost basis. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and costs to maintain the assets are included in other expenses. Any gain or loss realized upon disposal of other real estate owned is included in noninterest expense.

Allowance for loan losses:

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses account is maintained through a provision for loan losses charged to earnings. Loans, or portions of loans, determined to be confirmed losses are charged against the allowance account and subsequent recoveries, if any, are credited to the account. A loss is considered confirmed when information available at the financial statement date indicates the loan, or a portion thereof, is uncollectible. Nonaccrual, troubled debt restructured and loans deemed impaired at the time of acquisition are reviewed monthly to determine if carrying value reductions are warranted or if these classifications should be changed. Consumer loans are considered losses and charged-off when they are 120 days past due.

Management evaluates the adequacy of the allowance for loan losses account quarterly. This assessment is based on past charge-off experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of underlying collateral, composition of the loan portfolio,

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available. Regulators, in reviewing the loan portfolio as part of the scope of a regulatory examination, may require the Company to increase its allowance for loan losses or take other actions that would require the Company to increase its allowance for loan losses.

The allowance for loan losses is maintained at a level believed to be adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet date. The allowance for loan losses consists of an allocated element and an unallocated element. The allocated element consists of a specific allowance for impaired loans individually evaluated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 310, “Receivables,” and a formula portion for loss contingencies on those loans collectively evaluated under FASB ASC 450, “Contingencies.”

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, ability to pay and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Company recognizes interest income on impaired loans, including the recording of cash receipts, for nonaccrual, restructured loans or accruing loans depending on the status of the impaired loan. Loans considered impaired under FASB ASC 310 are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, a specific allowance for the loan will be established.

The formula portion of the allowance for loan losses relates to large pools of smaller-balance homogeneous loans and those identified loans considered not individually impaired having similar characteristics as these loan pools. Loss contingencies for each of the major loan pools are determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using a loss migration method plus qualitative factors, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. Historical loss factors are based on the ratio of net loans charged-off to loans, net, for each of the major groups of loans evaluated and measured for impairment under FASB ASC 450. The historical loss factor for each pool is an average of the Company’s historical net charge-off ratio for the most recent rolling eight quarters. Management adjusts these historical loss factors by qualitative factors that represent a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery practices; (ii) changes in the composition and volume of the portfolio; (iii) changes in national, local and industry conditions, including the effects of such changes on the value of underlying collateral for collateral-dependent loans; (iv) changes in the

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

volume and severity of classified loans, including past due, nonaccrual, troubled debt restructures and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the current loan portfolio. Each environmental risk factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

The unallocated element, if any, is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using the above impairment evaluation methodology due to limitations in the process. One such limitation is the imprecision of accurately estimating the impact current economic conditions will have on historical loss rates. Variations in the magnitude of impact may cause estimated credit losses associated with the current portfolio to differ from historical loss experience, resulting in an allowance that is higher or lower than the anticipated level. Management establishes the unallocated element of the allowance by considering a number of environmental risks similar to the ones used for determining the qualitative factors. Management continually monitors trends in historical and qualitative factors, including trends in the volume, composition and credit quality of the portfolio. The reasonableness of the unallocated element is evaluated through monitoring trends in its level to determine if changes from period to period are directionally consistent with changes in the loan portfolio.

Management believes the level of the allowance for loan losses was adequate to absorb probable credit losses as of December 31, 2016.

Premises and equipment, net:

Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. The cost of routine maintenance and repairs is expensed as incurred. The cost of major replacements, renewals and betterments is capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in noninterest income. Depreciation and amortization are computed principally using the straight-line method based on the following estimated useful lives of the related assets, or in the case of leasehold improvements, to the expected terms of the leases, if shorter:

Premises and leasehold improvements	7 – 50 years
Leasehold improvements	10 – 30 years
Furniture, fixtures and equipment	3 – 10 years

Business combinations, goodwill and other intangible assets, net:

The Company accounts for its acquisitions using the purchase accounting method. Purchase accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the purchase method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the sum of the year’s digits over their estimated useful lives of up to ten years.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount. The non-accretable discount includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require the Company to evaluate the need for an additional allowance for credit losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the non-accretable discount which the Company will then reclassify as accretable discount that will be recognized into interest income over the remaining life of the loan. Acquired loans that met the criteria for nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent. As such, the Company may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable discount. In addition, charge-offs on such loans would be first applied to the non-accretable difference portion of the fair value adjustment.

The Company accounts for performing loans acquired in business combinations using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded at fair value, including a credit discount. The fair value discount is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses established at the acquisition date for purchased performing loans. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition.

Customer list intangibles are also included in intangible assets as a result of the purchase of the wealth management companies. These intangible are amortized as an expense over ten years using the sum of the years’ amortization method.

Goodwill and other intangible assets are tested for impairment annually or when circumstances arise indicating impairment may have occurred. In making this assessment that impairment has occurred, management considers a number of factors including, but not limited to, operating results, business plans, economic projections, anticipated future cash flows, and current market data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of impairment. Changes in economic and operating conditions, as well as other factors, could result in impairment in future periods. Any impairment losses arising from such testing would be reported in the Consolidated Statements of Income and Comprehensive Income as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in each of the two-years ended December 31, 2016.

Restricted equity securities:

As a member of the FHLB-Pgh and Atlantic Community Bankers Bank (“ACBB”), the Company is required to purchase and hold stock in these entities to satisfy membership and borrowing requirements. This stock is restricted in that it can only be redeemed by these entities or to another member institution and all redemptions of stock must be at par. As a result of these restrictions, restricted equity stock is unlike other investment securities as there is no trading market in it and the transfer price is determined by the FHLB-Pgh and ACBB membership rules and not by market participants. The carrying value of restricted stock is included in other assets.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Bank owned life insurance:

The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on certain of its directors and employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies and is included in other assets. Income from increases in cash surrender value of the policies is included in noninterest income.

Pension plans:

As a result of the consolidation with Union and the merger with Citizens, the Company assumed control over Union’s and Citizens’ noncontributory defined benefit pensions plans, which covered substantially all of the Union and Citizens employees, respectively. The liabilities and annual income or expense of these pension plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return, based on the market-related value of assets. The fair values of plan assets are determined based on prevailing market prices or estimated fair value for investments with no available quoted prices.

Statements of Cash Flows:

The Consolidated Statements of Cash Flows are presented using the indirect method. For purposes of cash flow, cash and cash equivalents include cash on hand, cash items in the process of collection, noninterest-bearing and interest-bearing deposits in other banks and federal funds sold.

Fair value of financial instruments:

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosure under GAAP. Fair value estimates are calculated without attempting to estimate the value of anticipated future business and the value of certain assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements.

In accordance with FASB ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

Current fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction that is not a forced liquidation or distressed sale between participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

In accordance with GAAP, the Company groups its assets and liabilities generally measured at fair value into three levels based on market information or other fair value estimates in which the assets and liabilities are traded or valued and the reliability of the assumptions used to determine fair value. These levels include:

•	Level 1: Unadjusted quoted prices of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following methods and assumptions were used by the Company to construct the summary table in Note 13 containing the fair values and related carrying amounts of financial instruments:

Cash and cash equivalents: The carrying values of cash and cash equivalents as reported on the balance sheet approximate fair value.

Investment securities available-for-sale: The fair values of marketable equity securities are based on quoted market prices from active exchange markets. The fair values of debt securities are based on pricing from a matrix pricing model.

Loans held for sale: The fair values of loans held for sale as reported on the balance sheet approximate fair value.

Net loans: For adjustable-rate loans that reprice frequently and with no significant credit risk, fair values are based on carrying values. The fair values of other non-impaired loans are estimated using discounted cash flow analysis, using interest rates currently offered in the market for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.

In conjunction with the merger, the loans purchased were recorded at their acquisition date fair value. In order to record the loans at fair value, management made three different types of fair value adjustments. A market rate adjustment was made to adjust for the movement in market interest rates, irrespective of credit adjustments, compared to the stated rates of the acquired loans. A credit adjustment was made on pools of homogeneous loans representing the changes in credit quality of the underlying borrowers from the loan inception to the acquisition date. The credit adjustment on distressed loans represents the portion of the loan balance that has been deemed uncollectible based on the management’s expectations of future cash flows for each respective loan.

Accrued interest receivable: The carrying value of accrued interest receivable as reported on the balance sheet approximates fair value.

Restricted equity securities: The carrying values of restricted equity securities approximate fair value, due to the lack of marketability for these securities.

Deposits: The fair values of noninterest-bearing deposits and savings, NOW and money market accounts are the amounts payable on demand at the reporting date. The fair value estimates do not include the benefit that results

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

from such low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The carrying values of adjustable-rate, fixed-term time deposits approximate their fair values at the reporting date. For fixed-rate time deposits, the present value of future cash flows is used to estimate fair values. The discount rates used are the current rates offered for time deposits with similar maturities.

Short-term borrowings: The carrying values of short-term borrowings approximate fair value.

Long-term debt: The fair value of fixed-rate long-term debt is based on the present value of future cash flows. The discount rate used is the current rate offered for long-term debt with the same maturity.

Accrued interest payable: The carrying value of accrued interest payable as reported on the balance sheet approximates fair value.

Off-balance sheet financial instruments:

The majority of commitments to extend credit, unused portions of lines of credit and standby letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable of either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at December 31, 2016 and December 31, 2015.

Advertising:

The Company follows the policy of charging marketing and advertising costs to expense as incurred. Advertising expense for the years ended December 31, 2016 and 2015 was $248 and $129, respectively.

Income taxes:

The Company accounts for income taxes in accordance with the income tax accounting guidance set forth in FASB ASC 740, “Income Taxes”. ASC 740 sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

Deferred income taxes are provided on the balance sheet method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the effective date. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the more likely than not threshold, no tax benefit is recorded. Under the more likely than not threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. The Company had no material unrecognized tax benefits or accrued interest and penalties for any year in the three-year period ended December 31, 2016.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

As applicable, the Company recognizes accrued interest and penalties assessed as a result of a taxing authority examination through income tax expense. The Company files consolidated income tax returns in the United States of America and various states’ jurisdictions. With limited exception, the Company is no longer subject to federal and state income tax examinations by taxing authorities for years before 2013.

Other comprehensive income (loss):

The components of other comprehensive income (loss) and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income (Loss). The accumulated other comprehensive income (loss) included in the Consolidated Balance Sheets relates to net unrealized gains and losses on investment securities available-for-sale and benefit plan adjustments.

The components of accumulated other comprehensive income (loss) included in stockholders’ equity at December 31, 2016 and 2015 are as follows:

December 31	2016	2015
Net unrealized gain (loss) on investment securities available-for-sale	$(2,513)	$699
Income tax expense (benefit)	(854)	238

Net of income taxes	(1,659)	461

Benefit plan adjustments	(815)	(862)
Income tax expense (benefit)	(277)	(293)

Net of income taxes	(538)	(569)

Accumulated other comprehensive loss	$(2,197)	$(108)

Other comprehensive income (loss) and related tax effects for the years ended December 31, 2016 and 2015 are as follows:

Year ended December 31	2016	2015
Unrealized gain (loss) on investment securities available-for-sale	$(2,728)	$(41)

Net (gain) loss on the sale of investment securities available-for-sale(1)	(484)	17

Benefit plans:
Amortization of actuarial loss (gain)(2)	45	7
Actuarial (loss) gain	2	(351)

Net change in benefit plan liabilities	47	(344)

Other comprehensive income (loss) gain before taxes	(3,165)	(368)
Income tax expense (benefit)	(1,076)	(125)

Other comprehensive income (loss)	$(2,089)	$(243)

(1)	Represents amounts reclassified out of accumulated comprehensive income and included in gains on sale of investment securities on the consolidated statements of income and comprehensive income.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

(2)	Represents amounts reclassified out of accumulated comprehensive income and included in the computation of net periodic pension expense. Refer to Note 14 included in these consolidated financial statements.

Earnings per share:

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

The following table provides reconciliation between the computation of basic earnings per share and diluted earnings per share for the years ended December 31, 2016 and 2015:

	Year ended December 31
	Income Numerator	Common Shares Denominator	EPS
2016:
Basic	$3,067	3,219,339	$0.95
Dilutive effect of potential common stock options		22,530

Diluted	$3,067	3,241,869	$0.95

2015:
Basic	$(754)	2,710,558	$(0.28)
Dilutive effect of potential common stock options		8,510

Diluted	$(754)	2,719,068	$(0.28)

Stock-based compensation:

The Company recognizes all share-based payments to employees in the consolidated statement of operations based on their grant date fair values. The fair value of such equity instruments is recognized as an expense in the historical consolidated financial statements as services are performed. The Company uses the Black-Scholes Model to estimate the fair value of each option on the date of grant. The Black-Scholes Model estimates the fair value of employee stock options using a pricing model which takes into consideration the exercise price of the option, the expected life of the option, the current market price and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option. The Company typically grants stock options to employees with an exercise price equal to the fair value of the shares at the date of grant. The fair value of restricted stock is equivalent to the fair value on the date of grant and is amortized over the vesting period.

Correction of an immaterial error in previously issued financial statements:

In connection with the 2016 year-end audit process, the Company identified an error related to how the historical activity and ending balances of its common stock and capital surplus had been reflected on the consolidated balance sheets and consolidated statements of changes in stockholders’ equity from a change in the par value of its common stock and acquisition made in a previous year. Accordingly, on November 1, 2013, Riverview Financial Corporation and Union Bancorp, Inc. consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation (“Riverview”). The common stock of newly formed Riverview was

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

issued with no par or stated value, thereby replacing the $0.50 par value common stock of the previously existing holding company. The nature of the error resulted from recording all of the amounts for the issuance of shares, with the exception of those related to stock based compensation, as capital surplus rather than common stock since November 1, 2013.

The Company assessed the materiality of these errors for each period presented in accordance with the guidance in FASB ASC Topic 250, “Accounting Changes and Error Corrections,” ASC Topic 250-10-S99-1, “Assessing Materiality”, and determined that the errors were immaterial to the consolidated financial statements taken as a whole. Management corrected the errors in the applicable prior periods and revised its consolidated statements of changes in stockholders’ equity, as well as related footnotes as of and for the year ended December 31, 2016 with the cumulative effect of the adjustments on years prior to 2015 as a correction to common stock and capital surplus balances as of December 31, 2014, the beginning of the Company’s 2015 reporting year. The amount of the reclassifications from capital surplus to common stock totaled $53, $6,551, and $371 for each of the three years ended December 31, 2016 and did not have any impact on total stockholders’ equity or regulatory capital ratios for any of the periods presented. The Company will reflect these corrections in all future filings that contain such consolidated financial statements.

Recent accounting standards:

In February 2015, FASB issued ASU No. 2015-02, Consolidation (Topic 810): “Amendments to the Consolidation Analysis”, which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain legal entities. The amendments in the standard affect limited partnerships and similar legal entities, evaluating fees paid to a decision maker or a service provider as a variable interest, the effect of fee arrangements on the primary beneficiary determination, the effect of related parties on the primary beneficiary determination, and certain investment funds. We adopted the amendments in this ASU effective January 1, 2016. The adoption of ASU No. 2015-02 did not have a material impact on our consolidated financial statements.

In June 2015, FASB issued amendments to clarify the Accounting Standards Codification (ASC), correct unintended application of guidance, and make minor improvements to the ASC that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments were effective upon issuance (June 12, 2015) for amendments that do not have transition guidance. Amendments that are subject to transition guidance were adopted effective January 1, 2016. The adoption of these amendments did not have a material effect on our consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments”. The new guidance requires that adjustments to provisional amounts identified during the measurement period of a business combination be recognized in the reporting period in which the adjustment amounts are determined. Furthermore, the income statement effects of such adjustments, if any, must be calculated as if the accounting had been completed at the acquisition date reflecting the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. Under previous guidance, adjustments to provisional amounts identified during the measurement period are to be recognized retrospectively. ASU 2015-16 was effective for us on January 1, 2016 and did not have a significant impact on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in ASU 2016-01, among other things: requires equity investments (except those accounted for under the equity method of

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently assessing the impact that ASU 2016-01 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.” The amendments in this ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. In addition, the amendments in this ASU require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The Company does not expect the adoption of ASU 2016-07 to have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Shares-Based Payment Accounting”. The amendments in this ASU simplify several aspects of the accounting for share-based payment award transactions including: income tax consequences;

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

classification of awards as either equity or liabilities; and classification on the statement of cash flows. The amendments are effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently assessing the impact that ASU 2016-09 will have on its consolidated financial statements.

In June 2016, the FASB ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in earlier recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We have dedicated staff and resources in place evaluating the Company’s options including evaluating the appropriate model options and collecting and reviewing loan data for use in these models. The Company is currently still assessing the impact that this new guidance will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This new accounting guidance will be effective for interim and annual reporting periods beginning after December 15, 2019. The Company does not expect the adoption of the new accounting guidance to have a material effect on the statement of cash flow.

In December 2016, the FASB issued ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. ASU 2016-20 updates the new revenue standard by clarifying issues that have arisen from ASU 2014-09, but does not change the core principle of the new standard. The issues addressed in this ASU include: (i) Loan guarantee fees; (ii) Impairment testing of contract costs; (iii) Interaction of impairment testing with guidance in other topics; (iv) Provisions for losses on construction-type and production-type contracts; (v) Scope of Topic 606; (vi) Disclosure of remaining performance obligations; (vii) Disclosure of prior-period performance obligations; (viii) Contract modifications; (ix) Contract asset vs. receivable; (x) Refund liability; (xi) Advertising costs; (xii) Fixed-odds wagering contracts in the casino industry; and (xiii) Cost capitalization for advisors to private funds and public funds. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2017. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. Our revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. ASU 2016-20 and 2014-09 could require us to change how we recognize certain revenue streams within non-interest income, however, we do not expect these changes to have a significant impact on our financial statements. We continue to evaluate the impact of ASU 2016-20 and 2014-09 on our Company and expect to adopt the standard in the first quarter of 2018 with a cumulative effect adjustment to opening retained earnings, if such adjustment is deemed to be significant.

In January 2017, the FASB issued ASU No. 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings.” The ASU adds an SEC paragraph to ASUs 2014-09, 2016-02 and 2016-13 which specifies the SEC staff view that a registrant

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

should evaluate ASUs that have not yet been adopted to determine the appropriate disclosure about the potential material effects of those ASUs on the financial statements when adopted. The guidance also specifies the SEC staff view on financial statement disclosures when the company does not know or cannot reasonably estimate the impact that adoption of the ASUs will have on the financial statements. The ASU also conforms to SEC guidance on accounting for tax benefits resulting from investments in affordable housing projects to the guidance in ASU 2014-01, Investments—Equity Method and Joint Ventures (Topic 323). The amendments in this update are effective upon issuance. The guidance did not have a significant impact on our consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The ASU clarifies the definition of a business to assist with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The guidance is not expected to have a significant impact on the Company’s financial positions, results of operations or disclosures.

In January 2017, FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The ASU simplifies the subsequent measurement of goodwill and eliminates Step 2 from the goodwill impairment test. The Company should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The impairment charge is limited to the amount of goodwill allocated to that reporting unit. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The guidance is not expected to have a significant impact on the Company’s financial positions, results of operations or disclosures.

2. Merger accounting:

Riverview and Citizens entered into an Agreement and Plan of Merger, dated October 30, 2014, pursuant to which Citizens merged with and into Riverview Bank, with Riverview Bank surviving, effective December 31, 2015.

In the Merger, each share of Citizens common stock that was outstanding was converted into either $38.46 in cash or 2.9586 shares of Riverview common stock, at the election of each Citizens shareholder, subject to proration in order to ensure that no more than 20% of the outstanding Citizens shares are converted into cash consideration. In accordance with the Merger Agreement, the Company issued a total of 492,178 shares.

The following table summarizes the fair values of the assets acquired and the liabilities assumed as of the effective date of the consolidation. This transaction was accounted for using the purchase method of accounting in accordance with ASC No. 805, “Business Combinations”. Accordingly the purchase price was allocated to the

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

respective assets acquired and liabilities assumed based upon their estimated fair values as of the effective date of the consolidation.

Acquired on December 31, 2015
Assets:
Cash and cash equivalents	$6,190
Investment securities	18,285
Net loans	57,862
Bank premises and equipment	527
Other assets (including goodwill of $2,460)	8,738

Total assets	$91,602

Liabilities:
Noninterest-bearing deposits	$9,765
Interest-bearing deposits	64,641
FHLB-Pgh borrowings	8,575
Other liabilities	519

Total liabilities	83,500

Net assets acquired	$8,102

The excess of purchase price over the fair value of net assets acquired is recorded as goodwill.

The following table provides the calculation of the goodwill:

Purchase Price:
Purchase Price Consideration in Common Stock
Citizens shares outstanding to be exchanged	166,400
Exchange ratio	2.9586

Riverview shares of common stock issued	492,178
Fair market value of Riverview common share	$13.20
Purchase price assigned to shares exchanged for stock		$6,497
Citizens common shares converted to cash	41,600
Per share value assigned to Citizens shares converted to cash consideration	$38.46

Purchase price assigned to each Citizens common share exchanged for cash		1,605

Total Purchase Price		$8,102

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Net Assets Acquired:
Citizens common shareholders’ equity	$6,297
Increase (decrease) to reflect assets acquired at fair value:
Investments	(22)
Loans:
Impaired loan credit mark	(165)
Non-impaired loan credit mark and yield adjustment	(159)
Deferred fees/costs	(366)
Allowance for loan losses	568
Core deposit intangible	389
Premises and equipment	(411)
Deferred tax assets	295
Decrease to reflect liabilities acquired at fair value:
Time deposits	(784)

		5,642

Goodwill resulting from the merger		$2,460

The fair value of certain assets and certain liabilities were based on quoted prices from reliable market sources. When quoted market prices were not available, the estimated fair values were based upon the best information available, including, obtaining prices for similar assets and liabilities, and the results of using other valuation techniques. The prominent other valuation techniques used were the present value technique and appraisal/third party valuations. When the present value technique was employed, the associated cash flow estimates incorporated assumptions that marketplace participants would use in estimating fair values. In instances where reliable market information was not available, the Company assumed the historical book value of certain assets and liabilities represented a reasonable proxy for fair value. The Company determined that there were no other categories of identifiable intangible assets arising from the Citizens merger other than the core deposit intangible. No goodwill is expected to be deductible for tax purposes.

The following presents the unaudited pro forma consolidated results of operations of the Company for the year ended December 31, 2015 as though Citizens merged with Riverview Bank on January 1, 2015. The information is for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies if they actually completed the merger at the beginning of the period presented, nor does it indicate future results for any other interim or full year period. The pro forma earnings per share were calculated using the Company’s actual weighted average shares outstanding for the period presented.

2015
Total revenues, net of interest expense	$19,382

Net income (loss)	$(895)

Basic and dilutive earnings per share	$(0.28)

The pro forma net income amount for the year ended 2015, includes pre-tax expenses of $448 associated with the merger. Net loss of Citizens that is included in the pro forma consolidated net income (loss) is $(141) for the year ended December 31, 2015.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

3. Cash and due from banks:

The Bank is required to maintain average reserve balances in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2016 and 2015 was $10,198 and $9,324, respectively. In addition, the Bank’s other correspondents may require average compensating balances as part of their agreements to provide services. The Bank maintains balances with correspondent banks that may exceed federal insured limits, which management considers to be a normal business risk.

4. Investment securities:

The amortized cost and fair value of investment securities available-for-sale aggregated by investment category at December 31, 2016 and 2015 are summarized as follows:

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$5,088		$67	$5,021
State and municipals:
Taxable	44,045	$234	1,885	42,394
Tax-exempt	5,748	3	77	5,674
Mortgage-backed securities:
U.S. Government agencies	1,905		15	1,890
U.S. Government-sponsored enterprises	9,115	28	247	8,896
Corporate debt obligations	9,542		492	9,050
Equity securities, financial services	183	5		188

Total	$75,626	$270	$2,783	$73,113

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$103			$103
U.S. Government-sponsored enterprises	4,708	$29		4,737
State and municipals:
Taxable	15,367	314	$9	15,672
Tax-exempt	18,830	273	5	19,098
Mortgage-backed securities:
U.S. Government agencies	277			277
U.S. Government-sponsored enterprises	27,406	151	38	27,519
Corporate debt obligations	7,990	17	62	7,945
Equity securities, financial services	470	31	2	499

Total	$75,151	$815	$116	$75,850

The Company had a net unrealized loss of $1,659, net of deferred income taxes of $854 at December 31, 2016, and a net realized gain of $461, net of deferred income taxes of $238 at December 31, 2015. Proceeds from the sale of investment securities available-for-sale amounted to $38,380 in 2016. Gross gains of $524 and gross losses of $40 were realized from the sale of securities in 2016. The income tax provision applicable to net realized gains amounted to $165 in 2016. The Company did not sell any securities during 2015. However, gross gains of $29 and gross losses of $46 were realized in 2015 as a result of called securities. The income tax benefit applicable to net realized losses amounted to $6 in 2015.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The maturity distribution of the fair value, which is the net carrying amount of the debt securities classified as available-for-sale at December 31, 2016, is summarized as follows:

December 31, 2016	Fair Value
Within one year	$230
After one but within five years	7,650
After five but within ten years	9,091
After ten years	45,168

62,139
Mortgage-backed securities	10,786

Total	$72,925

Securities with a carrying value of $47,576 and $53,039 at December 31, 2016 and 2015, respectively, were pledged to secure public deposits as required or permitted by law.

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and state and local municipalities. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2016 and December 31, 2015, there were no significant concentrations of credit risk from any one issuer, with the exception of U.S. Government agencies and sponsored enterprises that exceeded 10.0 percent of stockholders’ equity.

The fair value and gross unrealized losses of investment securities with unrealized losses for which an other-than-temporary impairment (“OTTI”) has not been recognized at December 31, 2016 and 2015, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less Than 12 Months		12 Months or More		Total
December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S Treasury securities	$5,021	$67			$5,021	$67
State and municipals:
Taxable	30,895	1,876	$282	$9	31,177	1,885
Tax-exempt	3,998	77			3,998	77
Mortgage-backed securities:
U.S. Government agencies	1,891	15			1,891	15
U.S. Government-sponsored enterprises	7,412	247			7,412	247
Corporate debt obligations	9,050	492			9,050	492

Total	$58,267	$2,774	$282	$9	$58,549	$2,783

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

	Less Than 12 Months		12 Months or More		Total
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipals:
Taxable			$284	$9	$284	$9
Tax-exempt			368	5	368	5
Mortgage-backed securities:
U.S. Government agencies
U.S. Government-sponsored enterprises	$10,238	$38			10,238	38
Corporate debt obligations	3,937	62			3,937	62
Equity securities, financial services	164	2			164	2

Total	$14,339	$102	$652	$14	$14,991	$116

The Company had 80 investment securities, consisting of 49 taxable state and municipal obligations, seven tax-exempt municipal obligations, three U. S. Treasury bonds, four corporate obligations and 17 mortgage-backed securities that were in unrealized loss positions at December 31, 2016. Of these securities, one taxable state and municipal obligation was in a continuous unrealized loss position for twelve months or more. Management does not consider the unrealized losses on the debt securities, as a result of changes in interest rates, to be OTTI based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest. Moreover, because there has been no material change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and management does not intend to sell these securities and it is unlikely that the Company will be required to sell these securities before recovery of their amortized cost basis, which may be maturity, the Company does not consider any of the unrealized losses to be OTTI at December 31, 2016.

The Company had 13 investment securities, consisting of one tax-exempt state and municipal obligation, one taxable state and municipal obligation, eight mortgage-backed securities, two corporate debt obligations and one equity security that were in unrealized loss positions at December 31, 2015. Of these securities, one tax-exempt state and municipal security and one taxable state and municipal obligation were in a continuous unrealized loss position for twelve months or more.

5. Loans, net and allowance for loan losses:

The major classifications of loans outstanding, net of deferred loan origination fees and costs at December 31, 2016 and 2015 are summarized as follows. Net deferred loan costs were $1,077 and $764 at December 31, 2016 and 2015, respectively.

December 31	2016	2015
Commercial	$51,166	$46,076
Real estate:
Construction	8,605	18,599
Commercial	212,550	205,500
Residential	130,874	135,106
Consumer	6,148	4,564

Total	$409,343	$409,845

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Loans outstanding to directors, senior officers, principal stockholders or to their affiliates totaled $8,778 and $9,878 at December 31, 2016 and 2015, respectively. Advances and repayments during 2016, totaled $2,240 and $3,340, respectively. There were no related party loans that were classified as nonaccrual, past due, or restructured or considered a potential credit risk at December 31, 2016 and 2015.

At December 31, 2016, the majority of the Company’s loans were at least partially secured by real estate located in Central and Southwestern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in these areas. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectability of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The changes in the allowance for loan losses account by major classification of loan for the years ended December 31, 2016 and 2015 are summarized as follows:

		Real Estate
December 31, 2016	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance January 1, 2016	$1,298	$202	$2,227	$613	$25		$4,365
Charge-offs	(767)	(249)	(65)	(68)	(25)		(1,174)
Recoveries	70			7	11		88
Provisions	28	207	(52)	237	33		453

Ending balance	$629	$160	$2,110	$789	$44		$3,732

		Real Estate
December 31, 2015	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance January 1, 2015	$330	$115	$2,462	$805	$15	$65	$3,792
Charge-offs	(650)		(187)	(60)	(35)		(932)
Recoveries	8		19		6		33
Provisions	1,610	87	(67)	(132)	39	(65)	1,472

Ending balance	$1,298	$202	$2,227	$613	$25		$4,365

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The allocation of the allowance for loan losses and the related loans by major classifications of loans at December 31, 2016 and December 31, 2015 is summarized as follows:

		Real Estate
December 31, 2016	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance	$629	$160	$2,110	$789	$44		$3,732

Ending balance: individually evaluated for impairment	8		140				148

Ending balance: collectively evaluated for impairment	$621	$160	$1,970	$789	$44		$3,584

Loans receivable:
Ending balance	$51,166	$8,605	$212,550	$130,874	$6,148		$409,343

Ending balance: individually evaluated for impairment	966		3,924	2,515			7,405

Ending balance: collectively evaluated for impairment	$50,200	$8,605	$208,626	$128,359	$6,148		$401,938

		Real Estate
December 31, 2015	Commercial	Construction	Commercial	Residential	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance	$1,298	$202	$2,227	$613	$25		$4,365

Ending balance: individually evaluated for impairment	700		8	7			715

Ending balance: collectively evaluated for impairment	$598	$202	$2,219	$606	$25		$3,650

Loans receivable:
Ending balance	$46,076	$18,599	$205,500	$135,106	$4,564		$409,845

Ending balance: individually evaluated for impairment	1,787		4,714	3,047			9,548

Ending balance: collectively evaluated for impairment	$44,289	$18,599	$200,786	$132,059	$4,564		$400,297

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The following tables present the major classification of loans summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system at December 31, 2016 and 2015:

December 31, 2016	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$47,765	$1,604	$1,797	$	$51,166
Real estate:
Construction	8,605				8,605
Commercial	200,636	8,063	3,851		212,550
Residential	129,320	28	1,526		130,874
Consumer	6,148				6,148

Total	$392,474	$9,695	$7,174	$	$409,343

December 31, 2015:	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$43,377	$443	$2,256	$	$46,076
Real estate:
Construction	18,349		250		18,599
Commercial	194,400	5,069	6,031		205,500
Residential	131,093	192	3,821		135,106
Consumer	4,564				4,564

Total	$391,783	$5,704	$12,358	$	$409,845

Information concerning nonaccrual loans by major classification at December 31, 2016 and 2015 is summarized as follows:

December 31,	2016	2015
Commercial	$356	$1,143
Real estate:
Construction
Commercial	359	1,118
Residential	671	921
Consumer

Total	$1,386	$3,182

The major classifications of loans by past due status at December 31, 2016 and 2015 are summarized as follows:

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due		Greater than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
Commercial	$580	$		$214	$794	$50,372	$51,166	$
Real estate:
Construction	22				22	8,583	8,605
Commercial	784		97	11	892	211,658	212.550
Residential	905		256	592	1,753	129,121	130,874		357
Consumer	6			2	8	6,140	6,148		2

Total	$2,297		$353	$819	$3,469	$405,874	$409,343		$359

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due		Greater than 90 Days	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
Commercial	$34	$		$1,007	$1,041	$45,035	$46,076
Real estate:
Construction			250		250	18,349	18,599
Commercial	303		447	559	1,309	204,191	205,500
Residential	1,209		1,437	631	3,277	131,829	135,106	$89
Consumer	10			1	11	4,553	4,564

Total	$1,556		$2,134	$2,198	$5,888	$403,957	$409,845	$89

The following tables summarize information concerning impaired loans as of and for the years ended December 31, 2016 and 2015, by major loan classification:

					For the Year Ended
December 31, 2016	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$225	$225	$		$225	$
Real estate:
Construction
Commercial	3,094	3,094			3,168		147
Residential	2,515	2,652			2,747		130
Consumer

Total	5,834	5,971			6,140		277

With an allowance recorded:
Commercial	741	741		8	761		30
Real estate:
Construction
Commercial	830	830		140	840
Residential
Consumer

Total	1,571	1,571		148	1,601		30

Commercial	966	966		8	986		30
Real estate:
Construction
Commercial	3,924	3,924		140	4,008		147
Residential	2,515	2,652			2,747		130
Consumer

Total	$7,405	$7,542		$148	$7,741		$307

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

					For the Year Ended
December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance		Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$994	$994	$		$1,018	$28
Real estate:
Construction
Commercial	4,504	4,504			4,069	207
Residential	2,926	3,044			2,770	133
Consumer

Total	8,424	8,542			7,857	368

With an allowance recorded:
Commercial	793	1,193		700	663	21
Real estate:
Construction
Commercial	210	348		8	198	4
Residential	121	121		7	123	5
Consumer

Total	1,124	1,662		715	984	30

Commercial	1,787	2,187		700	1,681	49
Real estate:
Construction
Commercial	4,714	4,852		8	4,267	211
Residential	3,047	3,165		7	2,893	138
Consumer

Total	$9,548	$10,204		$715	$8,841	$398

For the years ended December 31, interest income, related to impaired loans, would have been $88 in 2016 and $159 in 2015 had the loans been current and the terms of the loans not been modified.

Included in the commercial loan and commercial and residential real estate categories are troubled debt restructurings that are classified as impaired. Troubled debt restructurings totaled $6,208 at December 31, 2016 and $7,083 at December 31, 2015.

The following tables present the number of loans and recorded investment in loans restructured and identified as troubled debt restructurings for the years ended December 31, 2016 and 2015, as well as the number and recorded investment in these loans that subsequently defaulted. Defaulted loans are those which are 30 days or more past due for payment under the modified terms.

December 31, 2016	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial real estate:
Non-owner occupied	1	$459	$555
Residential real estate	1	119	85

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

December 31, 2015	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial real estate:
Non-owner occupied	1	$147	$147
Residential real estate	3	483	483

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial real estate:
Owner occupied	1	$147
Residential real estate	1	10

There were two loans modified as troubled debt restructurings for the year ended December 31, 2016. As of December 31, 2016, there were 24 restructured loans totaling $6,208 with 18 separate and unrelated borrowers who were experiencing financial difficulties. These loans were comprised of two commercial loans totaling $741, nine commercial real estate loans totaling $3,424 and 13 residential real estate loans totaling $2,044. The modifications on these loans included reductions in interest rates, extensions of maturity dates, lengthening of amortization schedules and provisions for interest only payments. These restructurings result in the collection of principal over a longer period than would have been received under the original contractual terms. At December 31, 2015, there were 32 restructured loans totaling $7,083 with 26 separate and unrelated borrowers.

During 2016, there were no defaults on loans restructured. During 2015, there were two defaults on loans restructured. These loans were comprised of one residential real estate loan in the amount of $10 and one owner occupied commercial real estate loan in the amount of $147. Each of these loans defaulted as they were both more than 30 days past due as of December 31, 2015. The effect of these defaults on the allowance for loan losses was negligible as both loans were well secured and the delinquency was subsequently cured.

Purchased loans are initially recorded at their acquisition date fair values. The carryover of the allowance for loan losses is prohibited as any credit losses in the loans are included in the determination of the fair value of the loans at the acquisition date. Fair values for purchased loans are based on a cash flow methodology that involves assumptions and judgments as to credit risk, default rates, loss severity, collateral values, discount rates, payment speeds, and prepayment risk.

As part of its acquisition due diligence process, the Bank reviews the acquired institution’s loan grading system and the associated risk rating for loans. In performing this review, the Bank considers cash flows, debt service coverage, delinquency status, accrual status, and collateral for the loan. This process allows the Bank to clearly identify the population of acquired loans that had evidence of deterioration in credit quality since origination and for which it was probable, at acquisition, that the Bank would be unable to collect all contractually required payments. All such loans identified by the Bank are considered to be within the scope of ASC 310-30, Loan and Debt Securities Acquired with Deteriorated Credit Quality and are identified as “Purchased Credit Impaired Loans”.

As a result of the merger with Citizens, effective December 31, 2015, the Bank identified ten purchased credit impaired (“PCI”) loans. As part of the consolidation with Union, effective November 1, 2013, the Bank identified fourteen PCI loans. For all PCI loans, the excess of cash flows expected at acquisition over the

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount. The non-accretable discount represents estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require the Bank to evaluate the need for an allowance for loan losses on these loans. Subsequent improvements in expected cash flows result in the reversal of a corresponding amount of the non-accretable discount which the Bank then reclassifies as an accretable discount that is recognized into interest income over the remaining life of the loan. The Bank’s evaluation of the amount of future cash flows that it expects to collect is based on a cash flow methodology that involves assumptions and judgments as to credit risk, collateral values, discount rates, payment speeds, and prepayment risk. Charge-offs of the principal amount on purchased impaired loans are first applied to the non-accretable discount.

For purchased loans that are not deemed impaired at acquisition, credit discounts representing principal losses expected over the life of the loans are a component of the initial fair value, and the discount is accreted to interest income over the life of the asset. Subsequent to the purchase date, the method used to evaluate the sufficiency of the credit discount is similar to originated loans, and if necessary, additional reserves are recognized in the allowance for loan losses.

The following is a summary of the loans acquired in the Union merger as of November 1, 2013, the date of the consolidation:

	Purchased Credit Impaired Loans	Purchased Non- Impaired Loans	Total Purchased Loans
Union
Contractually required principal and interest at acquisition	$10,290	$92,704	$102,994
Contractual cash flows not expected to be collected	(5,487)	(9,492)	(14,979)

Expected cash flows at acquisition	4,803	83,212	88,015
Interest component of expected cash flows	(386)	(12,278)	(12,664)

Basis in acquired loans at acquisition—estimated fair value	$4,417	$70,934	$75,351

The unpaid principal balances and the related carrying amount of Union acquired loans as of December 31, 2016 and 2015 were as follows:

December 31	2016	2015
Credit impaired purchased loans evaluated individually for incurred credit losses
Outstanding balance	$793	$1,478
Carrying Amount	463	668
Other purchased loans evaluated collectively for incurred credit losses
Outstanding balance	38,901	49,762
Carrying Amount	38,077	47,723
Total Purchased Loans
Outstanding balance	39,694	51,240
Carrying Amount	$38,540	$48,391

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

As of the indicated dates, the changes in the accretable discount related to the purchased credit impaired loans were as follows:

	Year Ended December 31
	2016	2015
Balance—beginning of period	$307	$310
Accretion recognized during the period	(532)	(134)
Net reclassification from non-accretable to accretable	389	131

Balance—end of period	$164	$307

The following is a summary of the loans acquired in the Citizens’ merger as of December 31, 2015, the effective date of the merger:

	Purchased Credit Impaired Loans	Purchased Non- Impaired Loans	Total Purchased Loans
Citizens
Contractually required principal and interest at acquisition	$894	$81,780	$82,674
Contractual cash flows not expected to be collected	(237)	(13,517)	(13,754)

Expected cash flows at acquisition	657	68,263	68,920
Interest component of expected cash flows	(217)	(10,841)	(11,058)

Basis in acquired loans at acquisition – estimated fair value	$440	$57,422	$57,862

The unpaid principal balances and the related carrying amount of Citizens acquired loans as of December 31, 2016 and 2015 were as follows:

December 31	2016	2015
Credit impaired purchased loans evaluated individually for incurred credit losses
Outstanding balance	$608	$608
Carrying Amount	424	440
Other purchased loans evaluated collectively for incurred credit losses
Outstanding balance	45,842	57,581
Carrying Amount	45,593	57,422
Total Purchased Loans
Outstanding balance	46,450	58,189
Carrying Amount	$46,017	$57,862

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

As of the indicated dates, the changes in the accretable discount related to the purchased credit impaired loans were as follows:

	Year Ended December 31
	2016	2015
Balance—beginning of period	$217
Additions		$217
Accretion recognized during the period	(26)
Net reclassification from non-accretable to accretable	$15

Balance—end of period	$206	$217

6. Off-balance sheet financial instruments:

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused portions of lines of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of lines of credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company follows the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. We record a valuation allowance for off-balance sheet credit losses, if deemed necessary, separately as a liability. The allowance was $81 and $43 at December 31, 2016 and 2015, respectively.

The contractual amounts of off-balance sheet commitments at December 31, 2016 and 2015 are summarized as follows:

December 31,	2016	2015
Commitments to extend credit	$26,042	$19,602
Unused portions of lines of credit	28,516	26,479
Standby letters of credit	3,917	3,316

	$58,475	$49,397

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Unused portions of lines of credit, including home equity and overdraft protection agreements, are commitments for possible future extensions of credit to existing customers. Unused portions of home equity lines are collateralized and generally have fixed expiration dates. Overdraft protection agreements are uncollateralized and usually do not carry specific maturity dates. Unused portions of lines of credit ultimately may not be drawn upon to the total extent to which the Company is committed.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all standby letters of credit expire within twelve months. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these standby letters of credit as deemed necessary. The carrying value of the liability for the Company’s obligations under guarantees for standby letters of credit was not material at December 31, 2016 and 2015.

7. Premises and equipment, net:

Premises and equipment at December 31, 2016 and 2015 are summarized as follows:

December 31	2016	2015
Land	$2,360	$2,360
Premises and leasehold improvements	11,337	11,150
Furniture, fixtures and equipment	3,913	3,485

	17,610	16,995
Less: accumulated depreciation	5,409	4,622

	$12,201	$12,373

Depreciation and amortization included to noninterest expense amounted to $787 and $1,038 in 2016 and 2015, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2016, pertaining to banking premises and equipment, future minimum annual rent commitments under various operating leases are summarized as follows:

2017	$388
2018	363
2019	318
2020	320
2021	293
Thereafter	782

$2,464

The leases contain options to extend for periods from one to ten years. The cost of such options is not included in the annual rental commitments. Rent expense for the years ended December 31, 2016 and 2015 amounted to $287 and $547, respectively.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

8. Intangible assets, net:

The gross carrying amount and accumulated amortization related to intangible assets at December 31, 2016 and 2015 are presented below:

	2016		2015
December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles-HNB	$173	$173	$173	$161
Core deposit intangibles-Union	1,264	559	1,264	400
Core deposit intangibles-Citizens	389	71	389
Customer list intangible	667	305	463	227
Non-compete intangible	39	19
Mortgage servicing rights			57	57

Total intangible assets	$2,532	$1,127	$2,346	$845

Amortization expense for intangible assets totaled $340 and $259 for the years ended 2016 and 2015, respectively.

Riverview estimates the amortization expense for the core deposit and customer list intangibles as follows:

2017	$313
2018	256
2019	223
2020	186
2021	152
Thereafter	275

$1,405

9. Other assets:

The components of other assets at December 31, 2016 and 2015 are summarized as follows:

December 31	2016	2015
Other real estate owned	$625	$885
Bank owned life insurance	11,857	11,764
Restricted equity securities	1,845	2,300
Deferred tax assets	7,402	7,444
Other assets	2,083	1,719

Total	$23,812	$24,112

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

10. Deposits:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2016 and 2015 are summarized as follows:

December 31	2016	2015
Interest-bearing deposits:
Money market accounts	$50,593	$40,378
Now accounts	128,058	131,564
Savings accounts	79,011	69,526
Time deposits	120,966	136,768

Total interest-bearing deposits	378,628	378,236
Noninterest-bearing deposits	73,932	70,106

Total deposits	$452,560	$448,342

The aggregate amount of time deposits that met or exceeded the FDIC insurance limit of $250 was $8,952 at December 31, 2016 and $7,566 at December 31, 2015.

The aggregate amounts of maturities for all time deposits at December 31, 2016, are summarized as follows:

2017	$65,916
2018	28,570
2019	8,195
2020	9,003
2021	8,654
Thereafter	628

$120,966

The aggregate amount of deposits reclassified as loans was $15 at December 31, 2016, and $7 at December 31, 2015. Management evaluates transaction accounts that are overdrawn for collectability as part of its evaluation for credit losses. During 2016 and 2015, no deposits were received on terms other than those available in the normal course of business.

11. Short-term borrowings:

Short-term borrowings consisting of FHLB-Pgh and ACBB generally represent overnight or less than 30-day borrowings at December 31, 2016 and 2015 are summarized as follows:

	At and for the year ended December 31, 2016
	Ending Balance	Average Balance	Maximum Month-End Balance	Weighted Average Rate for the Year	Weighted Average Rate at End of the Year
FHLB-Pgh Open Repo Plus advances	$31,500	$13,595	$31,500	0.59%	0.74%
ACBB advances		468		0.85%

Total	$31,500	$14,063	$31,500	0.60%	0.74%

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

	At and for the year ended December 31, 2015
	Ending Balance	Average Balance	Maximum Month-End Balance	Weighted Average Rate for the Year	Weighted Average Rate at End of the Year
FHLB-Pgh Open Repo Plus advances	$42,575	$22,557	$46,854	0.35%	0.43%
ACBB advances		537		0.56%

Total	$42,575	$23,094	$46,854	0.35%	0.43%

The Bank has an agreement with the FHLB-Pgh which allows for borrowings up to its maximum borrowing capacity based on a percentage of qualifying collateral assets. At December 31, 2016, the Bank’s maximum borrowing capacity was $211,907 of which $36,500 was outstanding in borrowings. Advances with the FHLB-Pgh are secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investments and mortgage-backed securities and mortgage loans. Interest accrues daily on the FHLB-Pgh advances based on rates of the FHLB-Pgh discount notes. This rate resets each day.

The Bank also has an unsecured line of credit agreement with ACBB, where the line amount was $7,500 at December 31, 2016 and 2015. There were no amounts outstanding on this line of credit at December 31, 2016 and 2015. Interest on this borrowing accrues daily based on the daily federal funds rate.

12. Long-term debt:

Long-term debt consisting of the following advances at December 31, 2016 and 2015 are as follows:

			Interest Rate
Lending Institution	Loan Type	Due	Fixed	Adjustable	2016	2015
FHLB-Pgh	Mid-term repo	July 12, 2017	0.85%		$5,000	$5,000
ACNB Bank	$2 million secured term loan	March 3, 2031		4.25%	1,922
		March 3, 2031	3.25%			2,000
ACNB Bank	$5 million secured line of credit	March 3, 2031		4.25%	335
		March 3, 2031	3.99%			350
		March 3, 2031		4.25%	1,916
		March 3, 2031	3.99%			2,000
		April 3, 2031		4.25%	1,981

					$11,154	$9,350

Maturities of long-term debt, by contractual maturity, in years subsequent to December 31, 2016 are as follows:

2017	$5,580
2018	580
2019	580
2020	580
2021	580
Thereafter	3,254

$11,154

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The $2,000 secured term loan agreement with ACNB Bank due March 31, 2031, was fixed at 3.25% until March 3, 2016, and thereafter, adjusted every three years and indexed to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years, plus 3%, with a floor of 4.25%. Interest is payable monthly for a period of 18 months until March 3, 2016, and thereafter, 180 monthly payments of principal and interest in an amount sufficient to fully amortize the balance of the loan over 15 years.

The $5,000 secured guidance line of credit with ACNB Bank consists of three separate draws of $350, $2,000, and $2,050. The aggregate outstanding balance of the line was $4,232 at December 31, 2016 and $2,350 at December 31, 2015. The maximum term of the facility is 42 months consisting of a non-revolving draw period followed by a principal repayment term. The interest was fixed at 3.99% until January 11, 2016. Thereafter, the interest rate will be adjusted every three years and indexed to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years, plus 3%, rounded up to the nearest 0.125%, with a floor of 4.50% until July 11, 2016, and then a floor of 4.25% thereafter. Each advance under the loan will require monthly interest only payments until January 11, 2016. Thereafter, each advance shall require 180 monthly payments of principal including interest in an amount sufficient to fully amortize the balance of the loan over the term of the loan.

Both the term loan and the guidance line of credit with ACNB Bank are subject to prepayment penalties equal to 2% of the amount prepaid if prepaid by a third party. If at any time either of these borrowing facilities is in default, all loans outstanding with ACNB Bank will be considered in default and all outstanding amounts will be immediately due and payable in full.

13. Fair value of financial instruments:

Assets and liabilities measured at fair value on a recurring basis at December 31, 2016 and 2015 are summarized as follows:

	Fair Value Measurement Using
December 31, 2016	Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. Treasury securities	$5,021		$5,021
State and Municipals:
Taxable	42,394		42,394
Tax-exempt	5,674		5,674
Mortgage-backed securities:
U.S. Government agencies	1,890		1,890
U.S. Government-sponsored enterprises	8,896		8,896
Corporate debt obligations	9,050		9,050
Equity securities, financial services	188	$188

Total	$73,113	$188	$72,925

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

	Fair Value Measurement Using
December 31, 2015	Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale:
U.S. Treasury securities	$103		$103
U.S. Government-sponsored enterprise	4,737		4,737
State and municipals:
Taxable	15,672		15,672
Tax-exempt	19,098		19,098
Mortgage-backed securities:
U.S. Government agencies	277		277
U.S. Government-sponsored enterprises	27,519		27,519
Corporate debt obligations	7,945		7,945
Equity securities, financial services	499	$499

Total	$75,850	$499	$75,351

Assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2016 and 2015 are summarized as follows:

	Fair Value Measurement Using
December 31, 2016	Amount	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Loans held for sale	$652		$652
Other real estate owned	625			$625
Impaired loans, net of related allowance	1,424			1,424

Total	$2,701		$652	$2,049

	Fair Value Measurement Using
December 31, 2015	Amount	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Loans held for sale	$1,094		$1,094
Other real estate owned	885			$885
Impaired loans, net of related allowance	409			409

Total	$2,388		$1,094	$1,294

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2016	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Other real estate owned	$625	Appraisal of collateral	Appraisal adjustments	22.0% to 82.0% (45.0)%

			Liquidation expenses	3.0% to 6.0% (5.0)%

Impaired loans	$1,424	Discounted cash flow	Discount rate adjustments	3.75% to 5.50% (4.3)%

			Liquidation expenses	3.0% to 7.0% (4.5)%

	Quantitative Information about Level 3 Fair Value Measurements
December 31, 2015	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

Other real estate owned	$885	Appraisal of collateral	Appraisal adjustments	7.0% to 76.0% (41.0)%

			Liquidation expenses	3.0% to 6.0% (5.5)%

Impaired loans	$409	Appraisal of collateral	Appraisal adjustments	88.0% to 90.0% (89.0)%

			Liquidation expenses	3.0% to 6.0% (4.5)%

Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level 3 Inputs which are not identifiable.

Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The carrying and fair values of the Company’s financial instruments at December 31, 2016 and 2015 and their placement within the fair value hierarchy are as follows:

		Fair Value Hierarchy
December 31, 2016	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$19,120	$19,120	$19,120
Investment securities available-for-sale	73,113	73,113	188	$72,925
Loans held for sale	652	652		652
Net loans	405,611	407,561			$407,561
Accrued interest receivable	1,726	1,726		1,726
Restricted equity securities	1,845	1,845	1,845
Financial liabilities:
Deposits	$452,560	$438,744		$438,744
Short-term borrowings	31,500	31,500		31,500
Long-term borrowings	11,154	11,148		11,148
Accrued interest payable	192	192		192

		Fair Value Hierarchy
December 31, 2015	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$22,688	$22,688	$22,688
Investment securities available-for-sale	75,850	75,850	499	$75,351
Loans held for sale	1,094	1,094		1,094
Net loans	405,480	411,521			$411,521
Accrued interest receivable	1,594	1,594		1,594
Restricted equity securities	2,300	2,300	2,300
Financial liabilities:
Deposits	$448,342	$441,413		$441,413
Short-term borrowings	42,275	42,275		42,275
Long-term borrowings	9,350	9,343		9,343
Accrued interest payable	236	236		236

Note 14. Employee Benefit Plans:

Defined Contribution Plan:

The Bank maintains a contributory 401(k) retirement plan for all eligible employees. Currently, the Bank’s policy is to match 100% of the employee’s voluntary contribution to the plan up to a maximum of 4% of the employees’ compensation. Additionally, the Bank may make discretionary contributions to the plan after considering current profits and business conditions. The amount charged to expense in 2016 and 2015 totaled

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

$208 and $258, respectively. Of these amounts, no discretionary contributions were made in 2016 as compared with a discretionary contribution of $92 made in 2015.

Director Emeritus Plan:

Effective November 2, 2011, a Director Emeritus Agreement (the “Agreement”) was entered into by and between the Company, the Bank and the Directors. In order to promote orderly succession of the Company’s and Bank’s Board of Directors, the Agreement defines the benefits the Company is willing to provide upon the termination of service to those individuals who were Directors of the Company and Bank as of December 31, 2011, where the Company will pay the Director $15 per year for services performed as a Director Emeritus, which may be increased at the sole discretion of the Board of Directors. The benefit is paid over five years, in 12 monthly installments to a Director:

•	upon termination of service as a Director on or after the age of 65, provided the Director agrees to provide certain ongoing services for Riverview;

•	upon termination of service as a Director due to a disability prior to age 65;

•	upon a change of control; or

•	upon the death of a Director after electing to be a Director Emeritus.

Expenses recorded under the terms of this agreement were $26 and $36 for the years ended December 31, 2016 and 2015, respectively.

Deferred Compensation Agreements:

The Bank maintains five Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to certain key executives. The agreements were specifically designed to encourage key executives to remain as employees of the Bank. The agreements are unfunded, with benefits to be paid from the Bank’s general assets. After normal retirement, benefits are payable to the executive or his beneficiary in equal monthly installments for a period of 15 years for two of the executives and 20 years for three of the executives. There are provisions for death benefits should a participant die before his retirement date. These benefits are also subject to change of control and other provisions.

The Bank maintains a “Director Deferred Fee Agreement” (“DDFA”) which allows electing directors to defer payment of their directors’ fees until a future date. In addition, the Bank maintains an “Executive Deferred Compensation Agreement” (“EDCA”) with two of its executives. This agreement, which was initiated in 2010, allows the executives of the Bank to defer payment of their base salary, bonus and performance based compensation until a future date. For both types of deferred fee agreements, the estimated present value of the future benefits is accrued over the effective dates of the agreements using an interest factor that is evaluated and approved by the compensation committee of the Board of Directors on an annual basis. The agreements are unfunded, with benefits to be paid from the Bank’s general assets.

The accrued benefit obligations for all the plans total $2,189 at December 31, 2016 and $1,941 at December 31, 2015 and are included in other liabilities. Expenses relating to these plans totaled $174 and $176 in the years ended December 31, 2016 and 2015, respectively.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Stock Option Plan:

The Company has a nonqualified stock option plan to advance the development, growth and financial condition of the Company. This plan provides incentives through participation in the appreciation of its common stock in order to secure, retain and motivate directors, officers and key employees and align such person’s interests with those of its shareholders. A total of 350,000 shares are authorized under the stock option plan.

The vesting schedule for all option grants is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date and the expiration date of all options is ten years following the grant date. The Plan states that upon the date of death of a participant, all awards granted pursuant to the agreement for that participant shall become fully vested and remain exercisable for the option grant’s remaining term. As of December 31, 2016, there were 159,500 option grants fully vested and exercisable. No options were granted or exercised during 2016.

A summary of the status of the stock option plan as of December 31, 2016 and 2015 is as follows:

	Vested Shares	Weighted Average Exercise Price Per Share	Non-vested Shares	Weighted Average Exercise Price Per Share	Total Shares	Weighted Average Exercise Price Per Share
Outstanding—January 1, 2016	165,250	$10.58	173,250	$10.38	338,500	$10.48
Granted	—	—	—	—	—	—
Forfeited	(5,750)	10.60	(11,671)	10.47	(17,421)	10.51
Exercised	—	—	—	—	—	—

Outstanding—December 31, 2016	159,500	$10.58	161,579	$10.37	321,079	$10.47

Options exercisable at year end	159,500	—	—	—	159,500	—
Weighted average fair value of options per share granted during the year	—	—	$—	—	$—	—
Remaining contractual life	3.0 years		8.1 years		5.6 years

	Vested Shares	Weighted Average Exercise Price Per Share	Non-vested Shares	Weighted Average Exercise Price Per Share	Total Shares	Weighted Average Exercise Price Per Share
Outstanding—January 1, 2015	174,250	$10.58	147,950	$9.93	322,200	$10.29
Granted	—	—	25,300	12.97	25,300	12.93
Forfeited	(8,250)	—	—	—	(8,250)	10.52
Exercised	(750)	$10.60	—	—	(750)	10.60

Outstanding—December 31, 2015	165,250	$10.58	173,250	$10.38	338,500	$10.48

Options exercisable at year end	165,250	—	—	—	165,250	—
Weighted average fair value of options per share granted during the year	—	—	$2.79	—	$2.79	—
Remaining contractual life	2.2 years		8.5 years		6.1 years

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The fair value of each option granted during 2015 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

	2015 Option Grants
	September	November
Number of options	2,500	22,800
Fair value per share	$2.55	$2.82
Dividend yield	4.53%	4.25%
Expected life	8.5 years	8.5 years
Expected volatility	33.64%	32.79%
Risk-free interest rate	1.75%	2.04%

Information pertaining to options outstanding at December 31, 2016 is as follows:

	Options Outstanding			Options Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$9.75—$13.05	321,079	5.6 years	$10.47	159,500	$10.58	3.0 years

There was intrinsic value associated with the 298,079 options outstanding at December 31, 2016, where the market value of the stock as of the close of business at year end was $11.60 per share as compared with the option exercise price of $10.60 for 147,000 options, $10.35 for 12,500 options, $9.75 for 34,579 options and $10.00 for 104,000 options.

There was intrinsic value associated with the 338,500 options outstanding at December 31, 2015, where the market value of the stock as of the close of business at year end was $13.20 per share as compared with the option exercise price of $10.60 for 158,500 options, $10.35 for 6,750 options, $9.75 for 40,750 options, $10.00 for 107,200 options, $12.25 for 2,500 options and $13.05 for 22,800 options.

The Company accounts for these options in accordance with GAAP, which requires that the fair value of the equity awards be recognized as compensation expense over the period during which the employee is required to provide service in exchange for such an award. The Company is amortizing compensation expense over the vesting period, or seven years. The Company recognized $40 and $32 of compensation expense for stock options in the years ended December 31, 2016 and 2015. As of December 31, 2016, the Company had $193 of unrecognized compensation expense associated with the stock options.

Employee Stock Purchase Plan:

The Company has an Employee Stock Purchase Plan (“ESPP”), whereby employees may purchase up to 170,000 shares of common stock of the Company, up to a 15% discount. On April 15, 2015, the Company filed a Registration Statement on Form S-8, to register 75,000 shares of common stock that the Company may issue to the ESPP. Common shares acquired through the ESPP totaled 8,725 shares in 2016 and 5,212 shares in 2015.

Defined Benefit Pension Plan:

As a result of the consolidation with Union, the Company took over Union’s noncontributory defined benefit pension plan, which substantially covered all Union employees. The plan benefits were based on average salary and years of service. Union elected to freeze all benefits earned under the plan effective January 1, 2007.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The Company also assumed responsibility of Citizens’ noncontributory defined benefit pension plan effective as of the December 31, 2015 merger date. The plan substantially covered all Citizens employees and the plan benefits were based on average salary and years of service. Citizens elected to freeze all benefits earned under the plan effective January 1, 2013.

The Company accounts for the defined benefit pension plan in accordance with FASB ASC Topic 715, “Compensation-Retirement Plans”. This guidance requires the Company to recognize the funded status, which is the difference between the fair value of the plan assets and the projected benefit obligation of the benefit plan.

The following table presents the plans’ funded status and the amounts recognized in the Company’s consolidated financial statements for 2016 and 2015. The measurement date, for purposes of these valuations, was December 31, 2016 and 2015.

	Union		Citizens
	2016	2015	2016	2015
Obligations and funded status:
Change in benefit obligations:
Benefit obligation beginning January 1,	$4,298	$4,292	$3,951
Interest cost	183	155	165
Benefits paid	(272)	(253)	(260)
Change in actuarial assumption		92
Experience gain at 1/1/2015	74	12	(137)

Benefit obligation at end of year	4,283	4,298	3,719	3,951
Change in plan assets:
Fair value of plan assets at January 1,	3,256	3,551	3,602
Adjustment to asset value at January 1		(1)
Actual return on plan assets	147	(41)	230
Contributions	20
Benefits paid	(272)	(253)	(260)

Fair value of plan assets at end of year	3,151	3,256	3,572	3,602

Funded status included in other liabilities	$(1,132)	$(1,042)	$(147)	$(349)

Amounts related to the plan that have been recognized in accumulated other comprehensive loss but not yet recognized as a component of net periodic pension cost are as follows for the years ended December 31:

	Union		Citizens
	2016	2015	2016	2015
Net gain (loss)	$(932)	$(861)	$117
Income tax expense (benefit)	(317)	292	40

Net amount recognized in other comprehensive income (loss)	$(615)	$(569)	$77

The amount of net actuarial cost or (credit) expected to be amortized in 2017 is $8 for the Union pension and $(92) for the Citizens pension.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Net periodic pension expense included the following components for the years ended December 31:

	Union		Citizens
	2016	2015	2016	2015
Interest cost	$183	$155	$165	$
Expected return on plan assets	(188)	(205)	(250)
Amortization of net loss	45	7

Net periodic pension cost (credit)	$40	$(43)	$(85)	$

The accumulated benefit obligation for Union was $4,283 at December 31, 2016 and $4,298 at December 31, 2015, while the accumulated benefit obligation for Citizens was $3,719 at December 31, 2016 and $3,951 at December 31, 2015.

The following is a summary of actuarial assumptions used for the Company’s pension plan:

	Union		Citizens
	2016	2015	2016	2015
Discount rate	4.34%	3.72%	4.34%
Expected long-term rate of return on plan assets	6.00%	6.00%	7.25%

The selected long-term rate of return on plan assets was primarily based on the asset allocation of the plan’s assets. Analysis of the historic returns on these asset classes and projections of expected future returns were considered in setting the long-term rate of return.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Union	Citizens
2017	$243	$257
2018	245	253
2019	243	250
2020	247	245
2021	245	239
2022–2026	1,266	1,123

Total	$2,489	$2,367

The Company’s pension plan asset allocations as of the year ends, by asset category, are as follows:

	Union		Citizens
	2016	2015	2016	2015
Cash and cash equivalents	1.35%		0.85%	0.94%
Equity	35.92%	67.08%	37.26%	36.10%
Fixed income	62.73%	32.92%	61.89%	62.96%

Total	100.00%	100.00%	100.00%	100.00%

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The fair value of the Union’s pension plan assets at December 31, 2016 and 2015 by asset category are as follows:

	2016
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$43	$43
Mutual fund—equity:
Large-cap value	122	122
Large-cap core	120	120
Mid-cap core	142	142
Small-cap core	74	74
International core	246	246
Large cap growth	223	223
Small / midcap growth	77	77
Mutual funds—fixed income
Fixed income –core plus	1,478	1,478
Intermediate duration	499	499
Common /collective trusts—equity:
Large cap value	127		$127

Total assets	$3,151	$3,024	$127

	2015
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents
Mutual funds:
One year fixed income fund	$292	$292
Short-term investment grade fund	876	876
GNMA fund	780	780
Index 500 fund	273	273
Value index fund	319	319
Mid cap value index fund	138	138
U.S. targeted fund	122	122
International value fund	182	182
International small cap value fund	112	112
Emerging markets core equity fund	102	102
Real estate securities fund	40	40
International real estate fund	20	20

Total assets	$3,256	$3,256

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The fair value of the Citizens’ pension plan assets at December 31, 2016 and 2015 by asset category are as follows:

	2016
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$30	$30
Mutual funds—equity:
Large-cap value	144	144
Large-cap core	142	142
Mid-cap core	167	167
Small-cap core	87	87
International core	289	289
Large cap growth	262	262
Small/midcap growth	91	91
Mutual funds / EYGs- fixed income
Long duration government credit	1,575	1,575
Long U.S. Treasury—ETF	636	636
Common / collective trusts—equity
Large cap value	149		$149

Total assets	$3,572	$3,423	$149

	2015
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$34	$34
Mutual funds:
Large-cap value	131	131
Large-cap core	136	136
Mid-cap core	161	161
Small-cap core	78	78
International core	308	308
Large cap growth	280	280
Small/midcap growth	82	82
Common/collective trust large cap value	124		$124
Long duration government credit	1,577	1,577
Long U.S. Treasury—ETF	691	691

Total assets	$3,602	$3,478	$124	$

The valuation used is based on quoted market prices provided by an independent third party.

The Company does not expect to contribute to the plans in 2017.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

15. Income taxes:

The current and deferred amounts of the provision for income taxes expense (benefit) for each of the years ended December 31, 2016 and 2015 are summarized as follows:

Year Ended December 31	2016	2015
Current	$(172)	$14
Deferred	1,134	(1,164)

	$962	$(1,150)

The components of the net deferred tax asset at December 31, 2016 and 2015 are summarized as follows:

December 31	2016	2015
Deferred tax assets:
Allowance for loan losses	$888	$1,212
Deferred compensation	744	660
Purchase accounting adjustments	68	557
Alternate minimum tax credit carryforwards	379	378
Acquisition costs	360	388
Unfunded pension liability	436	473
Accrued expenses	253	496
Unrealized loss on investment securities available-for-sale	854
Low income housing credit carryforwards	1,063	1,063
Net operating loss carryforwards	2,324	2,556
Other	300	383

Total	7,669	8,166

Deferred tax liabilities:
Premises and equipment, net	(267)	(444)
Unrealized gain on investment securities available-for-sale		(278)

Total	(267)	(722)

Net deferred tax asset	$7,402	$7,444

Management believes that future taxable income will be sufficient to utilize deferred tax assets. Core earnings of the Company will continue to support the recognition of the deferred tax asset based on future growth projections.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

A reconciliation between the amount of the effective income tax expense and the income tax expense that would have been provided at the federal statutory rate of 34.0 percent for the years ended December 31, 2016 and 2015 is summarized as follows:

Year Ended December 31	2016	2015
Federal income tax at statutory rate	$1,370	$(647)
Tax exempt interest	(259)	(283)
Bank owned life insurance income	(117)	(74)
Low income housing credit	(52)	(123)
Other, net	20	(23)

Total	$962	$(1,150)

Note 16. Parent company financial statements:

Condensed Balance Sheets

December 31	2016	2015
Assets
Cash and cash equivalents	$24	$52
Investment in bank subsidiary	47,899	46,502
Real estate, net	73	73
Other assets	77	35

	$48,073	$46,662

Liabilities and stockholders’ equity
Long-term borrowings	$6,153	$4,350
Other liabilities		9

Total Liabilities	6,153	4,359

Stockholders’ equity	41,920	42,303

	$48,073	$46,662

Condensed Statements of Income and Comprehensive Income

December 31	2016	2015
Income, dividends from bank subsidiary	$1,331	$745
Interest expense	252	82

Income before equity in undistributed net income of subsidiary	1,079	663
Undistributed net income (loss) of subsidiary	1,915	(1,445)
Noninterest expense	18

Net income (loss) before income taxes	$2,976	$(782)
Income tax benefit	(91)	(28)

Net income (loss)	$3,067	$(754)

Total comprehensive income (loss)	$978	$(997)

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

Condensed Statements of Cash Flows

Year Ended December 31	2016	2015
Cash flows from operating activities
Net income (loss)	$3,067	$(754)
Adjustments to reconcile net income to net cash provided by operating activities:
Option expense	40	32
Undistributed net (income) loss of subsidiary	(1,915)	1,445
(Increase) decrease in accrued interest receivable and other assets	(44)	(18)
Increase (decrease) in accrued interest payable and other liabilities	(9)	4

Net cash provided by operating activities	1,139	709

Cash flows from investing activities
Capitalization of subsidiary	(1,570)
Cash consideration for Citizens merger		(1,605)

Net cash used in investing activities	(1,570)	(1,605)

Cash flows from financing activities
Proceeds from long-term debt	2,050	2,350
Repayment of long-term borrowings	(246)
Proceeds from exercise of options		8
Proceeds from issuance of common stock	371	46
Dividends paid	(1,772)	(1,491)

Net cash provided by financing activities	403	913

Increase (decrease) in cash and cash equivalents	(28)	17
Cash and cash equivalents—beginning	52	35

Cash and cash equivalents—ending	$24	$52

Note 17. Regulatory matters and shareholders’ equity:

The ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances is restricted by applicable regulations. Regulatory approval is required if the total of all dividends declared by a state-chartered bank in any calendar year exceeds net profits, as defined, for that year combined with the retained net profits for the two preceding years. At December 31, 2016, $1,929 of undistributed earnings of the Bank, included in consolidated shareholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval.

The amount of funds available for transfer from the Bank to the Company in the form of loans and other extensions of credit is also limited. Under Federal Regulation, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2016, the maximum amount available for transfer from the Bank to the Company in the form of loans amounted to $4,427. At December 31, 2016 and 2015, there were no loans outstanding, nor were any advances made during 2016 and 2015.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The Federal Reserve Board ( the “Board”) approved a final rule in 2006 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and risk-based and leverage capital guidelines for bank holding companies. In 2015, the Board increased the asset limit to qualify as a small bank holding company from $500 million to $1 billion. Currently, the Company meets the eligibility criteria of a small BHC and is exempt from risk-based capital and leverage rules, including Basel III.

The Bank is subject to certain regulatory capital requirements administered by the federal banking agencies, which are defined in Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention when the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

New risk-based capital rules became effective January 1, 2015 requiring the Bank to maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio.” The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to senior officers.

The Bank was categorized as “well capitalized” under the regulatory guidance at December 31, 2016 and 2015, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, the Bank must maintain certain minimum Tier I risk-based, total risk-based, Tier I Leverage and Common equity Tier I risk-based capital ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

The Bank’s capital ratios and the minimum ratios required for capital adequacy purposes to be considered well capitalized under the prompt corrective action provisions are summarized below for the years ended December 31, 2016 and 2015:

	Actual		Minimum Regulatory Capital Ratios under Basel III (with 0.625% capital conservation buffer phase-in)			Well Capitalized under Basel III
December 31, 2016:	Amount	Ratio	Amount	Ratio		Amount	Ratio
Total risk-based capital (to risk-weighted assets)	$44,270	10.9%	$35,074	≥	8.625%	$40,666	≥	10.0%
Tier 1 capital (to risk-weighted assets)	40,455	9.9	26,941	≥	6.625	32,532	≥	8.0
Tier 1 capital (to average total assets)	40,455	7.7	20,957	≥	4.000	26,197	≥	5.0
Common equity tier 1 risk based capital (to risk-weighted assets)	44,270	9.9	20,841	≥	5.125	26,433	≥	6.5

	Actual		Minimum Regulatory Capital Ratios			Well Capitalized under Prompt Corrective Action Provisions
December 31, 2015:	Amount	Ratio	Amount	Ratio		Amount	Ratio
Total risk-based capital (to risk-weighted assets)	$43,128	10.7%	$32,296	≥	8.0%	$40,370	≥	10.0%
Tier 1 capital (to risk-weighted assets)	38,710	9.6	24,222	≥	6.0	32,296	≥	8.0
Tier 1 capital (to average total assets)	38,710	7.2	21,611	≥	4.0	27,014	≥	5.0
Common equity tier 1 risk based capital (to risk-weighted assets)	38,710	9.6	18,167	≥	4.5	26,241	≥	6.5

18. Contingencies:

Riverview Bank and two unrelated, third-parties have been named as defendants in a lawsuit brought on behalf of a group of 58 plaintiffs filed on March 31, 2016. The complaint against Riverview Bank relates to an IOLTA account at the Bank and alleges that the Bank failed to properly monitor and detect fraudulent activity engaged in by the owner of the account. The lawsuit seeks damages from the defendants, including the Bank, alleged to be in excess of $11.3 million, treble damages and attorneys’ fees with respect to alleged violations of the Pennsylvania Unfair Trade Practices and Consumer Protection Law, punitive damages, plus interest and costs. Riverview believes that the allegations against it are without merit and it will continue to defend against plaintiffs’ claims. Even if the litigation were determined adversely to the Bank, the Bank believes the impact on the Bank would not be material.

In the opinion of the Company, after review with legal counsel, there are no other proceedings pending to which the Company is a party or to which its property is subject, which, if determined adversely to the Company, would be material in relation to the Company’s consolidated financial condition. There are no proceedings pending other than ordinary, routine litigation incident to the business of the Company. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company by governmental authorities.

Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company

Riverview Financial

Audited Financial Statements

As of and for the periods ended December 31, 2016 and 2015

19. Subsequent Events:

On January 20, 2017, the Company completed the sale of approximately $17.0 million in common and preferred equity, before expenses, to accredited investors and qualified institutional buyers through the private placement of 269,885 shares of its no par value common stock at a price of $10.50 per share and 1,348,809 shares of a newly created series of convertible, perpetual stock at a price of $10.50 per share. The Company plans to use the additional capital for general corporate purposes.

FINANCIAL STATEMENTS OF CBT FINANCIAL CORP.

INDEX TO FINANCIAL STATEMENTS

PAGE
Financial Statements:
Independent Auditor’s Report	F-94
Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016 and 2015	F-95
Consolidated Statements of Income for the Three Months Ended March 31, 2017 and 2016 and Years Ended December 31, 2016, and 2015	F-96
Consolidated Statements of Comprehensive Income for the Three Months Ended March 31, 2017 and 2016 and Years Ended December 31, 2016 and 2015	F-97
Consolidated Statements of Changes in Shareholders’ Equity for the Three Months Ended March 31, 2017 and 2016 and the Years Ended December 31, 2016 and 2015	F-98
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2017 and 2016 and the Years Ended December 31, 2016 and 2015	F-99
Notes To Consolidated Financial Statements	F-100

CBT Financial Corp.

Financial Statements

For the Period Ended March 31, 2017 and March 31, 2016 (Unaudited)

And December 31, 2016 and 2015

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders

CBT Financial Corp.

Clearfield, Pennsylvania

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of CBT Financial Corp., which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBT Financial Corp. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

Livingston, New Jersey

February 6, 2017

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial Corp.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2017 and December 31, 2016 and 2015

(Dollar amounts in thousands)

	March 2017 (Unaudited)	2016	2015
Assets:
Cash and due from banks	$5,758	$2,465	$2,532
Interest-bearing deposits in other banks	13,716	3,350	3,363
Securities available-for-sale	51,878	56,003	73,189
Loans	385,174	386,280	345,925
Less: allowance for loan losses	3,776	3,617	3,219

Net loans	381,398	382,663	342,706
Premises and equipment, net	10,353	10,518	10,638
Accrued interest receivable	837	1,101	902
Goodwill	9,760	9,760	9,760
Other assets	14,360	14,838	12,469

Total assets	$488,060	$480,698	$455,559

Liabilities:
Deposits:
Noninterest-bearing	$67,814	$66,894	$67,321
Interest-bearing	355,439	332,844	296,819

Total deposits	423,253	399,738	364,140
Federal Home Loan Bank advances	—	16,500	28,700
Subordinated debentures	9,000	9,000	9,000
Accrued interest payable	219	207	197
Other liabilities	6,995	6,817	6,587

Total liabilities	439,467	432,262	408,624

Stockholders’ equity:
Common stock (No par value, authorized 10,000 shares; issued: 2017-2015—1,485,474; outstanding: 2017-2015—1,445,474) and surplus	15,081	15,081	15,095
Retained earnings	34,769	34,618	33,057
Accumulated other comprehensive income	310	304	350
Treasury stock, 40,000 shares	(1,567)	(1,567)	(1,567)

Total stockholders’ equity	48,593	48,436	46,935

Total liabilities and stockholders’ equity	$488,060	$480,698	$455,559

See notes to consolidated financial statements.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

For the three months ended March 31, 2017 and 2016 and years ended December 31, 2016 and 2015

(Dollar amounts in thousands except per share data)

	For the Three Months Ended		For the Years Ended
	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Interest income:
Loans:
Taxable	$4,126	$3,762	$15,625	$13,854
Tax-exempt	80	76	307	293
Investment securities:
Taxable	137	192	635	899
Tax-exempt	126	152	547	710
Dividends	13	19	75	96
Interest-bearing deposits in other banks	8	1	6	2

Total interest income	4,490	4,202	17,195	15,854

Interest expense:
Deposits	561	454	1,974	1,646
Federal Home Loan Bank advances	14	29	63	75
Subordinated debentures	75	90	344	351

Total interest expense	650	573	2,381	2,072

Net interest income	3,840	3,629	14,814	13,782
Provision for loan losses	540	125	682	475

Net interest income after provision for loan losses	3,300	3,504	14,132	13,307

Noninterest income:
Service charges, fees, commissions and other	767	725	3,168	2,909
Commission and fees on fiduciary activities	17	102	356	510
Wealth management income	200	185	743	916
Mortgage banking income	36	21	170	169
Bank owned life insurance	81	56	285	460
Net gain on sale of investment securities available-for-sale	—	—	—	78
Net (loss) from sale of bank branches	—	—	—	—

Total noninterest income	1,101	1,089	4,722	5,042

Noninterest expense:
Salaries and employee benefits expense	2,158	2,141	8,694	8,388
Occupancy and equipment expense	476	468	1,914	1,908
Amortization of intangible assets	—	—	—	153
Other expenses	1,024	975	3,816	3,574

Total noninterest expense	3,658	3,584	14,424	14,023

Income before income taxes	743	1,009	4,430	4,326
Income tax expense	160	251	1,134	995

Net income	583	758	3,296	3,331

Preferred stock dividends	—	—	—	94

Net income available to common shareholders	$583	$758	$3,296	$3,237

Per share data:
Net income:
Basic and diluted	$0.40	$0.52	$2.28	$2.86

See notes to consolidated financial statements

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial Corp.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the three months ended March 31, 2017 and 2016 and years ended December 31, 2016 and 2015

(Dollar amounts in thousands)

	For the Three Months Ended		For the Years Ended
	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Net Income	$583	$758	$3,296	$3,331
Other comprehensive income:
Unrealized gain (loss) on securities:
Unrealized holding gain (loss) arising during the period	10	132	(306)	(294)
Reclassification adjustments for loss (gain) included in net income	—	—	—	(78)
Tax effect	(4)	(45)	104	126

Net of tax effect	6	87	(202)	(246)
Unrealized gain on cash flow hedge:
Unrealized holding gain	—	21	64	88
Tax effect	—	(7)	(22)	(30)

Net of tax effect	—	14	42	58
Postretirement plans:
Net gain (loss) arising during the period	—	—	172	117
Reclassification adjustment for amortization of prior service cost	—	—	(58)	(40)

Net of tax effect	—	—	114	77

Total other comprehensive income (loss)	6	101	(46)	(111)

Comprehensive Income	$589	$859	$3,250	$3,220

See notes to consolidated financial statements

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015

(Dollar amounts in thousands except per share data)

	Three Months Ended March 31, 2017 and 2016 (Unaudited)
(Unaudited)	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total
Balance, January 1, 2016	$—	$15,095	$33,057	$350	$(1,567)	$46,935
Net income	—	—	758	—	—	758
Other comprehensive gain, net of income taxes	—	—		101	—	101
Dividends declared: $0.30 per share	—	—	(434)	—	—	(434)

Balance, March 31, 2016	$—	$15,095	$33,381	$451	$(1,567)	$47,360

(Unaudited)
Balance, January 1, 2017	—	15,081	34,618	304	(1,567)	48,436
Net income	—	—	583	—	—	583
Other comprehensive gain, net of income taxes	—	—	—	6	—	6
Dividends declared: $0.30 per share	—	—	(432)	—	—	(432)

Balance, March 31, 2017	$—	$15,081	$34,769	$310	$(1,567)	$48,593

	Years Ended December 31, 2016 and 2015
	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total
Balance, January 1, 2015	$9,993	$4,309	$31,335	$461	$(1,567)	$44,531
Net income			3,331			3,331
Other comprehensive (loss)				(111)	—	(111)
Amortization of preferred stock issuance cost	7	—	(7)	—	—	—
Preferred dividends	—	—	(94)	—	—	(94)
Issuance of common stock, net of issuance cost	—	10,786	—	—	—	10,786
Redemption of preferred stock	(10,000)	—	—	—	—	(10,000)
Dividends declared: $1.23 per share	—	—	(1,508)	—	—	(1,508)

Balance, December 31, 2015	$—	$15,095	$33,057	$350	$(1,567)	$46,935

Net income			3,296			3,296
Other comprehensive (loss)	—	—	—	(46)	—	(46)
Cancelation of rights plan: $0.01 per share	—	14	—	—	—	(14)
Dividends declared: $1.20 per share	—	—	(1,735)	—	—	(1,735)

Balance, December 31, 2016	$—	$15,081	$34,618	$304	$(1,567)	$48,436

See notes to consolidated financial statements.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015

(Dollar amounts in thousands)

	For the Three Months Ended		For the Years Ended
	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Cash flows from operating activities:
Net income	$583	$758	$3,296	$3,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	194	198	756	859
Provision for loan losses	540	125	682	475
Net amortization of investment securities available-for-sale	86	104	431	457
Net (gain) loss on sale of other real estate owned	(37)	—	37	—
Net gain on sale of investment securities available-for-sale	—	—	—	(78)
Amortization of intangible assets	—	—	—	153
Deferred income taxes	—	—	32	(113)
Proceeds from sale of loans originated for sale	539	192	3,291	3,479
Net gain on sale of loans originated for sale	(16)	(11)	(96)	(102)
Loans originated for sale	(523)	(181)	(3,195)	(3,263)
Life insurance investment income	(81)	(56)	(285)	(232)
Net loss on sale of bank branches	—	—	—	—
Net change in:
Accrued interest receivable	264	(64)	(199)	108
Other assets	(341)	(666)	324	153
Accrued interest payable	12	(7)	(10)	(1)
Other liabilities	(106)	(36)	478	761

Net cash provided by operating activities	1,114	356	5,542	5,987

Cash flows from investing activities:
Investment securities available-for-sale:
Purchases	—	—	(1,050)	(250)
Proceeds from repayments	4,329	6,252	17,499	17,376
Proceeds from sales	—	—	—	4,677
Proceeds from the sale of other real estate owned	169	—	76	—
Net (increase) decrease in loans	725	(5,059)	(40,908)	(48,557)
Purchases of premises and equipment	(29)	(89)	(636)	(218)
Purchase of life insurance	—	—	(3,000)	—
Proceeds from life insurance	—	—	—	603
Proceeds from sale of bank branches	—	—	—	—
Net change in interest-bearing deposits in other financial institutions	(10,366)	(3,667)	13	1,045
Net change in Federal Home Loan Bank stock	768	1,436	748	(1,108)

Net cash used in investing activities	(4,404)	(1,127)	(27,258)	(26,432)

Cash flows from financing activities:
Net increase (decrease) in deposits	23,515	28,052	35,598	1,046
Net increase (decrease) in Federal Home Loan Bank advances	(16,500)	(26,700)	(12,200)	19,900
Cash dividends paid	(432)	(434)	(1,735)	(1,602)
Proceeds from common stock, net of issuance cost	—	—	—	10,786
Repayment of preferred stock	—	—	—	(10,000)
Cancelation of rights plan	—	—	(14)	—

Net cash provided by (used in) financing activities	6,583	918	21,649	20,130

Net increase (decrease) in cash and cash equivalents	3,293	147	(67)	(315)
Cash and cash equivalents—beginning	2,465	2,532	2,532	2,847

Cash and cash equivalents—ending	$5,758	$2,679	$2,465	$2,532

Supplemental disclosures:
Cash paid during period for:
Interest	$638	$566	$2,366	$2,057
Income taxes	$—	$124	$1,230	$828
Noncash items from investing activities:
Other real estate acquired in settlement of loans	$—	$—	$269	$558
Transfer of premises and equipment to assets held for sale	$—	$—	$—	$—

See notes to consolidated financial statements

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial Corp.

Notes to Consolidated Financial Statements

(Dollar and share amounts in thousands except per share data)

1.	Summary of significant accounting policies:

Nature of Operations and Principles of Consolidation

The consolidated financial statements include the accounts of CBT Financial Corp. and its wholly-owned subsidiary, CBT Bank (formerly Clearfield Bank & Trust Company), together referred to as CBT Financial. CBT Investment Services, Inc. is a wholly-owned subsidiary of CBT Bank. Intercompany transactions and balances are eliminated in consolidation.

CBT Bank provides financial services through its twelve community offices in Clearfield, Blair, Centre and Huntington Counties, Pennsylvania. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, Commercial, and consumer installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.

CBT Investment Services, Inc. provides nondeposit investment products to its customers. Its diversified products include mutual funds, and fixed and variable annuities.

Subsequent Events

CBT Financial has evaluated subsequent events for recognition and disclosure through February 6, 2017, which is the date the financial statements were available to be issued.

Use of Estimates

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows

Cash and cash equivalents include cash and noninterest-bearing demand deposits with other financial institutions. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other financial institutions, Federal Home Loan Bank Stock and Federal Home Loan Bank borrowings.

Interest-Bearing Deposits in Other Financial Institutions

Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities

Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans is reduced by the fair value allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding plus net deferred loan costs, net of the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Direct loan origination costs and loan origination fees are deferred and recognized in interest income using the level yield method over the life of the loan without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged-off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to nonaccrual status in accordance with CBT Financial’s policy, typically after 90 days on non-payment.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in Management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that CBT Financial will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession and for which the borrower is experiencing financial difficulties, are considered troubled debt restructuring and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

For commercial and commercial real estate loans, CBT Financial evaluates those classified in its internal risk grading system as substandard, doubtful or loss with individual principal loan balances greater than $100 to determine if they are impaired. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructuring are separately identified for impairment disclosures and are measured at the present value of the estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructuring that subsequently default, CBT Financial determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by CBT Financial over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified: Commercial, residential real estate, commercial real estate, construction, consumer and credit card.

Commercial credit is extended primarily to small and middle market customers. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the business’s major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Residential real estate loans are secured by real property through the use of a mortgage note which evidences the existence of the loan and the encumbrance of the property. These loans are repaid by the cash flow of the borrower.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. These loans are viewed as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

CBT Financial defines construction loans as loans where the loan proceeds are controlled by CBT Financial and used exclusively for the improvement of real estate in which CBT Financial holds a mortgage. Due to the inherent risk of this type of loan, they are subject to other industry specific policy guidelines outlined in CBT Financial’s Credit Risk Policy and are monitored closely.

CBT Financial originates direct and indirect consumer loans including residential real estate, home equity lines and loans and credit card loans. Each loan type has a separate pricing matrix which consists of several factors including debt to income, type of collateral and loan to collateral value, credit history and Company relationships with the borrower.

Credit card loans are revolving lines of credit that grants credit to the borrower from which the user can borrow money for payment to a merchant or as a cash advance. A credit card allows the consumer a continuing balance of debt subject to interest being charged and are repaid from the cash flow of the borrower.

Federal Home Loan Bank (FHLB) Stock

CBT Bank is a member of the FHLB of Pittsburgh. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends, if any, are reported as income. The carrying value of FHLB stock is $208 (unaudited), $976 and $1,724 at March 31, 2017, December 31, 2016 and 2015, respectively, and is included in Other assets on the consolidated balance sheet.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated cost to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 5 to 7 years.

Goodwill

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of the business acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. CBT Financial has selected October 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on CBT Financial’s balance sheet.

Bank Owned Life Insurance

CBT Financial has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contracts at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable at settlement.

Servicing Rights

When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans.

Servicing rights are evaluated for impairment based upon the fair value of the rights compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If CBT Financial later determines that all of a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with other noninterest income on the income statement. The fair values of the servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Servicing fee income, which is recorded on the income statement as other noninterest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Long-term Assets

Premises and equipment and other long tem assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees are recorded at fair value at inception.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. CBT Financial recognizes interest and/or penalties to income tax matters in income tax expense.

Derivatives

At the inception of a derivative contract, CBT Financial designates the derivative as one of three types based on CBT Financial’s intentions and belief as to likely effectiveness as a hedge. These three types are: 1) a hedge of fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), 2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or 3) an instrument with no hedging designation (stand-alone derivative). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the item being hedged.

CBT Financial formally documents the relationship between the derivatives and hedged items, as well as the risk management objective and the strategy for undertaking the swap at the inception of the hedging relationship. The documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. CBT Financial also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. CBT Financial discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

Transfer of Financial Assets

Transfer of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from CBT Financial, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and CBT Financial does not maintain effective control over the transferred assets through an agreement to purchase them before their maturity.

Retirement Plans

Employee 401(k) and profit sharing plan expense is the amount of matching contributions and discretionary additional contributions. Postretirement benefits and supplemental executive retirement plan expense are the net, in each case, of service and interest cost and amortization of gains and losses not immediately recognized in expense. Supplemental executive retirement plan expense allocates the benefits over the years of service.

Earnings Per Common Share

Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. CBT Financial’s capital structure contains no potentially dilutive securities.

Comprehensive Income

Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, changes in the

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 funded status of the postretirement benefit plans, and unrealized gains or losses on cash flow hedges, which are also recognized as separate components of equity.

Restriction on Cash

Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are any other such matters that will have a material effect on the financial statements.

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by CBT Bank to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Adoption of New Accounting Standards and Newly Issued not Yet Effective Accounting Standards

In January 2016, the Financial Accounting Standards Board (FASB) amended existing guidance (ASU 2016-01, Overall Recognition and Measurement of Financial Assets and Financial Liabilities) that requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It requires public business entities to use exit price notion when measuring the fair value of financial instruments for disclosure purposes. It requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset. It eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. These amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material effect on CBT Financial’s operating results or financial condition.

In February 2016, the FASB amended existing guidance (ASU 2016-02, Leases) that requires lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 and Topic 606, Revenue from Contract with Customers. These amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is still assessing the potential impact on CBT Financial’s operating results and financial condition from the adoption of this standard.

In June 2016, FASB issued guidance (ASU 2016-13, Credit Losses) to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor.

For debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively. Existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The assets will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance. For all other assets within the scope of CECL, a cumulative-effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. These amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.

Management is still assessing the potential impact on CBT Financial’s operating results and financial condition from the adoption of this standard.

2.	Securities:

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

March 31, 2017 (Unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and municipals	$14,592	$349	$—	$14,941
Mortgage-backed—residential	33,625	340	209	33,756

Total debt securities	48,217	689	209	48,697
Equity securities, mutual funds	3,222	—	41	3,181

Total securities	$51,439	$689	$250	$51,878

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and municipals	$16,052	$316	$7	$16,361
Mortgage-backed—residential	36,316	377	221	36,472

Total debt securities	52,368	693	228	52,833
Equity securities, mutual funds	3,206	—	36	3,170

Total securities	$55,574	$693	$264	$56,003

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and municipals	$19,552	$714	$1	$20,265
Mortgage-backed—residential	50,804	311	302	50,813

Total debt securities	70,356	1,025	303	71,078
Equity securities, mutual funds	2,098	13	—	2,111

Total securities	$72,454	$1,038	$303	$73,189

Sales of available for sale securities were as follows:

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Proceeds	$—	$—	$—	$4,677
Gross gains	—	—	—	82
Gross losses	—	—	—	(4)

Securities pledged at March 31, 2017, December 31, 2016 and 2015 had a carrying amount of $23,939 (unaudited), $22,746 and $17,146 and were pledged to secure public deposits, trust department deposits and borrowings at the Federal Reserve Bank.

At March 31, 2017 (unaudited), December 31, 2016 and 2015 there were no holdings of securities of any one issuer in an amount greater than 10% of shareholders equity other than mortgage-backed securities issued by the Government National Mortgage Association (GNMA), which are backed by the full faith and credit of the U.S. Government, and mortgage-backed securities issued by the Federal National Mortgage Association (FNMA), entities that the U.S. Government has affirmed its commitment to support.

The amortized cost and fair value of debt securities and carrying amount at March 31, 2017 and December 31, 2016 by contractual maturity were as follows. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, consisting of mortgage-backed securities, are shown separately.

	Available for Sale
March 31, 2017 (Unaudited)	Amortized Cost	Fair Value
Due in one year or less	$500	$501
Due from one year to five years	2,827	2,920
Due from five years to ten years	8,982	9,203
Due after ten years	2,283	2,317

	14,592	14,941
Mortgage-backed—residential	33,625	33,756

Total	$48,217	$48,697

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

	Available for Sale
December 31, 2016	Amortized Cost	Fair Value
Due in one year or less	$500	$504
Due from one year to five years	2,974	3,044
Due from five years to ten years	9,303	9,498
Due after ten years	3,275	3,315

	16,052	16,361
Mortgage-backed—residential	36,316	36,472

Total	$52,368	$52,833

The following summarizes the investment securities with unrealized losses at March 31, 2017, December 31, 2016 and 2015 aggregated by major security type and length of time in a continuous loss position.

	Less Than 12 Months		12 Months or More		Total
March 31, 2017 (Unaudited)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State & municipal	$—	$—	$—	$—	$—	$—
Mortgage-backed—residential	3,411	11	12,918	198	16,329	209
Mutual Funds	3,222	41	—	—	3,222	41

Total temporarily impaired	$6,633	$52	$12,918	$198	$19,551	$250

	Less Than 12 Months		12 Months or More		Total
December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State & municipal	$601	$7	$—	$—	$601	$7
Mortgage-backed—residential	8,065	49	10,132	172	18,197	221
Mutual Funds	3,170	36	—	—	3,170	36

Total temporarily impaired	$11,836	$92	$10,132	$172	$21,968	$264

	Less Than 12 Months		12 Months or More		Total
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State & municipal	$495	$1	$—	$—	$495	$1
Mortgage-backed—residential	14,621	78	10,113	224	24,734	302
Mutual Funds	—	—	—	—	—	—

Total temporarily impaired	$15,116	$79	$10,113	$224	$25,229	$303

As of March 31, 2017, CBT Financial’s security portfolio consisted of 61 securities, 17 of which were in an unrealized loss position (unaudited). As of December 31, 2016, CBT Financial’s security portfolio consisted of 64 securities, 20 of which were in an unrealized loss position. As of December 31, 2015, CBT Financial’s security portfolio consisted of 70 securities, 17 of which were in an unrealized loss position.

At March 31, 2017 (unaudited), December 31, 2016 and 2015, 100% of the mortgage-backed securities held by CBT Financial were issued by U.S. government-sponsored entities and agencies. In addition, the municipal securities are general obligations of states and municipalities. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because CBT Financial does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before the anticipated recovery, CBT Financial does not consider these securities to be other-than-temporarily impaired.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

3.	Loans:

Loans at year-end were as follows:

	March 2017 (Unaudited)	2016	2015
Commercial	$74,665	$74,668	$69,336
Real Estate
Residential	107,536	107,427	103,715
Commercial	185,344	185,875	154,096
Construction	5,041	4,786	4,330
Consumer	9,957	10,710	11,552
Credit card	2,631	2,814	2,896

Total loans	385,174	386,280	345,925
Allowance for loan losses	(3,776)	(3,617)	(3,219)

Total loans, net	$381,398	$382,663	$342,706

Net deferred loan costs were $1,026 at March 31, 2017 (unaudited) and $1,035 and $1,039 December 31, 2016 and 2015.

Activity in the allowance for loan losses is as follows. Activity is presented by portfolio segment.

March 31, 2017 (Unaudited)	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Beginning balance	$676	$711	$1,869	$41	$251	$69	$—	$3,617
Provision for loan losses	377	67	(13)	3	109	(3)	—	540
Loans charged-off	(270)	(52)	—	—	(133)	—	—	(455)
Recoveries	4	33	11	—	26	—	—	74

Ending balance	$787	$759	$1,867	$44	$253	$66	$—	$3,776

March 31, 2016 (Unaudited)	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Beginning balance	$800	$626	$1,362	$21	$262	$63	$85	$3,219
Provision for loan losses	10	127	33	(1)	42	(1)	(85)	125
Loans charged-off	—	—	—	—	(93)	—	—	(93)
Recoveries	6	14	10	—	47	—	—	77

Ending balance	$816	$767	$1,405	$20	$258	$62	$—	$3,328

December 31, 2016	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Beginning balance	$800	$626	$1,362	$21	$262	$63	$85	$3,219
Provision for loan losses	(83)	101	492	20	225	12	(85)	682
Loans charged-off	(64)	(48)	—	—	(367)	(7)	—	(486)
Recoveries	23	32	15	—	131	1	—	202

Ending balance	$676	$711	$1,869	$41	$251	$69	$—	$3,617

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

December 31, 2015	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Beginning balance	$821	$540	$1,609	$26	$239	$57	$—	$3,292
Provision for loan losses	(4)	106	21	(5)	234	38	85	475
Loans charged-off	(48)	(22)	(275)	—	(315)	(38)	—	(698)
Recoveries	31	2	7	—	104	6	—	150

Ending balance	$800	$626	$1,362	$21	$262	$63	$85	$3,219

The following presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment methods as of March 31, 2017 and December 31, 2016 and 2015:

March 31, 2017 (Unaudited)	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$331	$5	$338	$—	$—	$—	$—	$674
Collectively evaluated for impairment	456	754	1,529	44	253	66	—	3,102

Ending balance	$787	$759	$1,867	$44	$253	$66	$—	$3,776

Loans:
Individually evaluated for impairment	$1,937	$514	$3,005	$—	$165	$—	$—	$5,621
Collectively evaluated for impairment	72,728	107,022	182,339	5,041	9,792	2,631		379,553

Ending balance	$74,665	$107,536	$185,344	$5,041	$9,957	$2,631	$—	$385,174

The recorded investment includes the unpaid balance and unamortized loan origination fees and costs, but excludes accrued interest receivable of $655 (unaudited) which is not considered to be material.

December 31, 2016	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$375	$—	$229	$—	$—	$—	$—	$604
Collectively evaluated for impairment	301	711	1,640	41	251	69	—	3,013

Ending balance	$676	$711	$1,869	$41	$251	$69	$—	$3,617

Loans:
Individually evaluated for impairment	$1,222	$315	$4,322	$—	$104	$—	$—	$5,963
Collectively evaluated for impairment	73,446	107,112	181,553	4,786	10,606	2,814	—	380,317

Ending balance	$74,668	$107,427	$185,875	$4,786	$10,710	$2,814	$—	$386,280

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The recorded investment includes the unpaid balance and unamortized loan origination fees and costs, but excludes accrued interest receivable of $878 which is not considered to be material.

December 31, 2015	Commercial	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Consumer	Credit card	Unallocated	Total
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$2	$46	$55	$—	$—	$—	$—	$103
Collectively evaluated for impairment	798	580	1,307	21	262	63	85	3,116

Ending balance	$800	$626	$1,362	$21	$262	$63	$85	$3,219

Loans:
Individually evaluated for impairment	$1,042	$301	$3,674	$—	$15	$—	$—	$5,032
Collectively evaluated for impairment	68,294	103,414	150,422	4,330	11,537	2,896	—	340,893

Ending balance	$69,336	$103,715	$154,096	$4,330	$11,552	$2,896	$—	$345,925

The recorded investment includes the unpaid balance and unamortized loan origination fees and costs, but excludes accrued interest receivable of $614 which is not considered to be material.

The following tables present loans individually evaluated for impairment by class of loans as of March 31, 2017 and December 31, 2016 and 2015:

March 31, 2017 (Unaudited)	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial	$812	$764	$—	$817	$12	$—
Real estate
Residential	504	507	—	458	14	—
Commercial
Owner occupied	431	432	—	432	3	—
Non-owner occupied	459	459	—	463	6	—
Consumer	164	165	—	155	7	—
With an allowance recorded:
Commercial	1,166	1,173	331	1,061	1	—
Real estate
Residential	7	7	5	6	—	—
Commercial
Owner occupied	579	578	327	724	—	—
Non-owner occupied	1,538	1,536	11	1,539	21	—
Consumer	—	—	—	—	—	—

	$5,660	$5,621	$674	$5,655	$64	$—

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

December 31, 2016	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial	$835	$783	$—	$897	$46	$—
Real estate
Residential	313	315	—	301	21	—
Commercial
Owner occupied	435	436	—	296	13	—
Non-owner occupied	764	764	—	876	37	—
Consumer	102	104	—	85	5	—
With an allowance recorded:
Commercial	439	439	375	123	5	—
Real estate
Residential	—	—	—	25	—	—
Commercial
Owner occupied	1,576	1,574	206	1,012	35	—
Non-owner occupied	1,550	1,548	23	1,565	64	—
Consumer	—	—	—	—	—	—

	$6,014	$5,963	$604	$5,180	$226	$—

December 31, 2015	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
With no related allowance recorded:
Commercial	$1,021	$956	$—	$983	$47	$—
Real estate
Residential	225	226	—	116	12	—
Commercial
Owner occupied	1,336	1,336	—	1,372	54	—
Non-owner occupied	756	757	—	95	—	—
Consumer	15	15	—	11	2	—
With an allowance recorded:
Commercial	86	86	2	103	6	—
Real estate
Residential	75	75	46	1	—	—
Commercial
Owner occupied	—	—	—	816	—	—
Non-owner occupied	1,583	1,581	55	1,598	60	—
Consumer	—	—	—	—	—	—

	$5,097	$5,032	$103	$5,095	$181	$—

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The following table presents the aging of the recorded investment in past due loans as of March 31, 2017 and December 31, 2016 and 2015 by class of loans:

March 31, 2017 (Unaudited)	30-59 Days Past Due	60-89 Days Past Due	Still Accruing Greater than 89 Days Past Due	Total Past Due Still Accruing	Total Loans Not Past Due	Total Nonaccrual	Total Loans
Commercial	$27	$—	$—	$27	$73,507	$1,131	$74,665
Real estate
Residential	1,141	164	—	1,305	105,810	421	107,536
Commercial
Owner occupied	265	19	—	284	104,646	732	105,662
Non-owner occupied	—	—	—	—	79,682	—	79,682
Construction	—	—	—	—	5,041	—	5,041
Consumer	99	60	—	159	9,775	23	9,957
Credit card	21	3	—	24	2,607	—	2,631

Total loans	$1,553	$246	$—	$1,799	$381,068	$2,307	$385,174

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	Still Accruing Greater than 89 Days Past Due	Total Past Due Still Accruing	Total Loans Not Past Due	Total Nonaccrual	Total Loans
Commercial	$46	$—	$—	$46	$74,301	$321	$74,668
Real estate
Residential	462	153	—	615	106,512	300	107,427
Commercial
Owner occupied	208	—	—	208	103,674	1,150	105,032
Non-owner occupied	—	—	—	—	80,843	—	80,843
Construction	—	—	—	—	4,786	—	4,786
Consumer	147	36	—	183	10,502	25	10,710
Credit card	21	15	—	36	2,774	4	2,814

Total loans	$884	$204	$—	$1,088	$383,392	$1,800	$386,280

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Still Accruing Greater than 89 Days Past Due	Total Past Due Still Accruing	Total Loans Not Past Due	Total Nonaccrual	Total Loans
Commercial	$96	$—	$—	$96	$69,240	$—	$69,336
Real estate
Residential	730	158	—	888	102,358	469	103,715
Commercial
Owner occupied	57	—	—	57	79,429	—	79,486
Non-owner occupied	—	—	—	—	74,610	—	74,610
Construction	—	—	—	—	4,330	—	4,330
Consumer	105	36	—	141	11,324	87	11,552
Credit card	20	22	—	42	2,853	1	2,896

Total loans	$1,008	$216	$—	$1,224	$344,144	$557	$345,925

Troubled Debt Restructuring:

CBT Financial has allocated $674 (unaudited), $604 and $103 of specific reserves to customers whose loan terms have been modified in troubled debt restructuring as of March 31, 2017 and December 31, 2016 and 2015 has not committed to lend additional amounts.

During the three months ending March 31, 2017 and 2016 (unaudited) and December 31, 2016 and 2015, the terms of certain loans were modified as troubled debt restructuring. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan, an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from seventeen to sixty months. Modifications involving an extension of the maturity date were for a period of 12 months.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The following table presents the loans by class modified as troubled debt restructuring that occurred during the three months ending March 31, 2017 and 2016 and the years ending December 31, 2016 and 2015:

	March 2017 (Unaudited)		March 2016 (Unaudited)		2016		2015
Troubled debt restructuring	Number of Loans	Pre- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment
Commercial	2	$1,062	—	$—	2	$342	1	$242
Real estate
Residential	2	93	—	—	4	207	—	—
Commercial
Owner occupied	—	—	—	—	2	732	—	—
Non-owner occupied	—	—	—	—	—	—	1	756
Construction	—	—	—	—	—	—	—	—
Consumer	12	70	—	—	23	91	—	—
Credit card	—	—	—	—	—	—	—	—

Total troubled debt restructuring	16	$1,225	—	$—	31	$1,372	2	$998

The outstanding recorded investments in troubled debt restructuring described above remained the same after modification for the three months ending March 31, 2017and 2016 (unaudited) and December 31, 2016 and 2015. The troubled debt restructuring described above did not increase the allowance for loan losses and did not result in charge-offs during the three months ending March 31, 2017 and 2016 (unaudited) and the years ending December 31, 2016 and 2015.

The following table presents loans by class modified as troubled debt restructuring for which there was a payment default within twelve months following the modification during the three months ended March 31, 2017 and December 31, 2016, and 2015:

	March 2017 (Unaudited)		March 2016 (Unaudited)		2016		2015
Troubled debt restructuring	Number of Loans	Pre- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment
Commercial	1	$265	—	$—	—	$—	—	$—
Real estate
Residential	1	69	—	—	—	—	—	—
Commercial
Owner occupied	1	153	—	—	—	—	—	—
Non-owner occupied	—	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—	—
Consumer	2	12	—	—	—	—	—	—
Credit card	—	—	—	—	4	24	—	—

Total troubled debt restructuring	5	$499	—	$—	4	$24	—	$—

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

The troubled debt restructuring that subsequently defaulted described above resulted in no additional allowance for loan losses and resulted in charge-offs for the three months ending March 31, 2017 and 2016 (unaudited). The troubled debt restructuring that subsequently defaulted described above resulted in no additional allowance for loan losses and resulted in charge-offs of $24 and $0 during the years ending and December 31, 2016 and 2015.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under CBT Financial’s internal underwriting policy.

Credit Quality Indicators:

CBT Financial categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. CBT Financial analyzes loans individually by classifying the loans as to credit risk. This analysis includes loan relationships with outstanding balances greater than $500. Other loan relationships are analyzed based on historic payment experience and collateral. Loans over 90 days past due are classified as substandard and loans over 120 days past due are classified as loss, unless the collateral is sufficient to cover the loan balance.

Loans listed as not rated are included in groups of homogeneous loans. As of March 31, 2017 and December 31, 2016 and 2015, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

Special Mention. Loans classified as special mention have a potential weakness that deserves Management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss. Loans classified as loss have all the weaknesses inherent in those classified as doubtful, with the added characteristic that the loan is unsecured and over 120 day past due.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $500 or are included in groups of

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 homogeneous loans. As of March 31, 2017 and December 31, 2016 and 2015, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

March 31, 2017 (Unaudited)	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial	$17,653	$54,494	$2,279	$239	$—	$—
Real estate
Residential	96,953	9,707	270	606	—	—
Commercial
Owner occupied	1,483	101,996	613	1,570	—	—
Non-owner occupied	5,318	73,007	619	738	—	—
Construction	2,089	2,952	—	—	—	—
Consumer	9,711	6	199	41	—	—
Credit card	2,612	13	2	4	—	—

Total loans	$135,819	$242,175	$3,982	$3,198	$—	$—

December 31, 2016	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial	$17,623	$55,189	$1,284	$572	$—	$—
Real estate
Residential	83,480	23,415	87	445	—	—
Commercial
Owner occupied	16,636	85,452	1,616	1,327	—	—
Non-owner occupied	7,123	72,043	630	1,048	—	—
Construction	1,835	2,951	—	—	—	—
Consumer	10,667	18	—	25	—	—
Credit card	2,801	5	—	8	—	—

Total loans	$140,165	$239,073	$3,617	$3,425	$—	$—

December 31, 2015	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial	$16,784	$49,689	$610	$2,253	$—	$—
Real estate
Residential	84,109	18,987	69	550	—	—
Commercial
Owner occupied	16,418	62,138	302	628	—	—
Non-owner occupied	2,782	69,025	1,460	1,343	—	—
Construction	1,460	2,870	—	—	—	—
Consumer	11,457	8	—	85	2	—
Credit card	2,872	17	—	7	—	—

Total loans	$135,882	$202,734	$2,441	$4,866	$2	$—

CBT Financial does not have loans that were considered to be subprime at origination.

CBT Financial considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, CBT Financial also evaluates credit quality based on the aging status of the loan, which was previously presented and by payment activity.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The following table presents the recorded investment in residential and consumer loans based on payment activity:

March 31, 2017 (Unaudited)	Credit Card	Consumer	Residential
Performing	$2,631	$9,934	$107,115
Nonperforming	—	23	421

Total residential and consumer loans	$2,631	$9,957	$107,536

December 31, 2016	Credit Card	Consumer	Residential
Performing	$2,810	$10,685	$107,127
Nonperforming	4	25	300

Total residential and consumer loans	$2,814	$10,710	$107,427

December 31, 2015	Credit Card	Consumer	Residential
Performing	$2,895	$11,465	$103,246
Nonperforming	1	87	469

Total residential and consumer loans	$2,896	$11,552	$103,715

4.	Real estate owned:

Real estate owned is included in Other assets on the consolidated balance sheet and the activity was as follows:

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Beginning balance	$699	$558	$558	$—
Loans transferred to real estate owned	—	—	269	558
Sales of real estate owned	(159)	—	(128)	—
Purchase deposits	(10)	—	—	—

Ending balance	$530	$558	$699	$558

Expenses related to foreclosed assets include:	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Net loss (gain) on sales	$(37)	$—	$(37)	$—
Provision for unrealized losses	—	—	—	—
Operating expenses, net of rental income	13	3	31	77

Total other real estate expense	$(24)	$3	$(6)	$77

5.	Fair value:

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels or inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

CBT Financial used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2) using matrix pricing. For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).

Derivatives: The fair value of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors to value the position. The majority of the inputs can be validated through external sources, including brokers.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals or other valuations of the underlying collateral. Real estate appraisals may use a single valuation approach or a combination of approaches including use of comparable sales and the capitalization of income. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and Management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a monthly basis for additional impairment and adjusted accordingly.

Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by CBT Financial. Once received, a member of the Loan Review Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 statistics. On an annual basis, CBT Financial compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that a discount of 10% should be applied to properties with appraisals performed within 12 months.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	March 31, 2017 (Unaudited)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale
State & municipal	$14,941	$—	$14,941	$—
Mortgage-backed—residential	33,756	—	33,756	—
Mutual funds	3,181	3,181	—	—

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale
State & municipal	$16,361	$—	$16,361	$—
Mortgage-backed—residential	36,472	—	36,472	—
Mutual funds	3,170	3,170	—	—

	December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale
State & municipal	$20,265	$—	$20,265	$—
Mortgage-backed—residential	50,813	—	50,813	—
Mutual funds	2,111	2,111	—	—

Liabilities:
Interest rate swap	64	—	64	—

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	March 31, 2017 (Unaudited)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired Loans
Residential	$2	$—	$—	$2
Commercial owner-occupied real estate	406	—	—	406
Other real estate, net
Commercial owner occupied	530	—	—	530

Total impaired loans and other real estate	$938	$—	$—	$938

	December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired Loans
Commercial owner-occupied real estate	$1,542	$—	$—	$1,542
Other real estate, net
Residential	159	—	—	159
Commercial owner occupied	540	—	—	540

Total impaired loans and other real estate	$2,241	$—	$—	$2,241

	December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired Loans
Commercial owner-occupied real estate	$143	$—	$—	$143
Other real estate, net
Residential	8	—	—	8
Commercial owner-occupied	550	—	—	550

Total impaired loans and other real estate	$701	$—	$—	$701

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at March 31, 2017.

March 31, 2017 (Unaudited)	Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
Impaired loans:
Residential real estate	$2	Sales comparison	Comparable sales adjustment	-5% - 7%	1%
Commercial real estate
Owner occupied	288	Sales comparison	Comparable sales adjustment	-7% - 38%	25%
Owner occupied	118	Sales comparison	Comparable sales adjustment	-15% - 4%	-10%
Other real estate, net
Commercial real estate owner occupied	530	Income comparison	Capitalization rate	9%	9%

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2016 and 2015.

December 31, 2016	Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
Impaired loans:
Commercial real estate
Owner occupied	$972	Sales comparison	Comparable sales adjustment	-48% - 5%	9%
Owner occupied	570	Cost approach	Accumulated depreciation	23% - 29%	26%
Other real estate, net Residential real estate	159	Sales comparison	Comparable sales adjustment	0% - 18%	8%
Commercial real estate owner occupied	540	Income comparison	Capitalization rate	9%	9%

December 31, 2015	Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
Impaired loans:
Residential real estate	$143	Sales comparison	Comparable sales adjustment	6% - 20%	14%
Other real estate, net
Residential real estate	8	Sales comparison	Comparable sales adjustment	11% - 105%	67%
Commercial real estate owner occupied	550	Income comparison	Capitalization rate	9%	9%

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Carrying amount and estimated fair values of financial instruments were as follows at March 31, 2017 and December 31, 2016 and 2015:

		Fair Value Measurement
	Carrying	at March 31, 2017 (Unaudited) using
Financial assets	Amount	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$5,758	$5,758	$—	$—	$5,758
Interest-bearing deposits	13,716	13,716	—	—	13,716
Securities available for sale	51,878	3,181	48,697	—	51,878
Loans, net	381,398	—	—	374,715	374,715
Federal Home Loan Bank stock	208	N/A	N/A	N/A	N/A
Accrued interest receivable	837	181	—	656	837
Financial liabilities				—
Deposits	$423,253	$—	$422,102	$—	$422,102
Federal Home Loan Bank advances	—	—	—	—	—
Subordinated debentures	9,000	—	8,272	—	8,272
Accrued interest payable	219	—	219	—	219

		Fair Value Measurement
	Carrying	at December 31, 2016 using
Financial assets	Amount	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,465	$2,465	$—	$—	$2,465
Interest-bearing deposits	3,350	3,350	—	—	3,350
Securities available for sale	56,003	3,170	52,833	—	56,003
Loans, net	382,663	—	—	375,527	375,527
Federal Home Loan Bank stock	976	N/A	N/A	N/A	N/A
Accrued interest receivable	1,101	222	—	879	1,101
Financial liabilities
Deposits	$399,738	$—	$398,505	$—	$398,505
Federal Home Loan Bank advances	16,500	—	16,500	—	16,500
Subordinated debentures	9,000	—	8,255	—	8,255
Accrued interest payable	207	—	207	—	207

		Fair Value Measurement
	Carrying	at December 31, 2015 using
Financial assets	Amount	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,532	$2,532	$—	$—	$2,532
Interest-bearing deposits	3,363	3,363	—	—	3,363
Securities available for sale	73,189	2,111	71,078	—	73,189
Loans, net	342,706	—	—	328,176	328,176
Federal Home Loan Bank stock	1,724	N/A	N/A	N/A	N/A
Accrued interest receivable	902	287	—	615	902
Financial liabilities
Deposits	$364,140	$—	$364,012	$—	$364,012
Federal Home Loan Bank advances	28,700	—	28,713	—	28,713
Subordinated debentures	9,000	—	8,146	—	8,146
Accrued interest payable	197	—	197	—	197
Interest rate swap	64	—	64	—	64

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Cash and cash equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Interest-bearing deposits

The carrying amounts of interest-bearing deposits and short-term instruments approximate fair values.

FHLB stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Loans

Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Deposits

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowings

The fair values of CBT Financial’s long-term borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.

The fair values of CBT Financial’s subordinated debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.

Accrued interest receivable/payable

The carrying amounts of accrued interest approximate fair value.

Off-balance sheet instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standing. The fair value of commitments is not material.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

6.	Loan servicing:

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans were $20,882 at March 31, 2017 (unaudited) and $20,919 and $20,055 at year-end 2016 and 2015. The related capitalized mortgage servicing rights were not material for March 31, 2017 (unaudited) and December 31, 2016 and 2015. Custodial escrow balances maintained in connection with serviced loans were $173 (unaudited) at March 31, 2017 and $171 and $173 at year-end 2016 and 2015.

7.	Premises and equipment:

Year-end premises and equipment were as follows:

	March 2017 (Unaudited)	2016	2015
Land	$2,177	$2,177	$2,177
Premises and leasehold improvements	12,522	12,522	12,493
Furniture, fixtures and equipment	6,041	6,030	5,678

Total cost	20,740	20,729	20,348
Less: accumulated depreciation	(10,387)	(10,211)	(9,710)

Premises and equipment, net	$10,353	$10,518	$10,638

Depreciation expense was $194 and $198 for the three months ending March 31, 2017 and 2016 (unaudited) and $756 and $859 for years 2016 and 2015, respectively.

CBT Financial leases certain branch properties and equipment under operating leases. Rent expense was $38 and $37 for the three months ended March 31, 2017 and 2016 (unaudited) and $151 and $114 for 2016 and 2015. Rent commitments under non-cancelable operating leases, before considering renewal options that generally are present, were as follows:

	March 2017 (Unaudited)	2016
Year 1	$109	$145
Year 2	148	142
Year 3	96	91
Year 4	42	46
Year 5	—	—
Thereafter	—	—

Total minimum rental commitments	$395	$424

8.	Goodwill:

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. At October 31, 2016, its annual impairment analysis date, CBT Financial’s reporting unit had positive equity and CBT Financial elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

9.	Deposits:

Time deposits that meet or exceed the Federal Deposit Insurance limit of $250,000 at March 31, 2017 and December 31, 2016 and 2015 were $14,077 (unaudited), $11,013 and $9,458.

Scheduled maturities of time deposits were as follows:

	March 2017 (Unaudited)	2016
2017	$27,562	$32,421
2018	39,677	35,342
2019	33,004	31,530
2020	10,822	9,418
2021	27,584	21,448
Thereafter	19,402	17,600

Total Time Deposits	$158,051	$147,759

Included in deposits at March 31, 2017 and December 31, 2016 and 2015 is $38,910 (unaudited), $36,288 and $32,910 that represent funds held in CBT Bank by the Trust Department. Also included in deposits are $19,730 (unaudited), $19,730 and $0 in brokered certificates of deposits as of March 31, 2017 and December 31, 2016 and 2015, respectively.

10.	Borrowings:

Lines of Credit and Federal Home Loan Bank Advances

CBT Bank has lines of credit established with various financial institutions for overnight funding needs. Available credit under these lines was $1,747 (unaudited), $1,834 and $2,506 on March 31, 2017 and December 31, 2016 and 2015, with interest payable at the daily federal funds rate. There were no borrowings on these lines as of March 31, 2017 (unaudited) and December 31, 2016 and 2015. Additionally, CBT Bank has a line of credit with the FHLB of Pittsburgh for its overnight funding needs with interest payable at the London Interbank Offered Rates (LIBOR) plus a margin. The interest rate was 0.99% on March 31, 2017 (unaudited) and 0.74% and 0.43% on December 31, 2016 and 2015. The borrowing limit under this line of credit was $65,123 (unaudited) on March 31, 2017 and December 31, 2016 and 2015. CBT Bank had no borrowings on the line of credit at March 31, 2017 (unaudited) and $16,500 and $26,700 as of December 31, 2016 and 2015.

CBT Bank has a long-term line of credit established with FHLB of Pittsburgh with a maximum borrowing capacity of $130,839 (unaudited), $119,707 and $150,018 as of March 31, 2017 and December 31, 2016 and 2015. CBT Bank is required to maintain certain eligible assets as collateral. The advances were collateralized by $185,370 (unaudited), $187,994 and $225,739 of first mortgage loans and securities under a blanket lien arrangement at March 31, 2017 and December 31, 2016 and 2015. The FHLB of Pittsburgh also has stock purchase requirements that are determined by the amount of borrowings outstanding. Each advance is payable at its maturity date or earlier with a prepayment penalty.

There were no term advances from the Federal Home Loan Bank with a maturity of greater than one year at March 31, 2017 and December 31, 2016, respectively. At December 31, 2015 the bank had a two million dollar term borrowing with an original maturity of 60 months, interest only, 1.67% due August 23, 2016.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

11.	Subordinated debentures:

A trust formed by CBT Financial issued $5,000 of floating rate trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate adjusts quarterly to the three-month LIBOR rate plus 2.95%. CBT Financial issued subordinated debentures to the trust in exchange for ownership of all of the common securities of the trust and the proceeds of the offering; the debentures represent the sole asset of the trust. CBT Financial became eligible to redeem the subordinated debentures, in whole but not in part, beginning in 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033. The interest rate on the subordinated debentures was 4.10% (unaudited), 3.94% and 3.48% on March 31, 2017 and December 31, 2016 and 2015.

A trust formed by CBT Financial issued $4,000 of fixed rate trust preferred securities in 2005 as part of a pooled offering of such securities. CBT Financial issued subordinated debentures to the trust in exchange for ownership of all of the common securities of the trust and the proceeds of the offering; the debentures represent the sole asset of the trust. CBT Financial became eligible to redeem the subordinated debentures, in whole but not in part, beginning in 2010 at a price of 100% of face value. CBT Financial did not redeem the subordinated debentures and the rate converted to a floating rate of three month LIBOR plus 1.54%. The subordinated debentures must be redeemed no later than 2035. The interest rate on the subordinated debentures was 2.67% (unaudited), 2.50% and 2.05% on March 31, 2017 and December 31, 2016 and 2015.

Interest payments on the debentures may be deferred at any time at the election of CBT Financial for up to 20 consecutive quarterly periods (5 years). Interest on the debentures will accrue during the extension period, and all accrued principal and interest must be paid at the end of the extension period. During an extension period, CBT Financial may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of CBT Financial’s capital stock.

12.	Employee benefit plans:

Postretirement Benefits

CBT Financial has an unfunded postretirement benefit plan covering health insurance costs for certain retirees and postretirement life insurance benefits for substantially all of its full-time employees. The postretirement health care plan includes a limit on CBT Financial’s share of costs for retirees. CBT Financial used a December 31 measurement date for its plan.

Information about changes in CBT Financial’s obligation under the postretirement benefit plan follows:

Changes in postretirement benefit obligations	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Beginning benefit obligation	$153	$166	$166	$170
Service cost	1	1	3	4
Interest cost	1	—	7	7
Actuarial (gain) loss	—	—	(14)	(12)
Benefit paid	(1)	(1)	(9)	(3)

Ending benefit obligation	$154	$166	$153	$166

The plan is unfunded, so the funded status of the plan was $154 at March 31, 2017 (unaudited), $153 at December 31, 2016 and $166 at December 31, 2015.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Components of net periodic postretirement benefit costs and other amounts recognized in other comprehensive income:

Changes in postretirement benefit obligations	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Service cost	$1	$1	$3	$4
Interest cost	—	—	7	7
Amortization of prior service (income) cost	—	—	—	—
Amortization of net (gain) loss	—	—	(1)	—

Net periodic benefit (income) cost	1	1	9	11
Net (gain) loss recognized in other comprehensive income	—	—	14	12

Total recognized in net periodic benefit cost and other comprehensive income	$1	$1	$23	$23

The accumulated postretirement benefit obligation was $154 and March 31, 2017 (unaudited) and $153 and $166 at year-end 2016 and 2015.

The discount rate used to determine the benefit obligations was 4.25% at March 31, 2017 (unaudited) and December 31, 2016 and 2015. The benefit offered under this plan is fixed; therefore, the accumulated postretirement benefit obligation is not impacted by health care cost trends or the rate of compensation increase.

Estimated Future Payments

The following benefit payments, which reflect expected future service, are expected:

2017	$10
2018	10
2019	10
2020	10
2021	10
Following five years	46

The estimated net gain and prior service cost for the postretirement that will be amortized from accumulated other comprehensive income into net periodic benefit costs during the three months ending March 31, 2017 is $0 (unaudited) and for the years ending December 31, 2017 are ($14) and ($12).

401(k) Plan

A 401(k) benefit plan allows employees’ contributions up to 50% of their compensation, which are matched equal to 50% of the first 6% of the compensation contributed. CBT Financial’s matching contribution was $36 and $32 for the three months ending March 31, 2017 and 2016 (unaudited) and $148 and $148in 2016 and 2015. In addition, the Board of Directors authorized a profit sharing contribution of $234 and $234in 2016 and 2015. For the three months ending March 31, 2017 and 2016 (unaudited) $46 and $40 was accrued for profit sharing. The combined contributions represent CBT Financial’s expense under the plan in each year presented.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Supplemental Executive Retirement Plan (SERP)

CBT Financial has SERP agreements in place with certain officers. These agreements are structured with differing benefits based on the participant’s overall position and responsibility. These agreements provide the participants with a fixed annual benefit for a period of fifteen years following his or her retirement, vest at age 62 and contain certain change of control provisions. All benefits would cease in the event of termination for cause. If the participant’s employment were to end due to disability, voluntary termination or termination without cause, the participant would be entitled to receive certain reduced benefits based on vesting and other conditions. The company recognized expense of $233 and $114 during 2016 and 2015, respectively, related to these agreements. For the three months ended March 31, 2017 and 2016 (unaudited) the company recognized expense of $43 and $30. The total amount accrued at March 31, 2017 and December 31, 2016 and 2015 was $2,791(unaudited), $2,781 and $2,911, respectively.

The following table set forth the status of the SERP at March 31, 2017 and 2016 and December 31, 2016 and 2015:

Changes in projected benefit obligations	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Projected benefit obligation at beginning of year	$2,781	$2,911	$2,911	$2,901
Service cost	18	—	117	—
Interest cost	25	30	116	114
Actuarial gain (loss)	—	—	(232)	(104)
Benefits paid	(33)	—	(131)	—

Projected benefit obligation at end of period	$2,791	$2,941	$2,781	$2,911

Estimated Future Payments

The following benefit payments, which reflect expected future service, are expected:

2017	$131
2018	131
2019	133
2020	177
2021	243
Following five years	1,369

EXECUTIVE DEFERRED COMPENSATION PLAN

In 2015 CBT Financial established a deferred compensation plan to replace the supplemental executive retirement plan. The company will contribute a deferred bonus to certain officers. The participants vest at age 65 or ten percent per year. If the participant’s employment were to end due to disability, voluntary termination or termination without cause, the participant would be entitled to receive certain reduced benefits based on vesting and other conditions. CBT Financial contributed $124 and $103 to the plan in 2016 and 2015, respectively. For the three months ended March 31, 2017 and 2016 (unaudited) the company expensed $33 and $10, respectively.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

The following table set forth the status of the executive deferred compensation plan at March 31, 2017 and December 31, 2016 and 2015:

Changes in projected benefit obligations	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Projected benefit obligation at beginning of year	$204	$103	$103	$—
Service cost	36	—	121	103
Interest cost	4	1	3	—
Benefits paid	—	—	(23)	—

Projected benefit obligation at end of period	$244	$104	$204	$103

ANNUAL INCENTIVE COMPENSATION PLAN

During 2015 CBT Financial established an annual incentive compensation plan for certain executive officers. CBT Financial will contribute additional compensation based on the overall performance of CBT Financial. CBT Financial contributed $86 and $49 to the plan in 2016 and 2015, respectively. For the three months ended March 31, 2017 and 2016 (unaudited) the company expensed $38 and $43, respectively.

13.	Income taxes:

Income tax expense was as follows:

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Current federal	$195	$276	$1,102	$1,108
Deferred federal	(35)	(25)	32	(113)

Total tax expense	$160	$251	$1,134	$995

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Income tax at federal statutory rate	$253	$343	$1,506	$1,471
Effect of:
Tax-exempt income	(67)	(74)	(287)	(337)
Income from bank owned life insurance	(28)	(19)	(97)	(156)
Other, net	2	1	12	17

Income tax expense	$160	$251	$1,134	$995

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Period end deferred tax assets and liabilities were due to the following:

Deferred tax assets	March 2017 (Unaudited)	2016	2015
Nonaccrual loan interest	$5	$5	$8
Allowance for loan losses	1,092	1,038	854
Employee retirement benefits	69	69	63
Deferred compensation	1,245	1,214	1,116
Recognition of funded status—SERP	—	—	54
Unrealized loss on interest rate swap	—	—	22
Other	—	—	—

Deferred tax assets	2,411	2,326	2,117
Deferred tax liabilities
Recognition of over funded postretirement plan	(11)	(11)	(6)
Loan origination costs	(347)	(350)	(350)
Depreciation and amortization	(3,116)	(3,058)	(2,728)
Prepaid expenditures	(50)	(51)	(48)
Net unrealized gain on securities available for sale	(146)	(146)	(250)
Other	(69)	(73)	(89)

Deferred tax liabilities	(3,739)	(3,689)	(3,471)

Net deferred tax liabilities	$(1,328)	$(1,363)	$(1,354)

No interest and penalties were recorded in the income statement for the three months ended March 31, 2017 (unaudited) and the years ended December 31, 2016 and 2015. CBT Financial does not have any unrecognized tax benefits at March 31, 2017 (unaudited) or December 31, 2016 or 2015.

CBT Financial is subject only to federal income taxes and is no longer subject to examination by federal taxing authorities for the tax year 2013 and the prior years.

14.	Related party transactions:

Loans to principal officers, directors and their affiliates through March 31, 2017 and in 2016 and 2015 were as follows:

	March 2017 (Unaudited)	2016	2015
Balance at beginning of year	$4,796	$7,793	$4,726
New loans	—	82	4,494
Effects of changes in related parties	—	—	154
Repayments	(197)	(3,079)	(1,581)

Ending balance	$4,599	$4,796	$7,793

Deposits from principal officers, directors, and their affiliates at March 31, 2017 and year-end 2016 and 2015 were $1,144 (unaudited), $1,337 and $1,034. CBT Financial conducted business with certain directors or entities which they are associated. CBT Financial paid $4 (unaudited), $11 and $14 to these entities of the Directors during 2017, 2016, and 2015, respectively.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

15.	Regulatory capital matters:

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, CBT Financial must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.00% for 2015 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of March 31, 2017 the company and Bank meet all capital adequacy requirements in which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At March 31, 2017 and December 31, 2016 and 2015, the most recent regulatory notifications categorized CBT Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios at year-end for CBT Bank are presented below:

			For Capital		To Be Well
	Actual		Adequacy Purposes		Capitalized Under Prompt Corrective
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2017 (Unaudited)
Total capital (to risk weighted assets)	$53,502	14.67%	$29,183	8.00%	$36,478	10.00%
Tier 1 (core) capital (to risk weighted assets)	49,726	13.63%	21,887	6.00%	29,183	8.00%
Common Tier 1 (core) capital	49,726	13.63%	16,415	4.50%	23,711	6.50%
Tier 1 (core) capital (to average assets)	49,726	10.44%	19,059	4.00%	23,823	5.00%
December 31, 2016
Total capital (to risk weighted assets)	$53,095	14.53%	$29,242	8.00%	$36,552	10.00%
Tier 1 (core) capital (to risk weighted assets)	49,478	13.54%	21,931	6.00%	29,242	8.00%
Common Tier 1 (core) capital	49,478	13.54%	16,448	4.50%	23,759	6.50%
Tier 1 (core) capital (to average assets)	49,478	10.64%	18,608	4.00%	23,260	5.00%
December 31, 2015
Total capital (to risk weighted assets)	$50,618	15.67%	$25,848	8.00%	$32,310	10.00%
Tier 1 (core) capital (to risk weighted assets)	47,393	14.67%	19,386	6.00%	25,848	8.00%
Common Tier 1 (core) capital	47,393	14.67%	14,540	4.50%	21,002	6.50%
Tier 1 (core) capital (to average assets)	47,393	10.91%	17,381	4.00%	21,726	5.00%

CBT Financial’s principal source of funds for dividend payments is dividends received from CBT Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. As of March 31, 2017 and December 31, 2016 $3,510 (unaudited) and $3,743 of retained earnings is available to pay dividends.

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

16.	Interest rate swaps:

CBT Financial uses interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Interest Rate Swaps Designated as Cash Flow Hedges: In 2008, CBT Financial entered into an interest rate swap agreement with a notional amount of $5,000 which was designated as a cash flow hedge of CBT Financial’s interest payments on its $5,000 subordinated debenture issued in 2003. The term of the interest rate swap ended in September 2011. In 2010, CBT Financial entered into a forward-starting interest rate swap with a notional amount of $5,000 also designated as a cash flow hedge of CBT Financial’s interest payments on its $5,000 subordinated debentures. The term of this swap began in March 2012 and continues until September 2016. By entering into the forward starting swap CBT Financial was able to effect uninterrupted cash flow hedge treatment. Each of the interest rate swaps was determined to be fully effective during the periods presented. Therefore, the aggregate fair value of the swap is recorded in other assets (liabilities) with changes in the fair value recorded in other comprehensive income (loss). The amount included in accumulated other income (loss) would be reclassified to current earnings should the hedge no longer be considered effective. The interest rate swap matured in September 2016.

Summary information for the interest rate swaps designated as cash flow hedges as of December 31, 2015 is as follows:

2015
Notional amount	$5,000
Pay rate	2.50%
Receive rate	0.61%
Maturity in months	9
Unrealized gain (loss)	(64)

17.	Loan commitments and other related activities:

Some financial instruments, such as loan commitments, credit lines, and letters of credit, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end:

	March 31, 2017 (Unaudited)		December 31, 2016		December 31, 2015
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$1,217	$1,196	$475	$1,381	$9,927	$11,426
Unused lines of credit	1,841	58,720	3,315	59,719	4,415	54,486

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Commitments to make loans are generally made for periods of 60 days or less. At March 31, 2017 (unaudited) the fixed rate loan commitments have tax equivalent interest rates ranging from 4.13% to 8.50% and maturities ranging from 1 year to 15 years except for personal lines of credit which carry a fixed rate of 15.00% (unaudited). At December 31, 2016 the fixed rate loan commitments have tax equivalent interest rates ranging from 3.25% to 7.50% and maturities ranging from 1 year to 15 years except for personal lines of credit which carry a fixed rate of 15.00% (unaudited).

18.	Parent company only condensed financial information:

Condensed Balance Sheets

As of March 31, 2017 and December 31, 2016 and 2015

	March 2017 (Unaudited)	2016	2015
Assets
Cash and cash equivalents	$781	$557	$1,050
Investment in banking subsidiary	57,381	57,191	55,453
Other assets	279	134	7

Total assets	$58,441	$57,882	$56,510

Liabilities and shareholders’ equity
Subordinated debentures	$9,000	$9,000	$9,000
Accrued expenses and other liabilities	848	446	575
Shareholders’ equity	48,593	48,436	46,935

Total liabilities and shareholders’ equity	$58,441	$57,882	$56,510

Condensed Statements of Income

For the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Dividends from subsidiary	$484	$434	$1,735	$6,916
Interest income	—	—	1	1
Interest expense	(75)	(90)	(344)	(351)
Other expense	(50)	(19)	(59)	(57)

Income before income tax and undistributed subsidiary income	359	325	1,333	6,509
Income tax benefit	42	37	137	138
Equity in undistributed net income of subsidiary	182	396	1,826	(3,316)

Net income	$583	$758	$3,296	$3,331

Comprehensive income	$589	$859	$3,250	$3,320

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

Condensed Statements of Cash Flows

For the three months ended March 31, 2017 and 2016 and the years ended December 31, 2016 and 2015

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Cash flows from operating activities
Net income	$583	$758	$3,296	$3,331
Adjustments
Equity in undistributed net income of subsidiary	(182)	(396)	(1,826)	3,316
Changes in other assets	145	160	127	7
Changes in other liabilities	(331)	(210)	(341)	27

Net cash from operating activities	215	312	1,256	6,681

Cash flows from investing activities
Investment in subsidiaries	—	—	—	(5,671)

Net cash from investing activities	—	—	—	(5,671)

Cash flows from financing activities
Repayment or preferred stock	—	—	—	(10,000)
Proceeds from issuance of common stock, net of issuance costs	—	—	—	10,786
Cancelation of rights plan	—	—	(14)	—
Cash dividends paid	(484)	(434)	(1,735)	(1,602)

Net cash from financing activities	(484)	(434)	(1,749)	(816)
Net change in cash and cash equivalents	(269)	(122)	(493)	194
Beginning cash and cash equivalents	1,050	856	1,050	856

Ending cash and cash equivalents	$781	$734	$557	$1,050

19.	Earnings per common share:

The factors used in the earnings per share computation follow:

	March 2017 (Unaudited)	March 2016 (Unaudited)	2016	2015
Basic
Net Income	$583	$758	$3,296	$3,331
Preferred Stock dividend	—	—	—	94
Net income available to common shareholders	$583	$758	$3,296	$3,237
Weighted average common shares outstanding	1,445,474	1,445,474	1,445,474	1,132,323
Basic and diluted earnings per common share	$0.40	$0.52	$2.28	$2.86

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

CBT Financial’s capital structure contains no potentially dilutive instruments.

20.	Accumulated Other Comprehensive Income (loss)

The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax, for the three months ending March 31, 2017 and 2016 and the years ending December 31, 2016 and 2015:

There were no reclassification adjustments of accumulated other comprehensive income (loss) for the three months ending March 31, 2017 and 2016 and the years ending December 31, 2016 and 2015.

March 31, 2017 (Unaudited)	Unrealized Gain and Loss on Available for Sale Securities	Gain and Loss on Cash Flow Hedge	Postretirement Plan	Total
Beginning Balance	$283	$—	$21	$304
Other Comprehensive Income before reclassification	7	—	(1)	6
Amounts reclassified from accumulated other comprehensive income	—	—	—	—

Net current period other comprehensive income (loss)	7	—	(1)	6

Ending balance	$290	$—	$20	$310

March 31, 2016 (Unaudited)	Unrealized Gain and Loss on Available for Sale Securities	Gain and Loss on Cash Flow Hedge	Postretirement Plan	Total
Beginning Balance	$485	$(42)	$(93)	$350
Other Comprehensive Income before reclassification	87	14	(1)	100
Amounts reclassified from accumulated other comprehensive income	—	—	—	—

Net current period other comprehensive income (loss)	87	14	(1)	100

Ending balance	$572	$(28)	$(94)	$450

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015

December 31, 2016	Unrealized Gain and Loss on Available for Sale Securities	Gain and Loss on Cash Flow Hedge	Postretirement Plan	Total
Beginning Balance	$485	$(42)	$(93)	$350
Other Comprehensive Income before reclassification	(202)	42	114	(46)
Amounts reclassified from accumulated other comprehensive income	—	—	—	—

Net current period other comprehensive income (loss)	(202)	42	114	(46)

Ending balance	$283	$—	$21	$304

December 31, 2015	Unrealized Gain and Loss on Available for Sale Securities	Gain and Loss on Cash Flow Hedge	Postretirement Plan	Total
Beginning Balance	$731	$(100)	$(170)	$461
Other Comprehensive Income before reclassification	(195)	58	77	(60)
Amounts reclassified from accumulated other comprehensive income	(51)	—	—	(51)

Net current period other comprehensive income (loss)	(246)	58	77	(111)

Ending balance	$485	$(42)	$(93)	$350

There were no reclassification adjustments out of AOCI in the three months ended March 31, 2017 and 2016 (unaudited) or for the years ended 2016 and 2015

21.	Preferred stock:

On August 23, 2011, CBT Financial entered into a Securities Purchase Agreement (SBLF Agreement) with the United States Department of the Treasury (Treasury). Under the SBLF Agreement, CBT Financial issued 10 shares of Senior Non-cumulative Perpetual Preferred Stock Series A (Preferred Stock) to the Treasury, having a liquidation value of $1,000 per share, for the aggregate proceeds of $10 million. The issuance qualifies as Tier 1 capital.

The issuance was pursuant to the U.S. Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets less than ten billion dollars. The Preferred Stock is entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate was initially set at 1% per annum based upon the level of Qualified Small Business Lending (QSBL) by the Bank. The dividend rate for future periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the SBLF Agreement was entered into. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods and will become a fixed rate between 1% per annum to 7% per annum for the

CBT Financial Corp.

Financial Statements

As of and for the Period ended March 31, 2017 and December 31, 2016 and 2015 eleventh through the eighteenth dividend periods. If the Preferred Stock remains outstanding beyond February 23, 2016 the dividend rate will be fixed at 9%. Prior to that time, the dividend rate is based on the activity and volume of the Bank’s QSBL as defined in the SBLF Agreement. Such dividends are not cumulative, but CBT Financial may only declare and pay dividends on its common shares if it has declared and paid dividends for the current dividend period on the Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

The following table summarizes the annual dividend rate for each quarterly period ending:

2015
January 1	1.00%
April 1	1.00%
July 1	1.00%
October 1	1.00%

The holders of the Preferred Stock have the right to vote on matters relating to the rights of the holders of Preferred Stock.

CBT Financial may redeem the shares of Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the liquidation amount and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by CBT Financial’s primary federal banking regulator.

On March 31, 2015 CBT Financial redeemed $5,000 of the preferred stock and on October 31, 2015 the remainder was redeemed from the U.S. Treasury.

22.	Shareholders’ Equity

In September 2015, CBT Financial successfully completed the sale of $11.7 million private placement of CBT Financial’s common stock by issuing 450,000 shares to accredited investors at a purchase price of $26.00 per share. Proceeds to CBT Financial were $10.8 million, net of offering costs of $914. The Board of Directors authorized CBT Financial to contribute $6.8 million of the proceeds to CBT Bank as equity.

ANNEX A

AGREEMENT AND PLAN OF MERGER

A-1

ARTICLE I. THE MERGER		A-2
1.1	Merger	A-2
1.2	Name	A-2
1.3	Articles of Incorporation and Bylaws	A-2
1.4	Directors and Officers	A-2
ARTICLE II. CONVERSION AND EXCHANGE OF SHARES		A-3
2.1	Conversion of Shares	A-3
2.2	Conversion Procedure	A-4
2.3	Undisbursed Consideration	A-5
2.4	Reservation and Registration of Shares	A-6
2.5	Withholding Rights	A-6
2.6	Expenses	A-7
2.7	Dissenters’ Rights	A-7
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CBT FINANCIAL		A-7
3.1	Organization	A-7
3.2	Authority	A-7
3.3	Subsidiaries	A-8
3.4	Capitalization	A-8
3.5	Consents and Approvals	A-9
3.6	Charter, Bylaws and Minute Books	A-9
3.7	Reports	A-9
3.8	Financial Statements	A-10
3.9	Absence of Undisclosed Liabilities	A-11
3.10	Absence of Changes	A-11
3.11	Dividends, Distributions and Stock Purchases	A-11
3.12	Taxes	A-11
3.13	Title to and Condition of Assets	A-12
3.14	Contracts	A-13
3.15	Litigation and Governmental Directives	A-13
3.16	Risk Management Instruments	A-13
3.17	Environmental Matters	A-14
3.18	Intellectual Property	A-14
3.19	Compliance with Laws; Governmental Authorizations	A-15
3.20	Insurance	A-15
3.21	Financial Institutions Bonds	A-15
3.22	Labor Relations and Employment Agreements	A-15
3.23	Employee Benefit Plans	A-16
3.24	Loan Portfolio	A-16
3.25	Investment Portfolio	A-17
3.26	Related Party Transactions	A-17
3.27	Certain Activities	A-17
3.28	No Finder	A-18
3.29	Complete and Accurate Disclosure	A-18
3.30	Proxy Statement/Prospectus	A-18
3.31	Beneficial Ownership of Riverview Financial Common Stock	A-18
3.32	Fairness Opinion	A-18
3.33	State Takeover Laws	A-18
3.34	Reorganization	A-18

A-i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF RIVERVIEW FINANCIAL		A-19
4.1	Organization	A-19
4.2	Authority	A-19
4.3	Subsidiaries	A-20
4.4	Capitalization	A-20
4.5	Consents and Approvals	A-21
4.6	Charter, Bylaws and Minute Books	A-21
4.7	Reports	A-21
4.8	Financial Statements	A-22
4.9	Absence of Undisclosed Liabilities	A-23
4.10	Absence of Changes	A-23
4.11	Dividends, Distributions and Stock Purchases	A-24
4.12	Taxes	A-24
4.13	Title to and Condition of Assets	A-24
4.14	Contracts	A-25
4.15	Litigation and Governmental Directives	A-25
4.16	Risk Management Instruments	A-26
4.17	Environmental Matters	A-26
4.18	Intellectual Property	A-26
4.19	Compliance with Laws; Governmental Authorizations	A-27
4.20	Insurance	A-27
4.21	Financial Institutions Bonds	A-27
4.22	Labor Relations and Employment Agreements	A-27
4.23	Employee Benefit Plans	A-28
4.24	Loan Portfolio	A-28
4.25	Investment Portfolio	A-29
4.26	Related Party Transactions	A-29
4.27	Certain Activities	A-29
4.28	No Finder	A-30
4.29	Complete and Accurate Disclosure	A-30
4.30	Proxy Statement/Prospectus	A-30
4.31	Reorganization	A-30
4.32	Fairness Opinion	A-30
ARTICLE V. COVENANTS OF CBT FINANCIAL		A-31
5.1	Conduct of Business	A-31
5.2	Best Efforts	A-32
5.3	Access to Properties and Records	A-32
5.4	Subsequent Financial Statements	A-33
5.5	Update Schedules	A-33
5.6	Notice	A-33
5.7	No Solicitation	A-33
5.8	No Purchases or Sales of Riverview Financial Common Stock During Price Determination Period	A-35
5.9	Dividends	A-36
5.10	Internal Controls	A-36
5.11	Transaction Expenses of CBT Financial	A-36
ARTICLE VI. COVENANTS OF RIVERVIEW FINANCIAL		A-36
6.1	Conduct of Business	A-36
6.2	Best Efforts	A-38
6.3	Access to Properties and Records	A-39
6.4	Subsequent Financial Statements	A-39
6.5	Update Schedules	A-39

A-ii

6.6	Notice	A-39
6.7	No Acquisitions	A-39
6.8	No Purchase or Sales of Riverview Financial Common Stock During Price Determination Period	A-39
6.9	Employment Arrangements	A-39
6.10	Insurance; Indemnification	A-41
6.11	Appointment of Directors and COO	A-42
6.12	Continuation of CBT Bank’s Name	A-42
6.13	Headquarters	A-42
6.14	Independent Non-Continuing Directors	A-42
6.15	Assumption of CBT Financial Trust Preferred Securities	A-42
6.16	Amendment to Articles of Incorporation	A-42
ARTICLE VII. CONDITIONS PRECEDENT		A-43
7.1	Common Conditions	A-43
7.2	Conditions Precedent to Obligations of Riverview Financial	A-44
7.3	Conditions Precedent to the Obligations of CBT Financial	A-45
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER		A-45
8.1	Termination	A-45
8.2	Effect of Termination	A-47
8.3	Amendment	A-48
8.4	Waiver	A-49
8.5	Specific Performance	A-49
ARTICLE IX. CLOSING AND EFFECTIVE TIME		A-49
9.1	Closing	A-49
9.2	Effective Time	A-49
ARTICLE X. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES		A-49
10.1	No Survival	A-49
ARTICLE XI. GENERAL PROVISIONS		A-49
11.1	Expenses	A-49
11.2	Press Releases, Etc	A-50
11.3	Notices	A-50
11.4	Counterparts	A-50
11.5	Governing Law	A-50
11.6	Parties in Interest	A-50
11.7	Disclosure Schedules	A-51
11.8	Entire Agreement	A-51

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INDEX OF EXHIBITS

Exhibit A	Bank Merger Agreement
Exhibit B-1	Form of CBT Financial Voting Agreements
Exhibit B-2	Form of Riverview Financial Voting Agreements
Exhibit C	Form of Employment Agreement
Exhibit C-1	Form of Offer Letter
Exhibit D	Amended and Restated Bylaws of Riverview Financial Corporation

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INDEX OF SCHEDULES

Schedule 3.3(i) — CBT Financial Subsidiaries
Schedule 3.3(ii) — CBT Bank Subsidiaries
Schedule 3.4 — Capitalization
Schedule 3.9 — Absence of Undisclosed Liabilities
Schedule 3.10 — Absence of Change
Schedule 3.11— Dividends, Distributions and Stock Purchases
Schedule 3.12 — Taxes
Schedule 3.13 — Title to and Condition of Assets
Schedule 3.14 — Contracts
Schedule 3.15 — Litigation and Governmental Directives
Schedule 3.17— Environmental Matters
Schedule 3.20 — Insurance
Schedule 3.21 — Financial Institution Bonds
Schedule 3.22 — Labor Relations and Employment Agreements
Schedule 3.23 — Employee Benefit Plans
Schedule 3.24(a) — Loan Portfolio
Schedule 3.27 — Securities Activities
Schedule 3.28 — No Finder
Schedule 3.31 — Beneficial Ownership of Riverview Financial Common Stock
Schedule 4.3 — Riverview Bank Subsidiaries
Schedule 4.4 — Capitalization
Schedule 4.4(b) — Liens
Schedule 4.4(c) — Riverview Financial Stock Plans
Schedule 4.9 — Absence of Undisclosed Liabilities
Schedule 4.10 — Absence of Change
Schedule 4.11 — Dividends, Distributions and Stock Purchases
Schedule 4.13 — Title to and Condition of Assets
Schedule 4.14 — Contracts
Schedule 4.15 — Litigation and Governmental Directives
Schedule 4.17 — Environmental Matters
Schedule 4.20 — Insurance
Schedule 4.21 — Financial Institutions Bonds
Schedule 4.22 — Labor Relations and Employment Agreements
Schedule 4.23 — Employee Benefits Plan
Schedule 4.24(a) — Loan Portfolio
Schedule 4.27 — Securities Activities
Schedule 4.28 — No Finder
Schedule 5.1 — Conduct of Business
Schedule 6.1 — Conduct of Business
Schedule 6.9(a) — Certain Retiring Senior Management
Schedule 6.9(f)(1)— CBT Financial Employment Obligations
Schedule 6.9(f)(2) — Riverview Financial Employment Obligations
Schedule 6.14 — Independent Non-Continuing Directors

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DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“Acquisition Proposal” has the meaning given to it in Section 5.7(a).

“Acquisition Transaction” has the meaning given to it in Section 5.7(a).

“Additional Financial Statements” has the meaning given to it in Section 5.4.

“Agreement” has the meaning given to it in the Introduction.

“Applicable Corporate Law” has the meaning given to it in Section 1.1.

“Articles of Merger” has the meaning given to it in Section 9.2.

“Average NASDAQ Bank Index Value” has the meaning given to it in Section 8.1(i)(i)(F).

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Regulator” means the Federal Reserve Board, the FDIC, and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements.

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).

“CBT Bank” has the meaning given to it in the Background.

“CBT Financial” has the meaning given to it in the Introduction.

“CBT Financial Balance Sheet” has the meaning given to it in Section 3.9.

“CBT Financial Closing Documents” has the meaning given to it in Section 7.2(d).

“CBT Financial Common Stock” has the meaning given to it in the Background.

“CBT Financial Disclosure Schedules” has the meaning given to it in Article III.

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“CBT Financial Recommendation” has the meaning given to it in Section 5.2.

“CBT Financial Representatives” has the meaning given to it in Section 5.7(a).

“CBT Financial Reports” has the meaning given to it in Section 3.7(b).

“CBT Financial Share/CBT Financial Shares” has the meaning given to it in Section 2.1(a)(i).

“CBT Financial Shareholders Meeting” means the meeting of CBT Financial for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“CBT Financial Subsidiaries” has the meaning given to it in the Background.

“CBT Financial Subsidiaries Common Equity” has the meaning given to it in Section 3.4(d).

“Claim” has the meaning given to it in Section 6.10(b).

“Closing” has the meaning given to it in Section 9.1.

“Closing Market Price” has the meaning given to it in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the parties, dated September 1, 2016.

“Contract Employees” has the meaning given to it in Section 6.9(a).

“Continuing Employees” has the meaning given to it in Section 6.9(a).

“Conversion Ratio” has the meaning given to it in Section 2.1(b).

“Determination Date” has the meaning given to it in Section 8.1(i)(i)(C).

“Determination Date Average Closing Price” has the meaning given to it in Section 8.1(i)(i)(D).

“Dissenting Shares” means shareholders who have exercised their dissenters’ rights pursuant to Section 2.7.

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Employment Obligation” means any employment contract, change in control agreement or policy, severance agreement, deferred compensation agreement or similar obligation (including any related amendments of any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange” has the meaning given to it in Section 7.1(d).

A-vii

“Exchange Agent” shall mean American Stock Transfer Corporation.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Offices” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“FINRA” has the meaning given to it in Section 3.5.

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Indemnified Liabilities” has the meaning given to it in Section 6.10(b).

“Indemnified Parties” has the meaning given to it in Section 6.10(b).

“Independent Director” has the meaning ascribed to it by NASDAQ Marketplace Rule 5605(a)(2).

“Index Ratio” has the meaning given to it in Section 8.1(i)(i)(E).

“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to Riverview Financial, the actual knowledge of its President, Chief Executive Officer and Chief Financial Officer. With respect to CBT Financial, “Knowledge” means the actual knowledge of its President and Chief Executive Officer and Chief Financial Officer.

“Liens” has the meaning given to it in Section 3.4(b).

“Letter of Transmittal” has the meaning given to it in Section 2.2(c).

“Loans” has the meaning given to it in Section 3.24.

“Market” means the OTC Markets OTCQX forum.

“Material Adverse Effect” means, with respect to CBT Financial, Riverview Financial or the Surviving Corporation, as the case may be, an event, change, effect or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole, provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity,

A-viii

disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) actions or omissions taken pursuant to the written consent or request of Riverview Financial, in the case of CBT Financial, or CBT Financial, in the case of Riverview Financial, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either CBT Financial, on the one hand, or Riverview Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of a party or any of its direct or indirect subsidiaries (the “Subject Company”):

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $100,000 or by which the Subject Company is bound;

(2) any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company subsidiaries;

(4) any real property lease and any other lease with annual rental payments aggregating $100,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which the Subject Company or any of the Subject Company subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company subsidiaries;

A-ix

(7) any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;

(8) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(9) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by the Subject Company of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(11) any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000;

(12) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and

(13) any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).

“Merger” has the meaning given to it in the Background.

“Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“Ordinary Course of Business” means the ordinary course of operations of a party consistent with its customary business practices.

“Parties” means Riverview Financial and CBT Financial.

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or otherwise due or contested in good faith in appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the manner in which it is currently used and do not, individually or in the aggregate detract from the value of, or impair the use of, such property; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens; and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Price Determination Period” has the meaning given to it in Section 2.1(d).

A-x

“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency or Regulatory Agencies” has the meaning given to it in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.26.

“Riverview Bank” has the meaning given to it in the Background.

“Riverview Financial” has the meaning given to it in the Introduction.

“Riverview Financial Balance Sheet” has the meaning given to it in Section 4.9.

“Riverview Financial Closing Documents” has the meaning given to it in Section 7.3(e).

“Riverview Financial Common Stock” has the meaning given to it in the Background.

“Riverview Financial Disclosure Schedules” has the meaning given to it in Article IV.

“Riverview Financial Employers” has the meaning given to it in Section 6.9(a).

“Riverview Financial Options” has the meaning given to it in Section 4.4(c).

“Riverview Financial Price Ratio” has the meaning given to it in Section 8.1(i)(i)(B).

“Riverview Financial SEC Reports” has the meaning given to it in Section 4.7(b).

“Riverview Financial Stock Consideration” has the meaning given to it in Section 2.1(b).

“Riverview Financial Stock Plan” has the meaning given to it in Section 4.4(c).

“Riverview Financial Subsidiaries” has the meaning given to it in the Background.

“Riverview Financial Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 4.7(b).

“Series A Preferred Stock” has the meaning set forth in Section 2.1.

“SOX Act” means the Sarbanes-Oxley Act of 2002.

“SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

A-xi

“Starting Price” has the meaning given to it in Section 8.1(i)(i)(A).

“Subsequent Determination” has the meaning given to it in Section 5.7(e).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Riverview Financial or CBT Financial, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.7(b).

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” has the meaning given to it in Section 8.1(d).

“Termination Fee” has the meaning given to it in Section 8.2(b)(iii).

“Unclaimed Shares” has the meaning given to it in Section 2.3(d).

“Unexchanged Shareholder” has the meaning given to it in Section 2.3(a).

“Voting Agreements” has the meaning given to it in the Background.

A-xii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of April 19, 2017, by and between Riverview Financial Corporation, a Pennsylvania corporation having its administrative headquarters at 3901 N. Front Street, Harrisburg, PA 17110 (“Riverview Financial”), and CBT Financial Corp., a Pennsylvania corporation having its administrative headquarters at 11 N. Second Street, Clearfield, PA 16830 (“CBT Financial”).

BACKGROUND:

Riverview Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is the parent holding company of Riverview Bank, a Pennsylvania chartered financial institution (“Riverview Bank”). Riverview Bank has a single subsidiary, Riverview Nominee Services, LLC. Riverview Bank and all other wholly-owned subsidiaries of Riverview Financial and Riverview Bank are collectively referred to herein as the “Riverview Financial Subsidiaries.”

CBT Financial is a bank holding company registered under the BHC Act and is the parent holding company of CBT Bank, a Pennsylvania chartered financial institution (“CBT Bank”). In addition to CBT Bank, CBT Financial has the following wholly-owned subsidiaries: CBT Financial Statutory Trust I and CBT Financial Statutory Trust II. CBT Bank has the following wholly-owned subsidiary: CBT Investment Services, Inc. CBT Bank and all other wholly-owned subsidiaries of CBT Financial and CBT Bank are collectively referred to herein as the “CBT Financial Subsidiaries.”

The Boards of Directors of Riverview Financial and CBT Financial have determined that it is in the best interests of Riverview Financial and CBT Financial, respectively, for CBT Financial to merge with and into Riverview Financial with Riverview Financial surviving (the“Merger”), and for CBT Bank to merge with and into Riverview Bank, with Riverview Bank surviving (the “Bank Merger”). In connection with the Bank Merger, Riverview Bank and CBT Bank have entered into that certain Bank Merger Agreement, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of CBT Financial, no par value per share (the “CBT Financial Common Stock”), will be converted into shares of the common stock of Riverview Financial, no par value per share (the “Riverview Financial Common Stock”) on the terms described in this Agreement.

In connection with the execution of this Agreement, CBT Financial has obtained voting agreements in the form of Exhibit B-1, attached hereto, from the directors and executive officers listed on Exhibit B-1, pursuant to which each such person has agreed to vote all shares of CBT Financial Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “CBT Voting Agreements”).

In connection with the execution of this Agreement, Riverview Financial has obtained voting agreements in the form of Exhibit B-2, attached hereto, from the directors and executive officers listed on Exhibit B-2, pursuant to which each such person has agreed to vote all shares of Riverview Financial Common Stock beneficially owned by him or her in favor of the approval of an amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock (collectively, the “Riverview Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (i) CBT Financial shall merge with and into Riverview Financial pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “Applicable Corporate Law”), whereupon the separate existence of CBT Financial shall cease, and Riverview Financial shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of CBT Financial Common Stock will be converted into Riverview Financial Common Stock and cash in accordance with the provisions of Article II.

1.2 Name. The name of the Surviving Corporation shall be “Riverview Financial Corporation.” Subject to Section 6.13, the address of the principal office of the Surviving Corporation will be the address of Riverview Financial at the Effective Time.

1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Riverview Financial as in effect at the Effective Time. The Bylaws of the Surviving Corporation shall be the Bylaws in the form attached hereto as Exhibit D.

1.4 Directors and Officers.

(a) Directors.

(i) The Board of Directors of the Surviving Corporation shall initially have sixteen (16) members, eight (8) of whom shall be directors designated by CBT Financial (the “Legacy CBT Directors”) and eight (8) of whom shall be directors designated by Riverview Financial (the “Legacy Riverview Directors”), all of whom shall be as mutually agreed to by the Parties. All nominees must meet applicable SEC requirements for director independence, and applicable NASDAQ listing criteria and independent director requirements (subject to applicable and permissible exceptions for employee directors).

(ii) Each Surviving Corporation director shall be assigned to one of three classes of directors, as mutually agreed, consistent with Riverview Financial’s current staggered terms; provided, however, that the Parties agree that two (2) directors (one Legacy CBT Director, Mr. William E. Wood, and one Legacy Riverview Director, yet to be determined) will be assigned to a class of director having a full three year term, but shall not be eligible for re-election to that class and, upon expiration of their term of office, the size of the Board shall be reduced by two.

(iii) For a period of three (3) years after Closing, upon retirement or departure of a director, the legacy directors of the party who originally selected the departing director and who are also Independent Directors and then serving as a director will nominate the departing director’s replacement. Such replacement shall be deemed to be a Legacy CBT Director or a Legacy Riverview Director, as appropriate.

(iv) The Chairman of the Board of the Surviving Corporation will be filled by a Legacy CBT Financial Director for three (3) years following Closing. Provided that they are then directors of the Surviving Corporation, the CBT Financial nominee for Chairman of the Board for the first year shall be William E. Wood and the second- and third year-term nominee shall be John G. Soult, Jr. If either

Mr. Wood or Mr. Soult is not a director during the year in which he is to be nominated as Chairman, the Legacy CBT Directors then in office shall determine a replacement nominee for the position. The Vice Chairman of the Board of the Surviving Corporation will be filled by a Legacy Riverview Financial Director for three (3) years following Closing. Provided that he is then a director of the Surviving Corporation, the Riverview Financial nominee for the first year shall be David W.Hoover, and the second- and third year-term nominee shall be determined by the Legacy Riverview Directors then in office. If Mr. Hoover is not a director during the year in which he is to be nominated as Vice- Chairman, the Legacy Riverview Financial Directors then in office shall determine a replacement nominee for that position.

(b) Officers. The President and Chief Executive Officer of the Surviving Corporation shall be the President and Chief Executive Officer of Riverview Financial in office at the Effective Time. Michael J. Bibak shall be appointed as Chief Operating Officer of the Surviving Corporation at the Effective Time provided that he has entered into a mutually agreeable employment agreement with Riverview Financial.

ARTICLE II.

CONVERSION AND EXCHANGE OF SHARES

2.1 Conversion of Shares. At the Effective Time, the shares of CBT Financial Common Stock then outstanding shall be converted into shares of Riverview Financial Common Stock, as follows:

(a) Conversion of Shares.

(i) Except for the Canceled Shares and Dissenting Shares, each share of CBT Financial Common Stock issued and outstanding immediately prior to the Effective Time (a “CBT Financial Share” and, collectively, the “CBT Financial Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the CBT Financial Shares (it being understood that any reference herein to a “certificate” of CBT Financial Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CBT Financial Common Stock), the Riverview Financial Stock Consideration.

(ii) Shares of CBT Financial Common Stock owned as of the Effective Time by Riverview Financial, Riverview Bank, CBT Financial or any CBT Financial Subsidiary (except for trust account shares or shares acquired in connection with debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Riverview Financial Stock Consideration and shall be canceled at the Effective Time.

(iii) Each share of Riverview Financial Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Riverview Financial Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of Riverview Financial Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Riverview Financial Common Stock.

(b) Definitions. For purposes hereof, the following terms have the following meanings:

“Riverview Financial Stock Consideration” means a number of shares of Riverview Financial Common Stock equal to the number of CBT Financial Shares to be converted into Riverview Financial Common Stock multiplied by the Conversion Ratio.

“Conversion Ratio” means 2.86, which is the number of shares of Riverview Financial Common Stock payable in the merger per CBT Financial share exchanged therefor; provided, however, that if Riverview Financial or CBT Financial shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each CBT Financial shareholder shall receive at the Effective Time, in exchange for his or her shares of CBT Financial Common Stock, the number of shares of Riverview Financial Common Stock as would then have been owned by such CBT Financial shareholder if the Effective Time had occurred before the record date of such event. For example, if Riverview Financial were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 2.86 to 3.003 shares. For the avoidance of doubt, the Parties agree that the conversion of Riverview Financial Series A preferred stock (the “Series A Preferred Stock”) into non-voting common stock or common stock, in accordance with its terms, shall not be an event requiring adjustment of the Conversion Ratio.

(c) No Fractional Shares. No fractional shares of Riverview Financial Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a CBT Financial shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the Closing Market Price multiplied by such fractional interest.

(d) Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing bid and asked prices for Riverview Financial Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (the “Price Determination Period”), as reported by the Market. For example, if December 22, 2017 were to be the Effective Date, then the Price Determination Period would be December 6-8, 11-15 and 18-19, 2017. In the event that the Market shall fail to report closing bid and asked prices for Riverview Financial Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by Monroe Financial Partners, Inc. and FIG Partners; or (ii) in the event that both of these firms are not then making a market in Riverview Financial Common Stock, by two brokerage firms then making a market in Riverview Financial Common Stock to be selected by Riverview Financial and approved by CBT Financial.

2.2 Conversion Procedure.

(a) Issuance of Riverview Financial Stock Consideration.

(i) Immediately prior to the Effective Time, Riverview Financial shall deliver to the Exchange Agent, in trust for the benefit of the holders of CBT Financial Shares, certificates representing an aggregate number of shares of Riverview Financial Common Stock equal, as nearly as practicable, to the number of shares to be converted into Riverview Financial Common Stock as determined in Section 2.1(a). Notwithstanding the foregoing, Riverview Financial may, at its election, deliver the required shares of Riverview Financial Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of Riverview Financial Common Stock.

(ii) As soon as practicable following the Effective Time, each holder of CBT Financial Shares, upon proper surrender to the Exchange Agent of one or more certificates for such CBT Financial Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of Riverview Financial Common Stock into which such CBT Financial Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.1(c).

(iii) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Riverview Financial Common Stock until such persons surrender their certificates for CBT Financial Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any Riverview Financial Common Stock is to be issued in a name other than that in which the CBT Financial certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CBT Financial Shares for any Riverview Financial Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(b) Payment of Cash in Lieu of Fractional Shares. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the cash to be received in the Merger in exchange for any fractional shares. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CBT Financial Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) Letter of Transmittal. Riverview Financial will instruct the Exchange Agent to mail to each holder of record of CBT Financial Shares, as soon as reasonably practical after the Effective Time, but in no event later than five (5) Business Days thereafter: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by CBT Financial and Riverview Financial prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Riverview Financial Stock Consideration and cash in lieu of any fractional shares (the “Letter of Transmittal”).

(d) Missing Certificates.

(i) If any holder of CBT Financial Shares is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Riverview Financial Stock Consideration and cash in lieu of any fractional shares to which the holder is entitled for such shares upon presentation of the following:

(A) evidence to the reasonable satisfaction of Riverview Financial that any such certificate has been lost, wrongfully taken or destroyed;

(B) such security or indemnity as may be reasonably requested by Riverview Financial in accordance with industry standards, to indemnify and hold harmless Riverview Financial and the Exchange Agent; and

(C) evidence satisfactory to Riverview Financial that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.3 Undisbursed Consideration.

(a) The Exchange Agent shall return to Riverview Financial any remaining cash and Riverview Financial Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of CBT Financial who has not surrendered his or her certificates) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the

Riverview Financial Stock Consideration and cash in lieu of any fractional shares, without interest, upon the surrender of such certificates) to Riverview Financial, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Riverview Financial Stock Consideration will be paid to Unexchanged Shareholders with respect to the Riverview Financial Stock Consideration until such persons surrender their certificates (or electronic equivalents) for CBT Financial Shares, at which time all such dividends and distributions shall be paid, without interest.

(b) None of Riverview Financial, CBT Financial, the Exchange Agent or any other person shall be liable to any former holder of CBT Financial Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws

(c) No Unexchanged Shareholder shall be considered a “shareholder of record” of Riverview Financial for purposes of voting at any special or annual meeting of Riverview Financial’s shareholders. The voting rights of Unexchanged Shareholders with respect to the Riverview Financial Stock Consideration shall commence only upon the surrender of their CBT Financial Shares stock certificates) and the issuance to them of certificates for the Riverview Financial Stock Consideration in exchange therefor.

(d) In the event that any certificates for CBT Financial Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, Riverview Financial may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of Riverview Financial Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as Riverview Financial shall determine. If, in the opinion of counsel for Riverview Financial, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. Riverview Financial shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for CBT Financial Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Riverview Financial Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for CBT Financial Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Riverview Financial for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Riverview Financial. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Riverview Financial (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Riverview Financial, CBT Financial, the Exchange Agent or any other person shall be liable to any former holder of CBT Financial Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.4 Reservation and Registration of Shares. Prior to the Effective Time, Riverview Financial shall take appropriate action to reserve a sufficient number of authorized but unissued shares of Riverview Financial Common Stock to be issued in accordance with this Agreement as Riverview Financial Stock Consideration, and (ii) at the Effective Time, Riverview Financial will issue shares of Riverview Financial Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.5 Withholding Rights. Riverview Financial shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of CBT Financial Shares, the minimum amounts (if any) that Riverview Financial is required to deduct and withhold with respect to the making of such payment under the

Code, or any provision of tax law. To the extent that amounts are so withheld by Riverview Financial, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such CBT Financial Shares in respect of which such deduction and withholding was made by Riverview Financial.

2.6 Expenses. All costs and expenses associated with the surrender and exchange of CBT Financial Shares for the Riverview Financial Stock Consideration and cash in lieu of any fractional shares shall be borne by Riverview Financial.

2.7 Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of CBT Financial shall be entitled to exercise dissenters’ rights.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CBT FINANCIAL

Except as disclosed in the disclosure schedule delivered by CBT Financial to Riverview Financial concurrently herewith (the “CBT Financial Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the CBT Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBT Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CBT Financial represents and warrants to Riverview Financial, as of the date of this Agreement as follows:

3.1 Organization.

(a) CBT Financial is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. CBT Financial is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b) CBT Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. CBT Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is not a member of the Federal Reserve System. CBT Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c) Each of the CBT Financial Subsidiaries currently conducting operations, other than CBT Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the CBT Financial Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

3.2 Authority.

(a) The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of CBT Financial and of CBT Bank, as required by law. The Board of Directors of CBT Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CBT Financial and has directed that this Agreement and the transactions contemplated hereby be submitted to CBT Financial’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by CBT Financial’s shareholders, CBT Financial and CBT Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b) This Agreement has been duly executed and delivered by CBT Financial and, assuming due authorization, execution and delivery by Riverview Financial, constitutes the valid and binding obligation of CBT Financial, enforceable against CBT Financial in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by CBT Bank and, assuming due authorization, execution and delivery by Riverview Bank, constitutes the valid and binding obligation of CBT Bank, enforceable against CBT Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of CBT Financial or CBT Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to CBT Financial or any CBT Financial Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which CBT Financial or any CBT Financial Subsidiary is a party or by which CBT Financial or any CBT Financial Subsidiary or any of their properties are bound.

3.3 Subsidiaries. Each of CBT Bank and the entities set forth on Schedule 3.3(i) is a wholly-owned subsidiary of CBT Financial. Each of the entities set forth on Schedule 3.3(ii) is a wholly-owned subsidiary of CBT Bank. Except for the CBT Financial Subsidiaries, CBT Financial owns no subsidiaries, directly or indirectly.

3.4 Capitalization.

(a) The authorized capital of CBT Financial consists exclusively of 10,000,000 shares of CBT Financial Common Stock and 10,000,000 shares of preferred stock, no par value. As of the date of this Agreement, no shares of capital stock or other voting securities of CBT Financial are issued, reserved for issuance or outstanding, other than: 1,445,474 shares of CBT Common Stock. All of the issued and outstanding shares of CBT Financial Common Stock are have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CBT Financial may vote are issued or outstanding. Except as set forth in Schedule 3.4, as of the date of this Agreement, no trust preferred or subordinated debt securities of CBT Financial are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CBT Financial to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) CBT Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CBT Financial Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CBT Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such CBT Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such CBT Financial Subsidiary.

(c) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CBT Financial or any of the CBT Financial Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the CBT Financial Common Stock or other equity interests of CBT Financial. No CBT Financial options are issued or outstanding as of the date hereof. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of CBT Financial or any of its Subsidiaries) are outstanding.

(d) The equity ownership interests of the CBT Financial Subsidiaries are sometimes collectively referred to herein as the “CBT Financial Subsidiaries Common Equity.”

3.5 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of CBT Financial’s shareholders to be held in connection with this Agreement, the offering of Riverview Financial’s common stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement will be included, to be filed with the SEC by Riverview Financial in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Filing Offices and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Riverview Financial Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by CBT Financial of this Agreement or (B) the consummation by CBT Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CBT Financial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6 Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of CBT Financial and each of the CBT Financial Subsidiaries have been previously made available to Riverview Financial for inspection and are true, correct and complete. Except as previously disclosed to Riverview Financial in writing, the minute books of CBT Financial and the CBT Financial Subsidiaries that have been made available to Riverview Financial for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of CBT Financial and the CBT Financial Subsidiaries at the meetings documented in such minutes.

3.7 Reports.

(a) CBT Financial and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Bank Regulators, (iv) any foreign regulatory authority and (v) any SRO ((i) — (v), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on CBT Financial. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of CBT Financial and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CBT Financial, investigation into the business or operations of CBT Financial or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBT Financial or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and Proxy Statement filed with or furnished to any CBT Regulatory Agency by CBT Financial or any of its Subsidiaries, as the case may be, since January 1, 2014 (the “CBT Financial Reports”) has been previously provided to Riverview Financial. No such CBT Financial Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CBT Financial Reports filed with a Regulatory Agency complied as to form in all material respects with the published rules and regulations of the CBT Regulatory Agencies with respect thereto.

3.8 Financial Statements.

(a) The financial statements of CBT Financial and its Subsidiaries included (or incorporated by reference) in the CBT Financial Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CBT Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CBT Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the Regulatory Agencies with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CBT Financial and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of CBT Financial has resigned (or informed CBT Financial that it intends to resign) or been dismissed as independent public accountants of CBT Financial as a result of or in connection with any disagreements with CBT Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two fiscal years.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial, neither CBT Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CBT Financial included in its financial statements for the year ended December 31, 2016 (including any notes thereto) as filed with any Regulatory Agency and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of CBT Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBT Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial.

(d) Since January 1, 2014, (i) neither CBT Financial nor any of its Subsidiaries, nor, to the knowledge of CBT Financial, any director, officer, auditor, accountant or representative of CBT Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of CBT Financial, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CBT Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CBT Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CBT Financial or any of its Subsidiaries, whether or not employed by CBT Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CBT Financial or any of its officers, directors or employees to the Board of Directors of CBT Financial or any committee thereof or to the knowledge of CBT Financial, to any director or officer of CBT Financial.

3.9 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by CBT Financial to Riverview Financial prior to the date of this Agreement (the “CBT Financial Balance Sheet”), as of the date of the CBT Financial Balance Sheet, CBT Financial had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the CBT Financial Balance Sheet under GAAP. Except as disclosed in Schedule 3.9, CBT Financial and the CBT Financial Subsidiaries have not incurred, since the date of the CBT Financial Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the CBT Financial Balance Sheet, all of which have been incurred in the Ordinary Course of Business and liabilities incurred for legal, accounting, financial advising fees and out-of-pocket fees or other expenses or fees in connection with the transactions contemplated by this Agreement.

3.10 Absence of Changes. Since the date of the CBT Financial Balance Sheet, CBT Financial and the CBT Financial Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither CBT Financial nor the CBT Financial Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to CBT Financial and the CBT Financial Subsidiaries on a consolidated basis.

3.11 Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the CBT Financial Balance Sheet date, CBT Financial has not declared, set aside, made or paid any dividend or other distribution in respect of the CBT Financial Common Stock, or purchased, issued or sold any shares of CBT Financial Common Stock or the CBT Financial Subsidiaries Common Equity, other than as described in the CBT Financial Reports.

3.12 Taxes. Each of CBT Financial and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of CBT Financial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the CBT Financial Balance Sheet (in accordance with GAAP). Each of CBT Financial and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CBT Financial nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as disclosed in Schedule 3.12, the federal income Tax Returns of CBT Financial and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against CBT Financial or any of its Subsidiaries. There are no pending or to CBT Financial’s Knowledge, threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CBT Financial and its Subsidiaries or the assets of CBT Financial and its Subsidiaries. In the last six (6) years, neither CBT Financial nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that CBT Financial or any of its Subsidiaries was required to file any Tax Return that was not filed. CBT Financial has made available to Riverview Financial true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of CBT Financial or any of its Subsidiaries. Neither CBT Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CBT Financial and its Subsidiaries). Neither CBT Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CBT Financial) or (B) has any liability for the Taxes of any person (other than CBT Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither CBT Financial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither CBT Financial nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has CBT Financial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither CBT Financial nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

3.13 Title to and Condition of Assets. Except as disclosed in Schedule 3.13, CBT Financial and the CBT Financial Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the CBT Financial Balance Sheet or acquired subsequent to the CBT Financial Balance Sheet date, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the CBT Financial Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the CBT Financial Balance Sheet or acquired subsequent to the CBT Financial Balance Sheet date: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. CBT Financial and the CBT Financial Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14 Contracts.

(a) Except as set forth in Schedule 3.14, as of the date hereof, neither CBT Financial nor any of its Subsidiaries is a party to or bound by any Material Contract other than any CBT Financial Benefit Plan. Neither CBT Financial nor any of its Subsidiaries knows of, or has received written, or to CBT Financial’s knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to CBT Financial and its Subsidiaries, taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial: (i) each Material Contract is valid and binding on CBT Financial or one of its Subsidiaries, as applicable, and in full force and effect, (ii) CBT Financial and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to CBT Financial’s knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of CBT Financial or any of its Subsidiaries under any such Material Contract.

3.15 Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of CBT Financial or the CBT Financial Subsidiaries, threatened, that involves CBT Financial or the CBT Financial Subsidiaries or any of their properties that, if determined adversely, would have a Material Adverse Effect on CBT Financial; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, CBT Financial or the CBT Financial Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, CBT Financial or the CBT Financial Subsidiaries to carry on their businesses as presently conducted; and (iii) neither CBT Financial nor the CBT Financial Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either CBT Financial or the CBT Financial Subsidiaries, would reasonably be likely to have a Material Adverse Effect on, or would materially restrict the right of, CBT Financial or the CBT Financial Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which CBT Financial or the CBT Financial Subsidiaries have filed proofs of claim) in which CBT Financial or the CBT Financial Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $250,000 is identified in Schedule 3.15. Neither CBT Financial nor any of its Subsidiaries is or has been since January 1, 2014, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to CBT Financial’s knowledge, orally, by any Regulatory Agency or other Governmental entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of CBT Financial, any of its Subsidiaries or for the account of a customer of CBT Financial or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CBT Financial or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity exceptions). CBT Financial and each of its Subsidiaries have performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CBT Financial’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. To its Knowledge, except as disclosed in Schedule 3.17, neither CBT Financial nor any of the CBT Financial Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries and which is required to be reflected, noted or adequately reserved against in CBT Financial’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, to its Knowledge, except as disclosed in Schedule 3.17, neither CBT Financial nor any of the CBT Financial Subsidiaries have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by CBT Financial or any of the CBT Financial Subsidiaries.

3.18 Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CBT Financial: (i) CBT Financial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by CBT Financial and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to CBT Financial in writing that CBT Financial or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of CBT Financial, no person is challenging, infringing on or otherwise violating any right of CBT Financial or any of its Subsidiaries with respect to any Intellectual Property owned by CBT Financial or its Subsidiaries; (iv) neither CBT Financial nor any CBT Financial Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CBT Financial or any CBT Financial Subsidiary; and (v) to the knowledge of CBT Financial, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of CBT Financial and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.19 Compliance with Laws; Governmental Authorizations. CBT Financial and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CBT Financial, and to the knowledge of CBT Financial, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. CBT Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to CBT Financial or any of its Subsidiaries, including (to the extent applicable to CBT Financial or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. CBT Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.20 Insurance. All policies of insurance relating to CBT Financial’s and the CBT Financial Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of CBT Financial or the CBT Financial Subsidiaries are listed in Schedule 3.20. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

3.21 Financial Institutions Bonds. Since January 1, 2014, CBT Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.21 insuring CBT Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and CBT Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. CBT Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.22 Labor Relations and Employment Agreements. Neither CBT Financial nor any of the CBT Financial Subsidiaries is a party to or bound by any collective bargaining agreement. There are no labor disputes pending, or to the Knowledge of CBT Financial, threatened, that would have a Material Adverse Effect on CBT Financial. Except as disclosed in Schedule 3.22, neither CBT Financial nor any of the CBT Financial Subsidiaries has any Employment Obligation with any director, officer, employee, agent or consultant. Except as disclosed in Schedule 3.22, as of the Effective Time, neither CBT Financial nor the CBT Financial Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of CBT Financial or the CBT Financial Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.22, no payment that is owed or may become due to any director, officer, employee, or agent of CBT Financial or any CBT Financial Subsidiary as a result of the consummation of the Merger will be non-deductible to CBT Financial or any CBT Financial Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 3.22, will CBT Financial or any CBT Financial Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

3.23 Employee Benefit Plans. All Benefit Plans to which CBT Financial or the CBT Financial Subsidiaries are a party or by which CBT Financial or the CBT Financial Subsidiaries are bound, but not including the Employment Obligations described in Section 3.22, are identified in Schedule 3.23. Each CBT Financial Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the CBT Financial Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the CBT Financial Pension Plans or any other CBT Financial Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of CBT Financial, threatened with respect to any CBT Financial Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither CBT Financial nor the CBT Financial Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the CBT Financial Pension Plans or any other CBT Financial Benefit Plan. Within the past five (5) years, there has not been any audit of any CBT Financial Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

3.24 Loan Portfolio.

(a) As of the date hereof, except as set forth in Schedule 3.24(a), neither CBT Financial nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CBT Financial or any Subsidiary of CBT Financial is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of CBT Financial or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.24(a) sets forth a true, correct and complete list of all of the Loans of CBT Financial and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an aggregate outstanding balance of $25,000 or more and were classified by CBT Financial as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial, each outstanding Loan of CBT Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CBT Financial and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CBT Financial, each outstanding Loan of CBT Financial and its Subsidiaries (including Loans held for resale to investors) solicited and originated, is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CBT Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which CBT Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by CBT Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of CBT Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither CBT Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.25 Investment Portfolio.

(a) Each of CBT Financial and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the CBT Financial Reports or (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CBT Financial or its Subsidiaries. Such securities are valued on the books of CBT Financial in accordance with GAAP in all material respects.

(b) CBT Financial and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that CBT Financial believes are prudent and reasonable in the context of their respective businesses, and CBT Financial and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.

3.26 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CBT Financial or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CBT Financial or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CBT Financial Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of CBT Financial) on the other hand, of the type required to be reported in any CBT Financial Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.27 Certain Activities.

(a) Except as set forth on Schedule 3.27, neither CBT Financial, nor any CBT Financial Subsidiary:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii) is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii) originates, maintains or administers credit card accounts; or

(iv) provides, or has provided, merchant credit card processing services to any merchants.

(b) CBT Financial and each CBT Financial Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To CBT Financial’s knowledge, neither CBT Financial, any CBT Financial Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.28 No Finder. Except as disclosed in Schedule 3.28, neither CBT Financial nor any of the CBT Financial Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

3.29 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to CBT Financial, the CBT Financial Subsidiaries, the CBT Financial Common Stock, the CBT Financial Subsidiaries’ Common Equity, and the involvement of CBT Financial and the CBT Financial Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by CBT Financial to Riverview Financial pursuant to Section 3.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.30 Proxy Statement/Prospectus. The information relating to CBT Financial and the CBT Financial Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.31 Beneficial Ownership of Riverview Financial Common Stock. Except as disclosed in Schedule 3.31, CBT Financial and the CBT Financial Subsidiaries do not, and prior to the Effective Time, CBT Financial and the CBT Financial Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of Riverview Financial Common Stock.

3.32 Fairness Opinion. CBT Financial’s Board of Directors has received a written opinion from Boenning &Scattergood, Inc., (a copy of such updated written opinion being provided simultaneously to Riverview Financial at the time of receipt), to the effect that the Conversion Ratio, is fair to CBT Financial’s shareholders from a financial point of view.

3.33 State Takeover Laws. The Board of Directors of CBT Financial has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.34 Reorganization. CBT Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF RIVERVIEW FINANCIAL

Except as disclosed in the disclosure schedule delivered by Riverview Financial to CBT Financial concurrently herewith (the “Riverview Financial Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Riverview Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Riverview Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Riverview Financial represents and warrants to CBT Financial, as of the date of this Agreement, as follows:

4.1 Organization.

(a) Riverview Financial is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Riverview Financial is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b) Riverview Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Riverview Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. Riverview Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c) Each of the Riverview Financial Subsidiaries currently conducting operations, other than Riverview Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Riverview Financial Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

4.2 Authority.

(a) The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of Riverview Financial and of Riverview Bank, as required by law. Applicable Corporate Law does not require the approval of the Merger or the Merger Agreement by Riverview Financial’s shareholders. The Board of Directors of Riverview Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Riverview Financial and has adopted a resolution to the foregoing effect. Riverview Financial and Riverview Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger, subject to the receipt of the approval of Riverview Financial’s shareholders to an amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock.

(b) This Agreement has been duly executed and delivered by Riverview Financial and, assuming due authorization, execution and delivery by CBT Financial, constitutes the valid and binding obligation of Riverview Financial, enforceable against Riverview Financial in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by Riverview Bank and, assuming due authorization, execution and delivery by CBT Bank, constitutes the valid and binding obligation of Riverview Bank, enforceable against Riverview Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Riverview Financial or Riverview Bank, subject to the receipt of the authorization of additional authorized shares of Riverview Financial Common Stock by Riverview Financial shareholders, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Riverview Financial or any Riverview Financial Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Riverview Financial or any Riverview Financial Subsidiary is a party or by which Riverview Financial or any Riverview Financial Subsidiary or any of their properties are bound.

4.3 Subsidiaries. Riverview Bank is a wholly-owned subsidiary of Riverview Financial. Each of the entities listed in Schedule 4.3 is a wholly-owned subsidiary of Riverview Bank. Except for the Riverview Financial Subsidiaries, Riverview Financial owns no subsidiaries, directly or indirectly.

4.4 Capitalization.

(a) The authorized capital of Riverview Financial consists exclusively of 5,000,000 shares of Riverview Financial Common Stock and 3,000,000 shares of preferred stock, no par value. As of the date of this Agreement, no shares of capital stock or other voting securities of Riverview Financial are issued, reserved for issuance or outstanding, other than: 3,518,351 issued and outstanding shares of Riverview Financial Common Stock, 171,302 shares of Riverview Financial Common Stock reserved for issuance and 1,348,809 shares of issued and outstanding Series A Preferred Stock. All of the issued and outstanding shares of Riverview Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Riverview Financial may vote are issued or outstanding. Except as set forth in Schedule 4.4, as of the date of this Agreement, no trust preferred or subordinated debt securities of Riverview Financial are issued or outstanding. Other than the options issued pursuant to the Riverview Stock Option Plan, and except for the Series A Preferred Stock, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Riverview Financial to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) Except as set forth on Schedule 4.4(b), Riverview Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Riverview Financial Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Riverview Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Riverview Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Riverview Financial Subsidiary.

(c) Except for the Stock Purchase Agreement, dated January 11, 2017, pursuant to which Riverview Financial sold certain shares of common stock and Series A Preferred Stock, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Riverview Financial or any of the Riverview Financial Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Riverview Financial Common Stock or other equity interests of Riverview Financial. Schedule 4.4(c) sets forth a true, correct and complete list of all Riverview Financial plans pursuant to which Riverview Financial equity interests may be issued (each a “Riverview Financial Stock Plan”) and all options issued pursuant thereto and outstanding as of the date hereof (“Riverview Financial Options”).

Other than the Riverview Financial Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Riverview Financial or any of its Subsidiaries) are outstanding.

(d) The equity ownership interests of the Riverview Financial Subsidiaries are sometimes collectively referred to herein as the “Riverview Financial Subsidiaries Common Equity”.

4.5 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing with the SEC of the Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with the Filing Offices; (iv) the filing of Articles of Amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock, and subject to its receipt of shareholder approval of such amendment; and (v) such filings and approvals as are required to be made or obtained under the Blue Sky laws of various states in connection with the issuance of the shares of Riverview Financial Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Riverview Financial of this Agreement or (B) the consummation by Riverview Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Riverview Financial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6 Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Riverview Financial and each of the Riverview Financial Subsidiaries have been previously made available to CBT Financial for inspection and are true, correct and complete. Except as previously disclosed to CBT Financial in writing, the minute books of Riverview Financial and the Riverview Financial Subsidiaries that have been made available to CBT Financial for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Riverview Financial and the Riverview Financial Subsidiaries at the meetings documented in such minutes.

4.7 Reports.

(a) Riverview Financial and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2014 with (i) any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Riverview Financial. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form in all material respects with the published rules and regulations of such Regulatory Agencies with respect thereto. Except for examinations of Riverview Financial and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Riverview Financial, investigation into the business or operations of Riverview Financial or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Riverview Financial or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Riverview Financial or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2014 (the “Riverview Financial SEC Reports”) is publicly available. No such Riverview Financial SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Riverview Financial SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Riverview Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Riverview Financial SEC Reports.

4.8 Financial Statements.

(a) The financial statements of Riverview financial and its Subsidiaries included (or incorporated by reference) in the Riverview Financial SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Riverview Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Riverview Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Riverview Financial and its Subsidiaries have been, since January 1; 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Riverview Financial has resigned (or informed Riverview Financial that it intends to resign) or been dismissed as independent public accountants of Riverview Financial as a result of or in connection with any disagreements with Riverview Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two fiscal years.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial, neither Riverview Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Riverview Financial included in its Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Riverview Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Riverview Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial. Riverview Financial (i) has implemented and maintains disclosure controls and procedures (as defined in

Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Riverview Financial, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Riverview Financial by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Riverview Financial’s outside auditors and the audit committee of Riverview Financial’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Riverview Financial’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Riverview Financial, any fraud, whether or not material, that involves management or other employees who have a significant role in Riverview Financial’s internal controls over financial reporting. These disclosures were made in writing by management to Riverview Financial’s auditors and audit committee and a copy has been previously made available to CBT Financial. To the knowledge of Riverview Financial, there is no reason to believe that Riverview Financial’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither Riverview Financial nor any of its Subsidiaries, nor, to the knowledge of Riverview Financial, any director, officer, auditor, accountant or representative of Riverview Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Riverview Financial, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Riverview Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Riverview Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Riverview Financial or any of its Subsidiaries, whether or not employed by Riverview Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Riverview Financial or any of its officers, directors or employees to the Board of Directors of Riverview Financial or any committee thereof or to the knowledge of Riverview Financial, to any director or officer of Riverview Financial.

4.9 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Riverview Financial to CBT Financial prior to the date of this Agreement (the “Riverview Financial Balance Sheet”), as of the date of the Riverview Financial Balance Sheet, Riverview Financial had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Riverview Financial Balance Sheet under GAAP. Except as disclosed in Schedule 4.9, Riverview Financial and the Riverview Financial Subsidiaries have not incurred, since the date of the Riverview Financial Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Riverview Financial Balance Sheet, all of which have been incurred in the Ordinary Course of Business and liabilities incurred for legal, accounting, financial advising fees and out-of-pocket fees or other expenses or fees in connection with the transactions contemplated by this Agreement.

4.10 Absence of Changes. Since the date of the Riverview Financial Balance Sheet, Riverview Financial and the Riverview Financial Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither Riverview Financial nor the Riverview Financial Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Riverview Financial and the Riverview Financial Subsidiaries on a consolidated basis.

4.11 Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the Riverview Financial Balance Sheet date, Riverview Financial has not declared, set aside, made or paid any dividend or other distribution in respect of the Riverview Financial Common Stock, or purchased, issued or sold any shares of Riverview Financial Common Stock or the Riverview Financial Subsidiaries common equity, other than as described in the Riverview Financial SEC Reports.

4.12 Taxes. Each of Riverview Financial and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Riverview Financial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Riverview Financial Balance Sheet (in accordance with GAAP). Each of Riverview Financial and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Riverview Financial nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Riverview Financial and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Riverview Financial or any of its Subsidiaries. There are no pending or to Riverview Financial’s Knowledge, threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Riverview Financial and its Subsidiaries or the assets of Riverview Financial and its Subsidiaries. In the last six (6) years, neither Riverview Financial nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Riverview Financial or any of its Subsidiaries was required to file any Tax Return that was not filed. Riverview Financial has made available to CBT Financial true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Riverview Financial or any of its Subsidiaries. Neither Riverview Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Riverview Financial and its Subsidiaries). Neither Riverview Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Riverview Financial) or (B) has any liability for the Taxes of any person (other than Riverview Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Riverview Financial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Riverview Financial nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Riverview Financial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Riverview Financial nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

4.13 Title to and Condition of Assets. Except as disclosed in Schedule 4.13, Riverview Financial and the Riverview Financial Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Riverview Financial Balance Sheet or acquired subsequent to the Riverview Financial Balance Sheet date, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Riverview Financial Balance Sheet or in Schedule 4.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Riverview Financial Balance Sheet or acquired subsequent to the Riverview Financial Balance Sheet date: (A)are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Riverview Financial and the Riverview Financial Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

4.14 Contracts.

(a) Except as set forth in Schedule 4.14, as of the date hereof, neither Riverview Financial nor any of its Subsidiaries is a party to or bound by any Material Contract, other than any Riverview Financial Benefit Plan. Neither Riverview Financial nor any of its Subsidiaries knows of, or has received written, or to Riverview Financial’s knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Riverview Financial and its Subsidiaries, taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial: (i) each Material Contract is valid and binding on Riverview Financial or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Riverview Financial and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Riverview Financial’s knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Riverview Financial or any of its Subsidiaries under any such Material Contract.

4.15 Litigation and Governmental Directives. Except as disclosed in Schedule 4.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Riverview Financial or the Riverview Financial Subsidiaries, threatened, that involves Riverview Financial or the Riverview Financial Subsidiaries or any of their properties that, if determined adversely, would have a Material Adverse Effect on Riverview Financial; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Riverview Financial or the Riverview Financial Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, Riverview Financial or the Riverview Financial Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Riverview Financial nor the Riverview Financial Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Riverview Financial or the Riverview Financial Subsidiaries, would reasonably be likely to have a Material Adverse Effect on, or would materially restrict the right of, Riverview Financial or the Riverview Financial Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Riverview Financial or the Riverview Financial Subsidiaries have filed proofs of claim) in which Riverview Financial or the Riverview Financial Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $250,000 is identified in Schedule 4.15. Except as previously disclosed in writing to the President of CBT, neither Riverview Financial nor any of its Subsidiaries is, or has been since January 1, 2014, subject to any Regulatory Agreement, nor been advised in writing or, to Riverview Financial’s knowledge orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Riverview Financial, any of its Subsidiaries or for the account of a customer of Riverview Financial or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Riverview Financial or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Riverview Financial and each of its Subsidiaries have performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Riverview Financial’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.17 Environmental Matters. To its Knowledge, except as disclosed in Schedule 4.17, neither Riverview Financial nor any of the Riverview Financial Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries and which is required to be reflected, noted or adequately reserved against in Riverview Financial’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, to its Knowledge, except as disclosed in Schedule 4.17, neither Riverview Financial nor any of the Riverview Financial Subsidiaries have environmental liabilities based on their use or incorporation o£ (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Riverview Financial or any of the Riverview Financial Subsidiaries.

4.18 Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Riverview Financial: (i) Riverview Financial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by Riverview Financial and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to Riverview Financial in writing that Riverview Financial or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Riverview Financial, no person is challenging, infringing on or otherwise violating any right of Riverview Financial or any of its Subsidiaries with respect to any Intellectual Property owned by Riverview Financial or its Subsidiaries; (iv) neither Riverview Financial nor any Riverview Financial Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Riverview Financial or any Riverview Financial Subsidiary; and (v) to the knowledge of Riverview Financial, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Riverview Financial and its Subsidiaries.

4.19 Compliance with Laws; Governmental Authorizations. Riverview Financial and each of its Subsidiaries hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Riverview Financial, and to the knowledge of Riverview Financial, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Riverview Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Riverview Financial or any of its Subsidiaries, including (to the extent applicable to Riverview Financial or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Riverview Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.20 Insurance. All policies of insurance relating to Riverview Financial’s and the Riverview Financial Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Riverview Financial or the Riverview Financial Subsidiaries are listed in Schedule 4.20. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

4.21 Financial Institutions Bonds. Since January 1, 2014, Riverview Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 4.21 insuring Riverview Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Riverview Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Riverview Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

4.22 Labor Relations and Employment Agreements. Neither Riverview Financial nor any of the Riverview Financial Subsidiaries is a party to or bound by any collective bargaining agreement. There are no labor disputes pending, or to the Knowledge of Riverview Financial, threatened, that would have a Material Adverse Effect on Riverview Financial. Except as disclosed in Schedule 4.22, neither Riverview Financial nor any of the Riverview Financial Subsidiaries has any Employment Obligation with any director, officer, employee, agent or consultant. Except as disclosed in Schedule 4.22, as of the Effective Time: (i) neither Riverview Financial nor the Riverview Financial Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement (ii) the consummation of the Merger shall not, by itself, entitle any employee of Riverview Financial or the Riverview Financial Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 4.22, no payment that is owed or may become due to any director, officer, employee, or agent of Riverview Financial or any Riverview Financial Subsidiary as a result of the consummation of the Merger will be non-deductible to Riverview Financial or any Riverview Financial Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 4.22, will Riverview Financial or any Riverview Financial Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

4.23 Employee Benefit Plans. All Benefit Plans to which Riverview Financial or the Riverview Financial Subsidiaries are a party or by which Riverview Financial or the Riverview Financial Subsidiaries are bound, but not including the Employment Obligations described in Section 4.22, are identified in Schedule 4.23. Each Riverview Financial Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Riverview Financial Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Riverview Financial Pension Plans or any other Riverview Financial Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of Riverview Financial, threatened with respect to any Riverview Financial Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Riverview Financial nor the Riverview Financial Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Riverview Financial Pension Plans or any other Riverview Financial Benefit Plan. Within the past five (5) years, there has not been any audit of any Riverview Financial Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

4.24 Loan Portfolio.

(a) As of the date hereof, except as set forth in Schedule 4.24(a), neither Riverview Financial nor any of its Subsidiaries is a party to any written or oral (i) Loan in which Riverview Financial or any Subsidiary of Riverview Financial is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Riverview Financial or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 4.24(a) sets forth a true, correct and complete list of all of the Loans of Riverview Financial and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $25,000 or more and were classified by Riverview Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial, each outstanding Loan of Riverview Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Riverview Financial and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Riverview Financial, each outstanding Loan of Riverview Financial and its Subsidiaries (including Loans held for resale to investors) solicited and originated, is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Riverview Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Riverview Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Riverview Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Riverview Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Riverview Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.25 Investment Portfolio.

(a) Each of Riverview Financial and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Riverview Financial SEC Reports or (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Riverview Financial or its Subsidiaries. Such securities are valued on the books of Riverview Financial in accordance with GAAP in all material respects.

(b) Riverview Financial and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Riverview Financial believes are prudent and reasonable in the context of their respective businesses, and Riverview Financial and its Subsidiaries have, since January 1, 2014, been in compliance with such policies, practices and procedures in all material respects.

4.26 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Riverview Financial or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Riverview Financial or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5%or more of the outstanding Riverview Financial Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Riverview Financial) on the other hand, that would constitute a Related Party Transaction.

4.27 Certain Activities.

(a) Except as set forth on Schedule 4.27, neither Riverview Financial, nor any Riverview Financial Subsidiary:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii) is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii) originates, maintains or administers credit card accounts; or

(iv) provides, or has provided, merchant credit card processing services to any merchants.

(b) Riverview Financial and each Riverview Financial Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Riverview Financial’s knowledge, neither Riverview Financial, any Riverview Financial Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.28 No Finder. Except as disclosed in Schedule 4.28, neither Riverview Financial nor any of the Riverview Financial Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

4.29 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Riverview Financial, the Riverview Financial Subsidiaries, the Riverview Financial Common Stock, the Riverview Financial Subsidiaries’ Common Equity, and the involvement of Riverview Financial and the Riverview Financial Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Riverview Financial to CBT Financial pursuant to Section 4.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.30 Proxy Statement/Prospectus. The information relating to Riverview Financial and the Riverview Financial Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.31 Reorganization. Riverview Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.32 Fairness Opinion. Riverview Financial’s Board of Directors has received a written opinion from Ambassador Financial Group, Inc. (a copy of such updated written opinion being provided simultaneously to CBT Financial at the time of receipt), to the effect that the Conversion Ratio is fair to Riverview Financial’s shareholders from a financial point of view.

ARTICLE V.

COVENANTS OF CBT FINANCIAL

From the date of this Agreement until the Effective Time, CBT Financial covenants and agrees to comply, and shall cause the CBT Financial Subsidiaries to comply, with the following covenants:

5.1 Conduct of Business. Except as otherwise consented to by Riverview Financial in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Schedule 5.1, as expressly contemplated or permitted by this Agreement or required by law or regulation or any Bank Regulator or Governmental Entity, CBT Financial and the CBT Financial Subsidiaries shall:

(a) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(b) use all reasonable efforts to preserve their present business organization, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with CBT Financial or any of the CBT Financial Subsidiaries;

(c) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(d) use all reasonable efforts to preserve or collect on all material claims and causes of action belonging to CBT Financial or any of the CBT Financial Subsidiaries;

(e) keep in full force and effect all insurance policies now carried by CBT Financial or any of the CBT Financial Subsidiaries;

(f) perform in all material respects each of their obligations under all Material Contracts to which CBT Financial or any of the CBT Financial Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g) maintain their books of account and other records in the Ordinary Course of Business;

(h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to CBT Financial or any of the CBT Financial Subsidiaries and to the conduct of their businesses;

(i) not amend CBT Financial’s or any of the CBT Financial Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j) not renew, enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(k) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $250,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(m) except as permitted by Section 5.9, not declare, set aside or pay any dividend or make any other distribution in respect of CBT Financial Common Stock;

(n) not authorize, purchase, redeem, issue or sell (or grant options or rights to purchase or sell) any shares of CBT Financial Common Stock or any other equity or debt securities of CBT Financial;

(o) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any CBT Financial Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of CBT Financial or any of the CBT Financial Subsidiaries, except that CBT Financial and the CBT Financial Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise;

(p) not enter into any Related Party Transaction;

(q) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by CBT Bank and classifying, and valuing its investment portfolio, during the Current Year and thereafter, CBT Financial and the CBT Financial Subsidiaries shall act in accordance with GAAP and shall advise Riverview Financial of any material changes thereto;

(r) file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(s) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $250,000 or for a term of one (1) year or more;

(t) except as permitted by (k) above, not make any capital expenditures in excess of $50,000, other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(u) not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

(v) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; and

(w) not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

5.2 Best Efforts. CBT Financial and the CBT Financial Subsidiaries shall cooperate with Riverview Financial and the Riverview Financial Subsidiaries and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, CBT Financial and the CBT Financial Subsidiaries shall: (i) cooperate with Riverview Financial in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement and Proxy Statement/Prospectus; (ii) hold a meeting of its Shareholders for the purpose of obtaining approval of the Merger and this Agreement and, subject to Section 5.7(d), recommend to its Shareholders that they vote in favor thereof (the “CBT Financial Recommendation”); and (iii) cooperate with Riverview Financial in making CBT Financial’s and the CBT Financial Subsidiaries’ employees reasonably available for training by Riverview Financial at CBT Financial’s and the CBT Financial Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Riverview Financial to ensure that CBT Financial’s and the CBT Financial Subsidiaries’ facilities will be properly operated in accordance with Riverview Financial’s policies after the Merger.

5.3 Access to Properties and Records. CBT Financial and the CBT Financial Subsidiaries shall give to Riverview Financial and its authorized employees and representatives (including without limitation its counsel, accountants, environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of CBT Financial and the CBT Financial Subsidiaries as Riverview Financial may reasonably request, subject to the obligation of Riverview Financial and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning CBT Financial and the CBT Financial Subsidiaries obtained by reason of such access and subject to applicable law.

5.4 Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, CBT Financial and the CBT Financial Subsidiaries shall promptly prepare and deliver to Riverview Financial as soon as practicable, all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities (which additional financial statements and reports are hereinafter collectively referred to as the “Additional Financial Statements”) prepared by or for either CBT Financial or any of the CBT Financial Subsidiaries. CBT Financial shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to Riverview Financial with respect to CBT’s Additional Financial Statements upon delivery thereof.

5.5 Update Schedules. CBT Financial or any of the CBT Financial Subsidiaries shall promptly disclose to Riverview Financial in writing any material change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such notification shall, however, be deemed an acceptance by Riverview Financial thereof.

5.6 Notice. CBT Financial shall promptly notify Riverview Financial in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Riverview Financial in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on CBT Financial or restrict in any material manner its ability to carry on its business as presently conducted.

5.7 No Solicitation.

(a) Except as set forth in Section 5.7(b), CBT Financial shall not, and shall cause each CBT Financial Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “CBT Financial Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below), except to notify such person of the existence of the provisions of this Section 5.7(a); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Riverview Financial) any information or data with respect to CBT Financial or any CBT Financial Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CBT Financial is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by CBT Financial or any CBT Financial Representative, whether or not such CBT Financial Representative is so authorized and whether or not such CBT Financial Representative is purporting to act on behalf of CBT Financial or otherwise, shall be deemed to be a breach of this Agreement by CBT Financial. CBT Financial and each CBT Financial Subsidiary shall, and shall cause each of the CBT Financial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Riverview Financial), whether or not in writing,

contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CBT Financial or any CBT Financial Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CBT Financial or any CBT Financial Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of CBT Financial and each CBT Financial Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of CBT Financial or any CBT Financial Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of CBT Financial or any CBT Financial Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.7(a), CBT Financial may respond to or engage in discussions or negotiations with, or provide any confidential or non-public information or data to, any Person in response to an unsolicited written bona fide Acquisition Proposal, if, but only if: (A) the CBT Financial Shareholders’ Meeting shall not have occurred; (B) CBT Financial shall have complied, in all material respects, with the provisions of this Section 5.7; (C) CBT Financial’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to be a violation of its fiduciary duties under applicable law; (D) CBT Financial’s Board of Directors determines that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and; (E) CBT Financial has provided Riverview Financial with notice of such determination within one (1) business day thereafter; and (F) prior to furnishing or affording access to any confidential or non-public information or data with respect to CBT Financial or any CBT Financial Subsidiary or otherwise relating to an Acquisition Proposal, CBT Financial receives from such Person a confidentiality agreement with terms no less favorable to CBT Financial than those contained in the Confidentiality Agreement. CBT Financial shall promptly provide to Riverview Financial any non-public information regarding CBT Financial or CBT Financial Subsidiary provided to any other Person that was not previously provided to Riverview Financial, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a CBT Financial Acquisition Transaction on terms that the CBT Financial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor (i) would, if consummated, result in the acquisition of all of the issued and outstanding shares of CBT Financial Common Stock or all, or substantially all, of the assets of CBT Financial and any CBT Financial Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate to all of CBT Financial’s shareholders than the Merger and the transactions contemplated by this Agreement, taking into account all factors relating to such proposed transaction deemed relevant by CBT’s Financial Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c) CBT Financial shall promptly (and in any event within twenty-four (24) hours) notify Riverview Financial in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CBT Financial or any CBT financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). CBT Financial agrees that it shall keep Riverview Financial informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as set forth in Section 5.7(e), neither the CBT Financial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Riverview Financial in connection with the transactions contemplated by this Agreement (including the Merger), the CBT Financial Recommendation, or make any statement, filing or release, in connection with the CBT Financial Shareholders’ Meeting or otherwise, inconsistent with the CBT Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CBT Financial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause CBT Financial or any CBT Financial Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.7(b)) or (B) requiring CBT Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.7(d), prior to the date of the CBT Financial Shareholders’ Meeting, the CBT Financial Board of Directors may approve or recommend to the shareholders of CBT Financial a Superior Proposal or withdraw, qualify or modify the CBT Financial Recommendation in connection therewith (an “Subsequent Determination”) after the fifth (5th) Business Day following Riverview Financial’s receipt of a notice (the “Notice of Superior Proposal”) from CBT Financial advising Riverview Financial that the CBT Financial Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7) constitutes or is reasonably likely to constitute a Superior Proposal (it being understood that CBT Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that CBT Financial proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the CBT Financial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be a violation of its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Riverview Financial since its receipt of such Notice of Superior Proposal (provided, however, that Riverview Financial shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), CBT Financial’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.7(e) and (B) that such CBT Financial Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal; and CBT Financial shall provide written notice (the “Final Notice of Superior Proposal”) to Riverview Financial of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f) Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit CBT Financial from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to CBT Financial’s shareholders is required under applicable law.

5.8 No Purchases or Sales of Riverview Financial Common Stock During Price Determination Period. CBT Financial and the CBT Financial Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers, directors and each shareholder of CBT Financial who may be deemed an “affiliate” (as defined in SEC Rules 144 and 405) of CBT Financial does not, purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of Riverview Financial Common Stock or CBT Financial Common Stock or any options, rights or other securities convertible into shares of Riverview Financial Common Stock or CBT Financial Common Stock during the Price Determination Period, provided, however, that CBT Financial may purchase shares of CBT Financial Common Stock in the Ordinary Course of Business during the Price Determination Period for the benefit of CBT Financial’s Benefit Plans.

5.9 Dividends. Between the date of this Agreement and the Effective Date, CBT Financial shall not declare or pay cash dividends on the CBT Financial Common Stock; provided, however, that (a) CBT Financial may declare and pay a quarterly dividend of up to $0.30 per share on the CBT Financial Common Stock with record and payment dates consistent with past practice, provided that (b) (it is the intent of Riverview Financial and CBT Financial that shareholders of CBT Financial shall not receive two dividends or fail to receive a dividend for any single calendar quarter with respect to their shares of CBT Financial Common Stock and/or Riverview Financial Common Stock that any holder receives in exchange for such shares pursuant to the Merger.

5.10 Internal Controls. Between the date of this Agreement and the Effective Date, CBT Financial shall permit Riverview Financial senior officers to meet with the Chief Financial Officer of CBT Financial and other officers responsible for the preparation of CBT Financial’s financial statements, the internal controls of CBT Financial and the disclosure controls and procedures of CBT Financial to discuss such matters as Riverview Financial may deem reasonably necessary or appropriate for Riverview Financial to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. Riverview Financial shall have continuing access through the Effective Time to both the CBT Financial books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding CBT Financial’s internal control to Riverview Financial and cause its auditors to be available for discussions with Riverview Financial’s representatives regarding CBT Financial’s systems of internal controls.

5.11 Transaction Expenses of CBT Financial.

(a) CBT Financial shall cause its and the CBT Financial Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. CBT Financial shall advise Riverview Financial monthly of all out-of-pocket expenses which CBT Financial and the CBT Financial Subsidiaries have incurred in connection with the transactions contemplated hereby.

(b) CBT Financial, in reasonable consultation with Riverview Financial and at CBT Financial’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus to the CBT Financial Shareholders.

ARTICLE VI.

COVENANTS OF RIVERVIEW FINANCIAL

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Riverview Financial covenants and agrees to do the following:

6.1 Conduct of Business. Except as otherwise consented to by CBT Financial in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Schedule 6.1, as expressly contemplated or permitted by this Agreement or as required by law or regulation or any Bank Regulator or Governmental Entity, Riverview Financial and the Riverview Financial Subsidiaries shall:

(a) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(b) use all reasonable efforts to preserve their present business organization, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Riverview Financial or any of the Riverview Financial Subsidiaries;

(c) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(d) use all reasonable efforts to preserve or collect on all material claims and causes of action belonging to Riverview Financial or any of the Riverview Financial Subsidiaries;

(e) keep in full force and effect all insurance policies now carried by Riverview Financial or any of the Riverview Financial Subsidiaries;

(f) perform in all material respects each of their obligations under all Material Contracts to which Riverview Financial or any of the Riverview Financial Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g) maintain their books of account and other records in the Ordinary Course of Business;

(h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Riverview Financial or any of the Riverview Financial Subsidiaries and to the conduct of their businesses;

(i) not amend Riverview Financial’s or any of the Riverview Financial Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j) not renew, enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(k) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 4.14 or which. do not exceed, in any case, $250,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(1) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(m) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Riverview Financial Stock Plans) or sell (or grant options or rights to purchase or sell) any shares of Riverview Financial Common Stock or any other equity or debt securities of Riverview Financial;

(n) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Riverview Financial Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Riverview Financial or any of the Riverview Financial Subsidiaries, except that Riverview Financial and the Riverview Financial Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise;

(o) not enter into any Related Party Transaction;

(p) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Riverview Bank and classifying, and valuing its investment portfolio, during the Current Year and thereafter, Riverview Financial and the Riverview Financial Subsidiaries shall act in accordance with GAAP and shall advise CBT Financial of any material changes thereto;

(q) file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(r) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $250,000 or for a term of one (1) year or more;

(s) except as permitted by (k) above, not make any capital expenditures in excess of $50,000, other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(t) not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

(u) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; and

(v) not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

6.2 Best Efforts. Riverview Financial and the Riverview Financial Subsidiaries shall cooperate with CBT Financial and the CBT Financial Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Riverview Financial agrees to do the following:

(a) Applications for Regulator Approval. Riverview Financial shall promptly prepare and file, with the cooperation and assistance of (and after review by) CBT Financial and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement.

(b) Registration Statement; Proxy Statement/Prospectus. Riverview Financial shall promptly prepare, with the cooperation and assistance of (and after review by) CBT Financial and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of Riverview Financial Common Stock to be issued to shareholders of CBT Financial under the provisions of this Agreement the Registration Statement of which the Proxy Statement/Prospectus is a part for the purpose of soliciting proxies of CBT Financial’s shareholders in favor of the Merger, under the provisions of this Agreement. Riverview Financial may rely upon all information provided to it by CBT Financial and CBT Bank in connection with the preparation of the Proxy Statement/Prospectus and Riverview Financial shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Riverview Financial in reliance upon any information provided to Riverview Financial by CBT Financial or the CBT Financial Subsidiaries or by any of their officers, agents or representatives. Riverview Financial shall provide a draft of the Registration Statement to CBT Financial and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date.

(c) State Securities Laws. Riverview Financial, with the cooperation and assistance of CBT Financial and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d) Shareholder Meeting. Riverview Financial shall hold a meeting of its Shareholders for the purpose of obtaining approval of an increase in its authorized shares of common stock and recommend to its Shareholders that they vote in favor thereof.

6.3 Access to Properties and Records. Riverview Financial and the Riverview Financial Subsidiaries shall give to CBT Financial and to its authorized employees and representatives (including, without limitation, its counsel, accountants, environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Riverview Financial and the Riverview Financial Subsidiaries as CBT Financial may reasonably request, subject to the obligation of CBT Financial and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Riverview Financial and the Riverview Financial Subsidiaries obtained by reason of such access and subject to applicable law.

6.4 Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, Riverview Financial and the Riverview Financial Subsidiaries shall promptly prepare and deliver to CBT Financial as soon as practicable, the Additional Financial Statements. Riverview Financial shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to CBT Financial with respect to the Riverview Financial Additional Financial Statements upon delivery thereof.

6.5 Update Schedules. Riverview Financial or any of the Riverview Financial Subsidiaries shall promptly disclose to CBT Financial in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement hereto. No such modification shall, however be deemed an acceptance by CBT Financial thereof.

6.6 Notice. Riverview Financial shall promptly notify CBT Financial in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to CBT Financial in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Riverview Financial or restrict in any material manner its ability to carry on its business as presently conducted.

6.7 No Acquisitions. Riverview Financial agrees at all times from the date of this Agreement to the Effective Time, it will not and it will cause each Riverview Financial Subsidiary not to enter into an agreement to acquire another depository institution, without the prior written consent of CBT Financial.

6.8 No Purchase or Sales of Riverview Financial Common Stock During Price Determination Period. Neither Riverview Financial nor any Riverview Financial Subsidiary, nor any executive officer or director of Riverview Financial or any Riverview Financial Subsidiary, shall purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of Riverview Financial Common Stock or CBT Financial Common Stock or any options, rights or other securities convertible into shares of Riverview Financial Common Stock or CBT Financial Common Stock during the Price Determination Period; provided, however, that Riverview Financial may purchase shares of Riverview Financial Common Stock in the Ordinary Course of Business of Riverview Financial during the Price Determination Period for the benefit of Riverview Financial’s Benefit Plans or Riverview Financial’s Dividend Reinvestment Plan.

6.9 Employment Arrangements.

(a) Riverview Financial, Riverview Bank or another subsidiary of Riverview Financial (any such parties employing employees of CBT Financial or a CBT Financial Subsidiary after the Effective Date, the “Riverview Financial Employers”) shall:

(i) satisfy each of the Riverview Financial Employment Obligations and CBT Financial Employment Obligations that are payable after the Effective Date and CBT Financial or CBT Bank shall satisfy the CBT Financial Employment Obligations that are payable on or prior to the Effective Date;

(ii) retain certain CBT Financial senior management employees for up to five (5) years who (A) desire to remain employed by the Riverview Financial Employers, (B) are identified in Schedule 6.9(a), without reduction of pay and with continuation of benefits as available to all similarly-situated employees, and (C) provided that each individual agrees to and signs an offer letter, substantially as set forth in Exhibit C-l, prior to the Effective Date; and

(iii) use its good faith efforts to retain each other present employee of CBT Financial and the CBT Financial Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Riverview Financial Employers at a compensation commensurate with the position).

(b) In the event that the Riverview Financial Employers shall continue to employ officers or employees of CBT Financial and the CBT Financial Subsidiaries following the Effective Time (the “Continuing Employees”), the Riverview Financial Employers shall employ such persons on the Effective Time who are not covered by an employment agreement (the “Contract Employees”) as “at-will” employees. In the event the Riverview Financial Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of, any officers or employees of CBT Financial or the CBT Financial Subsidiaries who are not Contract Employees, or any officers or employees of Riverview Financial or the Riverview Financial Subsidiaries who do not have employment contracts with Riverview Financial or the Riverview Financial Subsidiaries, the Riverview Financial Employers shall pay severance benefits to such employees (other than Contract Employees) as follows:

(i) in the event employment is terminated on or prior to the date which is one (1) year after the Effective Date, two (2) week’s salary for each year of service (and a pro-rata portion thereof for any partial year of service) with CBT Financial or Riverview Financial, as applicable, with a minimum of four (4) weeks’ and up to a maximum of 26 weeks’ salary (it is agreed that if an eligible employee is an hourly employee, salary shall mean the eligible employee’s regular hourly base compensation rate multiplied by his/her regularly scheduled number of hours worked per week in effect on his/her date of termination); or

(ii) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Riverview Financial or its successor.

(c) For vesting and eligibility purposes for employee benefits, under each Riverview Financial Benefit Plan and/or any employee benefit plan established by Riverview Financial after the Effective Date, the Continuing Employees shall receive credit for years of service with CBT Financial and the CBT Financial Subsidiaries or predecessor of CBT Financial or the CBT Financial Subsidiaries if such service was recognized by CBT Financial for purposes of a comparable CBT Financial Benefit Plan.

(d) Any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under a Riverview Financial Benefit Plan that is an employee welfare benefit plan shall be waived for the employees of CBT Financial and the CBT Financial Subsidiaries who are currently covered for such conditions under CBT Financial’s existing insurance plans, and such employees shall receive credit under the applicable Riverview Financial Benefit Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Riverview Financial Benefit Plan in accordance with the corresponding CBT Financial Benefit Plan.

(e) Michael J. Bibak will be offered an employment agreement, substantially as set forth Exhibit C, attached hereto, with Riverview Bank.

(f) CBT Financial and Riverview Financial shall honor the contractual terms of all CBT Financial Employment Obligations listed on Schedule 3.22 and Riverview Financial Employment Obligations listed on Schedule 4.22, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time with the written consent of the affected parties. To the extent the consummation of the Merger will constitute a change of control under the CBT Financial Employment Obligations or the Riverview Financial Employment Obligations, any potential amounts payable under the CBT Financial Employment Obligations are set forth in Schedule 6.9(f)(1) and any potential amounts payable under the Riverview Financial Employment Obligations are set forth in Schedule 6.9(f)(2).

(g) Riverview Financial shall, prior to the Effective Time, obtain an agreement from each of Brett D. Fulk and Kirk D. Fox that the Merger and Bank Merger shall not be treated as events that constitute a “change of control” under their respective employment agreements, supplemental retirement plans or deferred compensation arrangements, as applicable.

6.10 Insurance; Indemnification.

(a) For a period of six (6) years after the Effective Date, Riverview Financial shall (and CBT Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to CBT Financial’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of CBT Financial as of the date of this Agreement and carry such premium, not to exceed 200% of the current premium for CBT Financial’s existing directors and officers liability insurance policy, provided, however, if Riverview Financial is unable to obtain and maintain such policy as a result of such limitation, Riverview Financial shall obtain as much comparable insurance as is available at such time and that Riverview Financial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) For a period of six (6) years from and after the Effective Date, Riverview Financial shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of CBT Financial or a CBT Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Riverview Financial, which consent shall not be unreasonably withheld, conditioned or delayed) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer, employee or manager of CBT Financial or a CBT Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of CBT Financial or a CBT Financial Subsidiary as in effect as of the date hereof (and Riverview Financial shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and Riverview Financial’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify Riverview Financial (but the failure to so notify Riverview Financial shall not relieve Riverview Financial from any liability which Riverview Financial may have under this section except to the extent Riverview Financial is materially prejudiced thereby). In the defense of any Claim covered by this Section 6.10(b), Riverview Financial shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Riverview Financial and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Riverview Financial shall have an obligation to advance funds to satisfy an obligation of Riverview Financial or any successor to Riverview Financial under this Section 6.10(b) to the same extent that Riverview Financial would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

(c) In the event Riverview Financial or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 6.10.

(d) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(e) Any indemnification payments made pursuant to this Section 6.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

6.11 Appointment of Directors and COO. Riverview Financial shall, on or before the Effective Date (and contingent thereon), appoint to Riverview Financial’s Board of Directors and the Riverview Bank’s Board of Directors each of the persons selected to be a director of the Surviving Corporation in accordance with Section 1.4 to serve as a director of Riverview Financial and Riverview Bank. Subject to his execution and delivery of an Employment Agreement in the form attached hereto as Exhibit C, Riverview Financial and Riverview Bank shall, on or before the Effective Date (and contingent thereon), appoint Michael J. Bibak Chief Operating Officer.

6.12 Continuation of CBT Bank’s Name. For a period of five (5) years after the Effective Date, Riverview Financial shall preserve and use a mutually acceptable form of the present name of CBT Bank with respect to CBT Bank’s former branches.

6.13 Headquarters. The headquarters of the Surviving Corporation shall, subject to applicable regulatory approvals, be moved to a mutually agreeable location in State College, Pennsylvania for a period of no less than five (5) years. The Parties shall use their best efforts to identify a specific location in State College, Pennsylvania, and to obtain regulatory approval therefor, such that the headquarters of the Surviving Corporation can be moved, as close in time following the Closing Date (and contingent thereon), as possible. Administrative and operations offices of the Surviving Corporation shall remain located in Clearfield, Marysville and Pottsville, Pennsylvania. The legal headquarters of Riverview Bank, as the surviving party in connection with the Bank Merger, shall, subject to applicable regulatory approvals, be moved to Harrisburg, Pennsylvania.

6.14 Independent Non-Continuing Directors. Non-employee Directors of CBT Financial and Riverview Financial in office on the Closing Date who do not continue as directors of the Surviving Corporation shall have the option to sign a three year non-compete contract, a copy of which is contained in Schedule 6.14, in exchange for a one-time lump sum payment of $60,000.

6.15 Assumption of CBT Financial Trust Preferred Securities. Riverview Financial agrees that, effective with the Effective Date, it shall assume the CBT Financial trust preferred securities, and all of CBT Financial obligations under the related indentures, and shall take all actions necessary or appropriate in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

6.16 Amendment to Articles of Incorporation. Subject to shareholder approval, Riverview Financial shall amend its Articles of Incorporation to increase the authorized shares to 20,000,000 shares.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1 Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of CBT Financial in accordance with the Applicable Corporate Law and the Articles of Incorporation of CBT Financial. Riverview Financial’s shareholders shall also have approved an amendment to Riverview Financial’s Articles of Incorporation to increase its authorized shares of common stock.

(b) Regulatory Approvals: The approval of each Bank Regulator shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Riverview Financial of a portion of the business of Riverview Financial, or any subsidiary of Riverview Financial that Riverview Financial, in its good faith judgment, believes will have a significant and material adverse impact on the business of Riverview Financial or the Riverview Financial Subsidiaries or (B) any divestiture by CBT Financial or the CBT Financial Subsidiaries of a portion of their businesses which Riverview Financial in its good faith judgment believes will have a significant and material adverse impact on the business of CBT Financial or the CBT Financial Subsidiaries, as the case may be, or (ii) impose any condition upon Riverview Financial or Riverview Bank, or their other subsidiaries, taken as a whole, which in Riverview’s good faith judgment (x) would have a Material Adverse Effect on Riverview Financial and the Riverview Financial subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Riverview Financial as a result of consummating the Merger or (z) would prevent Riverview Financial from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Tax Opinion. Each of Riverview Financial and CBT Financial shall have received an opinion of their respective counsel, reasonably acceptable to Riverview Financial and CBT Financial, addressed to Riverview Financial and CBT Financial, respectively, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Riverview Financial and CBT Financial will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code.

(d) Registration Statement: The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of Riverview Financial and CBT Financial; regulatory clearance for the exchange contemplated by the Registration Statement (the “Exchange”) shall have been received from each federal and state regulatory authority having jurisdiction over the Exchange; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by the SAC or any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Exchange.

(e) No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Riverview Financial agrees to defend and indemnify CBT Financial and CBT Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to CBT Financial and Riverview Financial, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of CBT Financial to consummate this Agreement.

(f) Federal and State Securities and Antitrust Laws: All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

(g) Castle Creek Waiver. Castle Creek Capital Partners, VI, L.P. shall have agreed to waive its right to designate a member of the Board of Directors of Riverview Financial for a period of one year following the Closing Date.

7.2 Conditions Precedent to Obligations of Riverview Financial. The obligations of Riverview Financial to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Riverview Financial in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: Each of the representations and warranties of CBT Financial set forth in this Agreement or in any certificate or agreement delivered by CBT Financial pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For purposes of this condition to Closing, no representation or warranty of CBT Financial contained in Article III shall be deemed untrue or incorrect, and CBT Financial shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 3.1(a), 3.1(b) and 3.1(c), and in Sections 3.2, 3.4 and 3.10, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b) Covenants Performed: CBT Financial shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c) No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to CBT Financial or any CBT Financial Subsidiary.

(d) Closing Documents: On or before the Effective Time, CBT Financial shall have delivered to Riverview Financial: (i) a certificate signed by CBT Financial’s Chief Executive Officer and President or Chief Financial Officer (or other officers reasonably acceptable to Riverview Financial verifying that, to their knowledge, all of the conditions in Sections 7.2(a), (b) and (c) have been satisfied; (ii) a certificate (from appropriate officers of CBT Financial or CBT Financial’s transfer agent) as to the issued and outstanding shares of CBT Financial Common Stock, and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of CBT Financial Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares, and (iii) such other certificates and documents as Riverview Financial and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “CBT Financial Closing Documents”).

(e) Fairness Opinion. Riverview Financial shall have obtained from an independent financial advisor selected by the Board of Directors of Riverview Financial, an opinion, dated as of the date of this Agreement, to be furnished to the Board of Directors of Riverview Financial stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of Riverview Financial from a financial point of view.

(f) Dissenters. No more than 10% of the outstanding CBT Financial Shares shall have exercised dissenters rights.

7.3 Conditions Precedent to the Obligations of CBT Financial. The obligation of CBT Financial to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by CBT Financial in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: Each of the representations and warranties of Riverview Financial set forth in this Agreement or in any certificate or agreement delivered by Riverview Financial pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For the purposes of this condition to Closing, no representation or warranty of Riverview Financial contained in Article IV shall be deemed untrue or incorrect, and Riverview Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b), and 4.1(c), and in Sections 4.2, 4.4 and 4.10, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b) Covenants Performed: Riverview Financial shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Riverview Financial.

(c) No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Riverview Financial or Riverview Bank.

(d) Fairness Opinion: CBT Financial shall have obtained from an independent financial advisor selected by the Board of Directors of CBT Financial, an opinion, dated as of the date of this Agreement, to be furnished to the Board of Directors of CBT Financial stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of CBT Financial from a financial point of view.

(e) Closing Documents: Riverview Financial shall have delivered to CBT Financial: (i) a certificate signed by Riverview Financial’s President, Chief Executive Officer or Chief Financial Officer (or other officer reasonably acceptable to CBT Financial) verifying that, to their knowledge, (i) all of the conditions in Sections 7.3(a), (b) and (c) have been satisfied; and (ii) such other certificates and documents as CBT Financial and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Riverview Financial Closing Documents”)

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of CBT Financial:

(a) By the mutual written agreement of Riverview Financial and CBT Financial;

(b) By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party, but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by CBT Financial) or Section 7.3(a) (in the case of a breach of a representation or warranty by Riverview Financial);

(c) By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure cannot be cured within 30 days after written notice of such failure by the terminating party to the other party, but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by CBT Financial) or Section 7.3(b) (in the case of a breach of covenant by Riverview Financial);

(d) By either party if the Closing shall not have occurred by April 30, 2018 (the “Termination Date”), or such later date as shall have been agreed to in writing by Riverview Financial and CBT Financial; provided, that a party may not terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By either party if

(i) the shareholders of CBT Financial fail to approve the transactions contemplated by this Agreement at a meeting of CBT Financial shareholders called for that purpose; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote, the board of directors of CBT Financial shall have withdrawn, modified or changed in a manner adverse to Riverview Financial approval or recommendation of this Agreement and the transactions contemplated thereby or

(ii) if Riverview Financial’s shareholders fail to approve an amendment to its Articles of Incorporation increasing its authorized shares of common stock;

(f) By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) By the Board of Directors of Riverview Financial (i) if CBT Financial has received a CBT Financial Superior Proposal and (ii) in accordance with Section 5.7 of this Agreement, the Board of Directors of CBT Financial (A) enters into an acquisition agreement with respect to the CBT Financial Superior Proposal, (B) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Riverview Financial, or (C) delivers a Final Notice of Superior Proposal;

(h) By the Board of Directors of either party if CBT Financial has received a CBT Financial Superior Proposal and, in accordance with Section 5.7, the Board of Directors of CBT Financial has delivered a Final Notice of Superior Proposal; or

(i) By the Board of Directors of CBT Financial, through a resolution adopted by its Board of Directors, at any time during the five-day period commencing with the Determination Date if the Riverview Financial Price Ratio is both (x) less than 0.80; and (y) less than the Index Ratio by more than twenty percent (20%).

(i) For purposes of this Section 8.1, the following terms shall have the meanings indicated:

(A) “Starting Price” shall mean the closing stock price of Riverview Financial Common Stock on the trading day immediately preceding the date of the announcement of this Agreement.

(B) “Riverview Financial Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Average Closing Price by the Starting Price, calculated to four (4) decimal places.

(C) “Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Bank Regulator required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired; and (ii) the latest date on which the shareholder approvals of both Parties required under this Agreement are received.

(D) “Determination Date Average Closing Price” means the average of the per share closing prices of a share of Riverview Financial Common Stock during the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

(E) “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Index Value by the NASDAQ Bank Index Value on the on the trading day immediately preceding the date of the announcement of this Agreement, calculated to four (4) decimal places.

(F) “Average NASDAQ Bank Index Value” means the average of the NASDAQ Bank Index Value as quoted by NASDAQ for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

(ii) The Starting Price, the Determination Date Average Closing Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.

(iii) In the event CBT Financial elects to exercise its termination right pursuant to this Section 8.1(i), it shall give prompt written notice thereof to Riverview Financial (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five day period). During the five-day period commencing with its receipt of such notice, Riverview Financial shall have the option to increase the consideration to be received by the holders of CBT Financial Common Stock hereunder, by adjusting the Conversion Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Conversion Ratio (as then in effect) by (B) the Determination Date Average Closing Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio (as then in effect) by (B) the Riverview Financial Price Ratio. If Riverview Financial so elects within such five-day period, it shall give prompt written notice to CBT Financial of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified).

8.2 Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b),8.2(c) and 11.1 shall survive such termination.

(b) Liability. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event this Agreement is terminated by

(A) Riverview Financial pursuant to Section 8.1(e)(i) and: (1) prior to such termination, any person shall have publicly proposed or announced a CBT Financial Acquisition Transaction; and (2) within twelve (12) months after such termination, CBT Financial enters into an agreement with respect to a CBT Financial Acquisition Transaction or completes a CBT Financial Acquisition Transaction then CBT Financial shall make a cash payment in the amount of $2.2 million (the “Termination Fee”) to Riverview Financial within ten (10) Business Days after written demand by Riverview Financial after closing of an CBT Financial Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by Riverview Financial; or

(B) By CBT Financial pursuant to Section 8.1(e)(ii), then Riverview Financial shall make a cash payment in the amount of the Termination Fee to CBT Financial within ten (10) Business Days after written demand by CBT Financial after the Riverview Financial shareholder meeting called to consider the matters referred to in Section 8.1(e)(ii) has been adjourned. Such payment shall be made by wire transfer of immediately available funds to an account designated by CBT Financial.

(iv) In the event that Riverview Financial terminates this Agreement in accordance with Section 8.1(g) or CBT Financial terminates this Agreement in accordance with Section 8.1(h), CBT Financial shall pay to Riverview Financial the Termination Fee within ten (10) Business Days after notice of such termination is given. Such payments shall be made by wire transfer of immediately available funds to an account designated by Riverview Financial.

(v) The right to receive payment of the Termination Fee under Section 8.2(b)(iii) or Section 8.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

(c) Confidentiality. In the event of a termination of this Agreement, neither Riverview Financial, Riverview Bank nor CBT Financial nor CBT Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

8.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Riverview Financial or CBT Financial), but only by a written instrument duly authorized, executed and delivered by Riverview Financial and by CBT Financial; provided, however, that any amendment to the Riverview Financial Stock Consideration to be received by the shareholders of CBT Financial in exchange for their shares of CBT Financial Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of CBT Financial in accordance with applicable provisions of the Applicable Corporate Law.

8.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of CBT Financial or Riverview Financial) by a written instrument duly authorized, executed and delivered by such party or parties.

8.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief.

ARTICLE IX.

CLOSING AND EFFECTIVE TIME

9.1 Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the “Closing”) by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at the offices of Riverview Financial at 3901 N. Front Street, Harrisburg, PA 17110, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date to be agreed upon by the parties, at which time the parties shall deliver the CBT Financial Closing Documents, the Riverview Financial Closing Documents, the opinions of counsel required by Section 7.1(c), and such other documents and instruments as maybe necessary or appropriate to effectuate the purposes of this Agreement.

9.2 Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Riverview Financial and CBT Financial will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 11:59 p.m. (or such other time as the parties may agree) on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X.

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1 No Survival. The representations and warranties of CBT Financial and of Riverview Financial set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI.

GENERAL PROVISIONS

11.1 Expenses. Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of CBT Financial, and the cost or preparation and filing of the Proxy Statement/Prospectus, other than the cost of CBT’s legal, accounting or other counsel, shall be deemed to be an expense of Riverview Financial.

11.2 Press Releases, Etc. Riverview Financial and CBT Financial agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Riverview Financial and CBT Financial, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

11.3 Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

(a)	If to Riverview Financial, to:

3901 N. Front Street

Harrisburg, PA 17110

Attn: Kirk D. Fox, Chief Executive Officer

With a copy to:

Barley Snyder LLP

126 East King Street

Lancaster, Pennsylvania 17602

Attn: Kimberly J. Decker

(b)	If to CBT Financial, to:

CBT Financial Corp.

11 N. Second Street

Clearfield, PA 16830

Attn: Michael Bibak, President and Chief Executive Officer

With a copy to:

Luse Gorman, P.C.

5335 Wisconsin Avenue, NW

Suite 780

Washington, D.C. 20015

Attn: Benjamin M. Azoff

Marc P. Levy

11.4 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

11.5 Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.

11.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof or indemnification provided in Section 6.10(b), this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.7 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change.

11.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

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IN WITNESS WHWEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

RIVERVIEW FINANCIAL CORPORATION

By:
Kirk D. Fox, Chief Executive Officer

Attest:
Brett D. Fulk, President

CBT FINANCIAL CORP.

By:
Michael J. Bibak, President and Chief Executive officer

Attest:
Richard W. Ogden, Treasurer

IN WITNESS WHERE OF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

RIVERVIEW FINANCIAL CORPORATION

By:
Kirk D. Fox, Chief Executive Officer

Attest:
Brett D. Fulk, President

CBT FINANCIAL CORP.

By:
Michael J. Bibak, President and Chief Executive officer

Attest:
Richard W. Ogden, Treasurer

EXHIBIT A

PLAN OF MERGER OF

CBT BANK WITH AND INTO RIVERVIEW BANK

The following is the Plan of Merger approved and adopted by the respective Boards of Directors of CBT Bank (“CBT Bank”), a Pennsylvania-chartered bank and a wholly-owned subsidiary of CBT Financial Corp. (“CBT Financial”), and Riverview Bank (“Riverview Bank”), a Pennsylvania-chartered bank and wholly-owned subsidiary of Riverview Financial Corporation (“Riverview”). This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated April 19, 2017 (the “Holding Company Merger Agreement”) between Riverview and CBT Financial pursuant to which CBT Financial shall merge with and into Riverview Financial, and Riverview Financial will be the surviving corporation.

ARTICLE I—MERGER

1.1 On the Effective Date (as defined in Section 7 hereof, CBT Bank shall merge with and into Riverview Bank pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of CBT Bank shall cease and Riverview Bank shall be the resulting bank (hereinafter sometimes referred to as the “Resulting Bank”).

ARTICLE II—REQUIRED APPROVALS

2.1 Board of Directors’ Approval. The Plan of Merger has been unanimously approved by the members of the Board of Directors of CBT Bank and the members of the Board of Directors of Riverview Bank, respectively.

2.2 Shareholder Approvals. The Plan of Merger was approved and adopted by CBT Financial, as the sole shareholder of CBT Bank, at a meeting of CBT Financial’s Board of Directors duly called and held on April 19, 2017, and by Riverview Financial, as the sole shareholder of Riverview Bank, at a meeting of Riverview Financial’s Board of Directors duly called and held on April 19, 2017.

ARTICLE III—NAME

3.1 The name of the Resulting Bank, which shall operate as a wholly-owned subsidiary of Riverview Financial, shall be “Riverview Bank”.

ARTICLE IV—ARTICLES OF INCORPORATION

4.1 The Articles of Incorporation of the Resulting Bank shall be the Articles of Incorporation of Riverview Bank, as in effect immediately prior to the Effective Date.

ARTICLE V—BYLAWS

5.1 The Bylaws of the Resulting Bank shall be the Bylaws of Riverview Bank, as in effect immediately prior to the Effective Date.

ARTICLE VI—DIRECTORS AND OFFICERS

6.1 Effective as of the Effective Date, the Board of Directors of Riverview Bank shall consist of the Riverview Legacy Directors (as defined in the Holding Company Merger Agreement) and the CBT Legacy Financial Directors (as defined in the Holding Company Merger Agreement), each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of Riverview Bank. The officers of the Resulting Bank shall be the officers of Riverview Bank in office immediately prior to the Effective Date, with the addition of Michael J. Bibak, who shall be designated as the Chief Operating Officer of Riverview Bank as of the Effective Date. Each such officer shall serve until such time as his successor is duly elected and has qualified.

ARTICLE VII—EFFECTIVE DATE

7.1 The merger of CBT Bank with and into Riverview Bank shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by CBT Bank and Riverview Bank are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VIII—ASSUMPTION OF LIABILITIES

8.1 The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE IX—CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1 Conversion of Riverview Bank Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, par value $0.50 per share, of Riverview Bank shall continue to be issued and outstanding and be owned by Riverview Financial.

9.2 Cancellation of CBT Bank Common Stock. On the Effective Date, all of the shares of common stock, no par value, of CBT Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Resulting Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of CBT Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Resulting Bank.

ARTICLE X—MISCELLANEOUS

10.1 Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Agreement and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.

10.2 Counterparts Modifications, Successors, Headings.

(a) This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b) Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c) This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d) Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3 Governing Law. This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4 Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

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IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.

CBT BANK

By:
Name:	Michael J. Bibak
Title:	President and Chief Executive Officer

(BANK SEAL)

Attest:
Name:	Richard W. Ogden
Title:	Chief Financial Officer

RIVERVIEW BANK

By:
Name:	Kirk D. Fox
Title:	Chief Executive Officer

(BANK SEAL)

Attest:
Name:	Brett D. Fulk
Title:	President

EXHIBIT B-1

April 19, 2017

Board of Directors

Riverview Financial Corporation

200 Front Street

Marysville, PA 17053

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of CBT Financial Corp., a Pennsylvania corporation (“CST Financial”), in order to induce Riverview Financial Corporation, a Pennsylvania corporation (“Riverview”), to enter into the Agreement and Plan of Merger of even date herewith, executed by and between CBT Financial and Riverview (the “Agreement”), hereby represents, warrants and agrees as follows:

1.	Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of CBT Financial shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of CBT Financial beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of CBT Financial set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.

2.	Shareholder will vote, or cause to be voted, all of the Shares, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the CBT Financial shareholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until CBT Financial terminates the Agreement as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner.

3.	Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4.	Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares or any of Shareholder’s voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with Riverview in the form of this Agreement or such transfer as Riverview may otherwise permit in its sole discretion.

5.	Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, Riverview shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6.	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

7.	Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor rights and general equitable principles.

8.	Shareholder understands that the shares of Riverview Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the “1933 Act”), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of Riverview, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any Riverview Common Stock received in connection with the transactions contemplated by the Agreement (the “Merger”).

Accordingly, the Shareholder acknowledges, agrees and undertakes that he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the Riverview Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Riverview or under a “no-action” letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificates) representing the Riverview Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for Riverview will be instructed not to effect, or to record on the books of Riverview, any transfer of shares of Riverview Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

9.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

10.	Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.	Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

12.	It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of CBT Financial or any of its subsidiaries.

13.	This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.

[Signature Page to Follow]

Very truly yours,

Printed
Name:

Schedule 1

Name	Class of Shares	Number of Shares

Encumbrances

EXHIBIT B-2

April 19, 2017

Board of Directors

CBT Financial Corp.

11 N. Second Street

Clearfield, PA 16830

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Riverview Financial Corporation, a Pennsylvania corporation (“Riverview Financial”), in order to induce CBT Financial Corp., a Pennsylvania corporation (“CBT Financial”), to enter into the Agreement and Plan of Merger of even date herewith, executed by and between CBT Financial and Riverview Financial (the “Agreement”), hereby represents, warrants and agrees as follows:

1.	Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Riverview Financial shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Riverview Financial beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of Riverview Financial set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.

2.	Shareholder will vote, or cause to be voted, all of the Shares, in person or by proxy, (a) for approval of the proposed amendment of Riverview Financial’s Articles of Incorporation to increase its authorized common stock, and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the approval of such an amendment, unless and until Riverview Financial terminates the Agreement as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner.

3.	Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4.	Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares or any of Shareholder’s voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with Riverview in the form of this Agreement or such transfer as CBT Financial may otherwise permit in its sole discretion.

5.	Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, CBT Financial shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6.	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

7.	Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor rights and general equitable principles.

8.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

9.	Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.	Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

11.	It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Riverview Financial or any of its subsidiaries.

12.	This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.

[Signature Page Follows]

Very truly yours,

Printed
Name:

Schedule 1

Name	Class of Shares	Number of Shares

Encumbrances

April 19, 2017

Board of Directors

CBT Financial Corp.

11 N. Second Street

Clearfield, PA 16830

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Riverview Financial Corporation, a Pennsylvania corporation (“Riverview Financial”), in order to induce CBT Financial Corp., a Pennsylvania corporation (“CBT Financial”), to enter into the Agreement and Plan of Merger of even date herewith, executed by and between CBT Financial and Riverview Financial (the “Agreement”), hereby represents, warrants and agrees as follows:

1.	Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Riverview Financial shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Riverview Financial beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of Riverview Financial set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.

2.	Shareholder will vote, or cause to be voted, all of the Shares, in person or by proxy, (a) for approval of the proposed amendment of Riverview Financial’s Articles of Incorporation to increase its authorized common stock, and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the approval of such an amendment, unless and until Riverview Financial terminates the Agreement as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner.

3.	Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4.	Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares or any of Shareholder’s voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with Riverview in the form of this Agreement or such transfer as CBT Financial may otherwise permit in its sole discretion.

5.	Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, CBT Financial shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6.	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

7.	Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor rights and general equitable principles. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

9.	Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.	Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

11.	It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Riverview Financial or any of its subsidiaries.

12.	This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.

[Signature Page Follows]

Very truly yours,

Printed
Name:

Schedule 1

Name	Class of Shares	Number of Shares

Encumbrances

EXHIBIT C

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the             day of             , 2017 (“Effective Date”), by and among Riverview Financial Corporation (the “Corporation”), with offices at 3901 N. Front Street, Harrisburg, PA 17110, Riverview Bank (the “Bank”), with offices at 200 Front Street, PO Box B, Marysville, Pennsylvania, 17053, and Michael J. Bibak, a Pennsylvania resident (hereinafter referred to as “Executive”).

Background

The Corporation and the Bank, which is a wholly owned subsidiary of the Corporation, desire to employ Executive, and Executive desires to be employed by the Corporation and the Bank, as the chief operating officer of the Corporation and the Bank. The parties wish to enter into this employment agreement to memorialize the terms and conditions of Executive’s employment as chief operating officer.

NOW THEREFORE, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	POSITION; DUTIES; TERM

1.1.	Position. The Bank hereby employs the Executive as chief operating officer, and the Executive hereby accepts this employment and agrees to render such services to the Bank on the terms and conditions as set forth in this Agreement.

1.2.	Duties. During the Term, the Executive shall perform such duties for the Bank and Corporation as are consistent with Executive’s title and as are assigned to Executive by the Bank’s Board of Directors, Chief Executive Officer (“CEO”) or President. The Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board. The Executive will be permitted to act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

1.3.	Term.

a.	The term of this Agreement shall begin on the effective date of the Agreement and Plan of Merger, entered into between CBT Financial Corporation and the Corporation, dated , 2017 (the “Effective Date”) and shall end on the second anniversary of the Effective Date (the “Initial Term”). If the Agreement and Plan of Merger is terminated for any reason, this Agreement shall simultaneously terminate.

b.	The Initial Term shall be automatically extended for successive additional one year periods on each anniversary of the Effective Date, unless either party provides written notice to the other of its intention not to extend the term at least 90 days prior to the applicable renewal date (as so extended, the “Term”) subject, in all cases, to earlier termination as provided by this Agreement.

2.	COMPENSATION AND BENEFITS

2.1.	Base Salary. The Bank will compensate the Executive for the Executive’s services during the Term at a minimum annual base salary of $300,000 per year, effective through December 31, 2018 (the “Base

Salary”), payable at the same times as salaries are payable to other executive employees. After December 31, 2018, the Bank may, from time to time, increase the Executive’s Base Salary, and any and all such changes shall be deemed to constitute amendments to this Section to reflect the revised amount.

2.2.	Bonus. Starting with fiscal year 2018, the Executive shall be entitled to participate in an annual bonus plan which shall provide Executive with the opportunity to earn additional compensation based upon achievement of corporate budget goals as well as individual performance, such bonus plan to be as offered and approved annually by the Corporation’s Board of Directors.

2.3.	Employee Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plan of the Bank relating to pension, profit-sharing or other retirement benefits and health or medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees, subject to the terms and conditions specified in such plans. Executive will be entitled to the use of a Company provided vehicle, with a maximum purchase price of $ , and shall be entitled to paid time off of a minimum of twenty-five (25) days each year of the Initial Term and any subsequent Term, which shall not carry over to the following year. If the Corporation requires Employee to relocate, the Corporation shall reimburse Employee for the cost of hiring a moving company.

2.4.	Stock Based Compensation. The Executive shall be entitled to participate in any equity gran program approved by the Board of Directors on such terms as shall be determined by the Board and subject to the terms of any associated plan.

3.	COMPETITIVE ACTIVITIES

3.1.	Restrictive Covenants. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during the Term of this Agreement, and for a period of twelve (12) months from the last day of Executive’s employment, regardless of the reason for termination of this Agreement or Executive’s employment, the Executive shall not, except as otherwise permitted in writing by the Bank:

a.	be engaged, directly or indirectly, either for Executive’s own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Term in any county in which, at any time during the Term or as of the date of the Executive’s termination, a branch, office or other facility of the Corporation or the Bank is located, and any county contiguous thereto (“Non-Competition Area”);

b.	provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Term, in the Non-Competition Area;

c.	directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within the one (1) year period prior to the Executive’s termination of employment, to become a customer or referral source of a person or entity which competes with the Corporation, the Bank or their subsidiaries or affiliates; or

d.	directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within the two (2) year period prior to the Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries or affiliates.

3.2.	Protection of Trade Secrets and Confidential Information.

a.	The Executive shall not, during Executive’s Employment or at any time thereafter, except in the regular course of Executive’s services for the Bank or the Corporation, disclose or use for the Executive’s direct or indirect benefit, the direct or indirect benefit of any third party, or for any other purpose any Confidential Information or any trade secrets learned or obtained by him/her while employed by the Bank and the Corporation. As used herein, the term “Confidential Information” means information disclosed to the Executive or known by him/her as a consequence of or through Executive’s employment with the Bank and the Corporation and not generally known in the industry in which the Bank and the Corporation are engaged and which in any way relates to the Bank’s or the Corporation’s software, including but not limited to algorithms, interfaces, data structures or software, whether in source or object form; and the Bank’s and the Corporation’s products, processes, services, inventions (whether or not such inventions are patentable), formulas, techniques or know how, including, but not limited to, books of business, customer and client lists, customer and client contact information, customer and client preference information, referral lists and contact information; and information relating to research, development, purchasing, accounting, marketing, business development, merchandising and selling, financial records, sales records and data, historical volumes, and competitive sales and marketing outreach strategies, and trade secrets as defined by Pennsylvania law or the federal Defend Trade Secrets Act.

b.	Notwithstanding the foregoing non-disclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.3.	Remedies.

a.	Equitable Relief. The Executive acknowledges and agrees that in the event that the Executive breaches any of the covenants in Section 3, the Bank and the Corporation will suffer immediate and irreparable harm and injury for which the Bank and the Corporation will have no adequate remedy at law. Accordingly, in the event that the Executive breaches any of the covenants in Section 3, the Bank and the Corporation shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance without the posting of a bond. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Bank and the Corporation under Pennsylvania law and the federal Defend Trade Secrets Act.

b.	Attorney’s Fees and Expenses. In addition to the other remedies stated in this Subsection 3.3 to which the Bank and the Corporation may be entitled, Executive shall pay the Bank and the Corporation the amount of any attorneys’ fees and any other expenses incurred by the them incident to their maintenance of any successful action to enforce their rights under Section 3.

c.	Tolling of Period. In the event that the Executive shall breach any of the covenants in Section 3, then the restrictive periods specified in Section 3 shall be tolled during the period of such breach and shall only resume after all breaches by the Executive of Section 3 have ceased.

d.

Judicial Cure. All disputes regarding the validity and scope of, and actions to enforce, the restrictive covenants and provisions in Section 3 may be submitted to either a court of competent jurisdiction located in the Commonwealth of Pennsylvania, or submitted for resolution in the city where the Corporation’s primary office is located, to the American Arbitration Association in accordance with Section 6, below, at the Bank’s and the Corporation’s election. It is expressly understood and agreed that, although the Executive and the Corporation and the Bank consider the restrictions contained in Section 3 to be reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in Section 3 is an unreasonable or otherwise unenforceable against the Executive, the provisions of Section 3 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

4.	TERMINATION. Notwithstanding Section 1.3, Executive’s employment may be terminated prior to the end of the Term. Upon termination of Executive’s employment prior to the end of the Term, Executive’s right to compensation and other benefits under this agreement shall be exclusively as stated in this Section 4. However, Executive’s obligations under the restrictive covenants and non-disclosure provisions set forth in Section 3 will continue regardless of the reason(s) for Executive’s termination, whether for Cause or otherwise, and survive the termination of Executive’s employment under this Agreement.

4.1.	Termination for Cause or Without Good Reason. Upon termination of the Executive’s employment by the Bank for Cause, or by the Executive without Good Reason, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that Bank shall pay to Executive the unpaid portion, if any, of Executive’s Base Salary through the effective date of termination on a pro-rata basis. For purposes of this agreement “Cause” includes:

a.	the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

b.	the Executive’s willful failure to follow the lawful instructions of the President, CEO, Board of Directors or their designee;

c.	the Executive’s willful or repeated failure to perform the Executive’s duties;

d.	the Executive’s material violation of this Agreement, including but not limited to the Executive’s breach or threatened breach of Executive’s obligations set forth in the restrictive covenants or non-disclosure provisions in Section 3;

e.	dishonesty or gross negligence of the Executive in the performance of Executive’s duties;

f.	conduct on the part of the Executive that brings public discredit to the Corporation or the Bank;

g.	the Executive’s breach of fiduciary duty involving personal gain;

h.	the Executive’s violation of any law, rule or regulation governing banks or bank officers or if any final cease and desist order is issued by a bank regulatory authority against Executive;

i.	the Executive’s theft or abuse of the Corporation or the Bank’s property or the property of customers, employees, contractors, vendors or business associates of the Corporation or the Bank; or

j.	any final removal or prohibition order to which the Executive is subject, by a federal or state governmental agency.

4.2.	Termination for Good Reason.

a.

If a Change in Control occurs and, concurrently therewith or within two years thereafter, and in any case, during the term of this Agreement, an event constituting Good Reason also occurs with respect to the Executive, Executive may terminate this Agreement for Good Reason if the Bank, after 30 days’ written notice from Executive specifying the events constituting Good Reason, fails to cure the events constituting Good Reason. “Good Reason” shall mean: (i) the assignment to the Executive of duties materially inconsistent with the Executive’s position immediately prior to the

Change in Control; (ii) a material reduction in salary or benefits, unless such occurs by reason of a reduction or change in such benefits for employees generally of the Bank or of the corporation which is the acquiring, resulting or successor corporation in the Change in Control (or an affiliate thereof); (iii) a reassignment which assigns full-time employment duties to Executive at a location that is more than fifty (50) miles from the location of Executive’s primary office location as of the date of the Change in Control without the Executive’s consent, or (iv) any other material breach or default by Bank or Corporation under any term or provision of this Agreement.

b.	If Bank fails to cure the events constituting Good Reason, the Executive may, within 90 days of the date Executive gave the Bank written notice thereof, resign from employment by a notice in writing (“Notice of Termination”) delivered to the Bank, whereupon the Executive will become entitled to the payments described in Section 4.2(c).

c.	Upon termination of Executive’s employment for Good Reason following a Change in Control in compliance with this Section 4.2, and provided Executive executes a general release of claims in a form acceptable to the Bank and Corporation (the “General Release”), the Bank shall pay Executive an amount equal to two times the sum of (i) the Base Salary in effect as of the effective date of termination; and (ii) the highest bonus paid to executive in the prior two fiscal years, which amount, less applicable taxes and withholding, shall be payable in twelve (12) equal monthly installments. The Executive shall return the executed release agreement to the Bank within 45 days (or such shorter period as may be specified in writing in the release agreement) after the Executive’s separation from service, as defined in Code Section 409A, failing which, any benefit otherwise payable to the Executive under this Agreement shall be forfeited. The amount of any benefit to which the Executive is entitled hereunder will be paid to the Executive commencing 90 days following the date of the Executive’s termination of employment; provided, however, that if, as of the date of the Executive’s termination, the possibility would otherwise exist that the payment date for the benefit could occur in either of two years (the year of employment termination or in the following year), the payment will commence in the following year.

4.3.	Death. This Agreement shall terminate automatically upon Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such termination, except that the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of Executive’s Base Salary through date of death.

4.4.	Disability. If the Executive becomes Disabled, the Bank shall have the option to terminate this Agreement by giving thirty (30) days’ written notice of termination to the Executive; provided, however, that Executive shall continue to be eligible for benefits under the Bank’s long term disability insurance plan, if any. During any period in which Executive is Disabled, Executive’s Base Salary shall be reduced, dollar for dollar, by the amount payable to Executive under any disability plan of the Bank. Upon termination of Executive’s employment for Disability, the Bank shall pay Executive the unpaid portion, if any, of Executive’s Base Salary through the effective date of termination, less any amounts payable to Executive under any disability plan of the Bank for that period. As used in this Agreement, the term “Disability” means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the essential duties required of the Executive by the Executive’s position with the Bank at that time, notwithstanding reasonable accommodation, for a period of six (6) consecutive months. The Executive will also be deemed disabled if the Social Security Administration has determined that he/she is disabled or if a carrier of any group disability insurance policy provided by the Bank or made available by the Bank to its employees and covering the Executive determines that he/she is disabled provided that the policy’s definition of disability complies with the definition of disability under Code Section 409A.

4.5.

Without Cause. If the Executive’s employment is terminated by the Bank for any reason other than for Cause or Disability, and provided Executive executes a General Release, then the Executive shall be entitled to an amount equal to the Executive’s Base Salary for the remainder of the then-current term of this Agreement, less applicable taxes and withholding, payable in twelve (12) equal monthly installments beginning within thirty (30) days following the later of Executive’s separation from service, as defined in Code Section 409A, or Executive’s execution of such a General Release.

4.6.	Change in Control Defined. As used in this Agreement, the term “Change in Control” means any of the following:

a.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) other than a subsidiary of Riverview or an employee benefit plan of Riverview or a subsidiary of the Bank (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act, whether or not such rule then applies to Riverview), directly or indirectly of securities of Riverview or the Bank representing more than 25% of the combined voting power of Riverview’s or the Bank’s then outstanding securities;

b.	the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of Riverview or of the Bank to an entity which is not a direct or indirect subsidiary of either Riverview or the Bank;

c.	the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving Riverview or the Bank, unless (A) the shareholders of Riverview immediately prior to the consummation of any such transaction will initially own securities representing at least a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Riverview immediately prior to the consummation of such transaction will initially represent at least fifty percent (50%) of the directors of the surviving or resulting corporation;

d.	during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Riverview cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

e.	any other event which is at any time irrevocably designated as a “Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Riverview.

4.7.	Notice of Termination. Any termination of the Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail, return receipt requested, postage prepaid. For purposes of this Agreement, a “notice of termination” shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a date of termination.

4.8.	No Mitigation Obligation. The Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking employment or otherwise. The amount of payment or the benefit provided under this agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefit after the date of termination of employment.

5.	CODE SECTION 409A

5.1.	If, when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after the Executive’s separation from service, as defined in Code Section 409A, for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

5.2.	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and this payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

5.3.	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

5.4.	Notwithstanding the foregoing, no payment shall be made pursuant to Section 4 unless such termination of employment is a “separation of service” as defined in Code Section 409A.

6.	MISCELLANEOUS

6.1.	Amendment. This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by each of the parties hereto.

6.2.	Notice. All notices given or required to be given shall be in writing, sent by United States certified mail, return receipt requested, postage prepaid, to the Executive (or to the Executive’s spouse or estate upon the Executive’s death) at the Executive’s last known address, and to the Bank at its principal office. All such notices shall be effective when deposited in the mail in the manner specified in this Section. Either party by written notice may change or designate the place for receipt of all such notices.

6.3.	Successors. This Agreement shall inure to the benefit of and be binding upon the Executive, and, to the extent applicable, Executive’s heirs, assigns, executors, and personal representatives, and the Bank and the Corporation and their respective successors and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s or the Corporation’s assets and business, or with or into which the Bank or the Corporation may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

6.4.	Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, terms sheets, understandings and agreements.

6.5.	Applicable Law. This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law.

6.6.	Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

6.7.	Arbitration. Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except the question of the Executive’s Disability which is governed in

Section 4, and except for disputes concerning the validity, scope and enforcement of the restrictive covenants and non-disclosure provisions which are governed in Section 3), are to be submitted for resolution, in the city where the Corporations’ primary office is located, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Attest:	Riverview Financial Corporation

By:

Riverview Bank

By:

Executive:

By:

EXHIBIT C-1

Exhibit C-1

[Date]

[Officer]

[Home Address]

Re: Employment Letter

Dear [                     ]:

This letter has been prepared to express our mutual understanding regarding your employment with Riverview Bank (“Riverview Bank”) following the legal closing of the merger of CBT Financial Corp. (“CBT Financial”) with and into Riverview Financial Corporation (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of [date], by and between CBT Financial Corp. and Riverview Financial Corporation (the “Agreement”). You are currently party to a Change in Control Agreement, dated                     , by and between you and Clearfield Bank and Trust Company (the “CIC Agreement”). In exchange for the employment terms stated in this letter, upon the Closing Date (defined below), your CIC Agreement will be modified as stated herein.

1. Employment Status: Riverview Bank agrees to employ you as of the legal closing of the Merger (the “Closing Date”) on the terms and conditions set forth in this letter.

2. Position: Riverview Bank will employ you in the position of [                ] (the “Position”). In exchange for employment on the terms stated in this offer letter, and Riverview Bank’s agreement to honor your CIC Agreement in the event that you become entitled to any payment in accordance with the terms stated therein (as modified below), you agree that the CIC Agreement is hereby amended as follows, such that your acceptance of the Position and compensation provided for in this offer letter shall not constitute “Good Reason” for you to terminate your employment with Riverview Bank:

(a) Section 1(a) of the Agreement is deleted in its entirety and replaced with the following text: “1. Intentionally Deleted”.

(b) Section 3(a) of the CIC Agreement shall be deemed, for all purposes, to refer to the title and responsibilities stated in Sections 2 and 4 of this letter; and

(c) Section 3(b) of the CIC Agreement shall be deemed, for all purposes, to refer to the annual base compensation as stated in Section 5 of this letter.

(d) Section 5(b) of the CIC Agreement is deleted in its entirety and replaced with the following text: “This Agreement shall terminate with the expiration of the 90 day period beginning on the date that is 12 months after the Closing Date. The termination of this Agreement shall not constitute termination of your employment with or without Cause or a Good Reason for you to terminate your employment.”

3. Term: The term of your employment with Riverview Bank (the “Term”) shall begin on the Closing Date and shall continue through                 , or a different date that may be mutually agreed to by both you and an authorized officer of Riverview Bank. At the end of the Term, this letter agreement will terminate and be of no further force and effect. You will then be an employee-at-will of Riverview Bank, and the termination of this letter agreement and your status as an at-will employee shall not constitute a voluntary termination of your employment without Cause (as defined in the CIC Agreement) or a Good Reason for you to terminate your employment under the CIC Agreement.

4. Duties of Employee: You shall perform the duties and responsibilities that may be reasonably assigned to you in your performance of the Position by persons in authority at Riverview Bank, provided that Riverview Bank will not materially diminish your job responsibilities during the Term.

5. Compensation and Benefits: Your initial salary shall be $[x] annually and will be paid in accordance with the customary payroll practices of Riverview Bank. You will first be eligible in calendar year 2018 for merit increases to your salary in accordance with Riverview Bank’s normal performance review processes. In addition to your compensation described above, you shall be entitled to participate in the employee benefit plans and to receive such other benefits as are customarily afforded employees of Riverview Bank with comparable jobs.

6. Employee Performance: You shall use your best efforts to perform your assigned duties diligently, loyally, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by Riverview Bank with regard to your conduct and your access to and use of its property, equipment and facilities. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large, security provisions designed to protect property and the personal security of the employees of Riverview Bank, rules respecting attendance, punctuality, and hours of work, and rules and procedures designed to protect the confidentiality of proprietary information.

7. Termination of Employment:

(a) If (i) Riverview Bank terminates your employment without Cause (as defined in the CIC Agreement) or if you terminate your employment for Good Reason (as defined in the CIC Agreement) prior to the expiration of the 90 day period beginning on the date that is 12 months after the Closing Date (the “Expiration Date”), or (ii) you terminate your employment for any reason or for no reason during the 90-day period beginning on the date that is 12 months after the Closing Date, Riverview Bank will pay you the severance benefits under Section 2 of the CIC Agreement.

(b) After the Expiration Date, but before the expiration of the Term:

(i) If Riverview Bank terminates your employment without Cause (as defined in the CIC Agreement) or if you terminate your employment for Good Reason ((as defined in the CIC Agreement), Riverivew Bank will pay you severance benefits in the form of (1) a lump sum payment in an amount equal to your base salary pro-rated through the remainder of the Term, less all applicable taxes and withholdings; and (2) a lump sum payment reasonably estimated to be equal to the value of your health, medical and dental insurance coverage through the remainder of the Term, provided you execute and do not revoke the release agreement in Section 7(c), below. These payments will be made on Riverview Bank’s first payroll date following the expiration of the 7-day revocation period set forth in the release agreement.

(ii) If you terminate your employment for any other reason, or if Riverview terminates your employment for Cause, you will be entitled to be paid your salary through the last day you were employed and Riverview Bank will have no other obligation to you.

(c) In order to receive any severance benefit payments pursuant to this letter offer or benefits pursuant to your CIC Agreement, you must first enter into a release of all claims against Riverview Bank and its affiliates, whether past, present or future, in form and substance attached hereto as Exhibit A.

8. Miscellaneous Provisions:

(a) Your obligations under this letter are in addition to, and not in lieu of, your obligations under the employment policies of Riverview Bank. Subject to the foregoing sentence, this letter and the Exhibit A hereto and the CIC Agreement (as modified above), contain the entire and only agreement between Riverview Bank and you respecting the subject matter hereof.

(b) No modification, renewal, extension, waiver or termination of this letter or any of its provisions contained shall be binding upon you or Riverview Bank unless made in writing and signed by both you and an authorized officer of Riverview Bank. Any failure by Riverview Bank to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions.

(c) The section titles in this letter are for descriptive purposes only and the legal content is contained solely in the actual text. This letter shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws, and shall be deemed to be effective as of the first day of your employment by Riverview Bank.

(d) The terms of this letter shall be binding upon the parties and their respective heirs, successors and assigns.

[Signature Page Follows]

If you accept the terms of your employment as outlined in this offer letter, please sign where indicated below. I look forward to welcoming you to the Riverview Bank team.

Very truly yours,

Kirk D. Fox
Riverview Bank

[Officer’s name]

EXHIBIT D

AMENDED AND RESTATED BYLAWS

OF RIVERVIEW FINANCIAL CORPORATION

ARTICLE 1.

CORPORATION OFFICE

Section 1.1 The Corporation shall have and continuously maintain in Pennsylvania a registered office. The initial registered office shall be at 3rd and Market Streets, Halifax, Pennsylvania. The principal place of business of the Corporation may be, but need not be, the same as the registered office. The address of the registered office may be changed from time to time by the Board of Directors.

Section 1.2 The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE 2.

SHAREHOLDERS MEETINGS

Section 2.1 All meetings of the shareholders shall be held at the registered office of the Corporation or at such other place as may be fixed from time to time by the Board of Directors, and such meetings shall be held at such time as may be fixed from time to time by the Board of Directors.

Section 2.2 The Corporation shall hold an annual meeting of the shareholders at such date and time as the Board of Directors may select for the election by the shareholders of members of the Board of Directors and for the transaction of such other business as may properly be brought before the meeting.

Section 2.3 Special meetings of the shareholders may be called at any time as provided in the Corporation’s Articles of Incorporation. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty (60) days after the receipt of the request. If the Secretary refuses to fix the time of the meeting or neglects to fix the time of the meeting within thirty (30) days after the receipt of such a request, the person or persons making the request may issue the call at such meeting.

Section 2.4 Written notice of all shareholder meetings (other than adjourned meetings of shareholders), shall state the place, date, hour, the purpose thereof and shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these By-laws, to each shareholder entitled to vote thereat at such address as appears on the transfer books for shares of the Corporation.

Section 2.5 When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.

ARTICLE 3.

QUORUM OF SHAREHOLDERS

Section 3.1 The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter. A majority of the votes cast by the Shareholders present at the meeting in person or by proxy and entitled to vote thereon shall decide each matter submitted to the Shareholders, except where the vote of a different number of shares is required under the Articles of Incorporation, any other provision of these By-laws or by law or regulation. With respect to the election of directors, the candidates for election at a duly convened meeting of shareholders receiving the highest number of votes shall be elected.

Section 3.2 If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that those shareholders entitled to vote who attend a meeting of shareholders:

(1) At which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors;

(2) That has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

Section 3.3 At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

ARTICLE 4.

VOTING RIGHTS

Section 4.1 Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his name on the transfer books for shares of the Corporation on the record date fixed for the meeting.

Section 4.2 When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

Section 4.3 Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

ARTICLE 5.

PROXIES

Section 5.1 Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his duly authorized attorney in fact and filed with the Secretary of the Corporation.

Section 5.2 A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three (3) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

ARTICLE 6.

RECORD DATE

Section 6.1 The Board of Directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or distribution or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the transfer books for shares of the Corporation after any record date fixed as aforesaid.

Section 6.2 If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

ARTICLE 7.

VOTING LISTS

Section 7.1 The Secretary shall have charge of the transfer books for shares of the Corporation and shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

Section 7.2 Failure to comply with the requirements of Section 7.1 shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

ARTICLE 8.

JUDGES OF ELECTION

Section 8.1 In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, from among the shareholders, to act at the meeting or any adjournment thereof. The number of judges shall be one (1) or three (3). A person who is a candidate for office to be filled at the meeting shall not act as a judge. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting.

Section 8.2 In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

Section 8.3 The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

Section 8.4 On request of the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

ARTICLE 9.

DIRECTORS

Section 9.1 Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors, except that no person shall be nominated who shall have attained the age of seventy (70) on or before the annual meeting at which directors are to be elected. Except for the initial directors of the Corporation, no person shall serve as a Director who beneficially owns less than 2,000 shares of common stock of the Corporation. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation’s then existing Board of Directors) shall so notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder:

(a) the name and address of each proposed nominee;

(b) the age of each proposed nominee;

(c) the principal occupation and address of the place of business of each proposed nominee;

(d) the number of shares of the Corporation owned by each proposed nominee;

(e) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f) the name and residence address of the notifying shareholder; and

(g) the number of shares of the Corporation owned by the notifying shareholder.

Any nomination for director not made in accordance with this Section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

Section 9.2 The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which these By-laws may specify or if, within sixty (60) days or such other time as these By-laws may specify after notice of his selection, he does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these By-laws may specify.

Section 9.3 Upon application of any shareholder or director, a court of competent jurisdiction may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to the Corporation, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. The Corporation shall be made a party to the action and, as a prerequisite to the maintenance of an action under this Section 9.5, a shareholder shall comply with Section 1782 of the Business Corporation Law of 1988, and any amendments or supplements thereto.

Section 9.4 The Board of Directors may appoint a person who previously held the position of Director to be a Director Emeritus. A Director Emeritus may attend meetings of the Board of Directors and shall have such other rights and privileges as may be determined from time to time by resolution of the Board of Directors, but shall have no vote.

ARTICLE 10.

VACANCIES ONBOARD OF DIRECTORS

Section 10.1 Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.

ARTICLE 11.

POWERS OF BOARD OF DIRECTORS

Section 11.1 The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised and done by the shareholders.

Section 11.2 A director shall stand in a fiduciary relation to the Corporation and shall perform his duties as a director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a) One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(b) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; and/or

(c) A committee of the Board of Directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

In assessing whether the standard set forth herein has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director.

Section 11.3 A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter• is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the Secretary of the Corporation before the adjournment thereof or transmits the dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 11.3 shall bar a director from asserting that minutes of any meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the Secretary of the Corporation, in writing, of the asserted omission or inaccuracy.

Section 11.4 Action by the board of directors on any of the following matters shall not be deemed approved unless at least 60% of all members of the board of directors have voted in favor of such action:

(a)	Approval of any transaction in which the Corporation merges with a third party, whether or not the Corporation is the surviving entity in such transaction;

(b)	Approval of dividends;

(c)	Termination or nonrenewal of any written employment agreement of the Corporation or any subsidiary;

(d)	Sale or closure of any branch of any banking subsidiary of the Corporation;

(e)	Opening any full service or limited production office of any banking subsidiary of the Corporation;

(f)	Moving the legal headquarters of the Corporation; or

(g)	Moving the legal headquarters of Riverview Bank.

ARTICLE 12.

COMMITTEES OF THE BOARD OF DIRECTORS

Section 12.1 The Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in these By-laws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

(a) The submission to shareholders of any action requiring approval of shareholders under applicable law, the Articles of Incorporation or these By-laws.

(b) The creation or filling of vacancies in the Board of Directors.

(c) The adoption, amendment or repeal of these By-laws.

(d) The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

(e) Action on matters committed by these By-laws or resolution of the Board of Directors to another committee of the Board of Directors.

Section 12.2 The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

Section 12.3 Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors. The term “Board of Directors,” when used in any provision of this Article 12 relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of this Article 12 relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee pursuant to this Article 12.

ARTICLE 13.

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1 An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2 Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3 Special meetings of the Board of Directors may be called by the President or CEO on one (1) day’s notice to each director, either personally or in the manner set forth under Article 32 hereof, special meetings shall be called by the CEO or the President in like manner and on like notice upon the written request of three (3) directors.

Section 13.4 At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these By-laws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

ARTICLE 14.

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1 Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the Corporation.

ARTICLE 15.

COMPENSATION OF DIRECTORS

Section 15.1 Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE 16.

OFFICERS

Section 16.1 The officers of the Corporation shall be elected by the Board of Directors at its organizational meeting and shall be a President, a Chief Executive Officer, a Chairman of the Board, a Secretary and Treasurer. The Board of Directors may elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors.

Section 16.2 The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

Section 16.3 Each officer shall hold office for a term of one year and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation. The Corporation may secure the fidelity of any or all of the officers by bond or otherwise.

Section 16.4 Any officer or agent of the Corporation may be removed by the Board of Directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 16.5 An officer shall perform his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his duties shall not be liable by reason of having been an officer of the Corporation.

ARTICLE 17.

THE CHAIRMAN AND VICE CHAIRMAN OF THE BOARD

Section 17.1 Board of Directors shall appoint one of its members to be the Chairman of the Board. He shall preside at all meetings of the shareholders and directors, shall supervise the carrying out of the policies adopted or approved by the Board, shall have general executory powers in addition to those specific powers conferred by these By-laws and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 17.2 The Board of Directors shall also appoint one of its members to be the Vice Chairman of the Board. The Vice Chairman shall perform the duties of the Chairman whenever the Chairman is not available to perform those duties.

ARTICLE 18.

THE PRESIDENT AND THE CHIEF EXECUTIVE OFFICER

Section 18.1 The Board of Directors shall appoint a President and a Chief Executive Officer (“CEO”) who may, but need not be, the same person. The President and CEO shall each be charged with supervising and carrying out the policies adopted or approved by the Board of Directors; shall have general and active management of the business of the Corporation in cooperation with one another and as specifically assigned by the Board, and shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on any particular officer or officers of the Corporation. The President or the CEO shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President and the CEO shall have general executory powers in addition to those specific powers conferred by these By-laws and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to such officer by the Board of Directors. In the absence or incapacity of the Vice Chairman of the Board, the President or CEO shall preside at meetings of the shareholders.

ARTICLE 19.

THE VICE PRESIDENT

Section 19.1 The Vice President or, if more than one, the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the CEO and the President, exercise all powers and perform the duties of the CEO and the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these By-laws or as shall be determined by the Board of Directors, the CEO or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as “executive,” “senior,” or by departmental or functional classification.

ARTICLE 20.

THE SECRETARY

Section 20.1 The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one or more minute books kept for that purpose, shall attend to the giving of all notices required by these By-laws to be given, and shall perform the duties customarily performed by the secretary of a corporation and such other duties as may be assigned to him by the Board of Directors, the CEO or the President.

ARTICLE 21.

THE TREASURER

Section 21.1 The Treasurer shall have the custody of the corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall perform such other duties as may be assigned to him by the Board of Directors, the CEO or the President. He shall give bond in such sum and with such surety as the Board of Directors may from time to time direct.

ARTICLE 22.

ASSISTANT OFFICERS

Section 22.1 Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the CEO, the President, the Chairman of the Board or the officer to whom he is assistant may from time to time assign him. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

ARTICLE 23.

INDEMNIFICATION

Section 23.1 The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 23.2 The Corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 23.3 To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 23.1 (relating to third party actions) or 23.2 (relating to derivative actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 23.4 Unless ordered by a court, any indemnification under Section 23.1 (relating to third party actions) or Section 23.2 (relating to derivative actions) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(b) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(c) by the shareholders.

Section 23.5 Expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in this Article 23 may be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 23 or otherwise.

Section 23.6

(a) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article 23 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Section 23.6 or otherwise.

(b) Indemnification pursuant to subsection (a) of this Section 23.6 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

(c) Indemnification pursuant to subsection (a) of this Section 23.6 under any By-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the Corporation would have the power to indemnify the person under any other provision of law except as provided in Section 23.6 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Corporation.

Section 23.7 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article 23.

Section 23.8 For the purpose of this Article 23, references to the “Corporation” include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person. who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 23 with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

Section 23.9 For purposes of this Article 23:

(a) References to “other enterprises” shall include employee benefit plans and references to “serving at the request of the Corporation” shall include any service as a representative of the Corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries.

(b) Excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed “fines.”

(c) Action with respect to an employee benefit plan taken or omitted in good faith by a representative of the Corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the Corporation.

Section 23.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Corporation and shall inure to the benefit of the heirs and personal representative of that person.

ARTICLE 24.

SHARE CERTIFICATES

Section 24.1 The share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the Chairman of the Board, the CEO or the President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Section 24.2 Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class shall be identical. Notwithstanding anything herein to the contrary, the provisions of Section 24.1 shall not apply to uncertificated shares and, in lieu thereof, the Board of Directors shall adopt alternative procedures for registration of transfers.

ARTICLE 25.

TRANSFER OF SHARES

Section 25.1 Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the transfer books for shares of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

ARTICLE 26.

LOST CERTIFICATES

Section 26.1 Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

ARTICLE 27.

DIVIDENDS

Section 27.1 The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, so long as any dividend shall not be in violation of law and the Articles of Incorporation.

Section 27.2 Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

ARTICLE 28.

FINANCIAL REPORT TO SHAREHOLDERS

Section 28.1 The Chairman of the Board, the CEO, the President and the Board of Directors shall present prior to each annual meeting of the shareholders a full and complete statement of the business and affairs of the Corporation for the preceding year.

ARTICLE 29.

INSTRUMENTS

Section 29.1 Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the Corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the Chairman of the Board, the CEO, the President or the Vice President and Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation.

Section 29.2 The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the Corporation of any instrument or other document.

ARTICLE 30.

FISCAL YEAR

Section 30.1 The fiscal year of the Corporation shall be the calendar year.

ARTICLE 31.

SEAL

Section 31.1 The CEO, the President, the Treasurer, the Secretary and any Assistant Treasurer or Assistant Secretary, or any other officer designated by the Board of Directors, shall have the authority to affix the corporate seal to any document requiring such seal and to attest the same. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.” Such seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

ARTICLE 32.

NOTICES AND WAIVERS THEREOF

Section 32.1 Whenever written notice is required to be given to any person under the provisions of applicable law, by the Articles of Incorporation or of these By-laws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer-back received) or courier service, charges prepaid, or by telecopier, or electronically if such person has given prior consent to receipt of notice in such form, or to his address (or to his telex, TWX, telecopier or telephone number) appearing on the books of the Corporation or, in the case of directors, supplied by him to the Corporation for the purpose of notice. If the notice if sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of these By-laws.

Section 32.2 Whenever any written notice is required to be given under the provisions of applicable law, the Articles of Incorporation or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Except as otherwise required by these By-laws, neither the business to be transacted at, nor the purpose of a meeting need be specified in the waiver of notice of the meeting. In the case of a special meeting of shareholders, the waiver of notice shall specify the general nature of the business to be transacted.

Section 32.3 Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 32.4 Whenever any notice or communication is required to be given to any person under the provisions of applicable law, the Articles of Incorporation, these By-laws, the terms of any agreement and any other instrument or as a condition precedent to taking any corporate action, and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required and there shall be no duty to apply for a license or other permission to do so. Any action or meeting that is taken or held without notice or communication to that person shall have the same validity as if the notice or communication had been duly given. If the action taken is such as to require the filing of any document with respect thereto under any provision of law or any agreement or other instrument, it shall be sufficient, if such is the fact and if notice or communication in required, to state therein that notice or communication was given to all persons entitled to receive notice or communication except persons with whom communication was unlawful.

Section 32.5 Section 32.4 shall also be applicable to any shareholder with whom the Corporation has been unable to communicate for more than twenty-four (24) consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, Section 32.4 shall cease to be applicable to the shareholder under this Section 32.5.

ARTICLE 33.

EMERGENCIES

Section 33.1 The Board of Directors may adopt emergency By-laws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any different provisions of law, of the Articles of Incorporation or of these By-laws, be effective during any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board of Directors cannot readily be assembled. The emergency By-laws may make any provision that may be appropriate for the circumstances of the emergency including, procedures for calling meetings of the Board of Directors, quorum requirements for meetings and procedures for designating additional or substitute directors.

Section 33.2 The Board of Directors, either before or during any emergency, may provide, and from time to time modify, lines of succession in the event that during the emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties and may, effective in the emergency, change the head offices or designate several alternative head offices or regional offices of the Corporation or authorize the officers to do so.

Section 33.3 A representative of the Corporation acting in accordance with any emergency By-laws shall not be liable except for willful misconduct and shall not be liable for any action taken by him in good faith in an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the emergency or other By-laws then in effect.

Section 33.4 To the extent not inconsistent with any emergency By-laws so adopted, the By-laws of the Corporation shall remain in effect during any emergency and, upon its termination, the emergency By-laws shall cease to be effective.

Section 33.5 Unless otherwise provided in emergency By-laws, notice of any meeting of the Board of Directors during an emergency shall be given only to those directors to whom it is feasible to reach at the time and by such means as are feasible at the time, including publication, radio or television.

ARTICLE 34.

AMENDMENTS

Section 34.1 These By-laws may be altered, amended or repealed by the affirmative of at least 60% of the whole number of directors, subject to the power of the shareholders to alter or repeal the Bylaws made or altered by the Board of Directors.

ANNEX B

FAIRNESS OPINION OF BOENNING & SCATTERGOOD, INC.

B-1

4 Tower Bridge  ●  200 Barr Harbor Drive  ●  West Conshohocken  ●  PA 19428-2979

phone (610) 832-1212  ●  fax (610) 832-5301  ●  www.boenninginc.com  ●  Member FINRA/SIPC

April 19, 2017

Board of Directors

CBT Financial Corp.

11 North Second Street

Clearfield, PA 16830

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding common stock, no par value (the “Company Common Shares”), of CBT Financial Corp. (“CBT”) of the Conversion Ratio (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) of CBT with and into Riverview Financial Corporation (“RFC”), as set forth in the Agreement and Plan of Merger dated April 19, 2017, by and between CBT and RFC (the “Merger Agreement”). As detailed in the Merger Agreement, CBT will merge with and into RFC, and each Company Common Share issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Company Common Shares that are either issued and held in treasury by CBT or issued and held by RFC or its subsidiaries) will be converted into the right to receive 2.86 (the “Conversion Ratio”) shares of RFC common stock, no par value.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of RFC and CBT and reviewed certain internal financial analyses and forecasts prepared by the respective management teams of RFC and CBT; (ii) reviewed the Merger Agreement; (iii) reviewed and analyzed the stock performance and trading history of RFC and CBT; (iv) studied and analyzed the consolidated financial and operating data of RFC and CBT; (v) reviewed the pro forma financial impact of the Proposed Merger on RFC, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of RFC and CBT; (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions; (vii) met and/or communicated with certain members of each of RFC’s and CBT’s senior management to discuss their respective operations, historical financial statements and future prospects; and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by RFC, CBT, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of RFC and CBT, including financial statements and financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning RFC or CBT nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the respective management teams of RFC and CBT as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of RFC or CBT, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

Board of Directors

CBT Financial Corp.

April 19, 2017

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of RFC and CBT, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgment of the respective management teams of RFC and CBT as to their most likely future performance. We have further relied on the assurances of the respective management teams of RFC and CBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of RFC and CBT is adequate to cover such losses; we have not reviewed loans or credit files of RFC or CBT. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Proposed Merger will qualify as a tax free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the respective management teams of RFC and CBT, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger or the other business strategies that CBT’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of CBT’s Board of Directors to proceed with the Proposed Merger. We were not asked to and did not solicit or explore other strategic alternatives to the Proposed Merger. We are expressing no opinion as to the prices at which RFC’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that CBT has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of CBT’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of CBT in connection with the Proposed Merger or a recommendation to any shareholder of CBT as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by RFC in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including mergers,

Board of Directors

CBT Financial Corp.

April 19, 2017

acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, RFC, CBT, and/or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of RFC or CBT for our own account and/or for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as CBT’s financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. CBT has also agreed to indemnify us against certain liabilities that may arise out of our engagement.

Boenning & Scattergood, Inc., received customary fees and expense reimbursement from CBT in September 2015 for providing investment banking services related to a private placement of CBT common stock.

Except for the arrangements between Boenning & Scattergood, Inc. and CBT described in the preceding paragraph, Boenning & Scattergood, Inc. has not had any material relationship with CBT or RFC during the past two years nor did it receive or expect to receive any material compensation from CBT or RFC during the past two years. Boenning & Scattergood, Inc. may provide services to RFC in the future (and/or to CBT if the Proposed Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Ratio and the merger consideration resulting therefrom to be received by the holders of the Company Common Shares is fair, from a financial point of view, to the holders of Company Common Shares.

Sincerely,

Boenning & Scattergood, Inc.

ANNEX C

DISSENTERS RIGHTS

(15 Pa.C.S. 1570-1580)

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576. Failure to comply with notice to demand payment, etc.

1577. Release of restrictions or payment for shares.

1578. Estimate by dissenter of fair value of shares.

1579. Valuation proceedings generally.

1580. Costs and expenses of valuation proceedings.

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii)	held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1)	effectuation of the proposed corporate action;

(2)	timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)	timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 23 of Riverview Financial’s bylaws provides indemnification of directors, officers and other agents of Riverview Financial and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 23.6 of Riverview Financial’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Section 23.7 of Riverview Financial’s bylaws, Riverview Financial maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Riverview Financial for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Riverview Financial.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Riverview Financial’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article 23 of the bylaws of Riverview Financial.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

See Exhibit Index

(d) Financial statement schedules: Not applicable.

(e) Reports, opinion or appraisals: The opinion of Boenning & Scattergood is included as Annex B to the proxy statement/prospectus.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Riverview Financial Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Harrisburg, Commonwealth of Pennsylvania, on June 29, 2017.

Riverview Financial Corporation

By:	/s/ Kirk D. Fox
Name: Kirk D. Fox
Title: Chief Executive Officer (Principal Executive Officer)

Each individual whose signature appears below hereby designates and appoints Brett D. Fulk and Kirk D. Fox, and each of them, any of whom may act without joinder of the others, as his or her true and lawful attorney-in-fact and agent (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and requests to accelerate the effectiveness of this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S 4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Albert Evans Albert Evans	Director	June 29, 2017

/s/ Kirk Fox Kirk Fox	Director, Chief Executive Officer (Principal Executive Officer)	June 29, 2017

/s/ Brett Fulk Brett Fulk	Director	June 29, 2017

/s/ Howard Greenawalt Howard Greenawalt	Director	June 29, 2017

/s/ Keith Hite Keith Hite	Director	June 29, 2017

/s/ David Hoover David Hoover	Director	June 29, 2017

/s/ Joseph Kerwin Joseph Kerwin	Director	June 29, 2017

/s/ Tim Resh Tim Resh	Director	June 29, 2017

/s/ John Schrantz John Schrantz	Director	June 29, 2017

/s/ Scott Seasock Scott Seasock	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2017

/s/ David Troutman David Troutman	Director	June 29, 2017

/s/ William Yaag William Yaag	Director	June 29, 2017

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 19, 2017, between Riverview Financial Corporation and CBT Financial Corp. (included as Annex A of the Proxy statement/Prospectus contained in this Registration Statement)

3.1	Articles of Incorporation of Riverview Financial (Incorporated by reference to Exhibit D of Annex A of Registration Statement No. 333-188193)

3.2	Bylaws of Riverview Financial (Incorporated by reference to Exhibit 3.1 of a Current Report on Form 8-K, filed March 17, 2017)

4.1	Form of Common Stock Certificate of Riverview Financial Corporation, incorporated by reference to Exhibit 4.1 to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on January 20, 2015.

5.1	Opinion of Barley Snyder, LLP as to the legality of the securities to be registered

8.1	Form of Opinion of Barley Snyder, LLP as to the tax consequences of the merger

8.2	Form of Opinion of Luse Gorman, PC as to the tax consequences of the merger

Executive Compensation

10.1	Amended and Restated Executive Employment Agreement of Kirk D. Fox (Incorporated by reference to Exhibit 10.2 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 (Registration Statement No. 333-153486) filed on April 10, 2009).

10.2	Second Amended and Restated Executive Employment Agreement of Kirk D. Fox, dated November 16, 2011 (Incorporated by reference to Exhibit 10.18 of Riverview’s Amendment No. 2 to Registration Statement on Form S-4 (Registration No. 333-188193) filed on April 29, 2013).

10.3	First Amendment to Second Amended and Restated Executive Employment Agreement of Kirk D. Fox adopted January 14, 2014.

10.4	Noncompetition Agreement of Kirk D. Fox, dated November 16, 2011 (Incorporated by reference to Exhibit 10.20 of Riverview’s Amendment No. 2 to Registration Statement on Form S-4 (Registration Statement No. 333-188193) filed on April 29, 2013).

10.5	Supplemental Executive Retirement Agreement Plan for Kirk D. Fox, dated March 29, 2007 (Incorporated by reference to Exhibit 10.2 to a Registration Statement on Form S-4 (Registration Statement No. 333-153486), filed with the Securities and Exchange Commission on October 20, 2008).

10.6	Amendment to Supplemental Executive Retirement Plan Agreement of Kirk D. Fox, dated June 18, 2008.

10.7	Second Amendment to the Supplemental Executive Retirement Agreement Plan Agreement for Kirk D. Fox, dated March 29, 2007, amended June 18, 2008 and entered into between Kirk D. Fox and Riverview National Bank on September 2, 2009 (Incorporated by reference to Exhibit 10.11 to Riverview’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 (Registration Statement No. 333-153486) as filed with the Securities and Exchange Commission on November 12, 2009).

10.8	Riverview National Bank Executive Deferred Compensation Agreement for Kirk D. Fox, dated June 30, 2010 (Incorporated by reference to Exhibit 99.1 to a Form 8-K filed July 1, 2010 by Riverview Financial’s predecessor (Commission File Number 333-153486).

10.9	First Amendment to the Executive Deferred Compensation Agreement of Kirk Fox (Incorporated by reference to Exhibit 10.13 of Riverview’s Form 10-Q (Registration Statement No. 333-153486) as filed with the Securities and Exchange Commission on November 10, 2011).

10.10	Second Amendment to the Riverview National Bank Executive Deferred Compensation Agreement dated June 30, 2010 for Kirk Fox, entered into January 4, 2013. (Incorporated by reference to Exhibit 10.24 (Registration Statement No. 333-188193), filed on April 29, 2013).

10.11	Amended and Restated Executive Deferred Compensation Agreement of Kirk D. Fox, adopted January 14, 2014.

10.12	Executive Deferred Compensation Agreement #2 of Kirk D. Fox adopted December 24, 2015.

10.13	Third Amendment to the Riverview National Bank Executive Deferred Compensation Agreement dated June 30, 2010 for Kirk D. Fox, entered into December 24, 2015.

10.14	Executive Employment Agreement of Brett D. Fulk, dated January 4, 2012 (Incorporated by reference to Exhibit 10.22 (Registration Statement No. 333-188193), filed on April 29, 2013).

10.15	First Amendment to Second Amended and Restated Executive Employment Agreement of Brett D. Fulk adopted January 9, 2014.

10.16	Supplemental Executive Retirement Plan Agreement for Brett Fulk, dated January 6, 2012 (Incorporated by reference to Exhibit 10.23 (Registration Statement No. 333-188193), filed on April 29, 2013).

10.17	Deferred Compensation Agreement of Brett Fulk, dated December 23, 2013. (Incorporated by reference to Exhibit 10.31 of Riverview’s Form 10-K (Registration Statement No. 333-201017) as filed with the Securities and Exchange Commission on March 31, 2014).

10.18	Executive Employment Agreement for Timothy E. Walters, dated October 30, 2014. (Incorporated by reference to Exhibit 10.29 to Registration Statement on Form S-4 (Registration Statement No. 333-201017) filed on December 17, 2014).

10.19	Employment Agreement of Scott A. Seasock. (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Registration Statement No. 333-201017) as filed with the Securities and Exchange Commission on August 3, 2016).

10.20	Employment Agreement of Theresa M. Wasko (Incorporated by reference to Exhibit 10.3 to Riverview’s Annual Report on Form 10-K (Registration Statement No. 333-153486) for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009).

10.21	Amendment to Employment Agreement of Theresa M. Wasko. (Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Registration Statement No. 333-201017) as filed with the Securities and Exchange Commission on August 3, 2016).

10.22	Form of Proposed Employment Agreement of Michael Bibak (Included as Exhibit C to Annex A of the Proxy Statement/Prospectus contained in this Registration Statement).

10.23	Amended and Restated Deferred Compensation Agreement of Robert Garst, dated June 22, 2015.

Director Compensation

10.24	Form of Director Deferred Fee Agreement for Kirk D. Fox (Incorporated by reference to Exhibit 10.7 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.25	First Amendment to the Director Deferred Compensation Agreement of Kirk Fox (Incorporated by reference to Exhibit 10.15 of Riverview’s Form 10-Q as filed with the Securities and Exchange Commission on November 10, 2011.)

10.26	Director Emeritus Agreements, effective November 2, 2011, of Directors Arthur M. Feld, James G. Ford, II, Kirk D. Fox, David W. Hoover, Joseph D. Kerwin and David A. Troutman (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on November 21, 2011.)

10.27	Director Emeritus Agreement, effective November 2, 2011, of Director James M. Lebo (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on November 28, 2011.)

10.28	Director Emeritus Agreements, effective November 2, 2011, of Directors R. Keith Hite and John M. Schrantz. (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on December 22, 2011.)

10.29	Director Deferred Fee Agreement of William Yaag, dated December 26, 2013. (Incorporated by reference to Exhibit 10.32 of Riverview’s Form 10-K as filed with the Securities and Exchange Commission on March 31, 2014.)

Plan Documents

10.30	Amended and restated 2009 Stock Option Plan (Incorporated by reference to Exhibit 99.3 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.31	Riverview Financial Corporation Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.33 of Riverview’s Form 10-K as filed with the Securities and Exchange Commission on March 31, 2014.)

Other Material Contracts

10.32	Confidential Separation Agreement of Robert Garst, dated June 23, 2015. (Incorporated by reference to Exhibit it 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on June 30, 2015.)

10.33	Stock Purchase Agreement. Incorporated by reference to Exhibit 10.2 to Riverview’s Current Report on Form 8-K (Registration No. 333-201017 filed January 18, 2017.)

10.34	Kirk Fox Waiver

10.35	Brett Fulk Waiver

21.1	Subsidiaries of Riverview Financial Corporation

23.1	Consent of Barley Snyder, LLP (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of Dixon Hughes Goodman LLP

23.3	Consent of Smith Elliot Kearns & Company, LLC

23.4	Consent of Crowe Horwath LLP

23.5	Consent of Luse Gorman (included in Exhibit 8.2 to this Registration Statement)

23.6	Consent of Boenning & Scattergood, Inc.

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy Card for Special Meeting of Shareholders of CBT Financial

99.2	Opinion of Boenning & Scattergood, Inc. (included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement)

99.3	Consent of Paula M. Cherry

99.4	Consent of Charles R. Johnston

99.5	Consent of Andrew J. Kohlhepp

99.6	Consent of Kevin D. McMillen

99.7	Consent of Marlene K. Sample

99.8	Consent of John G. Soult, Jr.

99.9	Consent of William E. Wood